Filed Pursuant to Rule 424(b)(3)
Registration Nos. 333-259707, 333-273536 and 333-273539

PROSPECTUS SUPPLEMENT No. 1
(to prospectuses dated October 5, 2023, October 5, 2023 and October 5, 2023)

GDEV Inc.

ORDINARY SHARES

WARRANTS TO PURCHASE ORDINARY SHARES

This prospectus supplement amends and supplements the prospectuses dated October 5, 2023, October 5, 2023 and October 5, 2023 (the “Prospectuses”) which form a part of our Registration Statements on Form F-1 (Registration Statement Nos. 333-259707, 333-273536 and 333-273539, respectively). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectuses with the information contained in our Annual Report on Form 20-F, filed with the Securities and Exchange Commission on April 29, 2024. Accordingly, we have attached the Form 20-F to this prospectus supplement and are updating the information under the heading “Experts” of each of the Prospectuses.

This prospectus supplement updates and supplements the information in the Prospectuses and is not complete without, and may not be delivered or utilized except in combination with, the Prospectuses, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectuses and if there is any inconsistency between the information in any of the Prospectuses and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our ordinary shares are listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “GDEV.” On April 26, 2024, the last reported sale price of our ordinary shares as reported on Nasdaq was $2.23 per share. Our warrants are listed on the Nasdaq under the symbol “GDEVW.” On April 26, 2024, the last reported sale price of our warrants as reported on Nasdaq was $0.08 per warrant.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” in each of the Prospectuses for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 29, 2024.

Experts

The consolidated financial statements of GDEV Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of KPMG Certified Auditors S.A., independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of GDEV Inc. as of December 31, 2021 and for the year ended December 31, 2021, have been included herein in reliance upon the report of JSC “Kept” (formerly, JSC “KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 20-F

(Mark One)☐REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2023

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from                      to

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

Commission file number: 001-40758

GDEV Inc.

(Exact name of registrant as specified in its charter)

Not applicable	British Virgin Islands
(Translation of Registrant’s name into English)	(Jurisdiction of incorporation or organization)

GDEV Inc.

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35725580040

(Address of principal executive offices)

Andrey Fadeev

Chief Executive Officer

GDEV Inc.

55, Griva Digeni

3101, Limassol

Cyprus

Telephone: +35725580040

(Name, Telephone, Email and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered, pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares	GDEV	The Nasdaq Global Market
Warrants	GDEVW	The Nasdaq Global Market

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital stock or common stock as of the close of the period covered by the annual report:             197,641,407             ordinary shares.

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.     Yes  ☐    No  ☒

Note—Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes  ☒     No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).     Yes  ☒     No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☒ Accelerated filer	☐ Non-accelerated filer	☒ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 13(a) of the Exchange Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report. ☐

If securities are registered pursuant to Section 12(b) of the Exchange Act, indicate by check mark whether the financial statements of the registrant included in the filing reflect the correction of an error to previously issued financial statements.  ☐

Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the registrant’s executive officers during the relevant recovery period pursuant to Rule 10D-1(b) under the Exchange Act.  ☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:

☐ U.S. GAAP	☒ International Financial Reporting Standards as issued by the International Accounting Standards Board	☐ Other

If “Other” has been checked in response to the previous question indicate by check mark which financial statement item the registrant has elected to follow.    Item 17  ☐    Item 18  ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Auditor Name: KPMG Certified Auditors S.A.	Auditor Location: Athens, Greece	Auditor Firm ID: 1084

i

ii

ABOUT THIS ANNUAL REPORT

Except where the context otherwise requires or where otherwise indicated in this Annual Report, all references to the “Company,” the “Group,” “we,” “us” or “our” refer to GDEV Inc., together with its consolidated subsidiaries as a consolidated entity, and references to the “Issuer” refer to GDEV Inc. as a standalone company.

All references in this Annual Report to “dollar,” “USD,” “US$” or “$” refer to U.S. dollars and the terms “€” or “euro” refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

SELECTED DEFINITIONS

The following terms used in this Annual Report are defined below, unless the context otherwise requires:

“2021 ESOP” means the Company’s 2021 Employee Stock Option Plan adopted by the Company’s board of directors on November 16, 2021.

“Business Combination Agreement” means the Business Combination Agreement, dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among Kismet, the Issuer, the Sponsor, solely in its capacity as Kismet’s representative, Nexters Global, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of Nexters Global party thereto.

“BVI” means British Virgin Islands.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“cohort” means a group of users or players who share common characteristics. In the context of user cohort analysis, it is usually used in respect of the group of players with a similar acquisition date.

“Companies Act” means the BVI Business Companies Act, 2004 (as amended).

“Company” means GDEV Inc. (formerly, Nexters Inc.), a British Virgin Islands business company, and its consolidated subsidiaries.

“Company Shareholders” means the shareholders of Nexters Global prior to the closing of the Transactions.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“GDEV” means GDEV Inc. (formerly, Nexters Inc.), a British Virgin Islands business company.

“IFRS” means International Financial Reporting Standards as adopted by the International Accounting Standards Board.

“IPO” means Kismet’s initial public offering of Kismet units, consummated on August 10, 2020.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Kismet” means, prior to the Transactions, Kismet Acquisition One Corp, a company incorporated under the laws of the British Virgin Islands.

“Kismet founder shares” means the Kismet ordinary shares issued prior to the IPO.

“Nasdaq” means the Nasdaq Global Market.

“Nexters Global” means Nexters Global Ltd., a private limited liability company domiciled in Cyprus, and its consolidated subsidiaries.

“PCAOB” means the Public Company Accounting Oversight Board.

“PIPE” means the issuance and sale of newly issued ordinary shares of the Issuer to the certain investors in private placements outside the United States in reliance on Regulation S under the Securities Act consummated substantially concurrently with the closing of the Transactions.

“SEC” means the U.S. Securities Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” means Kismet Sponsor Limited, a British Virgin Islands business company.

“Transactions” means the transactions contemplated by the Business Combination Agreement, including, unless the context otherwise requires, the PIPE subscription financing.

“Warrant Agreement” means the warrant agreement governing GDEV’s outstanding warrants, comprising the warrant agreement, dated as of August 5, 2020, between Kismet and Continental Stock Transfer & Trust Company and the assignment, assumption and amendment agreement, dated as of August 25, 2021, by and among Kismet, the Issuer and Continental Stock Transfer & Trust Company.

PRESENTATION OF FINANCIAL INFORMATION

Our consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IFRS”). We have made rounding adjustments to some of the figures included in this Annual Report. Accordingly, any numerical discrepancies in any table between totals and sums of the amounts listed are due to rounding.

KEY PERFORMANCE METRICS

Throughout this Annual Report, we provide a number of key performance metrics used by our management to manage our business. Our key performance metrics include the following:

●	“Daily Active Users,” or “DAUs,” defined as the number of individuals who played one of the Company’s games during a particular day.
●	“Monthly Active Users,” or “MAUs,” defined as the number of individuals who played a particular game in a calendar month.
●	“Monthly Paying Users,” or “MPUs,” defined as the number of individuals who made a purchase of a virtual item at least once on a particular platform in a calendar month.
●	“Monthly Payer Conversion,” defined as the total number of MPUs, divided by the number of MAUs.
●	“Average Bookings Per Paying User,” or “ABPPU,” defined as the Company’s total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.
●	“Bookings,” defined as sales contracts generated from in-game purchases and advertising in a given period.

For more information on each of these metrics, see “Item 5. Operating and Financial Review and Prospects—Key Performance Metrics.”

INDUSTRY AND MARKET DATA

In this Annual Report, we present industry data, information and statistics regarding the markets in which we compete as well as publicly available information, industry and general publications and research and studies conducted by third parties. This information is supplemented where necessary with our own internal estimates and information obtained from discussions with our customers, taking into account publicly available information about other industry participants and the Company’s management’s judgment where information is not publicly available. This information appears in “Item 4. Information on the Company,” “Item 5. Operating and Financial Review and Prospects,” and other sections of this Annual Report.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this Annual Report. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Item 1. Key Information—D. Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

TRADEMARKS

We have proprietary rights to trademarks used in this Annual Report that are important to our business, many of which are registered under applicable intellectual property laws. Solely for convenience, trademarks and trade names referred to in this Annual Report may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this Annual Report is the property of its respective holder.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report and the information incorporated by reference herein include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements include, but are not limited to, statements with respect to (i) our revenues, Bookings, performance, strategies, plans, prospects, forecasts and other aspects of our business, (ii) trends in the gaming industry, (iii) our target cohorts and user and the expected arrangement with them, (iv) our projected growth opportunities, including relative to our competitors and (v) other statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future.

Such statements are based on current expectations that are subject to risks and uncertainties. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this Annual Report are based our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. Forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions. Many factors could cause actual results or performance to be materially different from those expressed or implied by the forward-looking statements in this Annual Report, including among other things:

●	our ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities;
●	our ability to enhance our product offering and monetization techniques to achieve significant customer lifetime value;
●	our ability to improve and expand available traffic channels as well as open and utilize new ones to effectively acquire paying users;
●	changes in general economic or political conditions in the countries or regions in which we operate;
●	changes, conditions or effects that generally affect the mobile game industry;
●	our potential inability to achieve our projected Bookings growth and build the scale of our platform;
●	our potential inability to maintain our current revenue stream and our relationships with players and advertisers;
●	our potential inability to execute our M&A strategy;
●	the enforceability of our intellectual property and protection of our proprietary information;
●	the risk to our business, operations and plans if internal processes and information technology systems are not properly maintained and risks associated with our operational reliance on third parties, including third-party platforms and infrastructure;
●	the risk to our business, operations and plans from cyber-attacks or other privacy or data security incidents;
●	the ability to maintain the listing of our securities on a recognized securities exchange;
●	changes in the competitive and regulated industries in which we operate, variations in operating performance across competitors, changes in laws and regulations (including data privacy, cybersecurity and tax laws and regulations) affecting our business and changes in our capital structure;
●	the risk of downturns and a changing regulatory landscape in the highly competitive industry in which we operate;

●	the effect of global epidemics and contagious disease outbreaks, including COVID-19, and public perception thereof;
●	volatility in the price of our securities, including as a result of sales of substantial number of shares into the public market by holders of our securities; and
●	the other matters described in the section titled “Item 3. Key Information—D. Risk Factors.”

The foregoing list of factors is not exhaustive. The forward-looking statements contained in this Annual Report are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Item 3. Key Information—D. Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 pandemic and there may be additional risks that we consider immaterial or which are unknown. It is not possible to predict or identify all such risks. We will not and do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should read this Annual Report and information incorporated by reference herein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

PART I

ITEM 1.  IDENTITY OF DIRECTORS, SENIOR MANAGEMENT AND ADVISERS

Not applicable.

ITEM 2.  OFFER STATISTICS AND EXPECTED TIMETABLE

Not applicable.

ITEM 3.  KEY INFORMATION

A.	[Reserved]
B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

Our business faces significant risks and uncertainties. You should carefully consider all of the information set forth in this Annual Report and in the other documents we file with or furnish to the SEC, including the following risk factors, before deciding to invest in or to maintain an investment in our securities. Our business, financial condition or results of operations could be materially and adversely affected by any of these risks, any of which could have an adverse effect on the trading price of our securities. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition and results of operations in future periods.

Summary of Risk Factors

The risks more fully described below that relate to our business include, but are not limited to, the following important risks:

●	We rely on third-party platforms, such as the iOS App Store, Facebook, and Google Play Store, to distribute our games and collect revenues, and such platforms may adversely change their policies.
●	Our core game offering, Hero Wars, generates a substantial portion of our revenue.
●	A small percentage of total users have generated a majority of our revenues.
●	Our free-to-play business model, and the value of virtual items sold in our games, is highly dependent on how we manage the game revenues and pricing models.
●	We may be unable to successfully develop new games.
●	We operate in a highly competitive industry with low barriers to entry.
●	Legal or regulatory restrictions or proceedings could adversely impact our business and limit the growth of our operations.
●	Security breaches or other disruptions could compromise our information or the information of our players and expose us to liability.

●	Our inability to protect our intellectual property and proprietary information could adversely impact our business.
●	Our use of open source software in connection with certain of our games, may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business.
●	We face added business, political, regulatory, operational, financial and economic risks as a result of our operations and distribution in a variety of countries.
●	We have no controlling shareholders, however, the loss of one or more of our largest shareholders could significantly harm our business.
●	The price of our ordinary shares and warrants may be volatile.
●	Sales of a substantial number of our ordinary shares in the public market by our securityholders could cause the price of our ordinary shares to fall.

Risks Related to the Company’s Business and Operations

We rely on third-party platforms, such as the iOS App Store, Facebook, Huawei and Google Play Store, to distribute our games and collect revenues generated on such platforms and rely on third-party payment service providers to collect revenues generated on our own platforms.

Our games are primarily accessed and operated through Apple, Facebook, Google, Xsolla and Huawei, which also serve as significant online distribution platforms for our games. Substantially all of the virtual items that we or our distributors sell to paying players are purchased using the payment processing systems of these platforms. Consequently, our prospects and expansion depend on our continued relationships with these providers, and any other emerging platform providers that are widely adopted by our target players. We and our distributors are subject to the standard terms and conditions of these platform providers for application developers, which govern the content, promotion, distribution, operation of games and other applications on their platforms, as well as the terms of the payment processing services provided by the platforms, and which the platform providers can change unilaterally with little or no notice. Our business would be harmed if:

●	the platform providers discontinue or limit our or our distributors’ access to their platforms;
●	governments or private parties, such as internet providers, impose bandwidth restrictions or increase charges or restrict or prohibit access to those platforms;
●	governments or private parties impose restrictions, prohibitions or conditions in relation to payments;
●	the platforms increase the fees they charge us or our distributors;
●	the platforms modify their algorithms, communication channels available to developers, respective terms of service or other policies;
●	the platforms decline in popularity;
●	the platforms adopt changes or updates to their technology that impede integration with other software systems or otherwise require us to modify our technology or update our games in order to ensure players can continue to access our games and content with ease;
●	the platforms elect or are required to change how they label free-to-play games or take payment for in-game purchases;
●	the platforms block or limit access to the genres of games that we or our distributors provide in any jurisdiction;

●	the platforms impose restrictions or spending caps or make it more difficult for players to make in-game purchases of virtual items;
●	the platforms change how the personal information of players is made available to developers or develop or expand their own competitive offerings; or
●	we or our distributors are unable to comply with the platform providers’ terms of service.

If our platform providers do not perform their obligations in accordance with our platform agreements, we could be adversely impacted. For example, in the past, some of these platform providers have been unavailable for short periods of time, unexpectedly changed their terms and conditions, or experienced issues with their features that permit our players to purchase virtual items. Additionally, we rely on Xsolla, a third-party online payment service provider, to process any payments generated on games accessed and operated on our own proprietary platform. If this third-party service provider is unable to process payments, even for a short period of time, our business would be harmed. These platforms and our third-party online payment service provider may also experience security breaches or other issues with their functionalities, which could expose us to data breaches and could result in negative publicity, loss of customer confidence, fines from regulators and exposure to litigation. In addition, if we do not adhere to the terms and conditions of our platform providers, the platform providers may take actions to limit the operations of, suspend or remove our games from the platform, and/or we may be exposed to liability or litigation. For example, in August 2020, Epic Games, Inc., or Epic Games, attempted to bypass Apple and Google’s payment systems for in-game purchases with an update that allowed users to make purchases directly through Epic Games in its game, Fortnite. Apple and Google promptly removed Fortnite from their respective app stores, and Apple filed a lawsuit seeking injunctive relief to block the use of Epic Games’ payment system and seeking monetary damages to recover funds made while the updated version of Fortnite was active. In September 2021, a court ruled that Apple must provide other payment options for in-app game purchases within a certain time, however, Apple is not required to allow Fortnite back on its app store. On appeal by both parties, the Ninth Circuit in April 2023 upheld the lower court’s ruling, and the Supreme Court declined to hear a further appeal by both parties of the Ninth Circuit’s ruling.

If any events described above or similar to those described above were to occur on a short-term or long-term basis, or if these third-party platforms and our online payment service provider otherwise experience issues that impact the ability of players to download or access our games, access social features, or make in-game purchases, they could have a material adverse effect on our brands and reputation, as well as our business, financial condition and results of operations.

If general economic conditions decline, demand for our games could decline. In addition, our business is vulnerable to changing economic conditions and to other factors that adversely affect the gaming industry, which could negatively impact our business.

In-game purchases involve discretionary spending on the part of consumers. Consumers are generally more willing to make discretionary purchases, including purchases of games and services like ours, during periods in which favorable economic conditions prevail. As a result, our games may be sensitive to general economic conditions and economic cycles. Difficult economic conditions in the markets in which we compete or seek to expand, such as decreases in per capita income and level of disposable income driven by increases in inflation, energy costs, income (and other) taxes and the cost of living, increased and prolonged unemployment or a decline in consumer confidence, in each case, as a result of worldwide or regional recession, the COVID-19 pandemic, the ongoing Russia-Ukraine conflict and conflicts in the Middle East or other geopolitical tension, political instability or other country-specific factors, or other economic disruptions, could have a material adverse effect on the demand for our games. For example, under difficult economic conditions, consumers may seek to reduce discretionary spending by foregoing entertainment activities such as the playing of our games and incurring costs related to in-game purchases.

In fact, 2022 was the first year over the past decade when the worldwide gaming revenue decreased year-over-year, with a 5.1% decrease of the total gaming market in 2022 as compared with 2021, according to Newzoo. In 2023, the worldwide gaming market remained at the depressed levels of 2022, with revenues in 2023 increasing only marginally, by 0.6%, compared to 2022. While one of the key reasons for the negative market dynamics since 2022 was, we believe, a result of the easing of the COVID-19 restrictions, which brought consumers’ spending in online games back to historical normal levels in 2022 as compared with the earlier years impacted by the COVID-19 pandemic, we also attribute part of the decrease to more difficult economic conditions brought on by inflation, which limited consumers’ disposable income, as well as the increasing complexity of targeting players. Correlating with the general negative development in the gaming market, during 2022, the Company’s Bookings declined by 20% compared to 2021, with the significant reduction in our marketing spend in 2022 contributing to that decline. In 2023, the Company’s Bookings continued to exhibit a downward trend, decreasing by 6% compared to 2022. Furthermore, MPUs for Hero Wars for 2022 decreased by 24% compared to 2021, remaining at the same level in 2022.

A reduction or shift in domestic or international consumer spending could also result in an increase in our marketing and promotional expenses, in an effort to offset that reduction, and could negatively impact our business.

Discretionary spending on entertainment activities could further decline for reasons beyond our control, such as natural disasters, acts of war, pandemics, terrorism, transportation disruptions or the results of adverse weather conditions. Any prolonged or significant decrease in consumer spending on entertainment activities could result in reduced play levels in decreased spending on our games, and could adversely impact our results of operations, cash flows and financial condition.

Our core game offering, Hero Wars, generates a substantial portion of our revenue. There can be no assurance as to the continued success of Hero Wars, and we may be unable to offset any declines in revenues from Hero Wars.

Our business is primarily dependent on the success of a single core game offering, Hero Wars, and on our ability to consistently enhance and improve it, as well as our other games that achieve popularity. Historically, we have depended on Hero Wars for a majority of our revenues, and we expect that this dependency will continue for the foreseeable future. For the years ended December 31, 2023, 2022 and 2021, Hero Wars generated 90%, 96% and 99%, respectively, of our revenues for each period. For a game to remain popular and to retain players, we must constantly enhance, expand and upgrade the game with new features, offers, and content that players find attractive. As a result, each of our games require significant product development, marketing and other resources to develop, launch and sustain popularity through regular upgrades, expansions and new content, and such costs on average have increased over time. Even with these investments, we may experience sudden declines in the popularity of Hero Wars or any of our other games and fluctuations in the number of daily average users and monthly average users.

A small percentage of total users have generated a majority of our revenues, and we may be unable to attract new paying or retain existing paying users and maintain their spending levels.

Revenues of free-to-play games typically rely on a small percentage of players who spend moderate or large amounts of money in games to receive special advantages, levels, access and other features, offers, or content. The vast majority of users play free of charge or only occasionally spend money in games. As a result, compared to all users who play our games in any period, only a small percentage of such users were paying users. For example, for the year ended December 31, 2023, our Monthly Payer Conversion was 3.3%. In addition, a large percentage of our revenues comes from a small subset of these paying users. For example, for the year ended December 31, 2023, 163 thousand high paying users, which we define as the top 10% by Bookings of our total number of the annual paying users, generated 86% of our Bookings, while for the year ended December 31, 2022, 126 thousand high paying users generated 87% of our Bookings. Because many users do not generate revenues, and each paying user does not generate an equal amount of revenues, it is particularly important for us to retain the small percentage of paying users and to maintain or increase their spending levels. There can be no assurance that we will be able to continue to retain paying users or that paying users will maintain or increase their spending. If we fail to attract and retain a significant number of new and existing players to our games or if we experience a reduction in the number of players of our most popular games or any other adverse developments relating to our most popular games occur, our market share and reputation could be harmed and there could be a material adverse effect on our business, financial condition and results of operations. It is possible that we could lose more paying users than we gain in the future, which would cause a decrease in the monetization of our games and could have a material adverse effect on our business, financial condition and results of operations.

We invest in new user acquisition and rely on monetization strategies to convert users to paying users, retain our existing paying users and maintain or increase the spending levels of our paying users. After significantly reducing our marketing budget in 2022 in response to a decline in the effectiveness of our marketing spend due to market conditions in the gaming industry in that year, we considerably increased our marketing investments in 2023, to which we attribute the growth in our Monthly Paying Users in 2023. If our investments on new user acquisition and monetization strategies do not succeed in producing the desired results, we may fail to attract, retain or monetize users and may experience a decrease in spending levels of existing paying users, any of which would result in lower revenues for our games and could have a material adverse effect on our business, financial condition and results of operations.

We believe that the key factors in attracting and retaining paying users include our ability to enhance existing games and game experiences in ways that are specifically appealing to paying users. These abilities are subject to various uncertainties, including but not limited to:

●	general market conditions affecting our industry;
●	our ability to provide an enhanced experience for paying users without adversely affecting the gameplay experience for non-paying users;
●	our ability to continually anticipate and respond to changing user interests and preferences generally and to changes in the gaming industry;
●	our ability to timely and adequately react in case of general rise of user discontent with our games or any of their existing or new features, including any coordinated actions by paying users;
●	our ability to compete successfully against a large and growing number of industry participants with essentially no barriers to entry;
●	our ability to hire, integrate and retain skilled personnel;
●	our ability to increase penetration in, and enter into new markets;
●	our ability to improve and expand available traffic channels;
●	our ability to achieve a positive return on our user acquisition and other marketing investments and to drive organic growth; and
●	our ability to minimize and quickly resolve bugs or outages.

Some of our users also depend on our customer support organization to answer questions relating to our games. Our ability to provide high-quality effective customer support is largely dependent on our ability to attract, resource, and retain employees who are not only qualified to support our users, but are also well versed in our games. Any failure to maintain high-quality customer support, or a market perception that we do not maintain high-quality customer support, could harm our reputation and adversely affect our ability to sell virtual items within our games to existing and prospective users.

If we are unable to maintain or increase our customer base or engagement, or effectively monetize our customer base’s use of our products and offerings, our revenue and financial results may be adversely affected. Any decrease in customer retention, growth or engagement, including player liquidity, could render our products less attractive to customers, which is likely to have a material and adverse impact on our revenue, business, financial condition and results of operations. If our active player growth rate slows, we will become increasingly dependent on our ability to maintain or increase levels of player engagement and monetization in order to drive revenue growth.

If we are unable to attract and retain users, especially paying users, it would have a material adverse effect on our business, financial condition and results of operations.

We utilize a free-to-play business model, which depends on players making optional in-game purchases, and the value of the virtual items sold in our games is highly dependent on how we manage the game revenues and pricing models.

Our games are available to players free of charge, and we generate the majority of our revenues from the sale of virtual items when players make voluntary in-game purchases. For example, in each of the years ended December 31, 2023, 2022 and 2021, we derived 93.5%, 95.8% and 93.7%, respectively, of our revenues from in-game purchases.

Paying users usually spend money in our games because of the perceived value of the virtual items that we offer for purchase. The perceived value of these virtual items can be impacted by various actions that we take in the games, such as offering discounts, giving away virtual items in promotions or providing easier non-paid means to secure such virtual items. If we fail to manage our game economies properly, players may be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

Unrelated third parties have developed, and may continue to develop, “cheats” or guides that enable players to advance in our games or result in other types of malfunction, which could reduce the demand for in-game virtual items. In particular, for our games where players play against each other, such as our Hero Wars game, there is a higher risk that these “cheats” will enable players to obtain unfair advantages over those players who play fairly, and harm the experience of those players. Additionally, these unrelated third parties may attempt to scam our players with fake offers for virtual items or other game benefits. These scams may harm the experience of our players, disrupt the economies of our games and reduce the demand for our virtual items, which may result in increased costs to combat such programs and scams, a loss of revenues from the sale of virtual items and a loss of players. As a result, players may have a negative gaming experience and be less likely to spend money in the games, which could have a material adverse effect on our business, financial condition and results of operations.

Our business depends on our ability to collect and use data to deliver relevant content and advertisements, and any limitation on the collection and use of this data could cause us to lose revenues.

When our players use our games, we may collect both personally identifiable and non-personally identifiable data about the player. Often, we use some of this data to provide a better experience for the player by delivering relevant content and advertisements. Our players may decide not to allow us to collect some or all of this data or may limit our use of this data. Any limitation on our ability to collect data about players and game interactions would likely make it more difficult for us to deliver targeted content and advertisements to our players. Furthermore, evolving data protection laws could impact our ability to collect data and to deliver targeted content and advertisements. See “—Risks Related to the Company’s Information Technology and Data Security—Data privacy and security laws and regulations, and related guidance and standards, in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.” Interruptions, failures or defects in our data collection, mining, analysis and storage systems, as well as privacy concerns and regulatory restrictions regarding the collection of data, could also limit our ability to aggregate and analyze player data. If that happens, we may not be able to successfully adapt to player preferences to improve and enhance our games, retain existing players and maintain the popularity of our games, which could cause our business, financial condition, or results of operations to suffer.

Additionally, internet-connected devices and operating systems controlled by third parties increasingly contain features that allow device users to disable functionality that allows for the delivery of advertising on their devices, including through Apple’s Identifier for Advertising, or IDFA, or Google’s Advertising ID for Android devices, or AAID. Device and browser manufacturers may include or expand these features as part of their standard device specifications. For example, since April 2021, Apples’s iOS requires app users to opt-in before their IDFA can be accessed by an app. Further changes could include the removal of such mobile advertising IDs from operating systems altogether. As a consequence, the ability of advertisers to accurately target and measure their advertising campaigns at the user level has become and may continue to be significantly limited and developers have experienced and may continue to experience a significant increase in costs. If players elect to not opt-in once these changes are in effect, if they utilize the current opt-out mechanisms in greater numbers, or if mobile advertising IDs are phased out, our ability to deliver effective advertisements would suffer, which has adversely affected and could continue to adversely affect our revenues from in-game advertising. Furthermore, our ability to efficiently target users is impacted, which has led and could continue to lead to less efficient user acquisition and make it more difficult for us to attract paying users, which could cause our business, financial condition or results of operations to suffer.

Our inability to complete acquisitions and integrate any acquired businesses successfully could limit our growth or disrupt our plans and operations.

We believe that acquisitions may be one of the sources of growth in the future. Our ability to succeed in implementing our strategy will depend to some degree upon our ability to identify quality games and businesses and complete commercially viable acquisitions. We can provide no assurance that acquisition opportunities will be available on acceptable terms or at all, or that we will be able to obtain necessary financing or regulatory approvals to complete potential acquisitions. In some cases, the costs of such acquisitions may be substantial and there is no assurance that the time and resources expended in pursuing a particular acquisition will result in a completed transaction, or that any completed transaction will ultimately be successful. Furthermore, our ability to successfully grow through these types of transactions also depends upon our ability to identify, negotiate, complete and integrate suitable target businesses, technologies and products and to obtain any necessary financing, and is subject to numerous risks, including:

●	failure to identify acquisition, investment or other strategic alliance opportunities that we deem suitable or available on favorable terms;
●	problems integrating acquired businesses, technologies or products, including issues maintaining uniform standards, procedures, controls and policies;
●	the availability of funding sufficient to meet increased capital needs;
●	unanticipated costs associated with acquisitions, investments or strategic alliances;
●	adverse impacts on our overall margins;
●	diversion of management’s attention from the day-to-day operations of our existing business;
●	the ability to retain or hire qualified personnel for expanded operations and the potential loss of key employees of acquired businesses; and
●	increased legal and accounting compliance costs.

In addition, the expected cost synergies associated with such acquisitions may not be fully realized in the anticipated amounts or within the contemplated timeframes, which could result in increased costs and have an adverse effect on our prospects, results of operations, cash flows and financial condition. Moreover, in order to successfully integrate any acquired companies’ operations into ours, we will need to align their accounting, corporate governance and other policies with our own internal structures, consistent with those of a public company. We would expect to incur incremental costs and capital expenditures related to integration activities. Acquisition transactions may also disrupt our ongoing business, as the integration of acquisitions would require significant time and focus from management and might delay the achievement of our strategic objectives. Furthermore, if we are unable to identify or adequately assess the quality of potential new projects or properly manage the cost of our investments, or if our investments do not prove to be successful due to various reasons outside of our control (including without limitation, due to market conditions, actions of our counterparties or regulatory requirements), we may not realize the expected benefit, incur increased costs or suffer reputational damage, which may lead to a material adverse effect on our business, financial condition and result of operations.

If we are unable to identify suitable target businesses, technologies or products, or if we are unable to successfully integrate any acquired businesses, technologies and products effectively, we may not realize the expected benefits, and our business, financial condition and results of operations could be materially and adversely affected, and we can provide no assurances that we will be able to adequately supplement any such inability to successfully acquire and integrate with organic growth. Also, while we employ several different methodologies to assess potential business opportunities, the businesses we may acquire may not meet or exceed our expectations.

Furthermore, we may target or maintain a non-controlling interest in companies as part of our acquisition strategy. For example, in 2022 we acquired non-controlling stakes in RJ Games (the publisher of Puzzle Breakers, a puzzle RPG) and Royal Ark (the publisher of the survival RPG titles Dawn of Zombies and Shelter War). Acquisitions of interests in companies in which we share or have no control, and the dilution of our interests in or a further reduction of our control of companies, will involve additional risks that could cause the performance of our interests and our operating results to suffer, including:

●	the management teams or other equity or debt holders of these companies having economic or business interests or objectives that are different from ours, and
●	these companies not taking our advice with respect to the financial or operating issues they may encounter.

Our inability to control companies in which we have a non-controlling interest also could prevent us from assisting them, financially or otherwise, or could prevent us from liquidating our interests in them at a time or at a price that is favorable to us. Additionally, these companies may not act in ways that are consistent with our business strategy. These factors could hamper our ability to maximize returns on our interests and cause us to incur losses on our interests in these companies.

If we fail to develop or acquire new games that achieve broad popularity, we may be unable to attract new players or retain existing players, which could negatively impact our business.

Developing or acquiring new games that achieve broad popularity is vital to our continued growth and success. In 2021, we launched two new titles, Chibi Island and Island Questaway; in 2022, we invested in developing titles, Puzzle Breakers, Dawn of Zombies and Shelter War; and in 2023, we globally released Island Hoppers following the successful completion of its soft launch under its former title, Island Questaway, in 2021. We plan to further expand gameplays within our current products as well as work towards new game offerings. Our ability to successfully develop these games or to acquire and progress new games, and the ability of any of our games to achieve broad popularity and commercial success depends on a number of factors, including our ability to:

●	attract, retain and motivate talented game designers, product managers and engineers;
●	identify, acquire or develop, sustain and expand games that are fun, interesting and compelling to play over long periods of time;
●	effectively market new games and enhancements to our new and existing players;
●	achieve viral organic growth and gain customer interest in our games;
●	minimize launch delays and cost overruns on new games and game expansions;
●	minimize downtime and other technical difficulties;
●	adapt to player preferences;
●	expand and enhance games after their initial release;
●	partner with mobile platforms;
●	maintain a quality social game experience; and
●	accurately forecast the timing and expense of our operations.

These and other uncertainties make it difficult to know whether we will succeed in continuing to develop or acquire successful games and launch new games that achieve broad popularity. If we are unable to successfully acquire new games or develop new games in-house, it could have a material effect on our pipeline and negatively affect our growth and results of operations.

We operate in a highly competitive industry with low barriers to entry, and our success depends on our ability to effectively compete.

The mobile gaming industry is a rapidly evolving industry with low barriers to entry, and we expect more companies to enter the industry and a wider range of competing games to be introduced. As a result, we are dependent on our ability to successfully compete against a large and growing number of industry participants. In addition, the market for our games is characterized by rapid technological developments, frequent launches of new games and enhancements to current games, changes in player needs and behavior, disruption by innovative entrants and evolving business models and industry standards. As a result, our industry is constantly changing games and business models in order to adopt and optimize new technologies, increase cost efficiency and adapt to player preferences. Our competitors may adapt to an emerging technology or business model more quickly or effectively, developing products and games or business models that are technologically superior to ours, more appealing to consumers, or both. Potential new competitors could have significant resources for developing, enhancing or acquiring games and gaming companies, and may also be able to incorporate their own strong brands and assets into their games or distribution of their games. We also face competition from a vast number of small companies and individuals who may be successful in creating and launching games and other content for these devices and platforms using relatively limited resources and with relatively limited start-up time or expertise. New game developers enter the gaming market continuously, some of which experience significant success in a short period of time. A significant number of new titles are introduced each day.

In addition, the high ratings of our games on the platforms on which we operate are important as they help drive users to find our games. If the ratings of any of our games decline or if we receive significant negative reviews that result in a decrease in our ratings, our games could be more difficult for players to find or recommend. In addition, we may be subject to negative review campaigns or defamation campaigns intended to harm our ratings. This could lead to loss of users and revenues, additional advertising and marketing costs, and reputation harm.

Additionally, if our platform providers were to develop competitive offerings, either on their own or in cooperation with one or more competitors, our growth prospects could be negatively impacted. For example, in September 2019, Apple launched its own video game subscription service, Apple Arcade, which includes a catalogue of game offerings that may compete with our games. Increased competition and success of other brands, genres, business models and games could result in, among other things, a loss of players, or negatively impact our ability to acquire new players cost-effectively, which could have a material adverse effect on our business, financial condition and results of operations.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others, including our current or future business partners or third-party software providers. In fact, some of the largest mergers and acquisitions in the history of the gaming industry took place in 2022 and 2023, including Microsoft’s acquisition of Activision Blizzard for $68.7 billion, Take-Two’s purchase of Zynga for $12.7 billion and Sony’s purchase of Bungie for $3.6 billion. Any such strategic acquisitions or cooperative relations established by our competitors may increase their scale, their ability to meet the needs of existing or prospective players and compete for similar human resources. If we are unable to compete effectively, successfully and at a reasonable cost against our existing and future competitors, our results of operations, cash flows and financial condition would be adversely impacted.

Our ability to successfully attract in-game advertisers depends on our ability to design an attractive advertising model that retains players.

While the vast majority of our revenues are generated by in-game purchases, a portion of our revenues are generated from the sale of in-game advertisements. For example, in each of the years ended December 31, 2023, 2022 and 2021, we derived 6.5%, 4.2% and 6.3%, respectively, of our revenues from in-game advertising. If we are unable to attract and maintain a sufficient player base or otherwise fail to offer attractive in-game advertising models, advertisers may not be interested in purchasing such advertisements in our games, which could adversely affect our revenues from in-game advertising. Alternatively, if our advertising inventory is unavailable and the demand exceeds the supply, this limits our ability to generate further revenues from in-game advertising, particularly during peak hours and in key geographies. Further, a full inventory may divert advertisers from seeking to obtain advertising inventory from us in the future, and thus deprive us of potential future in-game advertising revenues. This could have a material adverse effect on our reputation and our business, financial condition and results of operations.

In addition, if we include in-game advertising in our games that players view as excessive, such advertising may materially detract from players’ gaming experiences, thereby creating player dissatisfaction, which may cause us to lose players and revenues, and negatively affect the in-game experience for players making purchases of virtual items in our games.

If we develop and acquire new games that achieve success, it is possible that these games could divert players of our other games without growing the overall size of our network, which could harm our results of operations.

As we develop and acquire new games, it is possible that these games could cause players to reduce their playing time and purchases in our other existing games without increasing their overall playing time or purchases. In addition, we also may cross-promote our new games in our other games, which could further encourage players of existing games to divert some of their playing time and spending on existing games. If new games do not grow or generate sufficient additional revenues to offset any declines in purchases from our other games, our revenues could be materially and adversely affected.

Changes to digital platforms’ rules, including those relating to “loot boxes,” or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games’ economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues.

In December 2017, Apple updated its terms of service to require publishers of applications that include “loot boxes” to disclose the odds of receiving each type of item within each loot box to customers prior to purchase. Google similarly updated its terms of service in May 2019. Loot boxes are a commonly used monetization technique in free-to-play mobile games in which a player can acquire a virtual loot box, but the player does not know which virtual item(s) he or she will receive (which may be a common, rare or extremely rare item, and may be a duplicate of an item the player already has in his or her inventory) until the loot box is opened. The player will always receive one or more virtual items when he or she opens the loot box. In the event that Apple, Google, or any of our other platform providers changes its developer terms of service to include more onerous requirements or if any of our platform providers were to prohibit the use of loot boxes in games distributed on its digital platform, we would be required to redesign the economies of the affected games in order to continue distribution on the impacted platforms, which would likely cause a decline in the revenues generated from these games and require us to incur additional costs.

In addition, there are ongoing academic, political and regulatory discussions in the United States, Europe, Australia and other jurisdictions regarding whether certain game mechanics, such as loot boxes, should be subject to a higher level or different type of regulation than other game genres or mechanics to protect consumers, in particular minors and persons susceptible to addiction, and, if so, what such regulation should include. Additionally, loot box game mechanics have been the subject of increased public discussion – for example, the Federal Trade Commission, or FTC, held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed toward players under the age of 18. Belgium has imposed an effective ban on loot boxes in video games which are purchasable with real world currency, and loot boxes remain under legislative scrutiny in other European jurisdictions, including the Netherlands, Germany, Spain and Finland, and Austrian courts have recently classified the purchase of loot boxes as illegal gambling, and a number of European consumer groups are advocating for tighter restrictions on the use of paid-for loot boxes. In January 2023, the European Parliament adopted a report calling on the European Commission to enhance controls on loot boxes. Following a two-year inquiry and UK government calls for the industry to self-regulate more effectively, a UK technical working group was convened to pursue enhanced industry-led measures to improve consumer protections (the “TWG”). The Association for UK Interactive Entertainment (the “UKIE”) published the TWG’s recommendations in July 2023 which comprise 11 principles aiming to restrict access to loot boxes for players under the age of 18 and provide players with transparent information via targeted public information campaigns. The TWG will work with the UK Government to assess the effectiveness of the principles after an implementation period of 12 months, after which some changes may occur as a result of technological innovation in the gaming space. China has applied stringent requirements and limitations on online game operations and has been developing and tightening the regulations on the offering of loot boxes in recent years, including, among other things, that loot boxes cannot be acquired with direct investment of real money or virtual currency, that all items available in loot boxes must be obtainable through other means or be provided with items of the same features obtainable through other means, and the odds of winning must be published. Japan has implemented a self-regulatory approach to loot boxes. In September 2023, Australia enacted legislation, effective from September 2024, requiring any computer games released in Australia that feature in-game purchases linked to elements of chance, including paid loot boxes, to be automatically rated “R18+”, legally restricting their availability only to players who are over the age of 18.

In some of our games, certain mechanics may be deemed to be loot boxes. New regulations by the FTC, U.S. states or other international jurisdictions, which may vary significantly across jurisdictions and with which we may be required to comply, could require that these game mechanics be modified or removed from games, increase the costs of operating our games due to disclosure or other regulatory requirements, impact player engagement and monetization, or otherwise harm our business performance. It is difficult to predict how existing or new laws may be applied to these or similar game mechanics. If we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources, to modify our games or to discontinue game offerings in certain jurisdictions, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business, in particular, increasing European case law classifying loot boxes as illegal gambling may lead to an increasing amount of lawsuits being filed in the future. Any costs incurred as a result of this potential liability could harm our business, financial condition or results of operations.

Our online offerings are part of new and evolving industries, which presents significant uncertainty and business risks.

The online gaming and interactive entertainment industries are relatively new and continue to evolve. Whether these industries grow and whether our online business will ultimately succeed, will be affected by, among other things, developments in social networks, mobile platforms, legal and regulatory developments (such as the passage of new laws or regulations or the extension of existing laws or regulations to online gaming and related activities), taxation of gaming activities, data and information privacy and payment processing laws and regulations, and other factors that we are unable to predict and which are beyond our control. Given the dynamic evolution of these industries, it can be difficult to plan strategically, including as it relates to product launches in new or existing jurisdictions that may be delayed or denied, and it is possible that competitors will be more successful than we are at adapting to change and pursuing business opportunities. Additionally, as the online gaming industry advances, including with respect to regulation in new and existing jurisdictions, we may become subject to additional compliance-related costs, including as it relates to regulatory payments and charges, licensing and taxes. For example, we have in the past received a notification from regulatory authorities in Vietnam that we should obtain certain licenses in order to able to continue offering our games in Vietnam. There can be no assurance that we will be not required to cease offering our games on certain platforms in Vietnam pending receipt of the relevant licenses. Consequently, we cannot provide assurance that our online and interactive offerings will grow at the rates expected, or be successful in the long term. If our products do not obtain popularity or maintain popularity, or if they fail to grow in a manner that meets its expectations, or if we cannot offer our product offerings in particular jurisdictions that may be material to our business, our business, results of operations and financial condition could be harmed.

We are subject to risks related to pandemics, such as the COVID-19 pandemic, and similar health epidemics and contagious disease outbreaks, which could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition.

Pandemics, such as the COVID-19 pandemic, epidemics, medical emergencies and other public health crises outside of our control could have a negative impact on our business. Large-scale medical emergencies can take many forms and can cause widespread illness and death. The potential effects of future contagious disease outbreaks, epidemics or pandemics (including the resurgence of the COVID-19 pandemic) include, but are not limited to, the impact on general economic conditions, changes in customer behavior and continuity in business operations.

In particular, the global pandemic associated with COVID-19 caused major disruption to all aspects of the global economy and daily life over the past few years. The COVID-19 pandemic led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on large gatherings of people, travel bans, border closings and restrictions, business closures, quarantines, shelter-in-place orders, social distancing measures and vaccine requirements. While restrictions have generally eased worldwide, with the World Health Organization declaring an end to the COVID-19 pandemic as a global health emergency in May 2023, new variants of COVID-19 continue emerging, spreading globally and causing significant uncertainty.

While we saw increased consumer interest and engagement in online gaming during 2020 and 2021, which we in part attribute to the travel restrictions, lockdowns and other social distancing measures implemented by governments to combat the COVID-19 pandemic, with the easing of these restrictions, the gaming industry has generally experienced a decline in Bookings. Our Bookings decreased in 2022 by 20% as compared with 2021 correlating to this trend and certain other negative effects in the market, and decreased further in 2023. As our marketing investments tapered back to historical normal levels, we could experience a further decrease in user activity or spending in line with the general industry trend, which could adversely impact our cash flows, operating results, and financial condition. Furthermore, there can be no assurance that any re-imposition of any such restrictive measures in a renewed effort to control the spread of COVID-19 variants or any other contagious disease outbreaks will result in the effects we have experienced in the past.

Legal or regulatory restrictions could adversely impact our business and limit the growth of our operations.

There is significant opposition in some jurisdictions to interactive social gaming. In September 2018, the World Health Organization added “gaming disorder” to the International Classification of Diseases, defining the disorder as a pattern of behavior characterized by impaired control over gaming and an increase in the priority of gaming over other interests and daily activities. Additionally, the public has become increasingly concerned with the amount of time spent using phones, tablets and computers per day, and these concerns have increased as people spend more time at home and on their devices over the course of the stay-at-home orders caused by, as well as the increasing work-from-home flexibility granted by employers as a consequence of, the COVID-19 pandemic. Such opposition could lead these jurisdictions to adopt legislation or impose a regulatory framework to govern interactive social gaming specifically. These could result in a prohibition on interactive social gaming altogether, restrict our ability to advertise our games, or substantially increase our costs to comply with these regulations, all of which could have an adverse effect on our results of operations, cash flows and financial condition. We cannot predict the likelihood, timing, scope or terms of any such legislation or regulation or the extent to which they may affect our business.

Consumer protection concerns regarding games such as ours have been raised in the past and may again be raised in the future. These concerns include: (i) methods to limit the ability of children to make in-game purchases, and (ii) a concern that mobile game companies are using big data and advanced technology to predict and target “vulnerable” users who may spend significant time and money on mobile games in lieu of other activities. Such concerns could lead to increased scrutiny over the manner in which our games are designed, developed, distributed and presented. We cannot predict the likelihood, timing or scope of any concern reaching a level that will impact our business, or whether we would suffer any adverse impacts to our results of operations, cash flows and financial condition.

Legal proceedings may materially adversely affect our business and our results of operations, cash flows and financial condition.

We have been party to, and in the future may become subject to, legal proceedings in the operation of our business, including in respect of the implementation of our mergers and acquisitions strategy. Such legal proceedings could include, but not limited to, those relating to advertising, consumer protection, employee matters, tax matters, alleged service and system malfunctions, alleged intellectual property infringement and claims relating to our contracts, licenses and strategic investments, as well as claims by or against our shareholders (present or past), directors, officers and employees.

Legal proceedings targeting our games and claiming violations of laws could occur based on the unique and particular laws of each jurisdiction, particularly as litigation claims and regulations continue to evolve. Defending ourselves against claims by third parties, or the initiation of litigation to enforce any rights that we may have against third parties, could result in substantial costs and diversion of our resources, causing a material adverse effect on our business, financial condition and results of operations.

Given the nature of our business, we may from time to time be party to various legal, administrative and regulatory inquiries, investigations, proceedings and claims that arise in the ordinary course of business. Because the outcome of such legal matters is inherently uncertain, they could have a material adverse effect on our results of operations, cash flows or financial condition.

We rely on a limited number of geographies for a significant portion of our revenues.

Although we have players across the globe, we derive a significant portion of our revenues from a limited number of countries and are dependent on access to those markets. For example, for the year ended December 31, 2023, 35% of our revenues were derived from users located in the United States, 24% of our revenues were derived from users located in Asia, with Japan and South Korea being the key drivers, and 25% of our revenues were derived from users located in Europe. Our ability to retain paying players depends on our success in these geographies, and if we were to lose access to these markets or experience a decline in players in these geographies for any reason, it would have a material adverse effect on our business, financial condition and results of operations.

Our systems and operations are vulnerable to damage or interruption from natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events.

We may experience disruption as a result of catastrophic events such as natural disasters, power losses, telecommunications failures, cyber-attacks, terrorist attacks, acts of war, human errors, break-ins and similar events. In the occurrence of a catastrophic event, including a global pandemic like the COVID-19 pandemic, we may be unable to continue our operations and may endure system interruptions, reputational harm, delays in application development, lengthy interruptions in our services, breaches of data security and loss of critical data, such as player, customer and billing data as well as trade secret or other confidential information, software versions or other relevant data regarding operations, and we do not maintain insurance policies to compensate us for any resulting losses, which could have a material adverse effect on our business, financial condition and results of operations. As a result of the COVID-19 pandemic, we grant certain employees the choice to work remotely. If a natural disaster, power outage, connectivity issue or other event occurred that impacted our employees’ ability to work remotely, it may be difficult or, in certain cases, impossible, for us to continue our business for a substantial period of time.

We primarily rely on skilled employees with creative and technical backgrounds. The loss of one or more of our key employees, or our failure to attract and retain other highly qualified employees in the future, could significantly harm our business.

We primarily rely on our highly skilled, technically trained and creative employees to develop new technologies and create innovative games. Such employees, particularly game designers, engineers and project managers with desirable skill sets are in high demand, and we devote significant resources to identifying, hiring, training, successfully integrating and retaining these employees. The loss of employees or the inability to hire additional skilled employees as necessary could result in significant disruptions to our business, and the integration of replacement personnel could be time-consuming and expensive and cause additional disruptions to our business.

We are highly dependent on the continued services and performance of our key personnel, including, in particular Andrey Fadeev, one of our co-founders, Anton Reinhold, our Chief Operating Officer, and our other executive officers as well as our senior management team. Moreover, our success is highly dependent on the abilities of our senior managers’ decision-making process with respect to the day-to-day and ongoing needs of our business, as well as their more fundamental understanding of our Company. Although we have entered into employment agreements with our senior managers, such agreements may be terminated, subject to certain agreed notice periods and post-termination restrictive covenants. We do not maintain key-man insurance for any executive officer or member of our senior management team.

In addition, our games are created, developed, enhanced and supported in our in-house game studios. The loss of key game studio personnel, including members of management as well as key engineering, game development, artists, product, marketing and sales personnel, could disrupt our current games, delay new game development or game enhancements, and decrease player retention, which would have an adverse effect on our business.

As we continue to grow, we cannot guarantee we will continue to attract the personnel we need to maintain our competitive position. In particular, we expect to face significant competition from other companies in hiring such personnel as well as recruiting well-qualified staff in multiple international jurisdictions. Furthermore, our competitors may lure away our existing personnel by offering them employment terms that our personnel view as more favorable. As we mature, the incentives to attract, retain and motivate our staff provided by our equity awards or by future arrangements, such as through cash bonuses, may not be as effective as in the past. If we do not succeed in attracting, hiring and integrating excellent personnel, or retaining and motivating existing personnel, we may be unable to grow effectively.

We track certain performance metrics with internal and third-party tools and do not independently verify such metrics. Certain of our performance metrics are subject to inherent challenges in measurement, and real or perceived inaccuracies in such metrics may harm our reputation and adversely affect our business.

We track certain performance metrics, including the number of active and paying players of our games using a combination of internal and third-party analytics tools, including such tools provided by Apple, Facebook and Google. Our performance metrics tools have a number of limitations, including limitations placed on third-party tools, such as (i) the complicated and time consuming process of the validation of our data by comparison to the third-party data due to (a) differences between calendar periods used in our systems and billing periods used in the third-party tools and (b) differences in foreign exchange rates applied in our systems, which use the rates at the date of each in-game purchase, and certain third-party tools that use the exchange rates determined as at a different date, such as the date of the invoice; (ii) incomplete data in our system that was used prior to mid-2018; (iii) inconsistencies of definitions of metrics in our current system compared with the system that we used prior to mid-2018; and (iv) untimely updates of the master data in our system regarding the platform commission fees and indirect taxes, due to numerous changes of these parameters that we may not always be able to identify and process. Such tools are subject to change unilaterally by the relevant third parties and our methodologies for tracking these metrics or access to these metrics may change over time, which could result in unexpected changes to our metrics, including the metrics we report. If the internal or external tools we use to track these metrics under-count or over-count performance or contain technical errors, the data we report may not be accurate, and we may not be able to detect such inaccuracies, particularly with respect to third-party analytics tools. In addition, limitations or errors with respect to how we measure data (or how third parties present that data to us) may affect our understanding of certain details of our business, which could affect our long-term strategies. We also may not have access to comparable quality data for games we acquire with respect to periods before integration, which may impact our ability to rely on such data. Furthermore, such limitations or errors could cause players, analysts or business partners to view our performance metrics as unreliable or inaccurate. If our performance metrics are not accurate representations of our business, player base or traffic levels, if we discover material inaccuracies in our metrics or if the metrics we rely on to track our performance do not provide an accurate measurement of our business or otherwise change, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We compete with other forms of leisure activities, and a failure to successfully compete with such activities could have a material adverse effect on our business, financial condition and results of operations.

We face competition for leisure time, attention and discretionary spending of our players. Other forms of entertainment, such as offline, traditional online, personal computer and console games, television, movies, sports and the internet, together represent much larger or more well-established markets and may be perceived by our players to offer greater variety, affordability, interactivity and enjoyment. Consumer tastes and preferences for leisure time activities are also subject to sudden or unpredictable change on account of new innovations, developments or product launches. If consumers do not find our games to be compelling or if other existing or new leisure time activities are perceived by our players to offer greater variety, affordability, interactivity and overall enjoyment, our business could be materially and adversely affected.

Our revenue growth rate and financial performance in prior periods may not be indicative of future performance, and our revenue has declined and may continue to decline in the future compared to prior periods.

Although we experienced rapid revenue growth in prior periods, for example with revenue of $479.7 million, $434.1 million and $260.9 million for the years ended December 31, 2022, 2021 and 2020, respectively, as we continue to grow our business, for the year ended December 31, 2023, we experienced a decline in revenues compared to the prior year, and our revenue growth rates have declined since 2020. The level of revenue we are able to generate, as well as our revenue growth rate, may continue to decline compared to prior fiscal years due to a number of reasons, which may include a decrease in the growth of our overall market or market saturation, slowing demand for our games, our inability to develop and launch new games, our inability to acquire new users of our games in an efficient manner, our inability to continue to acquire games or game studios, and our inability to capitalize on growth opportunities. In addition, our revenue may experience increased volatility due to global societal and economic disruption, such as those related to the COVID-19 pandemic and related government responses thereto as well as ongoing geopolitical conflicts.

Our business may suffer if we do not successfully manage our current and potential future growth.

Despite the decline in revenues in year ended December 31, 2023 compared to the year ended December 31, 2022, on the whole, we have grown significantly in recent years, and we intend to continue to expand the scope of the games we provide. Our revenues increased from $260.9 million in the year ended December 31, 2020 to $434.1 million in the year ended December 31, 2021 and to $479.7 million in the year ended December 31, 2022. Our anticipated future growth, particularly to the extent that growth is rapid, will likely place significant demands on our management and operations. Our success in managing our growth will depend, to a significant degree, on the ability of our executive officers and other members of senior management to operate effectively, and on our ability to improve and develop our financial and management information systems, controls and procedures. In addition, we will likely have to successfully adapt our existing systems and introduce new systems, expand, train and manage our employees and improve and expand our marketing capabilities. Further, our continued growth will depend to some degree on our continuing ability to find additional commercially viable acquisitions, or expanding our internal development.

If we are unable to properly and prudently manage our operations as and to the extent they continue to grow, or if the quality of our games deteriorates due to mismanagement, our brand name and reputation could be severely harmed, and our business, prospects, financial condition and results of operations could be adversely affected.

We may require additional capital to meet our financial obligations and support business growth, and this capital may not be available on acceptable terms or at all.

Based on our current plans and market conditions, we believe that cash flows generated from our operations will be sufficient to satisfy our anticipated cash requirements in the ordinary course of business for the foreseeable future. However, we intend to continue to make significant investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new games and features or enhance our existing games, improve our operating infrastructure or acquire complementary businesses, personnel and technologies. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our ordinary shares. Any debt financing we secure in the future could include restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly impaired, and our business may be harmed.

Our insurance may not provide adequate levels of coverage against claims.

We generally do not maintain insurance coverage other than director and officer liability insurance and certain limited professional indemnity insurance, as we believe that the majority of the risks that we face cannot be insured against or cannot be insured on economically reasonable terms. Therefore, any losses that we incur generally would not benefit from insurance coverage, and such losses could adversely affect our business prospects, results of operations, cash flows and financial condition.

Changes in tax laws or approach to their enforcement, new tax rulings, and audits or examinations of our filing positions, including withholding taxes, could materially affect our financial condition and results of operations.

Tax laws are dynamic and therefore subject to regular change as new laws are passed and new interpretations of existing laws are issued or applied. Our existing corporate structure and intercompany arrangements have been implemented in a manner which we consider to be in compliance with current prevailing tax laws. However, the tax treatment of our structure and any transactions between entities in our group, in the British Virgin Islands and Cyprus as well as in other applicable jurisdictions, could be subject to material adjustment. In addition, we expect taxing authorities in the jurisdictions where we do business, or are deemed to do business, for tax purposes, to audit or examine our income and transactions. The ultimate outcome of any such review processes, and any engagement we have with the relevant tax authorities, are difficult to predict.

We may be exposed to taxation in jurisdictions other than Cyprus if we are treated as having a permanent establishment or as being a tax resident in any of those jurisdictions. While we do not believe that either the Issuer or Nexters Global will be treated as having a tax residence or a permanent establishment elsewhere outside of Cyprus, we cannot provide assurance that foreign tax authorities will not attempt to claim that our entities have permanent establishment or tax residence in their jurisdictions. If any of the foregoing occurs, additional taxes, as well as related penalties, may be imposed on us and our business, prospects, financial condition and results of operations could be materially and adversely affected.

We could be required to collect sales taxes or be subject to other use-based tax liabilities in relation to past sales.

One or more countries or U.S. states or localities may seek to collect what they view as past or existing, or impose additional, sales, value added taxes or use or similar taxes on us by reference to the location of the users of our games. While we generally are not responsible for taxes generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to collect and pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes or digital services taxes may be imposed on companies making digital sales to consumers within the European Union. Additionally, since the Supreme Court of the United States ruled in South Dakota v. Wayfair, Inc. et al, or Wayfair, that online sellers can be required to collect sales and use tax despite not having a physical presence in the state of the customer, most U.S. states impose such obligations, and other U.S. states or local governments may adopt, or begin to enforce, laws requiring us to calculate, collect and remit taxes on sales in their jurisdictions.

As a result of the above, we are in the process of evaluating whether our activities give rise to sales, use, value added taxes and any other taxes in jurisdictions in which we historically have not registered to collect and remit taxes. In addition, we are monitoring indirect tax developments globally to confirm the impact of future anticipated indirect taxes on our business and services. A successful assertion by one or more of the countries or jurisdictions requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties, and could create significant administrative burdens for us or otherwise harm our business.

Risks Related to the Company’s Information Technology and Data Security

Our success depends upon our ability to adapt to, and keep pace with, changes in technology, platforms and devices, and evolving industry standards.

Our success depends upon our ability to attract and retain players, which is largely driven by maintaining and increasing the quality and content of our games. To satisfy players, we need to continue to improve their experience and innovate and introduce games that players find useful and that cause them to return to our suite of games more frequently. This includes continuing to improve our technology to tailor our game offerings to the preferences and requirements of additional geographic and market segments, and adapt to the release of new devices and platforms and to improve the user-friendliness and overall availability of our games, all of which can be costly and generate risk. Our ability to anticipate or respond to changing technology and evolving industry standards and to develop and introduce improvements and enhancements to games on a timely basis is a significant factor affecting our ability to remain competitive, expand and attract new players and retain existing players. We cannot assure you that we will achieve the necessary technological advances or have the financial or other resources needed to introduce new games or improvements and enhancements to games on a timely basis or at all. In addition, our ability to increase the number of players of our games will depend on continued player adoption of such games. Accordingly, our failure to develop or adjust to changes in technology, platforms, devices and operating models and evolving industry standards could adversely impact our business. Even where we are able to successfully adapt to changing technology, platforms, devices and operating models and evolving industry standards, we may require substantial expenditures to do so, which could adversely impact our business, financial condition and results of operations.

Our games and other software applications and systems, and the third-party platforms upon which they are made available, could contain undetected errors.

Our games and other software applications and systems, as well as the third-party platforms upon which they are made available, could contain undetected errors, bugs, flaws, corrupted data, defects and other vulnerabilities that could adversely affect the performance of our games. These defects may only become apparent after we launch a new game or publish an update to an existing game, particularly as we launch new games or updates and rapidly release new features to existing games under tight time constraints. For example, these errors could prevent a player from making in-game purchases of virtual items, which could harm our reputation or results of operations. These errors could also be exploited by cheating programs and other forms of misappropriation, thus harming the overall game-playing experience for our players. This could cause players to reduce their playing time or in-game purchases, discontinue playing our games altogether, or not recommend our games to other players, which could result in further harm to our reputation or results of operations. Such errors could also result in our games being non-compliant with applicable laws or create legal liability for us. Resolving such errors could disrupt our operations, cause us to divert resources from other projects, or harm our results of operations.

Any failure or significant interruption in our network could impact our operations and harm our business.

Our technology infrastructure is critical to the performance of our games and to player satisfaction. Most of our games run on public cloud computing systems run through Amazon Web Services with respective servers located in Ireland and Germany. The servers that host our systems located in these data centers are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, computer viruses, earthquakes and similar events. The occurrence of any of these events could cause our games to become unavailable for a short or long period of time. We have experienced, and may in the future experience, website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, malicious attempts to cause platform unavailability, and capacity constraints. If a particular game is unavailable when players attempt to access it or navigation through a game is slower than they expect, players may stop playing the game and may be less likely to return to the game as often, if at all. Similarly, certain games rely on third-party data centers, which may have similar risks over which we would have less control. A failure or significant interruption in our game service would harm our reputation and operations. We expect to continue to make significant investments in our technology infrastructure to maintain and improve all aspects of player experience and game performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and results of operations may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance, which may increase any potential harms that the business may suffer from systems failure or business interruptions.

Our success depends on the security and integrity of the games we offer, and security breaches or other disruptions could compromise our information or the information of our players and expose us to liability, which would cause our business and reputation to suffer.

We believe that our success depends in large part on providing secure games to our players. Our business sometimes involves the collection, storage, processing and transmission of players’ proprietary, confidential and personal information. We also maintain certain other proprietary and confidential information relating to our business and personal information of our personnel. Despite our security measures, our games may be vulnerable to attacks by hackers, players, vendors or employees or breaches due to malfeasance or other disruptions. Any security breach or incident that we experience could result in unauthorized access to, misuse of, or unauthorized acquisition of our or our players’ data, the loss, corruption or alteration of this data, interruptions in our operations, or damage to our computers or systems or those of our players or third-party platforms. Any of these could expose us to claims, litigation, fines and potential liability.

An increasing number of online services have disclosed security breaches, some of which have involved sophisticated and highly targeted attacks on portions of their services. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, public perception of the effectiveness of our security measures and brand could be harmed, and we could lose players. Data security breaches and other data security incidents may also result from non-technical means, such as actions by employees or contractors. Any compromise of our security could result in a violation of applicable privacy and other laws, regulatory or other governmental investigations, enforcement actions, and legal and financial exposure, including potential contractual liability that is not always limited to the amounts covered by our insurance. Any such compromise could also result in damage to our reputation and a loss of confidence in our security measures. Any of these effects could have a material adverse impact on our results of operations, cash flows and financial condition.

Our ability to prevent anomalies and monitor and ensure the quality and integrity of our games and software is periodically reviewed and enhanced, but may not be sufficient to prevent future attacks, breaches or disruptions. Similarly, we assess the adequacy of our security systems, including the security of our games and software to protect against any material loss to any of our players and the integrity of our games to players. However, we cannot provide assurances that our business will not be affected by a security breach or lapse.

If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.

Our computer systems, hardware, software, technology infrastructure and online sites and networks for both internal and external operations (collectively, “IT Systems”) may be vulnerable to computer viruses or physical or electronic intrusions that our security measures may not detect. We have experienced security incidents in the past, and we may face additional attempted and actual security intrusions in the future. Any circumvention of our security measures could result in the misappropriation or disclosure of information about players, employees, business partners and others, including personal information, as well as proprietary information belonging to our business such as trade secrets (collectively, “Confidential Information”), interrupt our operations, result in financial loss or otherwise cause damage to our reputation and business. Further, the ability to bypass our information security controls could degrade our trust and safety programs, which could expose individuals to a risk of physical harm or violence.

If there is a breach of our IT Systems or Confidential Information and we know or suspect that certain personal information has been exfiltrated, accessed, or used inappropriately, we may need to inform individual whose data was stolen, accessed, or used. For instance, laws in all fifty U.S. states and outside the United States (and sometimes contractual and/or other obligations) and certain international laws and regulations require notification of certain incidents to a number of third parties, such as impacted customers, regulators, credit reporting agencies or others when certain information has been compromised as a result of a security breach. Further, under certain regulatory schemes, such as the California Consumer Privacy Act, as discussed below, we may be fined and/or liable for statutory damages on a per breached record basis, irrespective of any actual damages or harm to the individual. This means that in the event of a breach we could face government scrutiny or consumer class actions alleging statutory damages amounting to hundreds of millions, and possibly billions of dollars. In addition, a cyber incident resulting in an adverse impact to the availability, integrity or confidentiality of our IT Systems or Confidential Information can result in harm to our reputation, cause us to breach our contracts with other parties or subject us to legal claims or proceedings (such as class actions), regulatory investigations and enforcement actions, fines and penalties, any of which could materially affect our business, prospects, financial condition and operating results.

There are risks of cyber incidents both on and off our systems as we increase the types of technology we use to operate our platform, including mobile apps and third-party payment processing providers, and as we collaborate with third parties that may need to process our user data or have access to our infrastructure. The evolution of technology systems introduces ever more complex security risks that are difficult to predict and defend against. Further, there has been a surge in widespread cyber-attacks during the COVID-19 pandemic. The increase in the frequency and scope of cyber-attacks during the COVID-19 pandemic has exacerbated data security risks. An increasing number of companies, including those with significant online operations, have recently disclosed breaches of their security, some of which involved sophisticated tactics and techniques allegedly attributable to criminal enterprises or nation-state actors. While we take significant measures to guard against the type of activity that can lead to data breaches, the techniques used by bad actors to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are unknown until launched against a target. Cyber-attacks are also expected to accelerate on a global basis in frequency and magnitude as threat actors are becoming increasingly sophisticated in using techniques and tools – including artificial intelligence – that circumvent security controls, evade detection and remove forensic evidence. As such, we may be unable to anticipate these tactics and techniques or to implement adequate preventative measures to detect, prevent or mitigate future cyber-attacks or other incidents, or to avoid a material adverse impact to our IT Systems, Confidential Information or business. In addition, we and our third-party vendors or suppliers that host our data have experienced cyber-attacks in the past and may encounter cyber-attacks in the future, which may take a variety of forms, including denial of service attacks, botnets, malicious file attacks, cross-site scripting, credential abuse, ransomware, bugs, viruses, worms, and malicious software programs. All of these types of cyber incidents can give rise to a variety of losses and costs, including legal exposure and regulatory fines, damages to reputation, and others.

Further, with a large geographically disparate employee base, we are not immune from the possibility of a malicious insider compromising our IT Systems and infrastructure. This risk has grown in light of the greater adoption of remote work following the COVID-19 pandemic. We also have a distributed community support organization including third-party providers that have access to personal information. We and other companies in our industry have dealt with incidents involving such insiders exfiltrating the personal information of customers, stealing corporate trade secrets and key financial metrics, and illegally diverting funds. No series of measures can fully safeguard against a sufficiently determined and skilled insider threat.

In addition, there may be an increased risk of cyber-attacks by state actors or others due to the ongoing conflict between Russia and the Ukraine including, on the one hand, cybersecurity attacks perpetrated by Russia or others at its direction in response to economic sanctions or other actions taken by certain jurisdictions (including Cyprus, where our headquarters are located) against Russia in connection with its military action in Ukraine and, on the other hand, cybersecurity attacks against the Company due to its origins in Russia and its historical association with Russia, in spite of its recent divestment of all of its Russia-based subsidiaries. Any increase in such attacks on us or our systems could adversely affect our platform, networks, IT Systems or other operations.

Bad actors have targeted and will continue to target us, such as through phishing attacks where a third party attempts to infiltrate our IT Systems or acquire information by posing as a legitimate inquiry or electronic communication, which are fraudulent identity theft schemes designed to appear as legitimate emails from us or from our users. Bad actors may also employ other schemes aimed at defrauding our users in ways that we may not anticipate or be able to adequately guard against. Even if phishing and spamming attacks and other fraud schemes are not carried out through our systems, victims may nevertheless seek recovery from us. Because of our prominence, we believe that we are a particularly attractive target for such attacks. Though it is difficult to determine what, if any, harm may directly result from any specific scheme or attack, any failure to maintain performance, reliability, security, confidentiality, integrity, and availability of our offerings, services, and technical infrastructure and may harm our reputation.

The costs to eliminate or address the foregoing security threats and vulnerabilities before or after a cyber-incident could be significant. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service, and loss of existing or potential suppliers or players. We maintain cybersecurity policies and procedures to manage risk to our information technology systems, and we continuously adapt our systems and processes to mitigate such threats, and plan to enhance our protections against such attacks. Nevertheless, in light of the complex and evolving nature of such incidents, there can also be no assurance that our cybersecurity risk management program and processes, including our policies, controls or procedures, will be fully implemented, complied with or effective in protecting our IT Systems and Confidential Information. Moreover, because we make extensive use of third party suppliers and service providers, such as cloud services that support our internal and external-facing operations, successful cyber-attacks that disrupt or result in unauthorized access to third party IT Systems can materially impact our operations and financial results. As a result, we may not be able to address these threats proactively or implement adequate preventative measures, and we may be unable to promptly detect and address any such disruption and/or cyber breach, if at all. While to date no incidents have had a material impact on our operations or financial results, we cannot guarantee that material incidents will not occur in the future.

In addition, as threats related to cyber-attacks develop and grow, we may also find it necessary to make further investments to protect our data and infrastructure, which may impact our results of operations. We may be unable to cover all possible claims stemming from security breaches, cyber-attacks and other types of unlawful activity, or any resulting disruptions from such events, and we may suffer losses that could have a material adverse effect on our business. We do not maintain insurance policies covering losses relating to cybersecurity incidents, which may increase any potential harms that the business may suffer from a cyber-attack. We could also be negatively impacted by existing and proposed laws and regulations in the United States, Cyprus and other jurisdictions in which we operate, as well as government policies and practices related to cybersecurity, data privacy, data localization, data protection and access to data. In addition, the platforms on which we distribute games may encourage, or require, compliance with certain security standards, such as the voluntary cybersecurity framework released by the U.S. National Institute of Standards and Technology, or NIST, which consists of controls designed to identify and manage cyber-security risks, and we could be negatively impacted to the extent we are unable to comply with such standards. See “—Data privacy and security laws and regulations, and related guidance and standards, in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.”

We rely on information technology and other systems, and any failures in our systems or errors, defects or disruptions in our games could diminish our brand and reputation, subject us to liability and disrupt our business and adversely impact our results of operations.

We rely on IT Systems that are important to the operation of our business, some of which are managed by third parties. These third parties are typically under no obligation to renew agreements and there is no guarantee that we will be able to renew these agreements on commercially reasonable terms, or at all. These systems are used to process, transmit and store electronic information, to manage and support our business operations and to maintain internal control over our financial reporting. In addition, we collect and store certain data, including Confidential Information, and may have access to confidential or personal information in certain of our businesses that is subject to privacy and security laws and regulations. We could encounter difficulties in developing new systems, maintaining and upgrading current systems and preventing security breaches. Among other things, as described above, our systems are susceptible to damage, outages, disruptions or shutdowns due to fire, floods, power loss, break-ins, as well as evolving cybersecurity risks that threaten the confidentiality, integrity and availability of our IT Systems and Confidential Information, including from diverse threat actors, such as state-sponsored organizations, opportunistic hackers and hacktivists, as well as through diverse attack vectors, such as social engineering/phishing, malware (including ransomware), malfeasance by insiders, human or technological error, malicious file attacks, bugs, viruses, worms, cross-site scripting, credential abuse, network penetration, denial of service attacks, and as a result of bugs, misconfigurations or exploited vulnerabilities in software or hardware. Moreover, any failures in our IT Systems or telecommunications services could affect our ability to operate our games or otherwise conduct business.

Portions of our IT Systems, including those operated by third parties, may experience interruptions, delays or cessations of service or produce errors in connection with systems integration or migration work that takes place from time to time. We may not be successful in implementing new systems and transitioning data, which could cause business disruptions and be more expensive, time-consuming, disruptive and resource-intensive. In addition, as described above, our IT Systems and Confidential Information are also vulnerable to a range of cybersecurity risks and threats, including malicious code embedded in open-source software, or misconfigurations, bugs or other vulnerabilities in commercial software that is integrated into our (or our third parties’) IT systems, products or services. We have no control over third parties that provide services to us and those parties could suffer problems or make decisions adverse to our business.

We have contingency plans in place to prevent or mitigate the impact of these events. However, such disruptions could materially and adversely impact our ability to deliver games to players and interrupt other processes. If our IT Systems do not allow us to transmit accurate information, even for a short period of time, to key decision-makers, the ability to manage our business could be disrupted and our results of operations, cash flows and financial condition could be materially and adversely affected. Failure to properly or adequately address these issues could impact our ability to perform necessary business operations, which could materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition.

Substantially all of our games rely on data transferred over the internet, including wireless internet. Access to the internet in a timely fashion is necessary to provide a satisfactory player experience to the players of our games. Third parties, such as telecommunications companies, could prevent access to the internet or limit the speed of our data transmissions, with or without reason, causing an adverse impact on our player experience that may materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. In addition, telecommunications companies may implement certain measures, such as increased cost or restrictions based on the type or amount of data transmitted, that would impact consumers’ ability to access our games, which could in turn materially and adversely affect our reputation, competitive position, results of operations, cash flows and financial condition. Furthermore, internet penetration may be adversely affected by difficult global economic conditions or the cancellation of government programs to expand broadband access. Moreover, access to internet, applications and services which we operate or on which we depend may, in some jurisdictions, be blocked or restricted as a matter of law and speed of internet may be reduced based on decisions of regulators and courts.

Our business depends on the growth and maintenance of wireless communications infrastructure.

Our success depends on the continued growth and maintenance of wireless communications infrastructure in the United States and internationally. This includes deployment and maintenance of reliable next-generation digital networks with the speed, data capacity and security necessary to provide reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of subscribers continues to increase, or if existing or future subscribers increase their bandwidth requirements. Wireless communications have experienced a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as our ability to distribute our games successfully. In addition, changes by a wireless carrier to network infrastructure may interfere with downloads of our games and may cause players to lose functionality in our games that they have already downloaded. This could harm our reputation, business, financial condition and results of operations.

Data privacy and security laws and regulations, and related guidance and standards, in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.

We collect, process, store, use and share data, some of which contains personal information, including the personal information of our players. Our business is therefore subject to a number of federal, state, local and foreign laws, regulations, regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information. Such laws, regulations, regulatory codes and guidelines are complex, may be inconsistent across jurisdictions or conflict with other rules and their interpretation is rapidly evolving, making implementation and enforcement, and thus compliance requirements, ambiguous, uncertain, and potentially inconsistent. Compliance with such laws may require changes to our data collection, use, transfer, disclosure, other processing, and certain other related business practices and may thereby increase compliance costs or have other material adverse effects on our business.

As the scope of data privacy and security regulations worldwide continues to evolve, we believe that the adoption of increasingly restrictive regulations in this area is likely within the United States and other jurisdictions. For example, in the United States, a number of state-level data privacy laws have or will soon go into effect that introduce new data privacy rights for consumers and new operational requirements for companies. For instance, the California Consumer Privacy Act (“CCPA”) provides data privacy rights for California residents and operational requirements for covered companies. Among other things, companies covered by the CCPA must provide new disclosures to California residents and afford such residents certain privacy rights relating to their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. In addition, the California Privacy Rights Act (“CPRA”), which took effect in January 2023, expanded the rights granted under the CCPA, created a new enforcement agency, the California Privacy Protection Agency, and imposed additional obligations on covered companies.

Additionally, other U.S. states have implemented, or are in the process of implementing, similar new laws or regulations. For example, the Virginia Consumer Data Protection Act (“VCDPA”), which took effect on January 1, 2023, the Colorado Privacy Act (“CPA”) and the Connecticut Data Privacy Act (“CTDPA”), which both took effect on July 1, 2023, and the Utah Consumer Privacy Act (“UCPA”), which took effect on December 31, 2023, similarly impose new privacy rights and obligations on covered companies. In addition to the CCPA, the VCDPA, CPA, CTDPA and UCPA provide for civil penalties for violations that are enforceable by the Attorney General of its respective state, which could range into the millions of dollars. More generally, the enactment of the CCPA, VCDPA, CPA, CTDPA and UCPA could mark the beginning of a trend toward more stringent United States federal privacy legislation, which could increase our potential liability and adversely affect our business. We cannot fully predict the impact of these laws, or subsequent guidance, regulations or rules on our business or operations, including those that are still in draft form, but they may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal information, our financial condition, and the results of our operations or prospects. Further, if we become subject to other state-level data privacy laws, guidelines or regulations, we may be required again to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Outside of the United States, many countries have also adopted comprehensive data protection and security laws. In the BVI we are subject to the Data Protection Act, 2021 (the “BVI DPA”) The DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Integrity Principle and the Access Principle). The BVI DPA is however based on the original UK Data Protection Act 1998 and therefore less comprehensive than the GDPR (defined below) and UK GDPR (defined below) to which we are also subject.

We are also subject to the EU General Data Protection Regulation 2016/679 (the “GDPR”) in the European Economic Area (the “EEA”), and, following the withdrawal of the United Kingdom from the European Union, we have had to comply with the GDPR as implemented in the United Kingdom, which together with the amended United Kingdom Data Protection Act 2018 (together, the “UK GDPR”), retains in large part the GDPR in United Kingdom national law. The GDPR and the UK GDPR (collectively, the “Applicable UK/EU Data Protection Laws”) impose comprehensive data privacy compliance obligations on controllers and processors of personal data in the EEA and the United Kingdom, including, for example, specific standards for obtaining consent from individuals to process their personal data, robust disclosures to individuals and a comprehensive individual data rights regime, and defined timelines for data breach notifications. The Applicable UK/EU Data Protection Laws create compliance obligations applicable to our business and some of our players, which can be uncertain given rapidly developing guidance and case law, and could change our business practices, expose us to significant reputational damage, regulatory enforcement actions or assessment notices (for a compulsory audit), orders to cease/change our data processing activities, and/or civil lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations, amongst others, for alleged breach of data protection laws. The Applicable UK/EU Data Protection Laws include financial penalties for noncompliance including possible fines of up to the greater of 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, for the most serious violations. Many geographies in which we operate, including Australia, Brazil, Canada and India, have passed or are in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

We are also subject to EU and UK rules with respect to cross-border transfers of personal data out of the EEA and the UK, respectively, and recent legal developments and guidance have created complexity and uncertainty regarding such transfers to other countries, in particular in relation to transfers to the United States. In July 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield and further noted that reliance on the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism and potential alternative to the Privacy Shield) alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. A replacement for the Privacy Shield Framework was introduced, the EU-US Data Privacy Framework (“DPF”); however, this framework may also face challenges. The European Commission adopted its adequacy decision in 2023 rendering the DPF effective as an EU GDPR transfer mechanism to U.S. entities self-certified under the DPF. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government) as a UK GDPR data transfer mechanism to U.S. entities self-certified under the UK Extension to the DPF. There has been increased regulatory action and attention in relation to international data transfers.

We currently rely on the standard contractual clauses to transfer personal information outside the EEA and the UK, including to the United States, with respect to both intragroup and third party transfers. As the enforcement landscape further develops, and supervisory authorities issue further decisions and guidance on personal information export mechanisms, we could suffer additional costs, complaints and/or regulatory investigations or fines, we may have to stop using certain tools and vendors and make other operational changes, we have had to and will have to implement revised standard contractual clauses for existing intragroup, customer and vendor arrangements within required time frames, and/or if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could materially adversely affect our business, results of operations and financial condition. In particular, given the complexity and constantly evolving nature of our cross-border data transfers, our standard contractual clauses will need to be updated over time to fully legitimize our data transfers, and a failure to do so could result in enforcement action from regulators. There can be no assurances that we will be successful in our efforts to comply with the GDPR or other privacy and data protection laws and regulations, or that violations will not occur, particularly given the complexity of both these laws and our business, as well as the uncertainties that accompany new laws.

Our business also increasingly relies on machine learning, artificial intelligence and automated decision making to improve our services and tailor our interactions with our customers (see “—Risks Related to the Company’s Intellectual Property—Use of generative artificial intelligence tools in our business may result in significant reputational harm and liability”). However, in recent years use of these methods has come under increased regulatory scrutiny. New laws, guidance and/or decisions in this area may limit our ability to use our machine learning and artificial intelligence, or require us to make changes to our platform or operations that may decrease our operational efficiency, result in an increase to operating costs and/or hinder our ability to improve our services. For example, there are specific rules on the use of automated decision making under the Applicable UK/EU Data Protection Laws that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision. Equally, the regulatory framework around the development and use of machine learning, artificial intelligence and automated decision making is evolving. In Europe, European Union legislators recently reached a political agreement on the EU Artificial Intelligence Act (“EU AI Act”), which establishes a comprehensive, risk-based governance framework for artificial intelligence in the EU market. The EU AI Act is expected to enter into force in 2024, and the majority of the substantive requirements will apply two years later. The EU AI Act will apply to companies that develop, use and/or provide artificial intelligence in the EU and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose artificial intelligence and foundation models, and proposes fines for breach of up to 7% of worldwide annual turnover. In addition, on September 28, 2022, the European Commission proposed two Directives seeking to establish a harmonized civil liability regime for artificial intelligence in the EU in order to facilitate civil claims in respect of harm caused by artificial intelligence and to include artificial intelligence-enabled products within the scope of the EU’s existing strict liability regime. Once fully applicable, the EU AI Act will have a material impact on the way artificial intelligence is regulated in the EU, and together with developing guidance and/or decisions in this area, may affect our use of artificial intelligence and our ability to provide and to improve our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, operations and financial condition.

Any failure or perceived failure by us to comply with our posted privacy policies, our privacy-related obligations to players or other third parties, or any other legal obligations or regulatory requirements relating to privacy, data protection, or information security may result in governmental investigations or enforcement actions, litigation, claims (including class actions), or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us, and otherwise materially and adversely affect our reputation and business. Furthermore, the costs of compliance with, and other burdens imposed by, the laws, regulations, and policies that are applicable to us may limit the adoption and use of, and reduce the overall demand for, our games. Additionally, if third parties we work with, such as our service providers or data sharing partners, violate applicable laws, regulations, or agreements, such violations may put our players’ and/or employees’ data at risk, could result in governmental investigations or enforcement actions, fines, litigation, claims (including class action claims) or public statements against us by consumer advocacy groups or others and could result in significant liability, cause our players to lose trust in us and otherwise materially and adversely affect our reputation and business. Further, public scrutiny of, or complaints about, technology companies or their data handling or data protection practices, even if unrelated to our business, industry or operations, may lead to increased scrutiny of technology companies, including us, and may cause government agencies to enact additional regulatory requirements, or to modify their enforcement or investigation activities, which may increase our costs and risks.

In addition, in some cases, we are dependent upon our platform providers to solicit, collect and provide us with information regarding our players that is necessary for compliance with these various types of regulations. Our business, including our ability to operate and expand internationally, could be adversely affected if laws or regulations are adopted, interpreted or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our games, features or our privacy policy. These platform providers may dictate rules, conduct or technical features that do not properly comply with federal, state, local and foreign laws, regulations and regulatory codes and guidelines governing data privacy, data protection and security, including with respect to the collection, storage, use, processing, transmission, sharing and protection of personal information and other consumer data. In addition, these platforms may dictate rules, conduct or technical features relating to the collection, storage, use, transmission, sharing and protection of personal information and other consumer data, which may result in substantial costs and may necessitate changes to our business practices, which in turn may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. Any failure or perceived failure by us to comply with these platform-dictated rules, conduct or technical features may result in platform-led investigations or enforcement actions, litigation, or public statements against us, which in turn could result in significant liability or temporary or permanent suspension of our business activities with these platforms, cause our players to lose trust in us, and otherwise compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations.

Player interaction with our games is subject to our privacy policy and terms of service. If we fail to comply with our posted privacy policy or terms of service or if we fail to comply with existing privacy-related or data protection laws and regulations, it could result in complaints by data subjects or proceedings or litigation against us by governmental authorities or others, which could result in fines or judgments against us, damage our reputation, non-availability of our services, impact our financial condition and harm our business. If regulators, the media or consumers raise any concerns about our privacy and data protection or consumer protection practices, even if unfounded, this could also result in fines or judgments against us, damage our reputation, and negatively impact our financial condition and damage our business.

In the area of information security and data protection, many jurisdictions have passed laws requiring notification when there is a security breach for personal information or requiring the adoption of minimum information security standards that are often vaguely defined and difficult to implement. Our security measures and standards may not be sufficient to protect personal information and we cannot guarantee that our security measures will prevent security breaches, cyber-attacks, acts of vandalism, computer viruses, malware, ransomware, denial-of-service attacks, human error issues or other similar events that lead to misplaced or lost information, programming and/or other similar issues. A security breach that compromises personal information could harm our reputation and result in a loss of player and/or employee confidence in our games and ultimately in a loss of players, which could adversely affect our business and impact our financial condition. A security breach could also involve loss or unavailability of business-critical data, and could require us to spend significant resources to mitigate and repair the breach, which in turn could compromise our growth and adversely affect our ability to attract, monetize or retain players. These risks could also subject us to liability under applicable security breach-related laws and regulations and could result in additional compliance costs, costs related to regulatory inquiries and investigations, and an inability to conduct our business. See “—If we sustain cyber-attacks or other privacy or data security incidents that result in security breaches, we could suffer a loss of sales and increased costs, exposure to significant liability, reputational harm and other negative consequences.”

Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies and similar tracking technologies.

In recent years, European lawmakers and regulators have expressed concern over electronic marketing and the use of third-party cookies, web beacons and similar technology for online behavioral advertising. In the EEA and the United Kingdom, under national laws derived from the ePrivacy Directive, informed consent is required for the placement of certain cookies or similar technologies on a user’s device and for direct electronic marketing. European data protection laws also impose conditions on obtaining valid consent for cookies, such as a prohibition on pre-checked consents and a requirement to ensure separate consents are sought for each type of cookie or similar technology. Recent European court and regulator decisions and regulatory guidance are driving increased attention to cookies and tracking technologies and regulators across the EU and in the UK are increasingly active in enforcement in this area.

Regulation of cookies, web beacons and other tracking technologies may lead to broader restrictions on our online activities, including efforts to understand followers’ internet usage and promote ourselves to them. If the trend of increasing enforcement by regulators of the strict approach to opt-in consent for all but essential use cases, as seen in recent guidance and decisions continues, this could lead to substantial costs, require significant systems changes, limit the effectiveness of our marketing activities, compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, divert the attention of our technology personnel, increase regulatory scrutiny, and adversely affect our business, reputation, legal exposures, margins, financial condition and results of operations. Changes proposed by providers of major browsers to eliminate or restrict the usage of third-party cookies to track user behaviors, and to allow users to limit the collection of certain data generally or from specified websites and apps, could impair our ability to collect user information, including personal data and usage information, that helps us to understand followers’ internet usage, promote ourselves to them, and provide more targeted advertising. These changes could adversely affect our business, given our use of cookies and similar technologies to target our marketing and personalize the user experience. See “—Risks Related to the Company’s Business and Operations—Our business depends on our ability to collect and use data to deliver relevant content and advertisements, and any limitation on the collection and use of this data could cause us to lose revenues.”

In light of the complex and evolving nature of EU, EU Member State and UK privacy laws on cookies and tracking technologies, there can be no assurances that we will be successful in our efforts to comply with such laws; violations of such laws could result in regulatory investigations, fines, orders to cease/ change our use of such technologies, as well as civil claims including class actions, and reputational damage.

Our business, products, and distribution are subject to increasing regulation of content. If we do not successfully respond to these regulations, our business, financial condition and results of operations could be materially adversely affected.

The video game industry has come under increased scrutiny from regulators and consumer advocacy groups, many of which are calling for increased regulation/oversight of the content of video games. While none of our games target children under 13 years of age as their primary audience, the FTC, as well as consumer organizations, may consider that the characteristics of several of our games attract children under 13 years of age. The U.S. Children’s Online Privacy Protection Act, or COPPA, regulates the collection, use and disclosure of personal information from children under 13 years of age. While none of our games are directed at children under 13 years of age, if COPPA were to apply to us, failure to comply with COPPA may increase our costs, subject us to expensive and distracting government investigations and could result in substantial fines. Although we have taken certain measures to identify which of our games are subject to COPPA due to their child-appealing nature and to comply with COPPA with respect to those games, if COPPA were to apply to us in a manner other than we have assessed or prepared for, our actual or alleged failure to comply with COPPA may increase our costs, subject us to expensive and distracting lawsuits or government investigations, could result in substantial fines or civil damages and could cause us to temporarily or permanently discontinue certain games or certain features and functions in games. On December 20, 2023, the Federal Trade Commission issued a Notice of Proposed Rulemaking recommending amendments to COPPA. The proposed changes would impose significant obligations on covered businesses and if adopted, would materially impact how companies subject to COPPA may collect personal information from children under 13 years of age.

It is likely that other countries will follow with their own codes or guidance documents relating to processing personal information from children or in relation to online harms. For example, in the European Union, regulators are increasingly focusing on risks related to children’s data as part of the data protection and privacy compliance enforcement. In addition, in November 2022, the EU Digital Services Act (“DSA”) came into force, and the majority of the DSA’s substantive provisions relating to content moderation and transparency will take effect between 2023 and 2024. The DSA may increase our compliance costs and require changes to our user interfaces, processes and operations which may adversely affect our ability to attract, retain and provide our services to users, and may otherwise adversely affect our business, operations and financial condition. Failure to comply with the DSA can result in fines of up to 6% of total annual worldwide turnover and recipients of services have the right to seek compensation from providers in respect of damage or loss suffered due to infringement by the provider to comply with the DSA. The United Kingdom has enacted the “Age Appropriate Design Code,” a statutory code of practice pursuant to the United Kingdom Data Protection Act 2018. This code came into force on September 2, 2021, following a 12-month transition period for organizations to conform. The code requires online services, including our games that are likely to be accessed by children under 18, to put the best interests of the child’s privacy first in the design, development and data-related behavior of the game. The UK government has passed legislation relating to "online harms" (the Online Safety Act, “OSA”), which sets forth an extensive regulatory framework for certain services and imposes obligations to protect users from illegal content which, if applicable, may increase compliance costs and may otherwise adversely affect our business, operations and financial condition. Failure to comply with the OSA can result in fines of up to 10% of total annual worldwide turnover or £18 million (whichever is greater). New laws and regulations relating to children’s data, content moderation, online harms and online safety may result in substantial costs and may necessitate changes to our business practices which may compromise our growth strategy, adversely affect our ability to attract, monetize or retain players, and otherwise adversely affect our business, reputation, legal exposures, financial condition and results of operations. The improvements and changes we make may not be sufficient and we may find ourselves in breach of legislation, subject to audits and reviews by governmental authorities and subject to fines or penalties as a result of user content. Our brand and reputation may be damaged by reports of non-compliance.

Additionally, certain countries, such as the People’s Republic of China (the “PRC” or “China”), have laws that permit governmental entities to restrict marketing or distribution of interactive entertainment software products because of the content therein. For example, the government and regulatory authorities in China have adopted regulations governing content contained within videos, games, and other information over the internet. Under these regulations, internet content providers are prohibited from posting or displaying over the internet content that, among other things, violates the PRC laws and regulations, impairs the national dignity of China or the public interest, or is obscene, superstitious, fraudulent, violent or defamatory. Internet content providers are also prohibited from displaying content that may be deemed by relevant government authorities as “socially destabilizing” or leaking “state secrets” of China. Such regulations may extend to a prohibition on certain state flags, or scrutiny of in-game chat and messaging functions. These rules and regulations could limit our growth potential in China and may damage our reputation, any of which could have a material adverse effect on our business. See “—Risk Related to the Company’s International Operations and Ownership—Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position, and results of operations.”

Furthermore, the future implementation of similar laws or regulations in the jurisdictions in which we operate may restrict or prohibit the sale of our games or may require modifications to our games that are costly to implement, degrade the consumer experience to the point where users cease to play the affected games, or are not feasible at all. Further changes in the regulations, their interpretation or their enforcement could have a material adverse effect on our business and results of operations.

Risks Related to the Company’s Intellectual Property

Our intellectual property rights and proprietary information help protect our business. If we are unable to obtain, maintain and enforce intellectual property protection for our games, or if the scope of intellectual property protection is not sufficiently broad, others may be able to develop and commercialize games substantially similar to ours, and our ability to successfully commercialize our games may be compromised.

We believe that our success depends, in part, on protecting our owned and licensed intellectual property, and we rely on applicable laws in various jurisdictions, as well as contractual restrictions. Our intellectual property rights include certain trademarks, copyrights and trade secrets relating to our games or technology we operate, and other rights in proprietary or confidential information. Our success may depend, in part, on our and our licensors’ ability to protect the trademarks, trade dress, names, logos or symbols under which we market our games and other products and to obtain and maintain copyright, trade secret and other intellectual property protection for the technologies, designs, software and innovations used in our games and our business. It is possible that third parties, including our competitors, may develop similar technology to ours that overlap or compete with our technology. If we are unable to adequately protect our intellectual property and other proprietary rights, our competitive position and our business could be harmed. We do not own any patents or pending patent applications, and may not own any in the future. Accordingly, we are not able to assert any patent infringement claims against any third party. Furthermore there is a risk that third parties may assert that our technology infringes their patents, and we may not be able successfully to defend such claims or to counterclaim in order to invalidate such third party patents. These third parties may seek to charge us a licensing fee or otherwise preclude the use of our technology.

We have pursued and continue to pursue the filing and registration of trademarks in the United States and certain other jurisdictions, a process that is expensive and time-consuming, particularly when it is likely that not all trademark applications will be successful. We may not pursue infringement claims or be able to obtain protection for our intellectual property rights in all jurisdictions. Our copyrights may not be recognized and our trademark applications may be denied in certain jurisdictions because they are determined, pursuant to the applicable law, not to fulfill the criteria for copyright or trademark protection. In some cases, to the extent that a trademark is not registered within a certain class or region, a third party may attempt to have a ‘competing’ trademark registered in such class or region thus diluting our trademark and damaging our goodwill. Even if we are successful in obtaining registered trademark and registered copyright protection, it is expensive to maintain these rights and the costs of defending our rights could be substantial. Moreover, our failure to develop and properly manage new intellectual property could hurt our market position and limit or eliminate our business opportunities. Furthermore, changes to intellectual property laws may jeopardize the enforceability and validity of our existing intellectual property portfolio and harm our ability to obtain protection for future intellectual property rights.

In addition, we cannot assure you that we will be able to maintain consumer value in our trademarks, copyrights or other intellectual property rights in our technologies, designs, software and innovations. The measures we take to protect our intellectual property rights may not provide us with a competitive advantage and our competitive position and our business could be harmed. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed, misappropriated or otherwise violated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends, which could result in competitive harm.

If we are unable to protect the confidentiality of our trade secrets, our business and competitive position would be harmed.

We rely on maintaining as confidential our trade secrets and other proprietary information, including our know-how, software source code and technology, to maintain our competitive position. We enter into agreements containing obligations of confidentiality with our employees, independent contractors and other third parties in order to limit access to, and disclosure and use of, our trade secrets and proprietary information, but we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary information. Further, any of these parties may breach the agreements and disclose our proprietary information, including our trade secrets, and we may not be able to obtain adequate remedies for such breaches. Additionally, even if parties to whom we intentionally disclose our trade secrets and other proprietary information maintain the confidentiality of that information, third party actions may result in a breach of our information technology systems, or those of the persons to whom we disclosed our trade secrets or proprietary information, which could result in the loss of confidentiality of our trade secrets and proprietary information. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret is difficult, expensive, and time-consuming, and the outcome is unpredictable. In addition, some courts inside and outside the United States are less willing or unwilling to protect trade secrets. Trade secrets do not provide a monopoly protection right, so if any of our trade secrets were to be lawfully obtained or independently developed by a competitor or other third party, we would have no right to prevent them from using that technology or information to compete with us, which could harm our competitive position, business, financial condition, results of operations, and prospects.

We may be subject to claims that our employees, consultants or advisors have wrongfully used or disclosed alleged trade secrets of their current or former employers or claims asserting ownership of what we regard as our own intellectual property.

Many of our employees, consultants and advisors are currently or were previously employed at other companies in our field, including our competitors or potential competitors. Although we try to ensure that our employees, consultants and advisors do not use the proprietary information or know-how of others in their work for us by including standard provisions in our employment agreements and contracts with consultants and advisors, we may be subject to claims that we or these individuals have used or disclosed intellectual property, including trade secrets or other proprietary information, of any such individual’s current or former employer in the performance of their work for us. If any such claims are asserted, whether they are made with or without basis, we may need to engage in litigation to defend against them. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable personnel and the right to use valuable intellectual property or proprietary information. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and our employees.

In addition, while it is our policy to require our employees and contractors who may be involved in the conception or development of intellectual property to execute agreements assigning such intellectual property to us, we may be unsuccessful in executing such an agreement with each party who, in fact, conceives or develops intellectual property that we regard as our own. The assignment of intellectual property rights may not be self-executing, or the assignment agreements may be breached, and we may be forced to bring claims against third parties, or defend claims that they may bring against us, to determine the ownership of what we regard as our intellectual property. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We may become involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and unsuccessful.

Third parties, including our competitors, could be infringing, misappropriating or otherwise violating our intellectual property rights. Monitoring unauthorized use of our intellectual property is difficult and costly. The steps we have taken to protect our proprietary rights may not be adequate to enforce our rights against infringement, misappropriation or other violation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully enforce our intellectual property rights could harm our ability to compete and reduce demand for our games.

In the future, we may make claims of infringement against third parties, or make claims that third-party intellectual property rights are invalid or unenforceable. These claims could:

·	cause us to incur greater costs and expenses in the protection of our intellectual property;

·	potentially negatively impact our intellectual property rights, for example, by causing one or more of our intellectual property rights to be ruled or rendered unenforceable or invalid;
·	potentially negatively impact our position vis-à-vis third-party intellectual property rights if they are determined to be valid and enforceable; or
·	divert management’s attention and our resources.

In any lawsuit we bring to enforce our intellectual property rights, a court may refuse to stop the other party from using the technology at issue on grounds that our intellectual property rights do not cover the technology in question or that certain use which we believe to be harmful is a fair use. Further, in such proceedings, the defendant could counterclaim that our intellectual property is invalid or unenforceable and the court may agree, in which case we could lose valuable intellectual property rights. The outcome in any such lawsuits are unpredictable.

Litigation or other legal proceedings could result in public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. We may not have sufficient financial or other resources to conduct such litigation or proceedings adequately. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their greater financial resources and more mature and developed intellectual property portfolios. Uncertainties resulting from the initiation and continuation of intellectual property proceedings could harm our ability to compete in the marketplace. In addition, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. Although disclosures made in the course of litigation are usually subject to non-disclosure and non-compete obligations, if a recipient of such disclosures did choose to use the information in its business it may be difficult for us to prove that any developments made by such recipient is as a direct result of unauthorized use of our confidential information. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

We license certain intellectual property rights from third parties and, in the future, we may enter into additional agreements that provide us with licenses to valuable intellectual property rights or technology.

We license certain intellectual property rights from third parties related to the operations of our business, including licensed content for our games, rights needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered. Even if games based on licensed content or brands remain popular, any of our licensors could decide not to renew our existing licenses or not to license additional intellectual property rights to us and instead license to our competitors or develop and publish its own games or other applications, competing with us in the marketplace. Many of these licensors already develop games for other platforms, and may have significant experience and development resources available to them should they decide to compete with us rather than license to us.

Failure to maintain or renew our existing licenses or to obtain additional licenses would impair our ability to introduce new games or to continue to offer our current games, which would materially harm our business, results of operations and financial condition. If we breach our obligations under existing or future licenses, we may be required to pay damages and our licensors might have the right to terminate the license. Termination by a licensor would cause us to lose valuable rights and could inhibit our ability to commercialize future games, which would harm our business, results of operations and financial condition. In addition, most of our licensed intellectual property rights are licensed to us on a non-exclusive basis. The owners of nonexclusively licensed intellectual property rights are free to license such rights to third parties, including our competitors, on terms that may be more advantageous than those offered to us, which could place us at a competitive disadvantage. In addition, the agreements under which we license intellectual property rights or technology from third parties are generally complex, and certain provisions in such agreements may be susceptible to multiple interpretations.

In the future, we may identify additional third-party intellectual property rights we may need to license in order to engage in our business, including to develop or commercialize new games. However, such licenses may not be available on acceptable terms or at all. The licensing or acquisition of third-party intellectual property rights is a competitive area, and several more established companies may pursue strategies to license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, capital resources and greater development or commercialization capabilities. In addition, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Even if such licenses are available, we may be required to pay the licensor substantial royalties based on our net sales. Moreover, such licenses may be non-exclusive, which could give our competitors access to the same intellectual property rights licensed to us. If we are unable to enter into the necessary licenses on acceptable terms or at all, if any necessary licenses are subsequently terminated, if our licensors fail to abide by the terms of the licenses, if our licensors fail to prevent infringement by third parties, or if the licensed intellectual property rights are found to be invalid or unenforceable, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Even if we are successful in gaining new licenses or extending existing licenses, we may fail to anticipate the entertainment preferences of our players when making choices about which brands or other content to license. If the entertainment preferences of players shift to content or brands owned or developed by companies with which we do not have relationships, we may be unable to establish and maintain successful relationships with these developers and owners, which would materially harm our business, results of operations and financial condition. In addition, some rights are licensed from licensors that have or may develop financial difficulties, and may enter into bankruptcy protection under U.S. federal law or the laws of other countries. We do not have source code escrow arrangements in place with any of these licensors and, as such, if any of our licensors files for bankruptcy, (i) our licenses might be impaired or voided, and (ii) we would not be provided with access to the proprietary source code which would enable us to keep running the software without the permission or assistance of the licensor, each of which could materially harm our business, results of operations and financial condition.

We use open source software in connection with certain of our games, which may pose particular risks to our proprietary software, games and services in a manner that could have a negative impact on our business.

We use open source software in connection with our technology and games. The original developers of the open source code provide no warranties on such code and open source software may have unknown bugs, malfunctions and other security vulnerabilities which could impact the performance and information security of our technology. Some open source software licenses impose significant limitations on the use of their proprietary software, including, among other things, a limitation on the number of free copies that may be distributed as well as the requirement to publicly disclose all or part of the source code to such proprietary software and/or make available any derivative works of the open source code on terms which would be unfavorable to us or at no cost. Although we believe we are in compliance with the license terms of the open source software that we use, from time to time, we may face claims from the copyright holders of open source software alleging copyright infringement and breach of contract for failure to meet the open source license terms, such as the failure to publicly disclose our proprietary code that is a derivative work of the open source software. Additionally, the copyright holders of certain open source software could demand release of the source code of any of our proprietary code that is a derivative work of the open source software, or otherwise seek to enforce, have us specifically perform, or recover damages for the alleged infringement or breach of, the terms of the applicable open source license. While we would not expect there to be a basis for such claims or for them to succeed, there is a risk that these types of claims may be brought and it is possible that such claims could succeed. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our games and replace problematic open source software with third party licensed software or our proprietary software. The terms of various open source licenses have been interpreted by courts to a very limited extent, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions, obligations or restrictions on our use of the open source software. We endeavor to use open source software in a manner that complies with the terms of the open source licenses while at the same time not requiring the disclosure of the source code of our proprietary software. Any failure to comply with the terms of the open source licenses could result in our being enjoined from using certain software and require us to replace certain code used in our games, pay a royalty or license fee to use some open source code, make the source code of our games publicly available, pay damages for copyright infringement or breach of contract of open source licenses, or temporarily or permanently discontinue certain games. The above risks could have a material adverse effect on our competitive position, business, reputation, legal exposures, financial condition, results of operations and prospects.

The intellectual property rights of others may prevent us from developing new games and services or entering new markets or may expose us to liability or costly litigation.

Our success depends in part on our ability to continually adapt our games to incorporate new technologies, as well as intellectual property related to game mechanics and procedures, and to expand into markets that may be created by these new developments. If technologies are protected by the intellectual property rights of others, including our competitors, we may be prevented from introducing games based on these technologies or expanding into markets created by these technologies.

We cannot assure you that our business activities and games will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us. We may in the future be subject to litigation alleging that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including our competitors, non-practicing entities and former employers of our personnel. A successful claim of infringement by a third party against us, our games or one of our licensees in connection with the use of our technologies, game mechanics or procedures, or an unsuccessful claim of infringement made by us against a third party or its products or games, could adversely affect our business or cause us financial harm. Any such claim and any resulting litigation, should it occur, could:

·	be expensive and time consuming to defend or require us to pay significant amounts in damages;
·	result in invalidation of our proprietary rights or render our proprietary rights unenforceable;
·	cause us to cease making, licensing or using games that incorporate the subject intellectual property;
·	require us to redesign, reengineer or rebrand our games or other products or services or limit our ability to bring new games or other products or services to the market in the future;
·	require us to enter into costly or burdensome royalty, licensing or settlement agreements in order to obtain the right to use a product or process;
·	impact the commercial viability of the games that are the subject of the claim during the pendency of such claim; or
·	require us to stop offering the infringing games or other products or services.

If any of our technologies or games are found to infringe, misappropriate or otherwise violate a third party’s intellectual property rights, we could be required to obtain a license from such third party to continue commercializing or using such technology or game. However, we may not be able to obtain any required license on commercially reasonable terms or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors and other third parties access to the same technologies licensed to us, and it could require us to make substantial licensing and royalty payments. We could also be forced, including by court order, to cease the commercialization or use of the infringing, misappropriating or otherwise violating technology, game or game element. Accordingly, we may be forced to design around such infringed, misappropriated or otherwise violated intellectual property, which may be expensive, time-consuming or infeasible. In addition, we could be found liable for significant monetary damages, including enhanced damages and attorneys’ fees, if we are found to have willfully infringed a patent or other intellectual property right. Claims that we have misappropriated the confidential information or trade secrets of third parties could similarly harm our business. If we are required to make substantial payments or undertake any of the other actions noted above as a result of any intellectual property infringement, misappropriation or other violation claims against us, such payments, costs or actions could have a material adverse effect on our competitive position, business, financial condition, results of operations and prospects.

We may not be able to enforce our intellectual property rights throughout the world.

We may be required to protect our intellectual property and proprietary information in an increasing number of jurisdictions, a process that is expensive and may not be successful. Or we may not pursue protection of our intellectual property in every jurisdiction in which we or our licensees operate. Filing, prosecuting, maintaining, defending, and enforcing our intellectual property rights in all jurisdictions throughout the world would be prohibitively expensive, and our intellectual property rights in some jurisdictions outside the United States may be less extensive than those in the United States. Competitors may use what we regard as our intellectual property in jurisdictions where we do not have protection over that intellectual property to develop their own games and, further, may export otherwise violating games to territories where we have protection. These games may compete with our games, and our intellectual property rights may not be effective or sufficient to prevent such competition. In addition, the laws of some foreign jurisdictions do not protect proprietary rights to the same extent as the laws of the United States, and many companies have encountered significant challenges in establishing and enforcing their intellectual property and other proprietary rights outside of the United States. These challenges can be caused by the absence or inconsistency of the application of rules and methods for the establishment and enforcement of intellectual property rights outside of the United States. In addition, the legal systems of some jurisdictions do not favor the enforcement of intellectual property protection. This could make it difficult for us to stop the infringement, misappropriation or other violation of our intellectual property rights. Accordingly, we may choose not to seek protection in certain jurisdictions, and we will not have the benefit of protection in such jurisdictions. Proceedings to enforce our intellectual property rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such jurisdictions may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign jurisdictions may affect our ability to obtain adequate protection for our games or enforce our intellectual property rights. Any of the foregoing could harm our competitive position, business, financial condition, results of operations and prospects.

If our trademarks and trade names are not adequately protected, we may not be able to build name recognition in our markets of interest and our competitive position may be harmed.

The registered or unregistered trademarks or trade names that we own or use may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other trademarks. We may not be able to protect or maintain our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties have filed, and may in the future file, for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion and trademark dilution. If third parties succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to develop brand recognition of our games. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could harm our competitive position, business, financial condition, results of operations and prospects.

If we are not able to maintain and enhance our brand, our business and operating results may be adversely affected.

Our brand name, image and the goodwill that exists in both are integral to the growth of our business and to the implementation of our strategies for expanding our business. We believe that our brand image has significantly contributed to the success of our business and is critical to maintaining and expanding our customer base. Maintaining and enhancing our brand and goodwill may require us to make substantial investments in areas such as research and development, marketing and customer experience, and these investments may not be successful. Acquisitions of new businesses in accordance with our acquisition strategy may put additional pressure on our existing and newly acquired brands, and require us to invest more resources in developing, maintaining and further enhancing our brands.

We anticipate that, as our business expands into new markets, we launch new game offerings and the industry in which we operate becomes increasingly competitive, maintaining and enhancing our brand may become difficult and expensive. For example, consumers in any new international markets into which we expand may not know our brand and/or may not accept our brand, resulting in increased costs to market and attract customers to our brand. Our brand may also be adversely affected if our public image or reputation is tarnished by negative publicity, including negative social media campaigns, poor reviews of our products or negative customer experiences. For example, we receive complaints from users regarding various aspect of our games, our policies and our practices. In particular, we have received complaints regarding inappropriate behavior and content posted in our in-game chats and via private messages among game players. Although we have implemented internal mechanisms to track and react to inappropriate behavior by our customers, we can provide no assurance that we will be able to react to such behavior in a timely manner in the future. This inability to react to such behavior in a timely manner may become increasingly problematic as legislation is being implemented in various jurisdictions in order to implement controls over harmful online behavior and increase the responsibility of platforms (see “—Risks Related to the Company’s Information Technology and Data Security—Our business, products, and distribution are subject to increasing regulation of content. If we do not successfully respond to these regulations, our business, financial condition and results of operations could be materially adversely affected” above for further detail). In addition, we can provide no assurance that we will not be party to further claims and actions by either the customers affected by any inappropriate behavior or the customers who have been restricted or banned from our in-game chats for such behavior.

Additionally, in light of Russia’s ongoing military conflict in Ukraine, our brand may be adversely affected by our historical association with Russia. Our nexus to Russia was limited even prior to the Ukraine conflict, and we have minimized our exposure to Russia since its outbreak. The Issuer is incorporated in the British Virgin Islands and maintains its principal place of business in Cyprus. Moreover, the senior management team functions and the majority of the critical operations for the Company are conducted from Cyprus. While the Company draws upon personnel located in many other jurisdictions, which historically included Russia, the Company has relocated all personnel to jurisdictions outside Russia, Ukraine and Belarus and has divested itself of all subsidiaries in Russia. The Company has fully implemented its plan to eliminate, to the maximum extent possible within its control, all remaining connections to Russia. Notwithstanding these facts, any action or inaction taken by the Company arising from or relating to the Russian military conflict in Ukraine, including in respect of our former presence in Russia or our past association with Russia, could adversely affect our brand and could be negatively viewed by our investors, users or employees. Any of the foregoing could have a material adverse effect on our business, financial condition (including our liquidity position) and results of operations.

Furthermore, ineffective marketing, product diversion to unauthorized distribution channels, product defects, unfair competition practices, unfair labor practices and failure to protect our intellectual property rights are among the potential threats to the strength of our brand, and those and other factors could rapidly and severely diminish consumer confidence in us and our brand. Failure to maintain the strength of our brand could have a material adverse effect on our business, financial condition and results of operations.

Use of generative artificial intelligence tools in our business may result in significant reputational harm and liability.

We use generative artificial intelligence tools (“Generative AI Tools”) in our business, including to generate software code and other materials and content for use in our games, and expect to use Generative AI Tools in the future. Generative AI refers to AI technology that creates new content (such as text, audio, data, images, video, software code) (“Output”) by leveraging content that the technology was trained on (e.g., through machine learning) in response to prompts submitted by a user (“Prompts”). Generative AI provides significant opportunities for new and efficient forms of content development across a wide range of applications. However, generative AI is relatively new and the business, legal and ethical landscape regarding its use, commercialization and regulation is unsettled and constantly evolving. Uncertainty in the legal regulatory regime relating to AI may require significant resources to modify and maintain business practices to comply with applicable laws.

Even in jurisdictions where copyright protection may be extended to AI-generated works, the ownership of any Outputs generated using Generative AI Tools may be subject to legal challenge. As a result, we may not be the legal owner of the Output, which in turn is likely to prevent or limit our ability to enforce our rights in the Output or make us unable to prevent others from copying it or reusing it, or unable to stop the provider of the Generative AI Tool from using identical Outputs. The Generative AI Tool’s terms of service may also declare that the provider of the Generative AI Tool owns the Outputs, or that it retains a broad right to re-use the Outputs beyond the right to use the Outputs (and the Prompts) to train the Generative AI Tool.

In addition, we have little or no insight into the third-party content and materials used to train the Generative AI Tools, or the extent of the original works which remain in the Output. As a result, we may face claims from third parties claiming infringement of their intellectual property rights, or infringement of open-source licenses or other license terms. We could also be subject to claims from the providers of the Generative AI Tools if our use of the Output or the service is inconsistent with, or in breach of, the terms of use, and claims from our customers, including contractual claims if the agreement prohibits the use of AI-generated content in our offering and indemnification claims if our products or services, including our games, incorporate infringing Output. Any of these claims could result in legal proceedings and could require us to purchase a costly license, comply with the requirements of open-source software license terms, limit or cease using the Output unless and until we can re-engineer such Output to avoid infringement, or change the use of, or remove, the implicated Output. In practice, this could prevent us from selling the affected games or otherwise monetize the use of our games, and require removal of such games from the market, which could lead to reputational damage and loss of revenue.

Our use of Generative AI Tools for software development may also present additional security risks because the generated source code may have been modelled from publicly available code, or otherwise not subject to all of our standard internal controls. In addition, AI algorithms may be flawed, and datasets may be insufficient or contain biased information, which could result in inaccurate Output, or Output that contains security vulnerabilities or is discriminatory, unethical or biased.

We also face risks in respect of any personal data or confidential or proprietary information of the Company which may be included in any Prompts. Generative AI Tools do not typically have confidentiality or security obligations with respect to Prompts or Outputs. As a result, if our confidential information, or information of a third party to which we have an obligation to keep confidential, is included in the Prompt provided to the Generative AI Tool, the Generative AI Tool may disclose or reuse such confidential information, including re-creating the Output to others, or using the confidential information as training data for other Outputs, and we may not have the ability to prevent the Generative AI Tool from doing so. Additionally, there is the risk of personal data being included in a Prompt, which could result in such personal data being inappropriately transferred or processed. This could result in a breach of our obligations under applicable data protection laws, or contracts with third parties, which could put us at risk of a fine from the relevant regulator and/or a claim for damages. See “—Risks Related to the Company’s Information Technology and Data Security—Data privacy and security laws and regulations, and related guidance and standards, in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business).”

The risks resulting from use of Generative AI Tools could be difficult to eliminate or manage, and, if not addressed, could have a material adverse effect on our business, reputation, results of operations, financial condition and future prospects.

Risks Related to the Company’s International Operations and Ownership

We face added business, political, regulatory, operational, financial and economic risks as a result of our operations and distribution in a variety of countries, any of which could increase our costs and hinder our growth.

A significant portion of our operations are outside of the United States, including our principal executive offices in Cyprus and development centers in Armenia and Kazakhstan, and we generate a significant portion of our revenues from operations outside of the United States. For each of the years ended December 31, 2023, 2022 and 2021, we derived 65%, 67% and 69%, respectively, of our revenues from sales to players outside of the United States. Our operations in foreign jurisdictions may subject us to additional risks customarily associated with such operations, including:

●	challenges caused by distance, language and cultural differences;
●	the complexity of foreign laws, regulations and markets;
●	the uncertainty of enforcement of remedies in foreign jurisdictions;
●	higher costs associated with doing business internationally;
●	the effect of currency exchange rate fluctuations;

●	difficulties in staffing and managing international operations;
●	the impact of foreign labor laws and disputes;
●	the ability to attract and retain key personnel in foreign jurisdictions;
●	protectionist laws and business practices that favor local businesses in some countries;
●	the economic, tax and regulatory policies of local governments;
●	the general economic and political situation in such jurisdictions;
●	compliance with applicable anti-money laundering, anti-bribery and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anti-corruption laws that generally prohibit U.S. persons and companies and their agents from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business;
●	economic tensions between governments and changes in international trade policies and/or the economic and trade sanctions programs administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury;
●	difficulty of verifying end-user information, including for the purposes of complying with the verification requirements of certain countries and with the economic and trade sanctions programs administered by OFAC;
●	compliance with local data protection laws;
●	limitations on and costs related to the repatriation of funds;
●	compliance with applicable sanctions regimes regarding dealings with certain persons or countries;
●	restrictions on the export or import of technology;
●	trade and tariff restrictions;
●	variations in tariffs, quotas, taxes and other market barriers; and
●	difficulties in obtaining and enforcing intellectual property rights in countries other than the United States.

Certain of these laws also contain provisions that require accurate record keeping and further require companies to devise and maintain an adequate system of internal accounting controls. Although we have implemented policies and controls that are designed to ensure compliance with these laws, if those controls are ineffective or an employee or intermediary fails to comply with the applicable regulations, we may be subject to criminal and civil sanctions and other penalties. Any such violation could disrupt our business and adversely affect our reputation, results of operations, cash flows and financial condition.

Further, violations of the complex laws and regulations that apply to our business’ international operations in the various countries in which we operate may result in fines, criminal actions or sanctions against us, our officers or our employees; prohibitions on the conduct of our business; and damage to our reputation. Although we have implemented policies and procedures designed to promote compliance with these laws, there can be no assurance that our employees, contractors or agents will not violate our policies. These risks inherent in our international operations and expansion increase our costs of doing business internationally and could harm our business.

Lastly, our ability to expand successfully in foreign jurisdictions involves other risks, including difficulties in integrating foreign operations, risks associated with entering jurisdictions in which we may have little experience and the day-to-day management of a growing and increasingly geographically diverse company. We may not realize the operating efficiencies, competitive advantages or financial results that we anticipate from our investments in foreign jurisdictions. In addition, our international business operations could be interrupted and negatively affected by terrorist activity, political unrest or other economic or political uncertainties. Moreover, foreign jurisdictions could impose tariffs, quotas, trade barriers and other similar restrictions on our international sales.

Our business may be adversely affected by the Company’s historical association with Russia.

The Company’s historical association with Russia could expose the Company to political or other risks related to Russia. While the Company believes its nexus to Russia is minimal, especially in light of the substantial measures we have taken to minimize our exposure to Russian country risk in the past years since the outbreak of the Russian military conflict in Ukraine, the Company’s historical association with Russia could continue to subject us to certain risks associated with Russia. Furthermore, for the year ended December 31, 2023, we derived 8% of our total revenue from the Former Soviet Union countries.

All of our vital infrastructure, including our servers and licenses, as well as our personnel, are located outside Russia. However, historically, we conducted what we consider to be non-vital business operations within Russia. Following the outbreak of the Russian military action in Ukraine and the severe measures taken by members of the global community in response thereto, our board of directors determined that it is in the best interests of the Company, our player community and our investors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia, and implemented a strategic plan to exit Russia.

We have completed the execution of our strategic plan in 2023. In particular, we have (i) fully divested ourselves of all of our (former) Russian-based subsidiaries, which entities were subsequently liquidated by the acquiring owners, (ii) discontinued offering of our games through Russian social networks, (iii) relocated or laid-off all employees in Russia, and (iv) moved all our former Russian business operations to other countries.

We are actively monitoring the situation in Ukraine and assessing its impact on our business. To date we have not experienced any material interruptions in our infrastructure, supplies, technology systems or networks needed to support our operations. We have no way to predict the progress or outcome of the conflict in Ukraine or its impacts in Ukraine, Russia or Belarus as the conflict, and any resulting government reactions, continue to develop and beyond our control. The extent and duration of the military action, sanctions and resulting market disruptions could be significant and could potentially have substantial impact on the global economy and our business for an unknown period of time. Any of the abovementioned factors could impact our revenue stream from paying users in Russia and could have a material adverse impact on our business, prospects, financial condition and operating results. Any such disruptions may also magnify the impact of other risks described in this Annual Report.

Additionally, in the future, we may consider independent studios in the Former Soviet Union as potential acquisition targets, which would expose us to a higher risk of potential violations of sanctions related to Russia due to the higher potential for those studios to have ties to sanctioned persons. While we undertake a customary level of due diligence in respect of every company we target for acquisition, we can provide no assurance that our due diligence investigation of these companies will always be sufficient to uncover every potential violation of sanctioned activities or relationships with sanctioned persons. In the event that we should be or become in violation of compliance with existing or future sanctions in connection with our acquisition strategy or otherwise, we could be subject to significant penalties, including substantial monetary fines, and reputational harm. See “—Any failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable jurisdictions could materially adversely affect our reputation and results of operations.”

Any failure to comply with the anti-corruption, trade compliance and economic sanctions laws and regulations of the United States and applicable jurisdictions could materially adversely affect our reputation and results of operations.

Because we operate internationally, we must comply with anti-corruption laws and regulations imposed by governments around the world with jurisdiction over our operations, which may include the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) and the UK Bribery Act 2010 (the “Bribery Act”), as well as the laws of the countries where we do business. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. Where they apply, the FCPA and the Bribery Act prohibit us and our officers, directors, employees and business partners acting on our behalf, including joint venture partners and agents, from corruptly offering, promising, authorizing or providing anything of value to public officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The Bribery Act also prohibits non-governmental “commercial” bribery and accepting bribes. As part of our business, we may deal with governments and state-owned business enterprises, the employees and representatives of which may be considered public officials for purposes of the FCPA and the Bribery Act. We also are subject to the jurisdiction of various governments and regulatory agencies around the world, which may bring our personnel and agents into contact with public officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption.

Our business also must be conducted in compliance with applicable economic and trade sanctions and export control laws and regulations, such as those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, and other relevant authorities. Our global operations expose us to the risk of violating, or being accused of violating, anti-corruption, economic and trade sanction, and export control laws and regulations. Any failure to comply with these laws and regulations may expose us to reputational harm as well as significant penalties, including criminal fines, imprisonment, civil fines, disgorgement of profits, injunctions and debarment from government contracts, as well as other remedial measures. Investigations of alleged violations can be expensive and disruptive. Despite our compliance efforts and activities we cannot assure compliance by our employees or representatives for which we may be held responsible, and any such violation could materially adversely affect our reputation, business, financial condition and results of operations.

We do not currently have contracts directly with persons, entities, or businesses that are the target of comprehensive U.S. or other applicable sanctions, such as parties on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by OFAC, or similar sanctions-related lists of designated persons maintained by other relevant sanctions authorities.1 We continuously review and monitor our third-party relationships to confirm that our business partners and contractual counterparties, as well as any beneficial owners of our securities of which we are aware (“Business Contacts”) are not the target of such sanctions. In the event that we were to determine that a party with which we have an existing relationship became the target of comprehensive sanctions, we would immediately activate a legal analysis to determine the most appropriate course of action to comply with the sanction regulations, together with the impact of a contractual termination according to the applicable law, and then proceed as required by the regulatory authorities. To the extent that a Business Contact were to become the target of comprehensive sanctions, the existence of this relationship (including the past association with the Company) could materially adversely affect our reputation, which may materially and adversely affect our business, results of operations and financial condition.

1On December 12, 2023, Ivan Tavrin – a former member of our board of directors and a minority shareholder in the Company through his beneficial ownership (or deemed beneficial ownership) of GDEV ordinary shares and warrants – was added to the SDN List by OFAC pursuant to Executive Order 14024. The Company does not have any outstanding contracts with Ivan Tavrin or any of his affiliates, and does not believe that the sanctions imposed on Ivan Tavrin have any direct impact on the Company, its business operations or processes.

Furthermore, even if an entity is not formally targeted by sanctions by the United States, the European Union, the United Kingdom or other jurisdictions, customers and business partners of such entity may decide to reevaluate or cancel projects with such entity for reputational or other reasons. As result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, technology, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused commercial activities in Russia and Belarus. For example, Apple and Google, two of the primary platforms that distribute our games, have suspended their respective digital wallet and mobile payment services, Apple Pay and Google Pay, in relation to credit cards issued by Russian financial institutions that are the subject of sanctions. Players who access our games via these platforms in Russia (that use credit cards issued by such financial institutions) will therefore be disconnected from the primary means to make in-game purchases. We therefore have experienced and expect a continued significant decline in Bookings, and therefore revenues, derived from players located in Russia, which may materially and adversely affect our business, results of operations and financial condition.

Further, because end-users may download our games on third-party platforms that we do not control, our games may be downloaded and played by persons that are the target, or individuals in countries or territories that are the target, of economic sanctions administered by the United States, the European Union and other governmental authorities. Although we have taken steps to limit the ability of end-users to download our games from sanctioned countries, we cannot eliminate the risk that our games will be played in countries or territories that are the target of economic sanctions administered by the United States, the European Union and other governmental authorities.

It may be difficult to enforce a judgment of a U.S. court against us and our officers and directors, to assert U.S. securities laws claims in Cyprus or to serve process on our officers and directors.

We maintain offices in Cyprus and many of our employees and officers and directors are residents of Cyprus. Certain of our assets and the assets of these persons are located in Cyprus. Therefore, a judgment obtained against us, or any of these persons, including a judgment based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not necessarily be enforced by a Cypriot court. It also may be difficult to affect service of process on these persons in the United States or to assert U.S. securities law claims in original actions instituted in Cyprus. Additionally, it may be difficult for an investor, or any other person or entity, to initiate an action with respect to U.S. securities laws in Cyprus. Cypriot courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Cyprus is not the most appropriate forum in which to bring such a claim. In addition, even if a Cypriot court agrees to hear a claim, it may determine that Cypriot law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proven as a fact by expert witnesses, which can be a time consuming and costly process. Certain matters of procedure will also be governed by Cypriot law. There is little binding case law in Cyprus that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Cyprus, you may not be able to collect any damages awarded by either a U.S. or foreign court.

We are exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition and results of operations.

Our functional currency is the U.S. Dollar and our expenses are primarily denominated in U.S. Dollars. However, a substantial portion of our revenue are denominated in euros and other currencies. This foreign currency exposure gives rise to market risk associated with weakening of these other currencies versus the U.S. Dollar.

Users of our games pay for in game purchases with their local currencies in the jurisdictions in which we operate. We receive Bookings from third-party platforms that distribute our games, which convert payments received in local currencies into U.S. Dollars and/or euros at spot rates that are outside of our control. For example, in the past, we have experienced a reduction of our Bookings due to a fast depreciation in Japanese yen. Should exchange rates change dramatically, this could have a material adverse effect on our results of operations. In addition, increased international sales in the future may result in greater foreign currency denominated sales, increasing our foreign currency risk.

Moreover, operating expenses incurred outside the United States and denominated in foreign currencies are increasing and are subject to fluctuations due to changes in foreign currency exchange rates. If we are not able to successfully hedge against the risks associated with currency fluctuations, our financial condition and results of operations could be adversely affected. To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedging transactions may be limited and we may not be able to successfully hedge our exposure, which could adversely affect our financial condition and results of operations.

We are subject to various laws and regulations in the jurisdictions in which we operate, many of which are unsettled or are subject to change. We may be unable to identify or address regulatory changes in timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations.

We are subject to a variety of laws in the jurisdictions in which we operate, including laws regarding advertising, consumer protection and intellectual property, which are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to us are often uncertain and may be conflicting, particularly laws outside the United States. For example, in 2022 and 2023, we received notification from regulators in Canada, Australia and Germany alleging that certain of our advertising was misleading or inappropriate. While we have amended or discontinued the adverts referenced in the notices and do not expect further action from the relevant regulators, we may be subject to further complaints and, as a result, our reputation may be harmed and our business, prospects, financial condition and results of operations could be materially and adversely affected.

Additionally, laws relating to the liability of providers of online services for activities of their users and other third parties are currently being tested by a number of claims, including actions based on invasion of privacy and other torts, unfair competition, copyright and trademark infringement, and other theories based on the nature and content of the materials searched, the adverts posted or the content provided by users. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. We are potentially subject to a number of foreign and domestic laws and regulations that affect the offering of certain types of content, such as content that depicts violence, many of which are ambiguous, still evolving and could be interpreted in ways that could harm our business or expose us to liability. It is difficult to predict how existing laws will be applied to our business and the new laws to which we may become subject.

We may be unable to identify or address regulatory changes in a timely manner or at all, which could lead to additional compliance costs, customer claims and investigations by regulators, which in turn, can have a material adverse effect on our financial condition and results of operations. We may be forced to implement new measures to address regulatory changes, which may require us to expend substantial resources or to modify our games, which would harm our business, financial condition and results of operations. In addition, the increased attention focused upon liability issues as a result of lawsuits and legislative proposals could harm our reputation or otherwise impact the growth of our business. Any costs incurred as a result of this potential liability could harm our business and operating results.

We have no controlling shareholders, however, the loss of one or more of our largest shareholders could significantly harm our business.

We are held by a diverse group of shareholders. Our largest shareholders include our co-founders, Andrey Fadeev and Boris Gertsovskiy and Everix Investments Limited, who beneficially own an aggregate of approximately 22%, 16% and 41%, respectively, of our currently outstanding ordinary shares, and whose individual interests will influence the decision-making process of the Company by means of their representation on our Board of Directors. As a result, we have no single controlling shareholder able to influence key decision making and therefore any disagreements among our largest shareholders could potentially adversely affect the key decision-making process, which could result in significant disruptions to our business and may materially adversely affect our business, results of operations, cash flows or financial condition.

Conversely, these largest shareholders, acting together, could have significant influence over the outcome of matters submitted to our shareholders for approval, including the election or removal of directors; any amendments to our memorandum and articles of association; any merger, consolidation or sale of all or substantially all of our assets; and over the management and affairs of the Company. Furthermore, our memorandum and articles of association contain provisions requiring certain matters to be approved by a supermajority vote of directors (all directors minus one) that effectively allow any two directors to block actions that the other directors believe are in the best interests of the Company and may materially adversely affect our business, results of operations, cash flows or financial condition. Matters that require the approval of a supermajority of directors include:

(a)

redemption or repurchase of the shares of the Company (subject to the approval of the shareholder whose shares are to be acquired or redeemed, save in circumstances where the Companies Act permits the compulsory redemption or repurchase of shares);

(b)	creating new classes of shares and setting the rights and privileges attaching thereto;

(c)

amending the Amended and Restated Memorandum and Articles of Association of the Company (subject to certain limitations imposed by the Companies Act, set out below), and/or giving prior approval to amendments to the Amended and Restated Memorandum and Articles of Association which are subsequently approved by the shareholders of the Company;

(d)	issuance of shares with an aggregate value greater than 5% of the revenue of the Company;
(e)	declaring dividends, and adopting or amending any dividend policy;
(f)	setting the size of the board of directors of the Company;
(g)	incurring indebtedness of the Company in an amount greater than 5% of the revenue of the Company;
(h)

the Company extending credit or making any advance or capital contribution to or in any third party (other than in connection with working capital matters or ordinary-course employee advances) for an amount in excess of 0.5% of the revenue of the Company;

(i)

the acquisition by the Company or its subsidiaries of share stakes in other companies (other than ordinary course treasury operations of the relevant entity) or the acquisition of assets constituting a business, in each case where the value of such acquisition (whether completed in one transaction or a series of related transactions) exceeds $1,000,000 (one million US dollars);

(j)	the Company or any of its subsidiaries entering into joint ventures with any person;
(k)

the Company or any of its subsidiaries establishing or amending any profit-sharing, share-option or other similar incentive scheme for directors, officers or employees (save where such scheme has been previously approved);

(l)

the Company adopting the strategy and business plan and any changes or modifications thereto (subject to certain dispute resolution mechanisms set out in the Amended and Restated Memorandum and Articles of Association of the Company);

(m)	any sale of all or substantially all of the business or assets of the Company or its subsidiaries;
(n)	any actions to be decided by the Company in relation to exercising warrants over shares in the Company;
(o)	the appointment or removal of a Chief Executive Officer; and
(p)	the appointment of a voluntary liquidator or the initiation of any dissolution, bankruptcy filing or similar action of the Company or any of its subsidiaries.

The limitations on the ability of the directors to amend the Amended and Restated Memorandum and Articles of Association are set out below. The directors do not have the power to amend the Amended and Restated Memorandum and Articles of Association:

(a)	to restrict the rights or powers of the shareholders to amend the memorandum or articles of association;
(b)	to change the percentage of shareholders required to pass a resolution to amend the memorandum or articles; or
(c)	in circumstances where the memorandum or articles cannot be amended by the shareholders.

The beneficial owners of Everix Investments Limited are Igor Bukhman and Dmitrii Bukhman, founders of Playrix (a leading global mobile games developer), which is a competitor of the Company. As a result, they may have a conflict of interest in certain decision-making processes, which may be adverse to that of the Company or our shareholders.

Our largest shareholders have particular expertise in various aspects essential to the ongoing operations and growth plans of the Company. Any loss of any particular group of shareholders that contributes its expertise to the Company, either by way of disposition of shares and/or discontinuation of their representation on our Board of Directors, could result in the loss of expertise essential to the ongoing operations and growth plans of the Company and could result in significant disruptions to our business, and therefore be materially adverse.

Expansion into new international markets, such as China, would subject us to increased regulatory oversight and regulatory, economic, social, health and political uncertainties, which could cause a material adverse effect on our business, financial position and results of operations.

We may in the future expand our business and operations into new international jurisdictions in which we have limited operating experience, including with respect to seeking regulatory approvals and marketing and selling our games, products and services. For example, our growth in China could be limited by the available legal protections and uncertain aspects of the PRC legal system. Furthermore, under the PRC legal system, the government’s intervention power can be more expansive than in other jurisdictions. The PRC legal system is a civil law system based on written statutes. Unlike common law systems, decided legal cases have little precedential value. In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. For example, with respect to data protection and cybersecurity, China has recently passed its Cybersecurity Law, Data Security Law and Personal Information Protection Law, all of which aim to regulate the processing of and activities related to data and personal data. However, these laws, regulations and legal requirements change frequently, and their interpretation and enforcement involve uncertainties. The PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection available than in other legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. Furthermore, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Additionally, the Chinese central government exercises significant control over the Chinese economy, including through controlling capital, foreign currency exchange, foreign exchange rates and tax regulations, providing preferential treatment to certain industry segments or companies and issuing required licenses to conduct business. These uncertainties could limit our growth potential in China, which could have a material adverse effect on our business.

Changes in tax law and differences in interpretation of tax laws and regulations may adversely impact our financial statements.

We operate in multiple jurisdictions and are subject to tax laws and regulations of the U.S. federal, state and local and non-U.S. governments. U.S. federal, state and local and non-U.S. tax laws and regulations are complex and subject to varying interpretations. U.S. federal, state and local and non-U.S. tax authorities may interpret tax laws and regulations differently than we do and challenge tax positions that we have taken. This may result in differences in the treatment of revenues, deductions, credits and/or differences in the timing of these items. The differences in treatment may result in payment of additional taxes, interest or penalties that could have an adverse effect on our financial condition and results of operations. Further, future changes to U.S. federal, state and local and non-U.S. tax laws and regulations could increase our tax obligations in jurisdictions where we do business, or are deemed to do business, for tax purposes, or require us to change the manner in which we conduct some aspects of our business.

Due to the nature of our business, we are likely subject to significant taxes and fees that could increase at any time and could materially affect our financial condition and results of operations.

The gaming industry represents a significant source of tax revenue to many jurisdictions. Gaming companies are currently subject to significant taxes and fees in addition to normal corporate income taxes, and such taxes and fees are subject to increase at any time. From time to time, various legislators and other government officials have proposed and adopted changes in tax laws, or in the administration or interpretation of such laws, affecting the gaming industry. In addition, any worsening of economic conditions and the large number of jurisdictions with significant current or projected budget deficits could intensify the efforts of governments to raise revenues through increases in gaming taxes and/or other taxes. It is not possible to determine with certainty the likelihood of changes in tax laws or in the administration or interpretation or enforcement of such laws. Any material increase in tax rates, or the adoption of additional taxes or fees, could have a material adverse effect on our business, financial condition, results of operations and prospects.

Additionally, tax authorities may impose indirect taxes on internet-related commercial activity based on existing statutes and regulations or newly enacted law. Tax authorities may interpret existing tax laws originally enacted for commercial activities that are physically carried out and apply it to internet-based activities as well. The application of such laws may be inconsistent from jurisdiction to jurisdiction. Our in-jurisdiction activities may vary from period to period which could result in differences in nexus from period to period.

Risks Related to the Company’s Securities and the Offering

The price of our ordinary shares and warrants may be volatile.

The price of our ordinary shares and warrants may fluctuate due to a variety of factors, including:

·	actual or anticipated fluctuations in our quarterly and annual results and those of other public companies in the industry;
·	mergers and strategic alliances in the industry in which we operate;
·	market prices and conditions in the industry in which we operate;
·	changes in government regulation;
·	potential or actual military conflicts or acts of terrorism;
·	the failure of securities analysts to publish research about us, or shortfalls in our operating results compared to levels forecast by securities analysts;
·	announcements concerning the Company or our competitors; and
·	the general state of the securities markets.

Additionally, prompted by sanctions imposed in response to geopolitical developments between Russia and Ukraine, on February 28, 2022, Nasdaq imposed a suspension of trading in GDEV’s ordinary shares and warrants. Since that date, the Company has substantially minimized its exposure to Russia, which was limited even prior to the Ukraine conflict, and trading of our securities resumed on Nasdaq as of March 16, 2023, over one year following the imposition of the trading suspension. Since the time it has resumed, trading of GDEV’s ordinary shares and warrants on Nasdaq has been highly volatile, and it may continue to experience significant pressure for some time as a result of the lack of liquidity during the prolonged period in which trading was suspended.

These market and industry factors may materially reduce the market price of our ordinary shares and warrants, regardless of our operating performance. Broad market and industry fluctuations, as well as general economic, political, regulatory and market conditions, may also negatively impact the market price of our ordinary shares and warrants. In addition, technology stocks have historically experienced high levels of volatility. In the past, companies who have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future, which could result in substantial expenses and divert our management’s attention.

Sales of a substantial number of our ordinary shares in the public market by our securityholders could cause the price of our ordinary shares to fall, and the Sponsor may still experience a positive rate of return on its resale of our ordinary shares.

We have registered for resale by certain selling securityholders up to 222,516,619 ordinary shares and up to 7,750,000 warrants. Furthermore, we have registered 9,826,155 ordinary shares subject to issuance under our 2021 Employee Stock Option Plan, which ordinary shares may, upon issuance, be resold in the public market. Sales of a substantial number of ordinary shares in the public market by those selling securityholders and/or by our other securityholders, or the perception that those sales might occur, could depress the market price of our ordinary shares and could impair our ability to raise capital through the sale of additional equity securities. We are unable to predict the effect that such sales may have on the prevailing market price of our ordinary shares.

Upon Kismet’s initial public offering (the “IPO”), the Sponsor held an aggregate of 6,750,000 Kismet founder shares which it had acquired against a capital contribution of $25,000, representing an acquisition price of approximately $0.0037 per share. In the IPO, Kismet issued 25,000,000 units to public holders at a price of $10.00 per unit, with each unit consisting of one Kismet ordinary share and one-half of one Kismet warrant. Simultaneously with the consummation of the IPO, the Sponsor purchased 6,750,000 Kismet private placement warrants at a purchase price of $6,750,000, or $1.00 per private placement warrant. Upon the consummation of the Transactions, (i) the Sponsor’s 6,750,000 Kismet founder shares were converted into 6,750,000 GDEV ordinary shares, (ii) 3,188,758 Kismet ordinary shares issued to public holders (following the redemption of 21,811,242 Kismet ordinary shares prior to the Transactions) were converted to 3,188,758 GDEV ordinary shares, (iii) the Sponsor’s 6,750,000 Kismet private placement warrants were converted into 6,750,000 GDEV private placement warrants, (iv) the Sponsor acquired, pursuant to the terms of an amended and restated forward purchase agreement, 5,000,000 GDEV ordinary shares and 1,000,000 GDEV warrants for an aggregate purchase price of $50,000,000, or approximately $9.86 per GDEV ordinary share and approximately $0.72 per GDEV warrant (assuming an estimated purchase price allocation based upon the closing trading price of Kismet’s public warrants of $0.72 on August 27, 2021, the closing date of the Transactions), and (v) the Sponsor transferred, pursuant to the PIPE subscription financing, 1,625,000 GDEV private placement warrants to the PIPE investors, for which the Sponsor did not receive any consideration.

The ordinary shares being offered for resale by the aforementioned selling securityholders amounts to approximately 90.0% of our ordinary shares outstanding as of December 31, 2023 on a fully diluted basis assuming both (a) the exercise of all outstanding warrants and the exercise of all options vested as of that date and (b) the issuance of all ordinary shares issuable under our 2021 Employee Stock Option Plan (excluding ordinary shares associated with such vested options). Given the substantial number of ordinary shares registered for potential resale by those selling securityholders, the sale of ordinary shares by those selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our ordinary shares or result in a significant decline in the public trading price of our ordinary shares. Even if our trading price is significantly below $10.00, the offering price of the Kismet units offered in its IPO, the Sponsor, one of those selling securityholders, may still have an incentive to sell our ordinary shares because it acquired 6,750,000 ordinary shares relating to the 6,750,000 Kismet founder shares at prices lower than the public investors or the last reported trading price of our ordinary shares. For example, based on the last reported sale price of our ordinary shares of $2.23 on April 26, 2024, the Sponsor would experience a potential profit in respect of 6,750,000 of its GDEV ordinary shares relating to the 6,750,000 Kismet founder shares of up to approximately $2.226 per share, or approximately $15.0 million in the aggregate. While the Sponsor may experience a positive rate of return based on the trading price of our ordinary shares, the public holders of our ordinary shares may not experience a similar rate of return on the ordinary shares they purchase due to differences in the applicable purchase price and trading price. Ivan Tavrin, a former director of the Company and the former sole owner of the Sponsor who maintains sole voting and dispositive power over all of GDEV ordinary shares held by the Sponsor until February 15, 2025 (and therefore may be deemed to share beneficial ownership over the GDEV ordinary shares owned by the Sponsor), has caused the Sponsor to offer its entire holding in GDEV securities, comprising 11,750,000 ordinary shares and 6,125,000 warrants, for resale. On December 12, 2023, the U.S. Department of Treasury’s Office of Foreign Assets Control added Ivan Tavrin to its Specially Designated Nationals and Blocked Persons List (“SDN List”) pursuant to Executive Order 14024. Accordingly, until such time, if any, that Ivan Tavrin is removed from the SDN List, the Sponsor will be restricted from selling any GDEV ordinary shares held by it.

We will be able to issue additional ordinary shares upon the exercise of our outstanding warrants, the exercise of the options granted to Kismet’s former independent directors, and issuances pursuant to an equity incentive plan, all of which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Upon consummation of the Transactions, we had 20,249,993 warrants outstanding, each of which entitles the holder thereof to one Company ordinary share upon exercise, as well as options entitling Kismet’s former independent directors to 120,000 Company ordinary shares upon exercise. Furthermore, our 2021 Employment Stock Option Plan has a total size equaling 5% of our total ordinary shares outstanding upon the consummation of the Transactions. Our warrants became exercisable commencing on September 25, 2021 and will expire at 5:00 p.m., New York City time, on August 26, 2026 or earlier upon redemption or liquidation, and the options granted to Kismet’s former independent directors are immediately exercisable. To the extent the warrants or options are exercised, or awards are made under our 2021 Employment Stock Option Plan, additional Company ordinary shares will be issued, which will result in dilution to our shareholders and increase the number of our ordinary shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such securities may be exercised could adversely affect the market price of our ordinary shares.

Furthermore, we may issue additional equity or convertible debt securities in the future which may dilute our existing shareholders’ holdings. In accordance with our Amended and Restated Memorandum and Articles of Association, we are authorized to issue an unlimited number of ordinary shares, and existing shareholders will have no pre-emptive rights in connection with such further issuances. The Company currently holds 17,570,264 of its ordinary shares in treasury, all or a portion of which the Company intends to reintroduce into the securities markets with the aim to bolster the trading liquidity of the Company’s ordinary shares by increasing its public float. We cannot predict the size or nature of future issuances or the effect that future issuances and sales of our ordinary shares will have on the market price of our ordinary shares. Issuances of a substantial number of additional ordinary shares, including in connection with acquisitions of new businesses in accordance with our acquisition strategy, or the perception that such issuances could occur, may adversely affect prevailing market prices for our ordinary shares. With any additional issuance of our ordinary shares, our investors will suffer dilution to their voting power and economic interest.

Certain Company Shareholders control the Company and their interests may conflict with ours or those of our shareholders in the future.

Approximately 79.5% of our currently outstanding ordinary shares are beneficially owned by Andrey Fadeev, Boris Gertsovskiy and Everix Investments Limited. Moreover, these shareholders have the right to designate directors subject to the maintenance of certain ownership requirements in the Company. See “Item 10 Additional Information—B. Memorandum and Articles of Association.” Even if and when these shareholders cease to own a majority of our outstanding ordinary shares, for so long as they continue to own a significant percentage of our ordinary shares, they will still be able to significantly influence or effectively control the composition of our board of directors and the approval of actions requiring shareholder approval through their voting power. Accordingly, for such period of time, these will have significant influence with respect to the Company’s management, business plans and policies, including the appointment and removal of our officers. In particular, for so long as these shareholders continue to own a significant percentage of our outstanding ordinary shares, these will be able to cause or prevent a change of control of the Company or a change in the composition of our board of directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of the Company and ultimately might affect the market price of our ordinary shares.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the rules and regulations of the applicable listing standards of Nasdaq subject to applicable exemptions as long as we qualify as a foreign private issuer and emerging growth company. Our management expects that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly and place significant strain on our personnel, systems and resources.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In particular, Section 404 of the Sarbanes-Oxley Act (“Section 404”) requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on, and our independent registered public accounting firm potentially to attest to, the effectiveness of our internal control over financial reporting. As an emerging growth company, our management expects to avail itself of the exemption from the requirement that our independent registered public accounting firm attest to the effectiveness of its internal control over financial reporting under Section 404. See “—As an ‘emerging growth company,’ we cannot be certain if the reduced disclosure requirements applicable to ‘emerging growth companies’ will make our ordinary shares less attractive to investors.” However, we may no longer avail ourselves of this exemption when we cease to be an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed or operating. As a public company, we are required to provide an annual management report on the effectiveness of our internal control over financial reporting. Since becoming subject to the Sarbanes-Oxley Act as a U.S. public company, in the financial years prior to the year ended December 31, 2023, we identified material weaknesses and significant deficiencies in our internal controls over financial reporting, which we have fully remediated as of December 31, 2023. Nevertheless, we can give no assurance that additional material weaknesses and/or significant deficiencies in our internal control over financial reporting will not be identified in the future. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business, results of operations and financial condition and could cause a decline in the trading price of our ordinary shares.

As a foreign private issuer, we are exempt from a number of rules under the U.S. securities laws and are permitted to file less information with the SEC than a U.S. company. This may limit the information available to holders of our ordinary shares.

We are a foreign private issuer, as such term is defined in Rule 405 under the Securities Act. However, under Rule 405, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to the Company on June 30, 2024.

As a foreign private issuer, we are not subject to all of the disclosure requirements applicable to public companies organized within the United States. For example, we are exempt from certain rules under the Exchange Act that regulate disclosure obligations and procedural requirements related to the solicitation of proxies, consents or authorizations applicable to a security registered under the Exchange Act, including the U.S. proxy rules under Section 14 of the Exchange Act (including the requirement applicable to emerging growth companies to disclose the compensation of its Chief Executive Officer and the other two most highly compensated executive officers on an individual, rather than an aggregate, basis). In addition, our officers and directors are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and related rules with respect to their purchases and sales of our securities. Moreover, while our management expects to submit quarterly interim consolidated financial data to the SEC under cover of the SEC’s Form 6-K, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. public companies, and will not be required to file quarterly reports on Form 10-Q or current reports on Form 8-K under the Exchange Act. Furthermore, our ordinary shares are not listed on any market in BVI and we do not currently intend to list our ordinary shares on any market in BVI, the Company’s home country. As a result, we are not subject to the reporting and other requirements of companies listed in BVI. Accordingly, there may be less publicly available information concerning our business than there would be if the Company were a public company organized in the United States.

We may lose our foreign private issuer status in the future, which could result in significant additional cost and expense.

In the future, the Company would lose its foreign private issuer status if a majority of its shareholders, directors or management are U.S. citizens or residents and it fails to meet additional requirements necessary to avoid loss of foreign private issuer status. Although our management has elected to comply with certain U.S. regulatory provisions, the loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to the Company under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, the annual report on Form 10-K requires domestic issuers to disclose executive compensation information on an individual basis with specific disclosure regarding the domestic compensation philosophy, objectives, annual total compensation (base salary, bonus, and equity compensation) and potential payments in connection with change in control, retirement, death or disability, while the annual report on Form 20-F permits foreign private issuers to disclose compensation information on an aggregate basis. We would also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. We may also be required to modify certain of our policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, we may lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers.

We incur costs and obligations as a result of being a public company.

As a privately held company, Nexters Global was not required to comply with certain corporate governance and financial reporting practices and policies required of a publicly traded company. As a publicly traded company following the consummation of the Transactions, we incur significant legal, accounting and other expenses that we were not required to incur in the recent past, and will incur additional expenses after we are no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and national securities exchanges have created uncertainty for public companies and increased the costs and the time that our board of directors and management must devote to complying with these rules and regulations. Our management expects these rules and regulations to increase our legal and financial compliance costs and lead to a diversion of management time and attention from revenues generating activities.

Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from its focus on our business strategy, which could prevent the Company from improving its business, results of operations and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a publicly traded company. However, the measures it takes may not be sufficient to satisfy our obligations as a publicly traded company.

For as long as we remain an “emerging growth company” as defined in the JOBS Act, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” We may remain an “emerging growth company” until the fifth anniversary of the date on which our ordinary shares were offered in connection with the Transactions or until such earlier time that the Company has more than $1.235 billion in annual revenues, has more than $700 million in market value of its ordinary shares held by non-affiliates, or issues more than $1.0 billion of non-convertible debt over a three-year period. Further, there is no guarantee that the exemptions available to us under the JOBS Act will result in significant savings. To the extent that our management chooses not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact earnings.

As an “emerging growth company”, we cannot be certain if the reduced disclosure requirements applicable to “emerging growth companies” will make our ordinary shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of our internal controls over financial reporting from our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Our management cannot predict if investors will find our ordinary shares less attractive because we will rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active market for our ordinary shares and the Company’s share price may be more volatile.

Reports published by analysts, including projections in those reports that differ from our actual results, could adversely affect the price and trading volume of our ordinary shares.

Our management currently expects that securities research analysts may establish and publish their own periodic projections for the Company’s business. These projections may vary widely and may not accurately predict the results we actually achieve. The Company’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Company downgrades its stock or publishes inaccurate or unfavorable research about its business, its share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, our share price or trading volume could decline. While our management expects research analyst coverage, if no analysts commence coverage of the Company, the trading price and volume for our ordinary shares could be adversely affected.

If we or any of our subsidiaries are characterized as a passive foreign investment company for U.S. federal income tax purposes, U.S. holders may suffer adverse U.S. federal income tax consequences.

A non-U.S. corporation generally will be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the composition of our and our subsidiaries’ income, assets (including goodwill) and operations during the relevant period, we do not believe we were a PFIC for the taxable year ending on December 31, 2023. However, there can be no assurances in this regard, nor can there be any assurances that we will not be treated as a PFIC in the current taxable year or any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and we can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether we are or any of our subsidiaries is treated as a PFIC is determined on an annual basis after the close of each taxable year. The determination of whether we are or any of our subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of our income and assets (including goodwill), and the fair market value of our and our subsidiaries’ shares and assets. In this regard, changes in the fair market value of its shares could cause GDEV to become treated as a PFIC because such changes would generally result in changes in the value of goodwill of GDEV for the purposes of determining the PFIC status of GDEV under applicable U.S. federal income tax law. Similarly, changes in the composition of our or any of our subsidiaries’ income or assets may cause us to be or become a PFIC for the current or subsequent taxable years as well.

If we are a PFIC for any taxable year, a U.S. holder of our ordinary shares and/or warrants may be subject to adverse tax consequences and may incur certain information reporting obligations. For a further discussion, see “Item 10 Additional Information—E. Taxation—Certain Material U.S. Federal Income Tax Considerations—U.S. Holders—Passive Foreign Investment Company Rules.” U.S. holders of our ordinary shares and/or warrants are strongly encouraged to consult their own advisors regarding the potential application of these rules to us and the ownership of our ordinary shares.

ITEM 4.  INFORMATION ON THE COMPANY

A.	History and Development of the Company

GDEV Inc. (formerly, Nexters Inc.), “GDEV” or the “Issuer”, is a business company incorporated under the laws of the British Virgin Islands on January 27, 2021. GDEV was formed for the sole purpose of effectuating the Transactions contemplated by the Business Combination Agreement, including the merger of Kismet Acquisition One Corp. (“Kismet”) into the Issuer and the acquisition by the Issuer of all of the issued and outstanding share capital of Nexters Global Ltd. (“Nexters Global”). The Transactions were consummated on August 26, 2021.

Prior to the Transactions, GDEV had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings. Upon the closing of the Transactions, the Issuer became the direct parent of Nexters Global, a developer of mobile, web, and social games. For an overview of the history of Nexters Global, see “—B. Business Overview—Our History.”

On June 21, 2023, GDEV filed a Certificate of Name Change with the Registrar of Corporate Affairs of the British Virgin Islands to change its name from “Nexters Inc.” to “GDEV Inc.” The name change was effective as of the date of filing of the Certificate of Name Change. The name change reflects the evolution of the Company as a holding company focused on the growth of its diversified portfolio of studios and franchises. GDEV’s ordinary shares and warrants continue to trade on Nasdaq as “GDEV” and “GDEVW”, respectively, under the same CUSIPs and ISIN numbers as prior to the name change.

On December 19, 2023, the Company launched a tender offer to purchase for cash a minimum of 15,000,000 of its ordinary shares, up to a maximum of 20,000,000 ordinary shares, at a purchase price of $2.00 per share (the “Tender Offer”). The Tender Offer expired on January 18, 2024, resulting in the Company’s accepting for purchase 16,554,256 shares. The shares acquired pursuant to the Tender Offer are held by the Company as treasury shares, and will remain available for the Company to issue in the future.

The principal executive office of GDEV is 55, Griva Digeni, 3101, Limassol, Cyprus, and the telephone number of GDEV is +35722580040. The website address of GDEV is: https://gdev.inc. The information contained on the website does not form a part of, and is not incorporated by reference into, this Annual Report. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, such as GDEV, at: http://www.sec.gov.

For a description of our principal capital expenditures and divestitures for the three years ended December 31, 2023 and for those currently in progress, see “Item 5. Operating and Financial Review and Prospects.”

B.	Business Overview

Overview

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent mobile game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2023, net of platform fees, according to data provided by data.ai. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.6 million MAUs across more than 70 countries in 2023. In 2023, Hero Wars ranked 7th on Android and 6th on iOS according to data provided by AppMagic.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved 13 times’ growth in Bookings and as of December 31, 2022, our cumulative all time Bookings crossed the $1.5 billion mark. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2023, cohorts from previous periods accounted for approximately 72% of our Bookings for our core product, Hero Wars.

Since our formation over a decade ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for our new and existing games. In 2022, we entered into agreements to acquire four separate gaming studios to expand our portfolio of midcore games, enlarge our player base and expand into new genres. We plan to further expand gameplays within our current products as well as work towards new game offerings.

Our headquarters are in Cyprus. As of December 31, 2023, we had 726 employees. Our revenue for the years ended December 31, 2023 and 2022 was $464.5 million and $479.7 million, respectively, and our Bookings2 for the same periods were $421.6 million and $449.4 million, respectively. We recorded net cash flows generated from operating activities of $17.9 million and $116.1 million for the years ended December 31, 2023 and 2022, respectively. Our total comprehensive income net of tax for the years ended December 31, 2023 and 2022 was $48.0 million and $10.7 million, respectively.

Our Industry

We operate in the global digital gaming market, a large and strategically important component of the overall entertainment market. The global digital gaming market attracted approximately $184.0 billion of consumer spending in 2023 according to Newzoo. Also, according to Newzoo, the global gaming population amounted to 3.3 billion people in 2023, which is 4.3% higher than 2022’s player number. These “gamers” were active across a variety of platforms, including both traditional PC and console as well as newer formats such as mobile, tablet, and cloud. The digital gaming market is also a truly global market, with the Asia-Pacific region accounting for 52% of the global players in 2023, and the Americas and Europe accounting for 17% and 14%, respectively, according to Newzoo.

Driven by the expansion of mobile broadband and the proliferation of smartphones, games today can be enjoyed whenever and wherever players desire. According to NewZoo, the mobile gaming market is the largest segment within the gaming industry, amounting to an estimated $90.5 billion in consumer spend in 2023 representing approximately 49% of the total gaming market.

2For a definition of Bookings, see “—Key performance metrics—Bookings.”

In 2023 the worldwide gaming revenue increased year-over-year, with a 0.6% increase of the total gaming market in 2023 as compared with 2022 despite challenging macroeconomic factors, according to Newzoo. The mobile segment experienced a year-on-year revenue decline of 1.4% in 2023, as opposed to high growth rates prior to 2022, though the decrease in 2023 decelerated as compared to 2022 (a 6.7% decrease of the mobile gaming market in 2022 in comparison with 2021) according to Newzoo. However, according to Newzoo, the revenue growth in emerging markets and the continued strong performance of mobile’s biggest legacy hits ensured certain stability in the market in 2023, but not enough to secure growth in the segment. Mobile remained gaming’s most significant segment by consumer spending by far, accounting for just under a half of the entire global market. Newzoo also highlighted that mobile publishers are currently facing privacy-related monetization and user-acquisition challenges due to policies of Apple, Google and other platforms. As a consequence, mobile gaming companies started to adjust their marketing and user acquisition strategies and experiment with new instruments and channels while scaling down the investments in user acquisition in 2022 and 2023 as compared with prior years.

Still, we believe the overall prospects remain relatively positive: according to Newzoo, looking further ahead, the number of global players will continue to grow with a 2021-2026 CAGR of +3.7% to reach 3.68 billion players by the end of 2026 and the number of worldwide payers will continue to grow with a CAGR (2021-2026) of +4.2% to reach 1.62 billion payers by the end of 2026.

Casual vs. Hardcore and Mid-Core games

Based on the intensity and complexity of the game content and their breadth of appeal, games can be sub-divided into casual, hardcore and mid-core. The Company defines Hero Wars as mid-core and Island Hoppers as casual.

Casual games cover the widest range of games, targeting a broad audience and requiring only a light learning curve and strategizing. Casual games are low intensity in both time commitment, mechanics and strategizing. Gameplay is intended to be fun and easy to understand for large audience of players, with gaming mechanics usually controlled by a few buttons or a simple tap-and-swipe interface on a mobile phone. Casual games have diverse monetization strategies but are primarily based on a free-to-play model with in-app purchases and in-app ads.

Hardcore games are characterized by their high intensity in terms of time commitment and strategizing. The player base of hardcore games tends to be overwhelmingly male, with games usually targeted at niche markets. Mid-core games take the basic theme and narrative acts of hardcore games, but make them more accessible to a broader audience. Storylines may be easier to follow and gaming mechanics simpler to control. Whereas hardcore games are designed primarily for highly committed gamers who have large amounts of time to dedicate to mastering the game, mid-core games are much less demanding in their appeal. Nevertheless, mid-core games are more immersive and require more hours of game time than casual games, which are specifically designed to be picked up and put down sporadically.

RPG genre

RPG (role-playing game) is a game in which players control a fictional character or characters that undertake a quest in an imaginary world. RPG games often share the following key elements:

·	the ability to improve a character over the course of the game by increasing its statistics or levels;
·	a menu-based combat system with several choices of skills, spells and active powers as well as an active inventory system with wearable equipment such as armors and weapons;
·	a central quest that runs throughout the game as a storyline and additional side quests;
·	the ability to interact with elements of the environment or storyline through additional abilities; and
·	the existence of certain character classes that define the characteristics, skills, abilities and spells of the character.

RPG games exist in different sub-genres: Team Battle RPG, Puzzle RPG, MMORPG (massive multiplayer online role-playing game) and other sub-genres. RPG games are typically characterized by a relatively narrow audience, but much higher player retention and higher payer ratios (conversion of users into payers) and, accordingly, higher relative monetization potential per user compared to casual games.

According to data.ai, the mobile RPG market amounted to $24.5 billion of in-app purchases spend in 2023, amounting to approximately 30% of the total in-app purchases spend, comprising only 3% of all game downloads. The RPG game genre remained the leader by consumer spend in 2023 and, more specifically, RPG – Team Battle was the third top-grossing subgenre among all game subgenres according to Data.ai.

Competition

We believe the industry in which we operate is characterized by significant competition. Our primary competitors are online gaming companies operating in similar sub-genres. With respect to Hero Wars, we define the sub-genre as hero-collection mid-core RPG. With respect to Island Hoppers, we define the sub-genre as casual farming adventure game. However, given the global nature of the industry and our main distribution platforms, we essentially compete with a broader set of mobile games and also social and PC-based games. Ultimately, we also compete for the leisure time, attention and discretionary spending of our players against other forms of offline and online entertainment – including social media, OTT video, books and music – on the basis of a number of factors, including quality of player experience, breadth and depth of gameplay, ability to create or license compelling content, brand awareness and reputation and access to distribution channels.

Our games are free-to-play and are predominantly monetized through in-app purchases, therefore we mainly compete on the basis of quality and depth of content, graphics, sophistication of storyline, diversity and creativity of in-game events and promotions, visual effects and other features which enable prolonged user engagement encouraging in-game purchases. Marketing and user acquisition is another key competitive factor in the gaming industry, given that most competitors have access to substantially the same marketing channels, and applying advanced user acquisition techniques and “smart” marketing spend becomes essential to generate a quality user and payer base on a sustainable basis.

Although the barriers to entry in mobile gaming can be considered to be relatively low, barriers to success and achieving critical scale are substantially higher. While the total number of mobile games is in thousands, only a relatively small fraction of those reach the scale that allows them to sustainably compete on a global level. According to data.ai, in 2023 there were only 150 games with global annual consumer spend over $100 million, therefore, a significantly limited number having a scale comparable to ours.

Some of our current and potential competitors enjoy substantial competitive advantages, such as greater name recognition, longer operating histories, and greater financial and technical resources. Internationally, local competitors may have greater brand recognition than we do in their home countries and a stronger understanding of local culture and commerce. However, we believe we have proven our ability to successfully compete against both major international gaming companies as well as local players, which is manifested through our strong growth across a large number of geographies in which we compete as well as our expansion into new countries and regions.

Our History

In 2010, our co-founders, Andrey Fadeev and Boris Gertsovskiy, met and decided to join forces, acting through their own companies at that time, to launch an independent gaming studio. We saw the opportunity to develop mobile and social games that could be enjoyed across the globe. The list below provides an overview of key events in our history:

2010

The Company’s story dates back to 2010 when the future friends and founders of the Company first met. At that time, Andrey Fadeev (co-founder and CEO of Nexters Global) was running Progrestar, a social games development studio, and Boris Gertsovskiy (co-founder of Nexters Global) was shaping his plans on starting a game business.

2012

Boris Gertsovskiy became the president of Crazy Bit, a social games development studio. Progrestar and Crazy Bit began their partnership and both teams moved to new offices in the same office center. The studios held regular mutual events and shared best practices.

2013	Progrestar released Throne Rush, a strategy game which later became one of the most popular social games on Facebook and VK. Later that year, Throne Rush became a part of the new company’s portfolio.
2014	Andrey and Boris decided to combine efforts and continue their gaming business under a new brand: “Nexters.”

Island Experiment, the Company’s first casual game was released on social networks.

2016	The Company began to grow its presence with a new office in Cyprus and launched Hero Wars, an action RPG which became a blockbuster with dozens of millions fans around the world.
2018	The Company took a strategic decision to switch its focus on mobile platforms and started scaling mobile versions of its games.

Igor and Dmitrii Bukhman, founders of Playrix, a global top three mobile gaming company, acquired shares at Nexters Global.

2019

The Company drove an almost four times growth in Bookings and total install base within a year and was ranked as one of top ten mobile game developer in Europe, based on in-game purchases net of platform fees between January and December 2019, according to data provided by AppMagic.

2020	U.S. share became the largest and exceeded one-third of the Nexter Global’s revenue, while the total install base reached almost 100 million players.
2021	The Company officially released two new casual games, Chibi Island, a new farm and adventure game and Island Questaway.

On August 26, 2021, we consummated our business combination with Kismet.

2022

In January 2022, the Company entered into agreements to acquire gaming studios to expand its portfolio of midcore games and enlarge its player base, including Cubic Games, the publisher of Pixel Gun 3D, one of the world’s largest mobile first-person shooter (“FPS”) by monthly audience.

In July 2022, we informed the players of Throne Rush that updates of the game will no longer be provided. The game continues to function, and all in-game mechanics continue to operate, but the development of the game has been suspended and game support is working in a limited mode only.

2023

In June 2023, the Company changed its name from “Nexters Inc.” to “GDEV Inc.” to reflect the Company’s evolution as a holding company focused on the growth of its diversified portfolio of studios and franchises.

In October 2023, the Company globally released Island Hoppers following the successful completion of its soft launch under its former title, Island Questaway.

Our Strengths

Portfolio of strong-performing games on mobile and desktop platforms with a leading blockbuster mid-core RPG title, Hero Wars.

Our core product offering, Hero Wars, offers a suite of games across mobile and desktop (including social and web-based) platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.6 million MAUs across more than 70 countries in 2023. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2023, net of platform fees, according to data provided by data.ai. In 2023, Hero Wars ranked 7th on Android and 6th on iOS according to data provided by AppMagic. In 2021, we soft launched Island Questaway (which we globally released under its new title, Island Hoppers, in 2023) and in 2022, we acquired Pixel Gun 3D, thus diversifying the genres of games offered to our players and bringing with them a nonoverlapping target audience, art style and monetization models.

While games we offer on mobile represent the core part of our franchise, we offer a suite of games on both mobile and desktop, which allows us to reduce risk of over-dependence on a single platform. The desktop versions of our games enable us to access a wider audience and expand our addressable market. In 2023, 62% of our Bookings were attributable to mobile and 38% to desktop, compared to 63% mobile and 37% desktop in 2022.

We believe that the positioning of our games enables us both to enhance content offerings inside the main products as well as to grow into different genres and potentially add adjacent markets such as, among other things, multimedia and merchandize.

Highly diversified global user and revenue base underpinning the quality of earnings.

We have developed a highly diversified customer base and proven ability to adapt and localize our games across regions and countries. Originally launched in Russian, Hero Wars is currently available in thirteen languages and in more than 70 countries across the world, including major markets such as the United States, the European Union, Japan and South Korea. Developed markets account for the majority of our revenue base, with United States accounting for 35% of our revenue in 2023 while Europe and Asia accounting for 25% and 24%, respectively, in the same period. In the year ended December 31, 2022, the United States accounted for 33% of our revenue, with Europe and Asia accounting for 21% and 26%, respectively. Such diversification further serves as a protection against currency fluctuations, as well as any adverse country-specific events in terms of consumer behavior, local regulations, access to social networks, and other factors. Our multi-language capabilities, technological edge and proven success across multiple jurisdictions serves as a strong foundation for further expansion in other major markets where we are currently not or underrepresented.

In 2022, we diversified our game offerings into new genres, casual and first-person shooter, and plan to further expand gameplays within our current products as well as work towards new game offerings.

Superior data-driven user acquisition, engagement, and monetization.

Over the last three years, our marketing and user acquisition strategy allowed us to significantly increase our user base and Bookings. As of December 31, 2023, we had a marketing team of approximately 96 professionals (including creative, marketing analytics, user acquisition, and marketing growth) and pursue broad user acquisition strategy across multiple channels, platforms, and social networks (such as YouTube and Facebook) utilizing proprietary user acquisition technology and data-driven decision-making that focuses on getting players directly into the game. We primarily target potential active users and payers with a breakeven period of not more than two years from install. We believe that we have been particularly successful in identifying and attracting a core base of frequent payers in the game who generate superior revenue flow and form loyal and predictable cohorts.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved thirteen times’ growth in Bookings and as of December 31, 2022, our cumulative all time Bookings crossed the $1.5 billion mark. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2023, cohorts from previous periods accounted for approximately 72% of our Bookings for our core product, Hero Wars.

Technology platform built to scale, fueling our content development strategy.

Since our formation over a decade ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for boosting content offerings in current games as well as creating new content for potential new games. As of December 31, 2023, we had a team of approximately 369 experienced developers and data scientists (including artists and game designers) as well as approximately 72 specialists covering in-game social network and customer support. We incorporate data-driven decision-making into our entire game development process and use proprietary predictive models to assess the likelihood of success of new product launches and allocate our production team resources to focus on building features to improve the return on our investment in our games. Our strong analytics team is one of the key service functions in the company that not only helps us to determine new opportunities for growth and provides predictions for efficient marketing but also plays an important role in establishing key performance indicators and ultimately allows us to make data-informed decisions. Unlike some of our peers who focus exclusively on mobile segment of the market, our multi-platform capabilities allow us to reach out to a broader target audience and offer a more diversified and sophisticated gaming experience as well as supports ongoing innovation and improvement of game content.

Strong potential for profitability and cash flow generation

Our financially sound and cash generative business model has enabled us to achieve sustainable self-funded growth without attracting material external financing since our inception. In particular, between 2018 and 2021, we achieved thirteen times growth in Bookings, with our cumulative all time Bookings having crossed the $1.5 billion mark as of December 31, 2022, while generating $116.1 million in net cash flows generated from operating activities for the year ended December 31, 2022, though in the year ended December 31, 2023, we experienced a net cash flow of $17.9 million from operating activities, driven by substantially increased investments into new players during 2023. Our core game offering, Hero Wars, had an average of 264 thousand MPUs for the year ended December 31, 2023 and 263 thousand MPUs for the year ended December 31, 2022, generating an average Monthly Payer Conversion of 4.7% and 7.4%, respectively, over the same periods.

Our consistent revenue generation is underpinned by predictable cohorts and a loyal base of core players. As such in 2023, cohorts from previous periods accounted for approximately 72% of our Bookings for our core product, Hero Wars, and the ABPPU for all of our game offerings was $86/month. We view Armenia and Kazakhstan as a cost-advantaged locations for our offices due to the relatively low cost of living and the cost effectiveness of running a technology business that employs high-skilled professionals compared to many developed markets such as the United States or the United Kingdom. A combination of global revenue base and relatively low cost base creates significant operating leverage in our business.

Founder-led management team supported by the complementary expertise of core shareholders.

We were founded by Andrey Fadeev and Boris Gertsovskiy, who have led our Company from its inception to becoming a top five independent mobile game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market), based on in-game purchases net of platform fees for 2023, according to data provided by data.ai. For the years ended December 31, 2023 and 2022, we generated $421.6 million and $449.4 million, respectively, in Bookings. As of December 31, 2023, we had approximately 726 employees. As software developers by training, our founders are, among other things, the key architects behind our game development and content strategy. Our core management team has been stable and comprises a diverse team of skillful professionals who have proven to be among the best in the industry through the years. We believe our management’s core competencies are well complemented by the strategic relationship with Bukhman brothers, founders of Playrix (a leading global mobile games developer), who acquired a large minority stake in Nexters Global in 2018 and have been instrumental in our industry-leading expertise.

Well-positioned consolidation platform.

We believe we are well placed to selectively pursue potential acquisitions in Europe and potentially other regions. Since being a publicly traded company, we have already entered into agreements to acquire a few gaming studios in the midcore segment, with a view to expanding our portfolio of midcore games and enlarging our player base, including Cubic Games, the publisher of Pixel Gun 3D, one of the world’s largest mobile FPS by monthly audience.

Our Strategies

Our vision is to become one of the leading global multi-genre gaming companies, primarily through the continuous organic development and growth investments as well as through selective M&A expansion. To this end, we intend to further build on the success of our Hero Wars platform that has a strong potential to become a “forever franchise,” develop our pipeline of new games, and evaluate certain acquisition opportunities.

Focus on our existing IP, enhancement of our product offering and monetization.

Our strategy is to focus on our core game offerings (i.e., a number of games in which we see high potential) and on continuing building strong brands to expand our target audience and increase their awareness and engagement in our products. We plan to focus on brand awareness and brand recognition for our core game offerings by enhancing our brand advertising, offering new content across our games as well as creating rich and interesting worlds around our existing IPs to attract and retain more dedicated and engaged users.

We believe that through our data-driven game development approach, our experience in building LiveOps at scale, continued introduction of new game mechanics and new content across all of our game titles, augmented by our user acquisition model, we can continue to attract new players into our existing as well as new games and sustain monetization of our players. We plan to continue improving current monetization models as well as adding new ones with a view to increasing the lifetime value of our players.

Improve and expand available traffic channels to effectively acquire paying users and expand our target audience.

While we distribute our games through a diversified suite of platforms and use a broad variety of channels to attract the players, we will be flexibly adapting to market conditions and re-directing our marketing budgets to channels and platforms that offer the most attractive LTV/CAC (Customer Lifetime Value to Customer Acquisition Cost) returns profile in any specific period. We intend to continue to seek new opportunities to enhance and refine our marketing efforts to acquire users, including identifying potential technologies to enhance our marketing and advertising capabilities.

We plan to continue restructuring our marketing and product development departments to enhance their cooperation in creation of game content and marketing of our titles with a view to utilizing best initiatives in each sphere for both reducing our costs associated with players and increasing their lifetime value.

Attracting best-in-class talent.

Throughout our history, we have focused considerable time and resources on building a team with diverse experience and backgrounds and a positive inclusive business culture, which has been an integral part of our success. We will continue to place significant emphasis on attracting talented developers and managers from across the world. We believe our global business franchise and attractively located headquarters and development hub in Cyprus serve as a strong attraction and makes us an attractive employer for experienced professionals in the region.

Description of Our Principal Business Activities

We build mobile, web, and social games for millions of players to enjoy globally. We are one of the top five independent game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases for 2023, net of platform fees, according to data provided by data.ai. Our portfolio includes three games that we actively manage. Our portfolio includes casual, RPG and FPS (through acquisition of Cubic Games’ Pixel Gun 3D), which are distributed through mobile and web-based platforms and are free to play, generating revenue through in app purchases and advertising. We frequently introduce new features, offers, and content, including quests, rewards, challenges, player vs. player (“PvP”) competitions, customizations, and promotions that enhance the overall player experience.

Game Portfolio

Our core game offering is Hero Wars, which was downloaded 33.4 million times in 2023 on iOS and Android and has an average rating of 4.4 among users. Island Questaway was soft launched in November 2021 and, at the time of its global release in 2023 under its new title, Island Hoppers, had new registered users of 10.4 million. Through our acquisitions in January 2022, we added Pixel Gun 3D and Block City Wars to our portfolio of gaming titles.

As of and for the year ended December 31, 2023, we generated $422 million in Bookings, 90% of which were attributable to Hero Wars and 10% attributable to our other titles.

We plan to further expand gameplays within our current products as well as work on new offerings.

Hero Wars
Genre:	RPG
Launch:	2016
Rating[3]:	4.4/5
DAUs (in thousands)[4]:	777
MAUs (in millions)[5]:	5.6
MPUs (in thousands)[6]:	264
Monthly Payer Conversion[7]:	4.7%
ABPPU[8]:	$120.3/month ($136.3/month from the web platform)

3 Rating for current version in the United States’ Apple App Store and Google Play Store as of December 31, 2023.

4 Determined as of December 31, 2023. For a definition of DAUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Daily Active Users.”

5 Determined as of December 31, 2023. For a definition of MAUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Active Users.”

6 Determined as of December 31, 2023. For a definition of MPUs, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Paying Users.”

7 Determined as of December 31, 2023. For a definition of monthly payer conversion, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Monthly Payer Conversion.”

8 Determined as of December 31, 2023. For a definition of ABPPU, see “Item 5. Operating and Financial Review and Prospects—Key performance metrics—Average Bookings Per Paying User.

Launched in 2016, Hero Wars is our blockbuster mid-core multi-platform RPG. It is an adventure game, where players start with a single hero and progress through the game by collecting new heroes, battling enemies, powering up heroes, unlocking skills and training their hero pack. The game allows players to fight epic multiplayer PvP battles against enemies, characters and bosses for power, rewards, or rare items. Players are able to purchase virtual items, including boosts and other items within the game to further their progression and unlock more virtual rewards. In 2023, Hero Wars was in the top 100 grossing worldwide mobile app, according to data provided by AppMagic. For the year ended December 31, 2023, we generated $17.9 million in net cash flows generated from operating activities, with Hero Wars being the major contributor.

For the year ended December 31, 2023, Hero Wars generated $381 million in Bookings, representing a decline of 12% in comparison to its Bookings in 2022 due to the prolonged overall negative trend in the gaming market in 2022 and 2023. The following graphic illustrates the split of our Hero Wars Bookings by geography in 2023.

Other — Includes Bookings not allocated to any specific geography.

By distribution platform for the year ended December 31, 2023, 62% of our Bookings were generated from mobile (representing a 1% decrease in the portion of our total Bookings attributable to mobile compared to the previous year, resulting from a shift towards desktop), 38% from desktop (including social and web) (representing a 1% increase compared to the previous year, resulting from shift towards desktop).

For the year ended December 31, 2023, Hero Wars had DAUs of 777 thousand (representing an increase of 9% over the previous year), with 61% on mobile and 39% on desktop (including social and web), and MAUs of 5.6 million. Hero Wars’ MPUs were 264 thousand for the year ended December 31, 2023, broadly similar to previous year. The ABPPU was $120.3/month for the year ended December 31, 2023, a decrease compared to $138.0/month in 2022.

We adjust the gameplay, the user interface, difficulty levels and the available in-game items and features depending on the platform on which our games are distributed in accordance with A/B test results (which tests users’ responses to variant A versus variant B, and concluding which of the two variants is more effective), other analytical data, user surveys and our understanding of user preference per platform. Accordingly, the versions of Hero Wars distributed through the mobile platforms Apple App Store, Google Play and Huawei are similarly configured, whereas the versions of Hero Wars distributed through web and social networks differ substantially from the mobile versions. We are continuously adjusting Hero Wars for both platforms, taking into account different marketing strategies and different user behavior. For example, paying web players tend to spend more money and time in game, due in part to less competition among web-based games as well as the fact that the game can stay idle on PCs and laptops. By contrast, competition is high in mobile games and time in game is restricted by user screen time. As a result, we build and continuously develop the web-based Hero Wars as a separate product with deeper monetization mechanics and separate marketing instruments, and allocate separate teams to its development. Correspondingly, in mid-2023, we conducted a soft rebranding of Hero Wars with the names of the mobile and PC browser versions of the game being changed to “Hero Wars: Alliance” and “Hero Wars: Dominion Era”, respectively. The rebranding is designed to differentiate the two versions of the game and create a more distinct identity for each version in the future.

Island Hoppers

Genre:Farming game with puzzles

Launch:2021 (Android and iOS)

Rating9:4.3/5 on Google Play and 4.6/5 on
the Apple App Store

Soft launched in 2021 under its former title, Island Questaway, Island Hoppers represents an important expansion of GDEV’s portfolio into casual gaming. Island Hoppers offers fresh and exciting gameplay through a blend of different genres with a farming game that features an engaging storyline as well as a variety of puzzles to solve for an exciting, fun gaming experience.

9 Rating for current version in the United States’ Apple App Store and Google Play Store as of December 31, 2023.

Pixel Gun 3D

Genre:First-person shooter

Launch:2013 (iOS); 2014 (Android, Amazon), 2020 (Huawei)

Rating10:4.2/5 on Google Play and 4.7/5 on
the Apple App Store

Acquired in 2022, Pixel Gun 3D is one of the world’s largest mobile first-person shooter by monthly audience with more than 180 million cumulative downloads. Pixel Gun 3D is an online action battle royale game with a large player base. Pixel Gun 3D offers multiple modes in which players pit themselves against real opponents online.

Block City Wars

Genre:Action, adventure, simulation

Launch:2014 (Android and iOS); 2015 (Amazon)

Rating11:4.0/5 on Google Play and 4.2/5 on
the Apple App Store

10 Rating for current version in the United States’ Apple App Store and Google Play Store as of December 31, 2023.

11 Rating for current version in the United States’ Apple App Store and Google Play Store as of December 31, 2023.

Acquired in 2022, Block City Wars is a legacy title of Gracevale Ltd. with more than 50 million cumulative downloads. Block City Wars is a multiplayer shooter, which offers gamers an open world map with the ability to compete with other players, drive cars and choose guns among an arsenal of weapons.

Monetization

Our games are based on the free-to-play monetization model, whereby we generate revenues through in-game purchases (the sale of virtual goods within the game) and in-game advertising. We strive to enhance our games by offering players the option to accelerate their progress and deepen the gaming experience through in-game purchases. As of and for the year ended December 31, 2023, we generated $421.6 million in Bookings, 90% of which were attributable to Hero Wars and 10% attributable to our other titles and newly acquired ones. As of and for the year ended December 31, 2022, we generated $449.4 million in Bookings, 96% of which were attributable to Hero Wars and 4% attributable to our other titles.

Virtual goods are a fundamental part of free-to-play monetization. We aim to maximize the revenue potential of our games by using various monetization models and designing a range of virtual goods that our players value. Our games offer many in-game purchase options, which include, for example, the following:

·	In-game currencies: users can purchase in-game currencies (various types of coins, stones, etc.) that are used for purchasing different items within the games.
·

Virtual goods: users can purchase in-game items that enhance various game attributes or accelerate progress. Virtual goods can broadly be divided into consumable and durable items. Consumable virtual items can be consumed by a specific player action. Durable virtual items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games.

Advertising

In addition to in-game purchases, we monetize our games through in-game advertising, including special offers and rewarded ads. In-game advertising enables monetization of users who are not spending on in- game purchases and provides extra value for players through special offers without cannibalizing in-game payments. Special offers enable users to acquire virtual goods without paying cash but instead by taking specified actions, such as downloading other applications, watching a short video, subscribing to a service or completing a survey. We work with third parties to provide these special offers and receive a payment from the third-party offer provider based on the response of our players to these offers. We also work with third-party advertising aggregators that embed advertising. The aggregators typically pay us a fee based on the number of impressions, which is the number of times an advertisement is shown to a player.

Distribution Platforms

We offer our games across mobile, social, and web platforms. For the year ended December 31, 2023, 62% of our Bookings were generated from mobile and 38% from desktop (including social and web-based).

Our mobile gaming offering is split between two operating systems: Apple iOS, with games distributed in the Apple App Store and Google Android, with games distributed mainly in Google Play. We also distribute our offering through social media channels, primarily Facebook. Players discover games within the distribution platforms by searching games using the built-in search tools, browsing the top charts, trending downloads, and various other category lists, and by using other marketplace features. There are also various built-in promotional campaign placements within each marketplace. We strive to maintain good relationships with each marketplace to access this high-visibility promotional inventory. Ultimately, internal decision-making between the marketplace stakeholders determines which games are featured in these placements and the various other promotional categories. In addition to serving as distribution platforms, the online marketplaces offer integrated payment systems that allow users to make recurring in-game purchases, using a reliable trusted infrastructure. As at the date of this Annual Report, the distribution platforms charge us commissions which vary by platform and by country. Our platform commissions were 25% and 28% of revenues earned through in-game purchases for the years ended December 31, 2023 and 2022, respectively.

Our web-based gaming offering is distributed through our own platforms, where we rely on Xsolla, a third-party online payment service provider, to process any payments generated in games accessed through our website. Previously, we had licensed Savva Vangelina to distribute Puzzle Island, the development-stage predecessor of Island Hoppers, via their platform and we received licensing revenue from such distribution. With the soft launch of Island Hoppers (under its former title, Island Questaway) in November 2021, we terminated the licensing agreement with Savva Vangelina.

Technology

We have invested in developing our technology stack to support the growth of our business. We operate on a cloud-based technology platform, which we believe is sufficiently scalable, flexible and stable to handle our scale of operations. Our platform has the ability to handle millions of users accessing our games each month with sufficient levels of performance and reliability. For the years ended December 31, 2023 and December 31, 2022 our average MAU was 11.4 million and 7.6 million, respectively.

Our architecture is designed for high availability and fault tolerance while accommodating the demands of social game play. We have developed our architecture to work effectively in a flexible cloud environment that has a high degree of elasticity, providing our developers with standardized tools and technologies that enable collaboration and focus on crafting the games.

Our analytics infrastructure is key to the development and improvement of our product offering. Our analytics team collects and stores user data in all stages of game development and in live operations. We regularly conduct quantitative and qualitative research about social interactions that helps us produce better social experiences. We have developed survey and experimentation systems that allow us to collect direct feedback from our players, and we use that feedback to improve our games.

Analytics

We have invested in building a strong analytical infrastructure, which we use to back up our product and investment decisions. We use aggregated behavioral data to create new product features and events, to assess new product launches and to forecast our marketing spending. We use analytics to conduct and process A/B tests, play tests and user surveys. We then apply the collected quantitative and qualitative data to improve our existing products. Additionally, we use modelling to forecast cohort paying behavior for marketing activities and product updates.

Research and Development

We are focused on continuing to implement and enhance features that keep games fresh and increase user engagement, including in-game virtual items, providing engaging new game themes, motifs, challenges and in-game missions. We serve these features to our users based on their preferences and the optimal timing during each player’s gameplay.

Throughout the lifecycle of our games, we dedicate substantial operational resources and team members to support a constant cadence of novel content and feature creation that drives conversion and continued monetization. Our research and development team has extensive expertise in creating new content and gameplay features as well as tools and systems to enable the efficient design, development and implementation of new content and features.

We develop and produce our own titles using a development process in which a group of creative, production, and technical professionals collaborate. Our new game development is governed by four key stages: prototype, test launch, soft launch, and core game release. Quality assurance personnel are involved throughout the development and production of published content and our games are subject to extensive testing before public release to assure compatibility with appropriate hardware systems and configurations and to minimize the number of bugs and other defects found in the products. We are responsible for the entire development and production process. In addition, we outsource some of the processes to external providers acting under our supervision and control. As of December 31, 2023, we had a team of approximately 369 experienced developers and data scientists (including artists and game designers) as well as approximately 72 specialists covering in-game social network and customer support.

Intellectual Property

We consider our intellectual property rights, including our trademarks, copyrights and trade secrets, to be, in the aggregate, material to our business. We endeavor to protect our investment in our intellectual property by seeking to protect it in the key jurisdictions where we do business. When appropriate, we seek to obtain trademark protection by registering trademarks for the names and designs under which we market and license our games. As of December 31, 2023, we owned 20 trademarks that have been registered or applied for in United States and 31 trademarks that have been registered or applied for in jurisdictions outside of the United States. These trademark registrations include “GDEV,” “Nexters,” “Cubic Games,” “Hero Wars: Alliance,” “Hero Wars: Dominion Era,” “Island Hoppers,” “Pixel Gun 3D” and “Block City Wars,” as well as figurative trademarks of certain of our game characters. We also own registrations for the internet domains for our websites. Additionally, many aspects of our games, including feature elements such as game characters, are subject to copyright protection. Further, we own trade secrets relating to our games and the software and technology that we use to operate those games and our business.

In addition to the intellectual property that we own, we license certain intellectual property from third parties. In particular, we license certain intellectual property rights from third parties related to the operations of our business, including those needed to develop our own intellectual property and non-exclusive licenses with respect to the use of certain intellectual property rights of the platforms on which our games are offered.

We believe the value associated with our brands contributes to the appeal and success of our games, and our future ability to develop, acquire or license new brand names of similar quality, and to protect those brands, is important to our continued success. Therefore, we continue to invest in the recognition and protection of our brands.

For risks related to our intellectual property, see “Item 3. Key Information—D. Risk Factors—Risks Related to the Company’s Intellectual Property.”

Marketing

We believe that our success stems from a deep understanding of the key aspects of data-based marketing strategies applicable to our industry, including how to measure successful user acquisition as it relates to mobile, social and web games, where to allocate marketing spend, how to optimize media buying budgets, and how to design ads that attract users who are likely to install and play our games.

We develop tailored monetization and retention strategies for different parts of our users’ lifecycles, including before they become paying users, after they become paying users, and for users who become inactive. We operate a centralized marketing team that performs key marketing and user acquisition functions. As of December 31, 2023, we had approximately 96 marketing employees (including creative, marketing analytics, user acquisition, and marketing growth).

Government Regulation

We are subject to various international laws and regulations that apply to companies operating online, including over the internet and mobile platforms, such as those relating to privacy, data security, consumer protection, protection of minors, advertising and marketing, intellectual property, competition, and taxation, among others, all of which are continuously evolving and developing. As we offer our games in more countries worldwide, foreign jurisdictions may claim we are required to comply with local laws, including in jurisdictions where we have no local presence, offices, or other equipment. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to laws and regulations in additional jurisdictions. The scope and interpretation of the laws and regulations that are or may be applicable to us are often uncertain and may conflict. Additional laws in these and other areas affecting our business are likely to be enacted in the future, which could limit or require changes to the ways in which we conduct our business, and could both increase our compliance costs and decrease our revenues.

The widespread implementation of in-game purchases of virtual items in our industry has resulted in the expanded application of existing laws or regulations and has prompted calls for new laws and regulations to address the perceived problems with these virtual items. Calls for legislation have been fueled by complaints from parents whose children have incurred sizeable charges online purchasing virtual items such as “lives” or “power-ups” in order to continue to play or further advance in games advertised as being “free to play.” This may result in legislation affecting how we advertise, operate, and earn revenues within our games.

There has been considerable focus on in-game offers to purchase virtual goods or premiums with real world currency (or with virtual in-game currency that can be purchased with real world currency) for which the player doesn’t know prior to purchase the specific digital goods or premiums they will be receiving (sometimes referred to as loot boxes, crates, or mystery prizes). In some of our games, certain mechanics may be deemed to be loot boxes, including instances where players can receive items from a predetermined list or purchase items (such as chests) on a random basis. In certain academic, political and regulatory discussions, these features have been compared to gambling because users are providing something of value for the chance to win a prize, with a large number of prizes having relatively modest value or utility and fewer having significant value or utility. The U.S. Federal Trade Commission (the “FTC”), held a public workshop on loot boxes in August 2019, and at least one bill has been introduced in the U.S. Senate that would regulate loot boxes in games marketed to minors. Belgium has imposed an effective ban on loot boxes in video games which are purchasable with real world currency, and loot boxes remain under legislative scrutiny in other European jurisdictions, including the Netherlands, Germany, Spain and Finland, and Austrian courts have recently classified the purchase of loot boxes as illegal gambling, and a number of European consumer groups are advocating for tighter restrictions on the use of paid-for loot boxes. In January 2023, the European Parliament adopted a report calling on the European Commission to enhance controls on loot boxes. Following a two-year inquiry and UK government calls for the industry to self-regulate more effectively, a UK technical working group was convened to pursue enhanced industry-led measures to improve consumer protections (the “TWG”). The Association for UK Interactive Entertainment (the “UKIE”) published the TWG’s recommendations in July 2023 which comprise 11 principles aiming to restrict access to loot boxes for players under the age of 18 and provide players with transparent information via targeted public information campaigns. The TWG will work with the UK Government to assess the effectiveness of the principles after an implementation period of 12 months, after which some changes may occur as a result of technological innovation in the gaming space. China has applied stringent requirements and limitations on online game operations and has been developing and tightening the regulations on the offering of loot boxes in recent years, including, among other things, that loot boxes cannot be acquired with direct investment of real money or virtual currency, that all items available in loot boxes must be obtainable through other means or be provided with items of the same features obtainable through other means, and the odds of winning must be published. Japan has implemented a self-regulatory approach to loot boxes. In September 2023, Australia enacted legislation, effective from September 2024, requiring any computer games released in Australia that feature in-game purchases linked to elements of chance, including paid loot boxes, to be automatically rated “R18+”, legally restricting their availability only to players who are over the age of 18. The outcome of many of these initiatives is not yet known, but we anticipate there may be legislation forthcoming in at least some of these jurisdictions that could affect how we offer these features. See “Risk Factors—Risks Related to the Company’s Business and Operations—Changes to digital platforms’ rules, including those relating to “loot boxes,” or the potential adoption of regulations or legislation impacting loot boxes, could require us to make changes to some of our games’ economies or design, which could negatively impact the monetization of these games, thereby reducing our revenues.”

Data Privacy and Security

As a BVI incorporated and Cypriot headquartered company with users around the globe, we collect, process, store, use, and share data, some of which contains personal information, in connection with operating our business. Consequently, our business is subject to a number of European Economic Area and international laws and regulations governing data privacy and security, including with respect to the collection, processing, storage, use, transmission, sharing, and protection of personal information and other consumer data, as well as applicable BVI data protection laws. Such laws and regulations may be inconsistent across jurisdictions or conflict with other rules. The applicability of these laws and regulations to us, and their scope and interpretation, are often uncertain, particularly with respect to laws and regulations outside the United States. In addition, the scope of data privacy regulations worldwide continues to evolve. Many jurisdictions in which we operate have seen the adoption of data localization and protection laws that prohibit the collection of certain personal information through servers located outside of the respective jurisdictions. It is also likely that as our business grows and evolves and our games are played in a greater number of countries, we will become subject to additional data privacy, data protection, cybersecurity, and consumer protection laws and regulations in additional jurisdictions. Violation of these laws by an operator may result in fines, suspension of activities or license revocation. See “Item 3. Key Information—D. Risk Factors—Risks Related to the Company’s Information Technology and Data Security—Data privacy and security laws and regulations, and related guidance and standards, in the jurisdictions in which we do business could increase the cost of our operations and subject us to possible sanctions, civil lawsuits (including class action or similar representative lawsuits) and other penalties; such laws and regulations are continually evolving. Our or our platform and service providers’ actual or perceived failure to comply with these laws and regulations could harm our business.”

For example, in the United States, a number of state-level data privacy laws have or will soon go into effect that introduce new data privacy rights for consumers and new operational requirements for companies. For instance, the California Consumer Privacy Act (“CCPA”) provides data privacy rights for California residents and operational requirements for covered companies. Among other things, companies covered by the CCPA must provide new disclosures to California residents and afford such residents certain privacy rights relating to their personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. In addition, the California Privacy Rights Act (“CPRA”), which took effect in January 2023, expanded the data privacy rights granted under the CCPA, created a new enforcement agency, the California Privacy Protection Agency, and imposed additional obligations on covered companies.

Additionally, other U.S. states have implemented, or are in the process of implementing, similar new laws or regulations. For example, the Virginia Consumer Data Protection Act (“VCDPA”), which took effect on January 1, 2023, the Colorado Privacy Act (“CPA”) and the Connecticut Data Privacy Act (“CTDPA”), which both took effect on July 1, 2023, and the Utah Consumer Privacy Act (“UCPA”), which took effect on December 31, 2023, similarly impose new privacy rights and obligations on covered companies. In addition to the CCPA, the VCDPA, CPA, CTDPA and UCPA provide for civil penalties for violations that are enforceable by the Attorney General of its respective state, which could range into the millions of dollars. More generally, the enactment of the CCPA, VCDPA, CPA, CTDPA and UCPA could mark the beginning of a trend toward more stringent United States federal privacy legislation, which could increase our potential liability and adversely affect our business. We cannot fully predict the impact of these laws, or subsequent guidance, regulations or rules on our business or operations, including those that are still in draft form, but they may increase our compliance costs and potential liability, particularly in the event of a data breach, and could have a material adverse effect on our business, including how we use personal information, our financial condition, and the results of our operations or prospects. Further, if we become subject to other state-level data privacy laws, guidelines or regulations, we may be required again to modify our data collection or processing practices and policies and to incur substantial costs and expenses in an effort to comply and increase our potential exposure to regulatory enforcement and/or litigation.

Outside of the United States, many countries have also adopted comprehensive data protection and security laws. In the BVI we are subject to the Data Protection Act, 2021 (the “BVI DPA”) The DPA establishes a framework of rights and duties designed to safeguard individuals’ personal data, balanced against the need of public authorities, businesses and organizations to collect and use personal data for lawful purposes. The BVI DPA is centered around seven data protection principles (the General Principle, the Notice and Choice Principle, the Disclosure Principle, the Security Principle, the Retention Principle, the Data Integrity Principle and the Access Principle). The BVI DPA is however based on the original UK Data Protection Act 1998 and therefore less comprehensive than the GDPR (defined below) and UK GDPR (defined below) to which we are also subject.

We are also subject to the EU General Data Protection Regulation 2016/679 (the “GDPR”) in the European Economic Area (the “EEA”), and, following the withdrawal of the United Kingdom from the European Union, we have had to comply with the GDPR as implemented in the United Kingdom, which together with the amended United Kingdom Data Protection Act 2018 (together, the “UK GDPR”), retains in large part the GDPR in United Kingdom national law. The GDPR and the UK GDPR (collectively, the “Applicable UK/EU Data Protection Laws”) impose comprehensive data privacy compliance obligations on controllers and processors of personal data in the EEA and the United Kingdom, including, for example, specific standards for obtaining consent from individuals to process their personal data, robust disclosures to individuals and a comprehensive individual data rights regime, and defined timelines for data breach notifications. The Applicable UK/EU Data Protection Laws create compliance obligations applicable to our business and some of our players, which can be uncertain given rapidly developing guidance and case law, and could change our business practices, expose us to significant reputational damage, regulatory enforcement actions or assessment notices (for a compulsory audit), orders to cease/change our data processing activities, and/or civil lawsuits (including class action or similar representative lawsuits) by consumers or consumer organizations, amongst others, for alleged breach of data protection laws. The Applicable UK/EU Data Protection Laws include financial penalties for noncompliance including possible fines of up to the greater of 4% of global annual revenues for the preceding financial year or €20 million, or £17.5 million in the United Kingdom, for the most serious violations. Many geographies in which we operate, including Australia, Brazil, Canada and India, have passed or are in the process of passing comparable or other robust data privacy legislation or regulation, which may lead to additional costs and increase our overall risk exposure.

We are also subject to EU and UK rules with respect to cross-border transfers of personal data out of the EEA and the UK, respectively, and recent legal developments and guidance have created complexity and uncertainty regarding such transfers to other countries, in particular in relation to transfers to the United States. In July 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield and further noted that reliance on the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism and potential alternative to the Privacy Shield) alone may not necessarily be sufficient in all circumstances and that transfers must be assessed on a case-by-case basis. A replacement for the Privacy Shield Framework was introduced, the EU-US Data Privacy Framework (“DPF”); however, this framework may also face challenges. The European Commission adopted its adequacy decision in 2023 rendering the DPF effective as an EU GDPR transfer mechanism to U.S. entities self-certified under the DPF. On October 12, 2023, the UK Extension to the DPF came into effect (as approved by the UK Government) as a UK GDPR data transfer mechanism to U.S. entities self-certified under the UK Extension to the DPF. There has been increased regulatory action and attention in relation to international data transfers.

We currently rely on the standard contractual clauses to transfer personal information outside the EEA and the UK, including to the United States, with respect to both intragroup and third party transfers. As the enforcement landscape further develops, and supervisory authorities issue further decisions and guidance on personal information export mechanisms, we could suffer additional costs, complaints and/or regulatory investigations or fines, we may have to stop using certain tools and vendors and make other operational changes, we have had to and may have to implement revised standard contractual clauses for existing intragroup, customer and vendor arrangements within required time frames, and/or if we are otherwise unable to transfer personal information between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could materially adversely affect our business, results of operations and financial condition. In particular, given the complexity and constantly evolving nature of our cross-border data transfers, our standard contractual clauses may need to be updated over time to fully legitimize our data transfers, and a failure to do so could result in enforcement action from regulators. There can be no assurances that we will be successful in our efforts to comply with the GDPR or other privacy and data protection laws and regulations, or that violations will not occur, particularly given the complexity of both these laws and our business, as well as the uncertainties that accompany new laws.

Our business also increasingly relies on machine learning, artificial intelligence and automated decision making to improve our services and tailor our interactions with our customers. However, in recent years use of these methods has come under increased regulatory scrutiny. New laws, guidance and/or decisions in this area may limit our ability to use our machine learning and artificial intelligence, or require us to make changes to our platform or operations that may decrease our operational efficiency, result in an increase in operating costs and/or hinder our ability to improve our services. For example, there are specific rules on the use of automated decision making under the Applicable UK/EU Data Protection Laws that require the existence of automated decision making to be disclosed to the data subject with a meaningful explanation of the logic used in such decision making in certain circumstances, and safeguards must be implemented to safeguard individual rights, including the right to obtain human intervention and to contest any decision. Equally, the regulatory framework around the development and use of machine learning, artificial intelligence and automated decision making is evolving. In Europe, European Union legislators recently reached a political agreement on the EU Artificial Intelligence Act (“EU AI Act”), which establishes a comprehensive, risk-based governance framework for artificial intelligence in the EU market. The EU AI Act is expected to enter into force in 2024, and the majority of the substantive requirements will apply two years later. The EU AI Act will apply to companies that develop, use and/or provide artificial intelligence in the EU and includes requirements around transparency, conformity assessments and monitoring, risk assessments, human oversight, security, accuracy, general purpose artificial intelligence and foundation models, and proposes fines for breach of up to 7% of worldwide annual turnover. In addition, on September 28, 2022, the European Commission proposed two Directives seeking to establish a harmonized civil liability regime for artificial intelligence in the EU in order to facilitate civil claims in respect of harm caused by artificial intelligence and to include artificial intelligence-enabled products within the scope of the EU’s existing strict liability regime. Once fully applicable, the EU AI Act will have a material impact on the way artificial intelligence is regulated in the EU, and together with developing guidance and/or decisions in this area, may affect our use of artificial intelligence and our ability to provide and to improve our services, require additional compliance measures and changes to our operations and processes, result in increased compliance costs and potential increases in civil claims against us, and could adversely affect our business, operations and financial condition.

We are also subject to evolving EU and UK privacy laws on cookies, tracking technologies and e-marketing. Recent European court and regulator decisions are driving increased attention to cookies and similar tracking technologies. In the EU and UK, informed consent is required for the placement of certain cookies or similar tracking technologies on an individual’s device and for direct electronic marketing. Consent is tightly defined and includes a prohibition on pre-checked consents and a requirement to obtain separate consents for each type of cookie or similar technology.

All of the above factors, again, introduce the possibility we will be subject to, and required to comply with, a separate and additional legal regime with respect to data privacy, which may result in substantial costs and may necessitate changes to our business practices. See “Item 3. Key Information—D. Risk Factors—Risks Related to the Company’s Information Technology and Data Security—Our business could be adversely impacted by changes relating to electronic marketing or the restriction of the use of third-party cookies and similar tracking technologies.”

C.	Organizational Structure

Below is an overview of the legal structure of the Company and its subsidiaries as of the date of this Annual Report.

D.	Property, Plants and Equipment

As of the date of this Annual Report, we lease seven offices, four located in Cyprus, two in Armenia and one (currently vacant) in the UAE. We believe our existing facilities are sufficient for our current needs. We may add new facilities and expand our existing facilities as we add employees and expand into new locations. We believe suitable additional space will be available as needed to accommodate our needs.

ITEM 4A.  UNRESOLVED STAFF COMMENTS

None.

ITEM 5.  OPERATING AND FINANCIAL REVIEW AND PROSPECTS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing elsewhere in this Annual Report. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under the “Item 3. Key Information—D. Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections and elsewhere in this Annual Report, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

We build mobile, web and social games for millions of players to enjoy globally. We are one of the top five independent mobile game developers in Europe (excluding developers owned and controlled by other companies active in the gaming market) based on in-game purchases in 2023, net of platform fees, according to data provided by data.ai. Our games are free to play, and we continuously innovate our games to provide novel, curated in-game content to our users at optimal points in their game journeys.

Our core product offering, Hero Wars, offers a suite of games across mobile, social and web-based platforms and has, since its launch in 2016, evolved into a well-recognized global gaming franchise in the RPG genre, with 5.6 million MAUs across more than 70 countries in 2023. In 2023, Hero Wars ranked 7th on Android and 6th on iOS according to data provided by AppMagic.

Continuous improvements in game content and focus on customer engagement has allowed us to monetize on the popularity of our games and achieve attractive key performance metrics. In particular, between 2018 and 2021, we achieved 13 times’ growth in Bookings and as of December 31, 2022, our cumulative all time Bookings crossed the $1.5 billion mark. We benefit from predictable cohorts and a loyal base of core players, which supports our ability to sustain our monetization per user. In the year ended December 31, 2023, cohorts from previous periods accounted for approximately 72% of our Bookings for our core product, Hero Wars.

Since our formation over a decade ago, we have developed a sizeable built-to-scale platform, enabling us to streamline content development and offering a value-enhancing opportunity for our new and existing games. In 2022, we entered into agreements to acquire four separate gaming studios to expand our portfolio of midcore games, enlarge our player base and expand into new genres. We plan to further expand gameplays within our current products as well as work towards new game offerings.

Our headquarters are in Cyprus. As of December 31, 2023, we had 726 employees. Our revenue for the years ended December 31, 2023 and 2022 was $464.5 million and $479.7 million, respectively, and our Bookings12 for the same periods were $421.6 million and $449.4 million, respectively. We recorded net cash flows generated from operating activities of $17.9 million and $116.1 million for the years ended December 31, 2023 and 2022, respectively. Our total comprehensive income net of tax for the years ended December 31, 2023 and 2022 was $48.0 million and $10.7 million, respectively.

12 For a definition of Bookings, see “—Key performance metrics—Bookings.”

Key Performance Metrics

We manage our business by tracking several key performance metrics through our internal analytics systems. Our key performance metrics are impacted by several factors that could cause them to fluctuate on a quarterly basis, such as platform providers’ policies and restrictions, seasonality, user connectivity, conversion of users to paying users and the addition of new content to certain games, and, in certain cases, our operating metrics may not necessarily correlate directly to quarterly revenues trends. Future growth in players and engagement will depend on our ability to retain current players, attract new players, acquire or launch new games and features, and expand into new markets and distribution platforms.

Daily Active Users

We define Daily Active Users, or DAUs, as the number of individuals who played one of our games during a particular day. Under this metric, an individual who plays two different games on the same day is counted as two DAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks on the same day would be counted as two DAUs. Average Daily Active Users for a particular period is the average of the DAUs for each day during that period. We believe that Daily Active Users is a useful metric to measure the scale and usage of our games.

Daily Active Users (in thousands)

1,600
1,400
1,200
1,000
800
600
400
200
0
1,259
1,127
1,477
1,385
H1 2022
H2 2022
H1 2023
H2 2023

Monthly Active Users

We define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in a calendar month. Under this metric, an individual who plays two different games in the same calendar month is counted as two MAUs. Similarly, an individual who plays the same game on two different platforms (for example, web and mobile) or on two different social networks during the same calendar month would be counted as two MAUs. Average Monthly Active Users for a particular period is the average of the MAUs for each month during that period. We believe that Monthly Active Users is a useful metric to measure the scale and usage of our games, but base our business decisions primarily on daily performance metrics, which we believe more accurately reflect user engagement with our games.

Monthly Paying Users

We define Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in a calendar month. Under this metric, an individual who makes a purchase of virtual items in two different games in the same calendar month is counted as two MPUs. Similarly, an individual who makes a purchase of virtual items in any of our games on two different platforms (for example, web and mobile) or on two different social networks in the same calendar month could be counted as two MPUs. Average MPUs for a particular period is the average of the MPUs for each month during that period. We believe that Monthly Paying Users is a useful metric to measure game monetization.

Average Monthly Paying Users (in thousands)

An increase in marketing investments in 2023 led to growth in MPUs during 2023.

Monthly Payer Conversion

We define Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs. We believe that Monthly Payer Conversion is a useful metric to describe the monetization of our users.

Monthly Payer Conversion

	H1 2022	H2 2022	H1 2023	H2 2023
Monthly Payer Conversion	4.7%	4.1%	3.3%	3.3%

Average Bookings Per Paying User

We define Average Bookings Per Paying User, or ABPPU, as our total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period. We believe that ABPPU is a useful metric to describe monetization.

ABPPU (in $/month)

Bookings

We define Bookings as sales contracts generated from in-game purchases and advertising in a given period. Bookings is a fundamental metric we use to manage our business. We use it to evaluate the results of our operations and the effectiveness of our business strategies, generate future operating plans, including budgeting decisions, and assess the performance of our company against other peer companies using similar measures. We evaluate Bookings in conjunction with our results according to IFRS because we believe it provides investors and analysts a more complete understanding of factors and trends affecting our business than IFRS measures alone. Over the long-term, the factors impacting our revenue and Bookings are the same. However, in the short term, there are various factors that may cause revenue to exceed or be less than Bookings in any period, in particular as a result of accounting for deferral of certain revenue attributable to purchases of durable virtual items. See “—A. Operating Results—Components of Our Results of Operations—Revenue” below.

In 2023 Bookings amounted to $421.6 million compared to $449.4 million in 2022. The share of advertisement sales as a percentage of total Bookings in 2023 increased to 7.2% compared to 4.5% 2022, or by 2.7 percentage points.

Key Factors Affecting Our Business

There are a number of factors that affect the performance of our business, and the comparability of our results from period to period, including:

●	Conversion of players into paying users and ongoing monetization. While our games are free-to-play, we generate a substantial majority of our revenues from players’ purchases of in-game virtual items. Revenues from in-game purchases accounted for 93.5% and 95.8% of revenues in the years ended December 31, 2023 and 2022, respectively. Our financial performance is dependent, in part, on our ability to convert more active players into paying players and to grow or maintain user spend over the long term. These two strategies may not always be successfully implemented simultaneously. Therefore, we may, during certain periods of time, concentrate more on increasing the number of paying users, while allocating more of our resources to increasing average spend per user during other periods depending on a number of external and internal factors. In the year ended December 31, 2023, our average Monthly Payer Conversion was 3.3%, reflecting a decrease from 4.4% in the prior year. Our players’ willingness to consistently make in-game purchases is impacted by our ability to deliver engaging content and personalized user experiences, which we assess based on historical data analysis and series of A/B tests.
●	Release of new content, offers, and features. Our revenue growth has been driven by improving the content, offers, and features in our existing games. In order to enhance the content, offers, and features in our existing games, we must invest a significant amount of our technological and creative resources, ensuring that we support a consistent cadence of novel content creation that drives conversion and continued monetization. These expenditures generally occur months in advance of the release of new content.
●	Successfully acquiring new users and retaining our new and existing users. Establishing and maintaining a loyal network of users and paying users is vital for our business. In order to grow our user network, we incur marketing expenses across various user acquisition channels and maintain a substantial focus on content development for our existing games to attract, engage and retain users. During the year ended December 31, 2023, we had 1,431 thousand average DAUs, representing an increase of 238 thousand average DAUs compared to the prior year. We developed a comprehensive data driven approach towards marketing and user acquisition, which, we believe, helps us to acquire new users in an efficient way. We intend to continue to seek new opportunities to enhance and refine marketing efforts to acquire new users, including further refining our data driven approach and identifying potential technologies and channels to enhance our marketing and advertising capabilities.

General Economic Conditions

Our games may be sensitive to general economic conditions and economic cycles. Difficult economic conditions in the markets in which we compete or seek to expand, such as decreases in per capita income and level of disposable income driven by increases in inflation, energy costs, income (and other) taxes and the cost of living, increased and prolonged unemployment or a decline in consumer confidence, in each case, as a result of worldwide or regional recession, the COVID-19 pandemic, the Russia-Ukraine conflict or other geopolitical tension, political instability or other country-specific factors, or other economic disruptions, could negatively affect the demand for our games and therefore have a material adverse effect on our Bookings or results of operations.

In fact, 2022 was the first year over the past decade when the worldwide gaming revenue decreased year-over-year, with a 5.1% decrease of the total gaming market in 2022 as compared with 2021, according to Newzoo. In 2023, the worldwide gaming market remained at the depressed levels of 2022, with revenues in 2023 increasing only marginally, by 0.6%, compared to 2022. While one of the key reasons for the negative market dynamics since 2022 was, we believe, a result of the easing of the COVID-19 restrictions, which brought consumers’ spending in online games back to historical normal levels in 2022 as compared with the earlier years impacted by the COVID-19 pandemic, we also attribute part of the decrease to more difficult economic conditions brought on by inflation, which limited consumers’ disposable income, as well as the increasing complexity of targeting players. Correlating with the general negative development in the gaming market, during 2022, the Company’s Bookings declined by 20% compared to 2021, with the significant reduction in our marketing budget in 2022 contributing to that decline. In 2023, the Company’s Bookings continued to exhibit a downward trend, decreasing by 6% compared to 2022. Furthermore, MPUs for Hero Wars for 2022 decreased by 24% compared to 2021, remaining at the same level in 2022.

COVID-19

The global pandemic associated with COVID-19 caused major disruption to all aspects of the global economy and daily life over the past few years, particularly as a result of the quarantine and stay-at-home orders that were imposed by all levels of government. While restrictions have generally eased worldwide, with the World Health Organization declaring an end to the COVID-19 pandemic as a global health emergency in May 2023, new variants of COVID-19 continue emerging, spreading globally and continuing to cause significant uncertainty.

Despite the challenges we have faced in light of the COVID-19 pandemic, we observed a positive correlation on our Bookings and number of DAUs while the stay-at-home orders were in place across the various jurisdictions in which our users are located. As individuals spent more time at home in 2020 and 2021, we saw an increase in time spent with digital entertainment, including casual gaming and games involving socially interactive experiences. With the easing of these restrictions, the gaming industry has generally experienced a decline in Bookings. Our Bookings decreased in 2023 by 6% as compared to 2022 and by 20% in 2022 as compared with 2021, correlating to this trend and certain other negative effects in the market. As our marketing investments tapered back to historical normal levels, we could experience a further decrease in user activity or spending in line with the general industry trend, which could adversely impact our cash flows, operating results, and financial condition. Furthermore, there can be no assurance that any re-imposition of restrictive measures in a renewed effort to control the spread of COVID-19 variants or any other contagious disease outbreaks will result in the effects we have experienced in the past.

The COVID-19 pandemic has resulted and may continue to result in consumers’ spending a greater portion of their time at home and sustained demand for entertainment options. However, the COVID-19 pandemic caused an economic recession, high unemployment rates, and other disruptions, both in the United States and the rest of the world. We cannot predict the potential longer-term impacts of the COVID-19 pandemic on our business or operations, and there is no guarantee that any near-term trends will continue. See “Item 3. Key Information—D. Risk Factors—Risks Related to the Company’s Business and Operations—We are subject to risks related to pandemics, such as the COVID-19 pandemic, and similar health epidemics and contagious disease outbreaks, which could significantly disrupt our operations and adversely affect our business, results of operations, cash flows or financial condition” for more information.

Seasonality

Our business experiences the effects of seasonality. We usually experience certain decreases in the efficiency of our marketing and user acquisition in the fourth quarter of each year as a result of competition for the same users from retail advertising campaigns during Halloween, Thanksgiving and Christmas, as well as during summer months due to the decrease in time spent online by our players during the summer vacation season. We typically benefit from the increased efficiency in this respect during the last days of each year and continuing through the first quarter of the subsequent year. To address seasonality, our strategy is to (i) decrease the intensity of our user acquisition and marketing campaigns in summer and towards the end of the year; (ii) only utilize those channels and instruments that we believe are less saturated with the competing marketing campaigns; and (iii) increase the intensity of our user acquisition and marketing activities in the last days of each year and continuing through the first quarter of the subsequent year.

Russian Geopolitical and Economic Risks

As a result of the military actions in Ukraine, a number of governments, including those of the United States, United Kingdom and European Union, have imposed unprecedented sanctions on specified persons and entities in Russia. While the situation remains highly fluid and additional sanctions are possible, neither we, nor any of our subsidiaries are currently subject to any sanctions that have been imposed. Nevertheless, as result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused all commercial activities in Russia and Belarus. For example, Apple and Google, two of the primary platforms that distribute our games, have suspended their respective digital wallet and mobile payment services, Apple Pay and Google Pay, in relation to credit cards issued by Russian financial institutions that are the subject of sanctions. Players who access our games via these platforms in Russia may therefore be disconnected from the primary means to make in-game purchases. Based on our current geographical distribution of Bookings, management believes that the latest geopolitical developments will have certain residual negative effects on the Company’s future financial performance, limited to the share of Bookings deriving from the markets of the former Soviet Union (FSU), which stood at 8% of our total for 2023 and which, as a percentage of our total Bookings, has been declining over the past few years. The exact effects cannot currently be reliably estimated due to the constantly changing environment.

Our board of directors determined that it is in the best interests of the Company, our player community and our investors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia. To this end, in 2022 we disposed of our Russian subsidiaries, relocated or laid-off all employees in Russia, and moved all our former Russian business operations to other countries and discontinued offering of our games through Russian social networks.

These measures did not have a material impact on the Company, as none of the divested subsidiaries represented a revenue-generating asset. The divestment has no effect on the Company’s ability to continue to offer its full suite of games through its primary third-party platforms which are not based in Russia: Apple, Facebook, Google, Xsolla and Huawei. We have recorded losses on disposal in 2022 in respect of our divestment of our (former) Russian based-subsidiaries in the amount of $5.0 million. For further details please refer to Note 8 (Acquisition and disposal of subsidiaries in Russia) to our audited consolidated financial statements as of and for the year ended December 31, 2023, included elsewhere in this Annual Report.

Additionally, the Company has incurred additional expenses as a consequence of the Russian military conflict in Ukraine. For example, in 2022 we incurred costs related to the relocation of critical personnel from Russia, Ukraine and Belarus to Cyprus, Armenia, Kazakhstan and certain other “safe-harbor” countries. Furthermore, prior to the disposition of our Russian-based subsidiaries, we supplemented the compensation paid to our employees located in Russia with additional amounts designed to safeguard these employees against the devaluation of the Russian Ruble and high inflation of consumer prices in Russia that was seen since March of 2022. Although we have completed the relocation program in 2023 and did not incur relocation expenses since 2022, we expect the increase in labor costs per employee which we began incurring in 2022, resulting from our policy of providing salary increases and various compensations on an ongoing basis to our employees to support them during the relocation process and to assist them with settling in their new locations, to continue on an ongoing basis.

Recent Changes in Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 2 (Basis of presentation—Changes in accounting policies) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

A.	Operating Results

Components of Our Results of Operations

Revenue

We primarily derive revenue from the sale of virtual items associated with online games. We also receive revenue from in-game advertising.

In-game purchases

We distribute our games to the end customer through various web and mobile platforms, such as Apple, Google, Facebook and Huawei. Through these platforms, users can download our free-to-play games, access our games operated through the web and purchase virtual items to enhance their game-playing experience. Players can purchase virtual items through various widely accepted payment methods offered in the games. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations and cannot be redeemed for cash nor exchanged for anything other than virtual items within our games.

There are two different kinds of in-game purchases in our games: consumables and durables. Consumables benefit the user immediately, while benefits from durables last over a certain period of time, which can be substantial. Consumable in-game purchases satisfy the performance obligation “at a point in time”. Durable in-game purchases revenue is recognized “over time” (i.e., across the user lifetime, lifetime of a game or any other approximations of the lifetime of a durable item as the case may be). Following the industry practice, we present in-game revenue on gross basis. Revenue share to web and mobile platforms such as Apple, Google, Facebook and Huawei is presented as platform commissions fees.

Advertising

Our advertising revenues are generated by displaying advertisements against a fee during gameplay. Revenue recognition is based on delivery of the advertisement product, which can for example be a viewed impression or clicked advertisement. Advertising network revenue is recognized as net in the month of purchase (“at a point in time”), based on revenue reports from the ad network indicating the number of products sold and payables due to us. Simultaneously to sending the revenue report, the advertisement network also commits to paying the money to us, and collection can be reasonably assured. Advertising revenues usually correlate with the number of new registrations as new players are associated with the majority of ad views and clicks, thus increasing efficiency of our user acquisition activities.

Platform commissions

Platform commissions consist of commission charged by platforms which we use to distribute our games. Platform providers (such as Apple, Meta (formerly Facebook), Google and Huawei) charge a transactional payment processing fee to accept payments from our players for the purchase of in-game virtual goods. Payment processing fees and other related expenses for in-app purchases made through platforms differ from country to country and from platform to platform, and change over time. We generally expect platform commissions to fluctuate in line with in-game purchases revenues.

Game operation cost

Game operation cost consists mainly of employee benefit expenses and technical support services provided by third parties, both of which mainly relate to maintenance and upgrades of the Company’s software applications.

Other operating income

Other operating income relates to income associated with non-core activities of the group.

Selling and marketing expenses

Selling and marketing expenses consists of costs related to advertising and user acquisition. We plan to continue to invest in sales and marketing to acquire and retain our users. However, sales and marketing expenses may fluctuate as a percentage of revenues depending on the timing and efficiency of our marketing efforts.

General and administrative expenses

General and administrative expenses comprise employee benefits expenses, professional fees, loss on sale of subsidiaries, insurance liability expenses and other operating expenses. Employee benefits expenses consists of wages, salaries, bonuses, benefits, and other compensation including share based compensation as well as employer-paid payroll taxes depending on salaries. Professional fees represent primarily audit expenses, legal consulting fees and other consulting and similar services. Other operating expenses mainly consist of office rent and miscellaneous sundry expenses.

Goodwill and investments in equity-accounted associates impairment

Goodwill impairment relates to the impairment of goodwill when its carrying amount at the reporting date is higher than its recoverable amount and investment impairment relates to the impairment of the Company’s assets other than goodwill, such as intangible assets and investment in associates.

Share listing expense

Share listing expense is a non-cash non-recurring expense incurred in connection with the business combination of the Issuer, Kismet and Nexters Global, which constituted a share-based transaction pursuant to IFRS 2. The share listing expense is determined as the excess of the fair value of the equity instruments issued by the Issuer over the fair value of the identified net assets contributed by Kismet in the business combination.

Impairment loss on trade and loan receivables and change in fair value of loans receivables

Impairment loss on trade and loan receivables and change in fair value of loans receivables comprise expected credit losses for loans receivable and expected credit losses for trade and other receivables together with changes in the fair value of loans receivable.

Depreciation and amortization

Depreciation and amortization of tangible and intangible assets consists of the depreciation of tangible fixed assets and right-of-use assets, and amortization of intangible assets for the relevant period, based on the straight-line method over the useful life of the assets. Tangible fixed assets include property and equipment. Right-of-use assets are recognized in accordance with IFRS 16 in respect of our lease liabilities. Intangible fixed assets include software and capitalized development expenses. The asset’s residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

Finance income

Finance income comprises interest income, net foreign exchange gain and other financial income.

Finance expenses

Finance expenses comprise net foreign exchange loss, bank charges, financial transaction costs, unwinding of discount on the financial liabilities and interest expense.

Change in fair value of share warrant obligations and other financial instruments

Change in fair value of share warrant obligations and other financial instruments includes changes in the fair values of financial assets and liabilities accounted at fair value through profit or loss in accordance with IFRS 9, such as warrants exercisable for our ordinary shares, put and call options in respect of our ordinary shares and shares of our equity associates, and earn-outs granted in connection with the acquisition of associates.

Tax

Income tax consists of corporation tax and Special Contribution for the Defence of the Republic of Cyprus and certain overseas income taxes imposed by several jurisdictions where we distribute our products and where certain legal entities of our Company’s group operate. In Cyprus, where our holding company and the major operating company have tax presence, there are no substantial differences between the tax and accounting bases of assets and liabilities acquired or incurred, respectively, in the ordinary course of business; and, therefore, these assets and liabilities should not result in substantial deferred tax assets or liabilities. Deferred tax assets and liabilities may arise, however, in the case of temporary differences attributable to certain other legal entities in our Company’s group.

The tax treatment of interest received by a Cyprus company depends on the nature of the activities of the company receiving the interest and is in practice classified as active (trading) or passive (non-trading) income. Passive interest income is exempt from (Corporate) Income Tax, but the whole gross interest income is subject to Special Contribution for the Defence of the Republic (“SCD”) at the rate of 30% (which rate was reduced to 17% effective as from January 1, 2024). Dividend income received by a Cyprus company from abroad is exempt from Cyprus (Corporate) Income Tax to the extent that this income is not tax deductible by the paying company, but may be taxable under SCD at the rate of 17%, subject to certain participation exemption rules.

The payment of dividends to non-Cyprus tax resident shareholders (companies or individuals) or tax resident individuals who are not Cyprus domiciled, is exempt from taxation in Cyprus. On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. Effective as from December 31, 2022, withholding taxes at the rate of 17% were introduced on dividend payments to companies in jurisdictions included in the EU Blacklist of non-cooperative jurisdictions (“EU Blacklist”) at the rate of 17% if those companies are:

●	resident in jurisdictions included in the EU Backlist, or
●	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

For the withholding taxes to apply, the following conditions should also be met:

●	The company receiving the dividend holds directly, either alone or jointly with associated companies, over 50% of the capital, voting rights, or is entitled to receive more than 50% of the profits in the company paying the dividends.
●	The associated companies should also be resident in an EU blacklisted jurisdiction or incorporated / registered in an EU blacklisted jurisdiction and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The withholding taxes will not apply in the case of dividend payments on shares listed on a recognized stock exchange.

In addition, Cyprus has provisions in its Income Tax Law 118(I)/2002 as amended, with respect to intellectual property (the “Cyprus old IP Regime”), which allowed for an 80% deemed expense deduction on income from the right of use of intellectual property (“IP”), gains from the sale of IP and damages for IP infringements (after the deduction of any expenses for the acquisition or development of the IP, including directly related costs and amortization of the acquisition or development cost over a 5 year period). Applying the provisions of the Cyprus old IP Regime may have resulted in an effective tax rate for IP companies of 2.5%.

Under a transition rule, and with a view to protect the owners of IP assets that qualify under the Cyprus old IP Regime, taxpayers benefitting from the Cyprus IP Regime could continue to apply its provisions through June 30, 2021.

In October of 2016, Cyprus passed new IP provisions (the “Cyprus new IP Regime”), which are in line with the OECD “modified nexus approach.” While the range of qualifying assets and categories of expenditure qualifying for relief under the Cyprus new IP Regime are more restrictive than the Cyprus old IP Regime (for example, exclude trademarks and marketing intangibles), the Cyprus new IP Regime also allows for an 80% deemed expense deduction which is applied on, the overall profit derived from qualifying IP.

Amendments were also voted into the Income Tax Law, introducing capital allowances for all intangible assets (excluding goodwill and assets qualifying for the Cyprus old IP regime). In accordance with these amendments, the capital costs of the assets are tax deductible (as a capital allowance / tax amortization) and are spread over the useful life of the asset, as determined by generally acceptable accounting principles (with a maximum useful life of 20 years). Upon disposal of such an intangible asset, no balancing statement is prepared and as such the capital allowances previously claimed are not recaptured and taxed on disposal. The taxpayer has the option not to claim capital allowances for an intangible asset in a particular tax year. In such case the capital allowances on the tax written down value of the intangible asset can be claimed in future years over the remaining useful economic life.

Starting from January 1, 2019 the Group has changed its tax reporting principles, judgments and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to in-game purchases made by the Group’s consumers in 2019 being deferred to 2020 and beyond (for details, see Note 26 (Deferred revenue and deferred platform commission fees) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report), as well as software development costs being expensed as incurred. As a consequence, the Company’s major operating subsidiary, Nexters Global, has booked substantial tax losses in 2019, 2020 and 2021.

Tax losses may be carried forward for five years. Group companies may deduct losses against profits arising during the same tax year. As at December 31, 2023, the Group did not recognize any deferred tax assets resulting from the tax losses carried forward from the periods preceding the 2023 taxable year due to the uncertainties regarding the Group’s ability to use the losses carried forward against the taxable profits in the future. The carried forward tax losses available to the Group mainly expire in 2025 and 2026.

Since, up to June 30, 2021, we were claiming the provisions of the Cyprus old IP regime, which were more beneficial than the provisions of the Cyprus new IP regime applying as of July 1, 2021, the deferral of revenue and the expensing of the software development costs did not give rise to any tax benefit for us and, as such, we do not expect that we will be exposed to any tax risks in relation to these new principles and estimates when our tax records are assessed by the tax authorities. However, the possibility of certain transactions like indirect taxes to be challenged by the relevant tax authorities cannot be ruled out.

We have not recognized any tax expense in respect of these uncertainties as we believe that our tax records are in compliance with the existing laws and regulations and that our accruals for tax liabilities are sufficient and adequate for all open tax years based on our assessment of many factors, including interpretations of tax law and prior experience. Overseas tax in excess of credit claims used during the year represents withholding income tax charges imposed in respect of our Bookings in certain jurisdictions where our customers are located.

Other comprehensive income

Other comprehensive income primarily relates to foreign currency translation differences in respect of foreign operations.

Results of Operations

The tables below show the results of our key financial and operating metrics for the periods indicated. Unless otherwise indicated, financial metrics are presented in thousands of U.S. Dollars, user statistics are presented in thousands of users, and ABPPU is presented in U.S. Dollars.

	Year ended
	December 31,
	2023	2022	2021

	(US$ in thousands)
Revenue	464,549	479,688	434,094
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(109,020)	(129,623)	(117,229)
Game operation cost	(51,669)	(44,036)	(18,945)
Other operating income	2,053	1,327	—
Selling and marketing expenses	(225,738)	(152,674)	(270,065)
General and administrative expenses	(29,618)	(36,119)	(23,031)
Goodwill and investments in equity accounted associates’ impairment	—	(62,828)	—
Share Listing Expense	—	—	(125,438)
Impairment loss on trade and loan receivables and change in fair value of loans receivable	(5,919)	(29,987)	(102)
Total costs and expenses, excluding depreciation and amortization	(419,911)	(453,940)	(554,810)
Depreciation and amortization	(6,276)	(6,901)	(2,540)
Profit/(loss) from operations	38,362	18,847	(123,256)
Finance income	5,248	1,868	79
Finance expenses	(4,047)	(2,191)	(3,220)
Change in fair value of share warrant obligation and other financial instruments	10,946	2,767	10,080
Share of loss of equity-accounted associates	(515)	(10,121)	—
Profit/(loss) before income tax	49,994	11,170	(116,317)
Income tax expense	(3,879)	(3,760)	(1,127)
Profit/(loss) for the year, net of tax	46,115	7,410	(117,444)
Attributable to equity holders of the Company	46,115	7,303	(117,455)
Attributable to non-controlling interest	—	107	11
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss	1,837	3,338	11
Foreign currency translation difference	1,650	3,456	36
Other	187	(118)	(25)
Total comprehensive income/(loss) for the year, net of tax	47,952	10,748	(117,433)
Attributable to equity holders of the Company	47,952	10,641	(117,444)
Attributable to non-controlling interest	—	107	11

Non-financial performance metrics

	Year ended
	December 31,
	2023	2022	2021

DAUs (in thousands)(1)	1,431	1,186	1,048
MAUs (in millions) (2)	11.4	7.6	5.9
MPUs (in thousands)(3)	377	335	362
Monthly Payer Conversion(4)	3.3%	4.4%	6.1%
ABPPU (US$)(5)	86	107	123
Bookings (US$in thousands)(6)	421,632	449,446	561,993

(1)	The Company defines Daily Active Users, or DAUs, as the number of individuals who played one of its games during a particular day.
(2)	The Company define Monthly Active Users, or MAUs, as the number of individuals who played a particular game in a calendar month.
(3)	The Company defines Monthly Paying Users, or MPUs, as the number of individuals who made a purchase of a virtual item at least once on a particular platform in a calendar month.
(4)	The Company defines Monthly Payer Conversion as the total number of MPUs, divided by the number of MAUs.
(5)

The Company defines Average Bookings Per Paying User, or ABPPU, as its total Bookings attributable to in-game purchases in a given period, divided by the number of months in that period, divided by the average number of MPUs during the period.

(6)	The Company defines Bookings as sales contracts generated from in-game purchases and advertising in a given period.

Comparison of the year ended December 31, 2023 versus the year ended December 31, 2022

	Year ended December 31,		Variance
	2023	2022	(US$ in

	(US$ in thousands)		thousands)	(%)
Revenue	464,549	479,688	(15,139)	(3)%
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	(109,020)	(129,623)	20,603	(16)%
Game operation cost	(51,669)	(44,036)	(7,633)	17%
Other operating income	2,053	1,327	726	55%
Selling and marketing expenses	(225,738)	(152,674)	(73,064)	48%
General and administrative expenses	(29,618)	(36,119)	6,501	(18)%
Goodwill and investments in equity accounted associates’ impairment	—	(62,828)	62,828	(100)%
Impairment loss on trade and loan receivables and change in fair value of loans receivable	(5,919)	(29,987)	24,068	(80)%
Total costs and expenses, excluding depreciation and amortization	(419,911)	(453,940)	34,029	(7)%
Depreciation and amortization	(6,276)	(6,901)	625	(9)%
Profit/(loss) from operations	38,362	18,847	19,515	N/M
Finance income	5,248	1,868	3,380	N/M
Finance expenses	(4,047)	(2,191)	(1,856)	85%
Change in fair value of share warrant obligations and other financial instruments	10,946	2,767	8,179	N/M
Share of loss of equity-accounted associates	(515)	(10,121)	9,606	(95)%
Profit/(loss) before income tax	49,994	11,170	38,824	N/M
Income tax expense	(3,879)	(3,760)	(119)	3%
Profit/(loss) for the year, net of tax	46,115	7,410	38,705	N/M
Attributable to equity holders of the Company	46,115	7,303	38,812	N/M
Attributable to non-controlling interest	—	107	(107)	(100)%
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss	1,837	3,338	(1,501)	(45)%
Foreign currency translation difference	1,650	3,456	(1,806)	(52)%
Other	187	(118)	305	N/M
Total comprehensive income/(loss) for the year, net of tax	47,952	10,748	37,204	N/M
Attributable to equity holders of the Company	47,952	10,641	37,311	N/M
Attributable to non-controlling interest	—	107	(107)	(100)%

N/M – not meaningful

Revenue

	Year ended
	December 31,		Variance
	2023	2022	(US$ in

Revenue by type:	(US$ in thousands)		thousands)	(%)
In-game purchases	434,326	459,660	(25,334)	(6)%
Advertising	30,223	20,028	10,195	51%
Total	464,549	479,688	(15,139)	(3)%
Revenue by geographic location of player:
US	163,818	160,314	3,504	2%
Europe	117,183	101,320	15,863	16%
Asia	111,123	124,322	(13,199)	(11)%
Other	72,425	93,732	(21,307)	(23)%
Total	464,549	479,688	(15,139)	(3)%

Revenue for the year ended December 31, 2023 decreased by $15.1 million compared to 2022. The decrease in revenue was primarily due to a $27.8 million decrease in Bookings recorded in the year ended December 31, 2023 compared with the same period of 2022, partially offset by a $12.7 million increase in change in deferred revenue.

Platform commissions

Platform commissions for the year ended December 31, 2023 decreased by $20.6 million compared to 2022. The decrease in platform commissions was primarily due to a 6% decrease in revenue generated from in-game purchases in the year ended December 31, 2023 when compared with the same period of 2022. This was amplified by an increasing share of revenue being derived from our PC platform which is associated with lower commissions in comparison with other platforms.

Game operation cost

Game operation cost for the year ended December 31, 2023 increased by $7.6 million compared to 2022. The increase in game operation cost was primarily due to a $3.9 million increase in employee benefit expenses recorded in 2023, relating to growth in average salaries of our employees as a result of the relocation of personnel from Russia in the second half of 2022. The increase was amplified by growth in technical support services in the amount of $3.8 million, relating to an increase in the scale of our games.

Other operating income

Other operating income for the year ended December 31, 2023 increased by $0.7 million when compared with the year ended December 31, 2022. The increase related primarily to an increase of the tax benefits related to employer-paid payroll taxes available for our subsidiary in Armenia resulting from the expansion of our operations in Armenia.

Selling and marketing expenses

Selling and marketing expenses for the year ended December 31, 2023 increased by $73.1 million compared to 2022. The increase in selling and marketing expenses was primarily due to the considerably higher investments into new players in 2023 compared to the substantial decrease in the marketing investments in 2022 driven by the negative market trend in 2022.

General and administrative expenses

General and administrative expenses for the year ended December 31, 2023 decreased by $6.5 million compared to 2022. The decrease in general and administrative expenses was primarily due to a loss on sale of subsidiaries in the amount of $5 million that was recorded in 2022 which did not recur in 2023.

Goodwill and investments in equity accounted associates’ impairment

For the year ended December 31, 2022, we incurred an impairment loss in the amount of $46.9 million in relation to a goodwill impairment associated with the cash generating unit Lightmap Ltd as well as an impairment of one of our associates, MX Capital Ltd, in the amount of $15.9 million. No impairment of goodwill and investments in equity accounted associates were recorded in 2023.

Impairment loss on trade and loan receivables and change in the fair value of loans receivable

Impairment loss on trade receivables and loans receivable, which mainly related to impairment losses associated with loans receivable, amounted to $5.9 million for the year ended December 31, 2023, a 80% decrease from $30.0 million recorded in the year ended December 31, 2022. In 2022, the Company recorded expected credit losses for loans receivable of Castcrown Ltd and of MX Capital Ltd in the amount of $28.5 million. In 2023, the Company recorded further expected credit losses in relation to those loans in the amount of $6 million.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2023 decreased by $0.6 million compared to 2022. The decrease in depreciation and amortization was primarily due to the effect of the Company’s divestment of its former Russian subsidiaries in 2022.

Finance income

Finance income for the year ended December 31, 2023 amounted to $5.2 million compared to the $1.9 million for the year ended December 31, 2022, representing an increase of $3.4 million. The increase in finance income was primarily due to the increase in income of $3.3 million related to investments in securities.

Finance expense

Finance expense for the year ended December 31, 2023 amounted to $4.0 million compared to the $2.2 million for the year ended December 31, 2022, representing an increase of $1.9 million. The increase in finance expense was primarily due to an increase in foreign exchange losses.

Change in fair value of share warrant obligations and other financial instruments

Gain resulting from the change in fair value of share warrant obligations and other financial instruments for the year ended December 31, 2023 increased by $8.2 million compared to 2022 due to a $5.4 million change in revaluation of earn-outs and options related to the acquisitions of MX Capital Ltd, as well as a $2.8 million increase in the change in share warrant obligations for the year ended December 31, 2023 compared with the same period of 2022.

Share of loss of equity-accounted associates

For the year ended December 31, 2023, we incurred an expense of $0.5 million arising from the Company’s share of losses of its equity-accounted associates, MX Capital Ltd and Castcrown Ltd., a decrease of $9.6 million compared to 2022. The decrease was attributable to the reduction in the carrying amount of these investments in our consolidated statement of financial position to nil at the end of 2022.

Income tax expense

Income tax expense for the year ended December 31, 2023 slightly increased by $0.1 million compared to 2022. The increase in income tax expense was primarily due to a increase of income tax of our subsidiary, Nexters Studio Armenia, which was established in the second quarter of 2022.

Other comprehensive income

Other comprehensive income for the year ended December 31, 2023 decreased by $1.5 million in comparison with 2022, primarily due to the decrease of the translation of foreign operations into the Company’s presentation currency in 2023 as compared to 2022.

Comparison of the year ended December 31, 2022 versus the year ended December 31, 2021

A comparison of our results of operations for the years ended December 31, 2022 and 2021 has been omitted from this Annual Report, but may be found under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the prospectus that is part of our Registration Statement on Form F-1 (Registration No. 333-273539) filed with the SEC on July 31, 2023.

B.	Liquidity and Capital Resources

Capital Spending

One of the elements of our business strategy is to pursue certain M&A targets in the gaming space in Europe and other regions. Although we did not incur any substantial expenditures associated with our M&A activities in 2023, we have incurred substantial levels of expenditures in the past, and may incur substantial levels of expenditure in the future as we continue to evaluate certain acquisition opportunities for additional businesses or games that meet our strategic and return on investment criteria. We also incur other capital expenditures in the normal course of business and perform ongoing enhancements and updates to our games and our IT infrastructure to maintain their quality standards. Cash used for capital expenditures in the normal course of business is typically made available from cash flows generated by operating activities. Capital needs for investment opportunities are evaluated on an individual opportunity basis and may require significant capital commitments.

Our capital expenditures – which we define as acquisitions of property, plant and equipment as well as intangible assets excluding expenditures associated with M&A activities – were $0.8 million and $1.1 million for the years ended December 31, 2023 and 2022, respectively. In 2024, up to the date of this Annual Report, we estimate that our capital expenditures amounted to approximately $0.1 million, primarily representing investments in property, plant and equipment and intangible assets.

Liquidity

Our primary sources of liquidity are the cash flows generated from our operations and currently available unrestricted cash and cash equivalents. Our cash and cash equivalents totaled $71.8 million at December 31, 2023. Payments of short-term and long-term debt obligations and other commitments are expected to be made from cash on hand and operating cash flows.

Our ability to fund our operations and fund planned capital expenditures depends, in part, upon economic and other factors that are beyond our control, and disruptions in capital markets could impact our ability to secure additional funds through financing activities. We believe that our cash and cash equivalents balance and our cash flows from operations will be sufficient to meet our normal operating requirements during the next twelve months and the foreseeable future and to fund capital expenditures.

Cash flows

The following tables present our consolidated cash flows for the periods indicated:

	Year ended
	December 31,
	2023	2022	2021

	(US$ in thousands)
Operating activities
Profit/(loss) for the year, net of tax	46,115	7,410	(117,444)
Adjustments for:
Depreciation and amortization	6,276	6,901	2,540
Share-based payments expense	2,032	3,751	3,761
Goodwill and Investments in equity accounted associates’ impairment	—	62,828	—
Share listing expense	—	—	125,438
Income from share option forfeiture and cancellation	(609)	—	—
Share of loss of equity-accounted associates	515	10,121	—
Impairment loss on trade and loan receivables and change in fair value of loans receivable	5,919	29,987	102
Property and equipment write-off	—	454	—
Impairment loss on intangible assets	—	547	—
Change in fair value of share warrant obligations and other financial instruments	(10,946)	(2,767)	(10,080)
Change in fair value of other investments	115	—	—
Unwinding of discount on the put option liability	129	366	—
Transaction costs	—	104	—
Trade and loan receivables write-off	119	81	—
Interest income	(4,017)	(1,639)	—
Interest expense	61	116	91
Lease modification gain/(loss)	33	(11)	—
Gain on acquisition of subsidiaries	—	—	(79)
Loss on sale of subsidiaries	—	4,969	—
Dividend income	(1,231)	(231)	—
Foreign exchange loss	3,395	1,020	2,809
Income tax expense	3,879	3,760	1,127
	51,785	127,767	8,265
Changes in working capital
Decrease/(increase) in deferred platform commissions	20,686	21,851	(26,946)
(Decrease)/increase in deferred revenue	(42,917)	(30,242)	127,899
Increase in trade and other receivables	(9,880)	(4,498)	(12,682)
(Decrease)/increase in trade and other payables	(632)	2,282	9,600
	(32,743)	(10,607)	97,871
Income tax paid	(1,088)	(1,078)	(617)
Interest received	—	—	7
Net cash flows generated from operating activities	17,954	116,082	105,526

Investing activities
Acquisition of intangible assets	(16)	(64)	(338)
Acquisition of property and equipment	(739)	(994)	(1,099)
Acquisition of subsidiary net of cash acquired	—	(54,113)	(1,159)
Investments in equity accounted associates	(515)	(17,970)	—
Loans granted	(1,933)	(31,659)	(123)
Proceeds from repayment of loans	969	746	—
Acquisition of other investments	(107,159)	(67,729)	—
Proceeds from redemption of investments	75,484	—	—
Interest received	368	—	—
Dividends received	1,078	—	—
Net cash flows used in investing activities	(32,463)	(171,783)	(2,719)

Financing activities
Payments of lease liabilities	(1,892)	(2,013)	(2,132)
Proceeds from loans receivable	—	224	—
Repayment of borrowings	—	—	(49)
Interest on lease	(56)	(115)	(90)
Dividends paid and distribution to shareholders	—	—	(160,366)
Cash acquired in the Transaction	—	—	119,659
Net cash flows used in financing activities	(1,948)	(1,904)	(42,978)

Net (decrease)/increase in cash for the year	(164,576)	(57,605)	59,829
Cash at the beginning of the year	86,774	142,802	84,557
Effect of changes in exchange rates on cash held	1,481	1,577	(1,584)
Cash at the end of the year	71,798	86,774	142,802

Comparison of the year ended December 31, 2023 versus the year ended December 31, 2022

Operating activities

Net cash flows generated from operating activities for the year ended December 31, 2023 decreased by $98.1 million when compared to the year ended December 31, 2022, primarily due to a substantial increase in cash outflows associated with investments into acquisition of new players in the amount of $73.1 million, amplified by a decrease in Bookings of $27.8 million.

Investing activities

Net cash flows used in investing activities for the year ended December 31, 2023 amounted to $32.5 million compared to $171.8 million of net cash flows used in investing activities for year ended December 31, 2022. The change was primarily attributable to (i) a substantial decrease in 2023 in acquisitions of and investment in new gaming studios and loans granted to our associates compared to 2022, and (ii) the partial offsetting of substantial cash outflows associated with investments in securities in the year ended December 31, 2023 by the proceeds from the redemption of securities, while in the year ended December 31, 2022 there was no similar offsetting of our substantial outflows associated with investments in securities.

Financing activities

Net cash flows used in financing activities for the year ended December 31, 2023 remained generally stable at $1.9 million when compared to the year ended December 31, 2022, comprising mostly payments of lease liabilities.

Comparison of the year ended December 31, 2022 versus the year ended December 31, 2021

A comparison of our cash flows for the years ended December 31, 2022 and 2021 has been omitted from this Annual Report, but may be found under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of the prospectus that is part of our Registration Statement on Form F-1 (Registration No. 333-273539) filed with the SEC on July 31, 2023.

Contractual Obligations and Commitments

The following table summarizes our contractual obligations as of December 31, 2023:

	Payments due by period(1)
	Carrying	Contractual	3 months or	Between 3-	Between 1-5
Non-derivative financial liabilities	amounts	cash flows	less	12 months	years
Lease liabilities	2,441	2,519	322	1,198	999
Trade and other payables	30,303	30,303	30,303	—	—
	32,744	32,822	30,625	1,198	999

(1)	Amounts are gross and undiscounted, and include contractual interest payments and exclude the impact of netting agreements.
C.	Research and Development, Patents and Licenses, etc.

See “Item 4. Information on the Company—B. Business Overview—Research and Development” and “Item 4. Information on the Company—B. Business Overview—Intellectual Property.”

D.	Trend Information

Other than as disclosed elsewhere in this Annual Report, we are not aware of any trends, uncertainties, demands, commitments or events since December 31, 2023 that are reasonably likely to have a material and adverse effect on our revenues, income, profitability, liquidity or capital resources, or that would cause the disclosed financial information to be not necessarily indicative of future results of operations or financial conditions.

E.	Critical Accounting Estimates

We prepare our financial statements in conformity with IFRS.

Certain accounting policies require that we apply significant judgment in defining the appropriate assumptions for calculating financial estimates. By their nature, these judgments will be subject to an inherent degree of uncertainty. Our judgments are based upon our management’s historical experience, terms of existing contracts, observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate.

We consider accounting estimates to be critical accounting policies when:

·	the estimates involve matters that are highly uncertain at the time the accounting estimate is made; and
·	different estimates or changes to estimates could have a material impact on the reported financial positions, changes in financial position or results of operations.

When more than one accounting principle, or method of its application, is generally accepted, we select the principle or method that we consider to be the most appropriate when given the specific circumstances. Application of these accounting principles requires us to make estimates about the future resolution of existing uncertainties. Due to the inherent uncertainty involving estimates, actual results reported in the future may differ from such estimates.

The Company’s most critical accounting judgments and estimates include:

●	revenue recognition: categorization of in-game purchases between durable and consumable and determination of their periods of usage;
●	revenue recognition: estimation of the average playing period of our users and estimation of the remaining lifespan of the games;
●	measurement of cost associated with share-based payments;
●	uncertain tax positions – indirect taxes;
●	classification and measurement of share warrant obligation;
●	measurement of intangible assets recognized in business combination with Kismet;
●	measurement of financial instruments issued as part of the investment in associates; and
●	accounting for the business combination with Kismet.

For additional information on these as well as other critical accounting policies, judgments and estimates of the Company, please refer to Note 4 (Accounting judgments, estimates and assumptions) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

ITEM 6.  DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

A.	Directors and Senior Management

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this Annual Report:

Name	Age	Title
Andrey Fadeev	39	Chief Executive Officer, Co-Founder and Director
Alexander Karavaev	49	Chief Financial Officer
Anton Reinhold	37	Chief Operating Officer
Natasha Braginsky Mounier	54	Director (Chairperson)
Igor Bukhman	42	Director
Marie Holive	46	Director
Olga Loskutova	46	Director
Andrew Sheppard	47	Director
Tal Shoham	40	Director

Executive Officers

Andrey Fadeev. Mr. Fadeev has served as GDEV’s chief executive officer and as a member of GDEV’s board of directors since August 2021. Mr. Fadeev is a co-founder of Nexters Global. Mr. Fadeev was the chief executive officer of Progrestar, a company specializing in the development of online games for social networks. Mr. Fadeev graduated Moscow State Technical University of N.E. Bauman with specialty “Automated Information Processing and Management”. We believe that Mr. Fadeev is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our chief executive officer and as a co-founder of Nexters Global and his online and mobile gaming industry knowledge and experience.

Alexander Karavaev. Mr. Karavaev has served as chief financial officer of GDEV since August 2021. From 2019 to 2020, Mr. Karavaev served as a member of the board of directors of QIWI Group, a leading payment company in Russia and the CIS. From 2012 to May 2019, Mr. Karavaev was the Chief Financial Officer of QIWI Group. Prior to the Company, Mr. Karavaev was also the managing director of GK Samolet, a leading residential real estate development holding in Russia in 2019. From 2008 to 2011, Mr. Karavaev served as chief financial officer for Mail.ru Group Limited, a leading internet company in Russia and the CIS and Akado, a leading broadband and pay-TV operator. From 2003 to 2007, Mr. Karavaev served as deputy chief financial officer for Renova Holding and SUAL Holding. Mr. Karavaev worked at Andersen and Ernst & Young from 1997 to 2003. Mr. Karavaev holds a degree in economics from the Siberian Aerospace Academy.

Anton Reinhold. Dr. Reinhold has served as GDEV’s chief operating officer since August 2021. Dr. Reinhold served as chief business development officer and chief marketing officer of Nexters Global since November 2013. From March 2013 to November 2013, Dr. Reinhold served as chief marketing officer at Lingualeo, at the time a leading language learning startup startup in Russia. From 2012 to 2013, Dr. Reinhold served as demand generation lead at Comindware, a B2B startup for workflow management software. From 2007 to 2012, Dr. Reinhold served as head of online consumer sales in Acronis International GmbH, a global backup & recovery software development company. Dr Reinhold holds a Ph.D. degree from Russian State University for the Humanities (Moscow).

Directors

Natasha Braginsky Mounier. Ms. Braginsky Mounier has served as a member of GDEV’s board of directors since August 2021 and as Chairperson of the board of directors since September 2022. Natasha Braginsky Mounier is a retired partner from Capital Group, where she was investing in international equities for nearly 20 years and was the first ESG director. Earlier in her career, Natasha was an investment banker at JP Morgan and an associate at The Blackstone Group. Natasha is a native of Kyiv, Ukraine, is a Russian speaker and is also fluent in English and French. She graduated from Georgetown University School of Foreign Service and Harvard Business School. Currently, she is non-executive director at Aradei Capital and LabelVie, in addition to being Senior Fellow at FCLT Global and a trustee at Girls Are INvestors. Natasha is based in London.

Igor Bukhman. Mr. Bukhman has served as a member of GDEV’s board of directors since April 2023, having previously served as a member of GDEV’s board of directors from August 2021 to August 2022. Mr. Bukhman is the co-founder and member of the board of directors of Playrix, a developer and distributor of mobile video games. Between 2018 and 2019, Mr. Bukhman was an advisor for Everest Greenlight Advisors Ltd., a consulting company headquartered in Israel. Mr. Bukhman is the ultimate beneficial owner of Playrix Holdings Limited and Everix Investments Limited, both of which are affiliates of the Company. Mr. Bukhman holds a specialist degree in Applied Mathematics and Computer Science from Vologda State Pedagogical University. We believe that Mr. Bukhman is qualified to serve as a member of our board of directors due to the perspective and experience he brings as a co-founder of Playrix and his mobile gaming industry knowledge and experience.

Marie Holive. Mrs. Holive has served as a member of GDEV’s board of directors since August 2022 and is also chair of the audit and risk committee. Mrs. Holive has over 20 years of finance and audit expertise in the media, technology, healthcare and energy industries, including senior audit manager, chief financial officer and managing director roles. Previous employers include General Electric and NBCUniversal Media. Mrs. Holive is currently a coach and mentor at the Institute of Chartered Accountants of England and Wales, the INSEAD Business School and the London Business School. She also serves as an independent non-executive director at Team Internet Group plc (a UK publicly listed software company), where she is chair of the audit and risk committee and a member of the remuneration committee, as well as Chief Operating Officer at Proteus International LLC (a strategy consulting firm). Mrs. Holive graduated from École Centrale de Lyon with a Master of Science degree in general engineering, holds MBA degrees from London Business School and Columbia Business School and a non-executive director diploma from the Financial Times.

Olga Loskutova. Mrs. Loskutova has served as a member of GDEV’s board of directors since August 2022. Mrs. Loskutova has over 20 years in marketing and general management across Europe, the United States and the Middle East in such multinationals as Nestlé, SABMiller and Whirlpool. Currently she is the VP Product & Brand Marketing at Whirlpool EMEA. Mrs. Loskutova holds a degree in Marketing from Plekhanov Russian University of Economics, and is certified as an International Board Director by INSEAD.

Andrew Sheppard. Mr. Sheppard has served as a member of GDEV's board of directors since August 2021. Mr. Sheppard has over 20 years of operating experience building, growing and managing multi-billion dollar consumer businesses. Earlier in his career, Mr. Sheppard was CEO of GREE International, President of Studios at Kabam and Head of Strategy at Electronic Art's Maxis Studio. Mr. Sheppard is currently a Managing Director at Transcend Fund, an early stage venture capital firm focused on gaming and digital media. He also serves as an independent member of the board of directors for Fun Country and Ruckus Games. Mr. Sheppard holds a bachelor of arts degree in Economics from Pomona College and an MBA from the University of California, Berkeley's Haas School of Business.

Tal Shoham. Mr. Shoham has served as a member of GDEV's board of directors since August 2022. Mr. Shoham has over 10 years of experience in business development, product management and marketing in the field of gaming and software companies such as Supersonic, ironSource and Huuuge Games. His primary areas are ad-monetization, user acquisition, marketing strategies, product management and M&A. Mr. Shoham is currently serving as an Investor & Board Member at Parana (an early stage gaming company) and he is an LP (limited partner) in Vgames (a venture fund focused on gaming), as well as a co-founder and President at Tedooo (a social app for handmade crafts) and a co-founder and chairman at Peer Play (an early stage gaming company). Mr. Shoham holds a bachelor’s degree in Politics, Government and Management from the Ben-Gurion University of the Negev.

Family Relationships

There are no family relationships among our directors and executive officers.

Director Appointments

Certain members of our board of directors were designated pursuant to the director appointment rights set forth in our Amended and Restated Memorandum and Articles of Association. Specifically, (i) Igor Bukhman is a designee of Everix Investments Limited and (ii) Andrey Fadeev is a designee of Andrey Fadeev and Boris Gertsovskiy, acting jointly. See “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Director Appointment Rights.”

B.	Compensation

Executive Officer and Director Compensation

The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), and the following is intended to comply with the scaled disclosure requirements applicable to emerging growth companies.

Our policies with respect to the compensation of our executive officers are administered by our board of directors in consultation with our nomination and compensation committee (as described under “—Board of Directors and Executive Management—Corporate Governance—Nomination and Compensation Committee”). The compensation decisions regarding the Company’s executives are based on the Company’s need to retain those individuals who continue to perform at or above our expectations and to attract individuals with the skills necessary for us to achieve our business plan. We intend to be competitive with other similarly situated companies in our industry.

Performance-based and equity-based compensation is and is expected to be an important foundation in executive compensation packages. We believe that performance-based and equity-based compensation can be an important component of the total executive compensation package for maximizing shareholder value while, at the same time, attracting, motivating and retaining high-quality executives.

The Company’s executive officers will receive a combination of cash and equity compensation. Our nomination and compensation committee is charged with performing an annual review of our executive officers’ cash and equity compensation to determine whether they provide adequate incentives and motivation to executive officers and whether they adequately compensate the executive officers relative to comparable officers in other companies. In addition to the guidance provided by our nomination and compensation committee, we may utilize the services of third parties from time to time in connection with the hiring and compensation awarded to executive employees. This could include subscriptions to executive compensation surveys and other databases.

Our nominating and compensation committee may consider adopting formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and equity compensation, or among different forms of compensation.

For the fiscal year ended December 31, 2023, the aggregate cash compensation paid to the Company’s executive officers was $1,803 thousand and the aggregate cash compensation paid to the Company’s directors was $1,867 thousand. For grants of options to our executive officers and directors under our 2021 Employee Stock Option Plan, see “—Options Granted Under the 2021 ESOP.” We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive officers and directors.

On July 18, 2023, the Company’s board of directors adopted the following resolutions in respect of the compensation of the Company’s directors:

●	For the term ending with the annual general meeting held on August 25, 2023:
o	the overall share-based compensation shall constitute an equivalent of $100,000 per year;
o	50% of the share-based compensation, i.e., $50,000 per year, shall be paid in cash; and
o	the remaining 50% shall be satisfied by issuance to each director of 9,091 ordinary shares, representing $50,000 divided by $5.50 per share, which the Company considers to be a fair estimate based on the peer multiples (disregarding the market price as a real indicator due to a lack of trading for the most period of the directors’ service),
●	For the term beginning with the annual general meeting held on August 25, 2023:
o	$100,000 cash compensation, plus additional compensation for the chairperson of the board of $35,000 and further additional compensation of $25,000 for each committee chairperson; and

o	share-based compensation – an equivalent of $100,000 to be issued at a certain price per share that can be considered “fair” at the date of grant.

2021 Employee Stock Option Plan

On November 16, 2021, the Company’s board of directors adopted the 2021 Employee Stock Option Plan, as amended by written resolution of the board of directors effective as of December 1, 2023 (the “2021 ESOP”). In accordance with the Company’s Amended and Restated Memorandum and Articles of Association, no Company shareholder approval was required in respect of the adoption of the 2021 ESOP. The 2021 ESOP provides for the grant of rights (“Options”) entitling participants under the 2021 ESOP to acquire ordinary shares of the Company. The Company is the issuer of the shares under the 2021 ESOP.

The stated purpose of the 2021 ESOP is to achieve the following goals:

·

Align interests of the shareholders and the management of the Company by providing to the key employees and service providers of the Company and its affiliates an opportunity to participate in a long-term growth of the Company’s value;

·	Increase investment attractiveness of the Company;
·	Provide competitive remuneration and retain key employees of the Company and its affiliates; and
·	Alignment with practice of public companies.

The principal features of the 2021 ESOP are summarized below.

Administration

Either the board of directors of the Company, or a committee thereof, or the Chief Executive Officer of the Company (the “CEO”) if expressly so permitted by the board of directors, acting as administrator, will have the authority to adopt, amend and repeal such administrative rules, guidelines and practices relating to the 2021 ESOP as it deems advisable.

Available Shares

A maximum of 9,826,155 ordinary shares, being 5% of the issued ordinary shares of the Company as of the date of adoption of the 2021 ESOP, are reserved for issuance under Options granted under the 2021 ESOP. If any Option granted under the 2021 ESOP expires, terminates or is cancelled for any reason without having been exercised in full, the number of ordinary shares underlying such expired, terminated or cancelled Option will again be available for the purpose of awards under the 2021 ESOP. The difference between the number of Options granted to a specific person and number of ordinary shares received by that person as a result of cashless exercise will be added back to the Option pool available for grant.

Eligibility

The CEO will select recipients of Options under the 2021 ESOP (“Participants”) from among those key employees and service providers of the Company or its affiliates who, in the opinion of the CEO, are in a position to make a significant contribution to the success of the Company and its affiliates.

Awards

Participants will receive a right entitling the Participant to acquire ordinary shares upon satisfaction of the vesting conditions set forth in the applicable award agreement and payment of the applicable price per ordinary share (“Exercise Price”) determined by the board of directors or a committee thereof.

The board of directors or committee thereof will determine the terms of all Options and will furnish to each Participant an agreement (the “Award Agreement”) setting forth the terms applicable to the Participant’s Option. Terms and conditions of Options may differ amongst different Participants and different grants of Options.

Vesting of Options will be governed by the Award Agreement with each Participant unless otherwise determined by the board of directors or a committee thereof. Options which have not become vested as of the date of termination of the Participant’s employment or service will be forfeited upon such termination. Option holders will have ninety days following termination of employment or service to exercise vested Options.

The Company may permit Participants to exercise Options under the 2021 ESOP pursuant to a cashless exercise program.

Adjustment

In the event of any share split or combination of shares (including a reverse share split), reorganization, recapitalization, large, special and non-recurring dividend, split-up, spin-off, merger, exchange of shares, redemption, repurchase, consolidation, other change in the capital structure of the Company, sale of assets or other similar event which requires adjustment in order to avoid the enlargement or dilution of rights under the 2021 ESOP, the board of directors or a committee thereof will make adjustments to the maximum number Shares that may be delivered under the 2021 ESOP, and the Exercise Price of any Options and also make such changes in the number and kind of shares, securities or other property (including cash) covered by outstanding Options, and the terms thereof, as the board of directors or a committee thereof determines to be appropriate.

Change of Control

The board of directors may, in its sole and absolute discretion, at any time as long as any of the Options under the 2021 ESOP remain outstanding, amend the 2021 ESOP and any respective Award Agreements to implement provisions regarding a change of control over the Company as may be reasonably necessary to grant Participants reasonable protection from any materially adverse changes which may result from a change of control over the Company.

Transferability and Lock-Up

No Option granted under the 2021 ESOP may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, nor may a Participant enter into any derivative agreement or other similar hedging arrangement relating to any Option without prior written consent of the Company.

It will be a condition to the grant of each Option under the 2021 ESOP that each Participant unconditionally agree to comply with such lock-up arrangements if required to do so by the board of directors, a committee thereof, or the CEO.

Forfeiture and Claw-Back Provisions

Options which have not become vested as of the date of termination of the Participant’s employment or service will be forfeited upon such termination. Option holders will have ninety days following termination of employment or service to exercise vested Options.

The Company may require the Participant to deliver, surrender, or otherwise repay to the Company the Option and any ordinary shares or other amount or property that may be issued, delivered or paid in respect of the Option, as well as any consideration that may be received in respect of a sale or other disposition of any such ordinary shares or property, (a) if the Participant commits or engages in a breach of confidentiality, (b) if the Participant commits or engages in an act of theft, embezzlement or fraud, (c) pursuant to the Company’s Policy for Recovery of Erroneously Awarded Compensation, which is included as an exhibit to this Annual Report, or (d) pursuant to any applicable securities, tax or stock exchange laws, rules or regulations relating to the recoupment or clawback of incentive compensation, as in effect from time to time.

Amendment and Termination

The board of directors, in its sole and absolute discretion, may at any time or times amend or alter the 2021 ESOP or any outstanding Option and may at any time terminate or discontinue the 2021 ESOP as to any future grants of Options; provided, that the board of directors may not, without the Participant’s consent, amend, alter or terminate the terms of an Option or the 2021 ESOP so as to affect adversely a Participant’s existing rights under an Option or the 2021 ESOP.

The 2021 ESOP became effective upon its approval by the board of directors on November 16, 2021 and will expire on the tenth anniversary thereof (unless terminated earlier by the board of directors).

Governing law and jurisdiction

The 2021 ESOP will be governed by, and be construed in accordance with, the laws of the British Virgin Islands. Any disputes relating to the 2021 ESOP or any Award Agreement entered into in connection with the 2021 ESOP will be subject to the exclusive jurisdiction of the courts of the British Virgin Islands.

Options Granted

The following executive officers and directors of the Company held options (both vested and unvested) to acquire ordinary shares of the Company (including Options granted under the 2021 ESOP) as of December 31, 2023:

					Number of
	Total				Options
	Number				Outstanding
	of			Exercise	as of Dec.31,
Participant	Options	Grant Date	Vesting Date	Price	2023
Alexander Karavaev	1,000,000	November 16, 2021	· 200,000 at 1st anniversary of grant date · 200,000 at 2nd anniversary of grant date · 200,000 at 3rd anniversary of grant date · 200,000 at 4th anniversary of grant date · 200,000 at 5th anniversary of grant date	$10	400,000
	20,000	November 30, 2021	· 20,000 at grant date	nil	nil
Anton Reinhold	735,769	November 16, 2021	· 73,577 at January 1, 2022 · 147,154 at January 1, 2023 · 147,154 at January 1, 2024 · 147,154 at January 1, 2025 · 147,154 at January 1, 2026 · 73,576 at July 1, 2026	nil	nil
Natasha Braginsky Mounier	15,000	November 21, 2021	· 1,250 at 3 months after grant date · 1,250 at 6 months after grant date · 1,250 at 9 months after grant date · 11,250 at 1st anniversary of grant date	nil	15,000
	9,091	July 18, 2023	· 9,091 at grant date	nil	9,091
Marie Holive	9,091	July 18, 2023	· 9,091 at grant date	nil	9,091
Olga Loskutova	9,091	July 18, 2023	· 9,091 at grant date	nil	9,091
Tal Shoham	9,091	July 18, 2023	· 9,091 at grant date	nil	9,091
Andrew Sheppard	15,000	November 29, 2021	· 1,250 at 3 months after grant date · 1,250 at 6 months after grant date · 1,250 at 9 months after grant date · 11,250 at 1st anniversary of grant date	nil	nil
	9,091	July 18, 2023	· 9,091 at grant date	nil	nil

In the year ended December 31, 2023, the following options were exercised:

●	20,000 options granted to Alexander Karavaev;

●	220,731 options granted to Anton Reinhold; and
●	24,091 options granted to Andrew Sheppard.

No other options granted to our executive officers and directors were exercised in the year ended December 31, 2023.

C.	Board Practices

Composition of the Board of Directors

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company’s board of directors to satisfy its oversight responsibilities effectively in light of its business and structure, the board of directors expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Committees of the Board of Directors

The Company’s board of directors directs the management of its business and affairs, as provided by British Virgin Islands law, and conducts its business through meetings of the board of directors and standing committees. The Company has a standing audit and risk committee and a nomination and compensation committee, each of which operates under a written charter.

In addition, from time to time, special committees may be established under the direction of the board of directors when the board deems it necessary or advisable to address specific issues. Current copies of our committee charters are posted on its website, https://gdev.inc, as required by applicable SEC and Nasdaq rules. The information on or available through such website is not deemed incorporated in this Annual Report and does not form part of this Annual Report.

Audit and Risk Committee

The Company’s audit and risk committee consists of Marie Holive, Natasha Braginsky Mounier and Andrew Sheppard, with Marie Holive serving as the chair of the committee. The Company’s board of directors has determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of Nasdaq. Each member of our audit and risk committee can read and understand fundamental financial statements in accordance with Nasdaq audit and risk committee requirements. In arriving at this determination, the board has examined each audit and risk committee member’s scope of experience and the nature of their prior and/or current employment.

The Company’s board of directors has determined that Marie Holive qualifies as an audit and risk committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq rules. In making this determination, our board has considered Marie Holive’s formal education and previous and current experience in financial and accounting roles. Both the Company’s independent registered public accounting firm and management periodically will meet privately with our audit and risk committee.

The audit and risk committee’s responsibilities include, among other things:

·	appointing, compensating, retaining, evaluating, terminating and overseeing the Company’s independent registered public accounting firm;
·	discussing with the Company’s independent registered public accounting firm their independence from management;
·	reviewing with the Company’s independent registered public accounting firm the scope and results of their audit;
·	pre-approving all audit and permissible non-audit services to be performed by the Company’s independent registered public accounting firm;

·

overseeing the financial reporting process and discussing with management and the Company’s independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

·	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;
●	discussing the Company’s policies with respect to risk assessment and risk management, and overseeing management of the Company’s financial, operational, strategic, compliance, cybersecurity and EGS/sustainability risks;
·

establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls, auditing matters, ethics, corruption and compliance with applicable laws; and

●	conducting appropriate review and oversight of all related party transactions for potential conflict of interest situations.

Nomination and Compensation Committee

The Company’s nomination and compensation committee consists of Olga Loskutova, Natasha Braginsky Mounier and Andrew Sheppard, with Andrew Sheppard serving as the chair of the committee. The Company’s board of directors has determined that each of these individuals meets the independence requirements of the applicable listing standards of Nasdaq. Nevertheless, as a foreign private issuer, we are permitted to follow the corporate governance practices of our home country, the British Virgin Islands, in lieu of the applicable Nasdaq rules in respect of compensation committees and nomination of directors. The nomination and compensation committee’s responsibilities include, among other things:

·	reviewing and setting or making recommendations to our board of directors regarding the compensation of the Company’s executive officers;
·	making recommendations to our board of directors regarding the compensation of the Company’s directors;
●	administering and overseeing the Company’s compliance with the Company’s Policy for Recovery of Erroneously Awarded Compensation, which is included as an exhibit to this Annual Report,
●	reviewing and approving or making recommendations to our board of directors regarding the Company’s incentive compensation and equity-based plans and arrangements;
·	appointing and overseeing any compensation consultants; and
·	overseeing the selection of persons to be nominated to serve on our board of directors.

Nomination and Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or has served during the last year, as a member of the board of directors or nomination and compensation committee of any entity, other than GDEV, that has one or more executive officers serving as a member of the Company’s board of directors.

Board Diversity

The Company is committed to a policy of inclusion and follows the guiding principle that our board of directors should reflect diversity of experience and perspectives.

In furtherance of this commitment, our nominating and compensation committee, in recommending director candidates, and our board of directors, in nominating director candidates, evaluate candidates in accordance with qualification standards that include the candidate’s geographical background, gender, age and ethnicity.

The table below provides certain information regarding the diversity of our board of directors. Each of the categories listed in the below table has the meaning as it is used in Nasdaq Rule 5605(f).

Board Diversity Matrix (As of March 15, 2024)
Country of Principal Executive Offices:	Cyprus
Foreign Private Issuer	Yes
Disclosure Prohibited under Home Country Law	No
Total Number of Directors	7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	4	0	0
Part II: Demographic Background
Underrepresented Individual in Home Country Jurisdiction	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Directors who are Two or More Races or Ethnicities	2
Directors who are Jewish People	3

D.	Employees

As of December 31, 2023, we had approximately 726 employees, of whom approximately 270 were women, with approximately 305 employees in Cyprus and approximately 421 employees in Armenia, Kazakhstan and certain other countries. None of our employees are represented by a labor union or party to a collective bargaining agreement. We have never experienced any work stoppages or strikes as a result of labor disputes. We consider our relationship with our employees to be good. Our human capital resources objectives include, as applicable, identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. The principal purposes of our incentive plans are to attract, retain and motivate selected employees, executive officers and directors through the granting of stock-based compensation awards and cash-based performance bonus awards.

E.	Share Ownership

Information regarding the ownership of our ordinary shares by our directors and executive officers is set forth in “Item 7. Major Shareholders and Related Party Transactions—A. Major Shareholders.”

F.	Disclosure of a Registrant’s Action to Recover Erroneously Awarded Compensation

The Company was not required to prepare an accounting restatement during or after the last completed fiscal year.

ITEM 7.  MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

A.	Major Shareholders

Beneficial Ownership

The following table sets forth information relating to the beneficial ownership of our ordinary shares as of February 29, 2024 based on a total number of 181,063,746 ordinary shares outstanding as of such date (excluding 17,570,264 ordinary shares held in treasury by the Company), with respect to the beneficial ownership of our shares by:

·	each person, or group of affiliated persons, known by us to beneficially own more than 5% of outstanding ordinary shares;
·	each of our directors;

·	each of our named executive officers; and
·	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to all ordinary shares held by that person based on information provided to us by such person. This table is based on information supplied by our directors and officers and by Schedules 13D and Schedules 13G, if any, filed with the SEC.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.

	Number of	Percentage of
Beneficial Owners	Shares(1)	Shares(2)
Directors and Executive Officers
Andrey Fadeev (Director and Chief Executive Officer)	39,790,076	22.0%
Natasha Braginsky Mounier (Director)(3)	24,091	*
Igor Bukhman (Director)(4)	37,200,700	20.5%
Marie Holive (Director) (3)	9,091	*
Olga Loskutova (Director)	9,091	*
Andrew Sheppard (Director)	24,091	*
Tal Shoham (Director) (3)	9,091	*
Alexander Karavaev(5) (Chief Financial Officer)	416,500	*
Anton Reinhold (Chief Operating Officer)	3,531,686	2.0%
All GDEV directors and executive officers as a group (9 individuals)	81,014,417	44.6%

Other 5% Shareholders
Everix Investments Limited(6)	74,401,400	41.1%
Boris Gertsovskiy	29,790,076	16.5%
Kismet Sponsor Limited(7)	17,875,000	9.5%

*	Less than one percent (1%) of our outstanding ordinary shares.
(1)

The number of ordinary shares listed for each beneficial owner assumes the exercise of (a) all of the warrants beneficially owned by such beneficial owner, and (b) all options that have been granted to such beneficial owner and are currently exercisable or exercisable within 60 days.

(2)

In calculating the percentages, (a) the numerator is calculated by adding the number of ordinary shares held by such beneficial owners and the number of ordinary shares issuable upon the exercise of options and warrants held by such beneficial owner (if any); and (b) the denominator is calculated by adding the aggregate number of ordinary shares outstanding, the number of ordinary shares issuable upon the exercise of options and warrants held by such beneficial owner, if any (but not the number of ordinary shares issuable upon the exercise of warrants held by any other beneficial owner).

(3)

Represents ordinary shares issuable upon exercise of options that have been granted and are currently exercisable or exercisable within 60 days. For information regarding the options, see “Item 6. Directors, Senior Management and Employees—B. Compensation—Options Granted Under the 2021 ESOP.”

(4)

Represents 50% of the 74,401,400 ordinary shares directly held by Everix Investments Limited. Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman and Igor Bukhman has a 50% indirect ownership interest in Everix Investments Limited. Consequently, Igor Bukhman may be deemed to be the indirect beneficial owner of 50% of the ordinary shares held by Everix Investments Limited.

(5)

Includes (i) 16,500 ordinary shares currently held as of the date of this prospectus and (ii) 400,000 ordinary shares issuable pursuant to options that have been granted under the 2021 ESOP and are currently exercisable or exercisable within 60 days. For information regarding the options, see “Item 6. Directors, Senior Management and Employees—B. Compensation—Options Granted Under the 2021 ESOP.”

(6)

Based on information reported on a Schedule 13G filed on February 14, 2022, each of Dmitrii Bukhman (a former director of the Company) and Igor Bukhman (a director of the Company) has a 50% indirect ownership interest in Everix Investments Limited. Consequently, each of Dmitrii Bukman and Igor Bukhman may be deemed to be the indirect beneficial owner of 50% of the ordinary shares held by Everix Investments Limited.

(7)

Represents 11,750,000 ordinary shares and 6,125,000 ordinary shares issuable upon the exercise of 6,125,000 warrants. Based on information reported on a Schedule 13G filed on February 15, 2023, Ivan Tavrin (a former director of the Company) has (i) sole voting power over all of the Company’s ordinary shares held by Kismet Sponsor Limited and (ii) sole dispositive power over all of our ordinary shares held by Kismet Sponsor Limited until February 15, 2025, pursuant to a Special Power of Attorney, dated July 28, 2022 (as reissued on February 15, 2023), executed as a deed by Kismet Sponsor Limited. Accordingly, Mr. Tavrin may be deemed to share beneficial ownership over our ordinary shares owned by Kismet Sponsor Limited. On December 12, 2023, Mr. Tavrin was named to the U.S. Department of Treasury’s Office of Foreign Assets Control’s Specially Designated Nationals and Blocked Persons List pursuant to Executive Order 14024.

Difference in Voting Rights

All of the Company’s ordinary shares have the same voting rights and no major shareholder of the Company has different voting rights.

Securities Held in the Host Country

As of February 29, 2024, 181,063,746 ordinary shares of the Company were issued and outstanding, of which 5,053,640, or 2.8%, were held by one record holder in the United States, Cede & Co.

Arrangements for Change in Control

We are not aware of any arrangement that may, at a subsequent date, result in a change of control of the Company.

B.	Related Party Transactions

Policies and Procedures for Related Person Transactions

The board of directors of the Company have adopted a written related person transaction policy that sets forth the following policies and procedures for the review and approval or ratification of related person transactions.

A “related person transaction” is a transaction, arrangement or relationship in which the Company or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “related person” means:

·	any person who is, or at any time during the applicable period was, one of the Company’s executive officers or one of the Company’s directors;
·	any person who is known by the Company to be the beneficial owner of more than 5% of its voting shares;
·

any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother in-law or sister-in-law of a director, executive officer or a beneficial owner of more than 5% of the Company’s voting shares, and any person (other than a tenant or employee) sharing the household of such director, executive officer or beneficial owner of more than 5% of the Company’s voting shares; and

·

any firm, corporation or other entity in which any of the foregoing persons is a partner or principal, or in a similar position, or in which such person has a 10% or greater beneficial ownership interest.

The Company has implemented policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to its audit and risk committee charter, the audit and risk committee will have the responsibility to review related party transactions.

Certain Relationships and Related Person Transactions

Business Combination Agreement

On August 26, 2021, we consummated the Transactions contemplated by the business combination agreement (the “Business Combination Agreement”), dated as of January 31, 2021, as amended on July 17, 2021 and August 11, 2021, by and among the Issuer, Kismet, the Sponsor (which is solely owned by Ivan Tavrin, a former director of the Company), solely in its capacity as Kismet’s representative, Nexters Global, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the Company Shareholders representative, and the shareholders of Nexters Global party thereto. Pursuant to the Business Combination Agreement, among other things, Kismet was merged into the Issuer, with the Issuer surviving the merger and the securityholders of Kismet (other than those who elected to redeem their Kismet ordinary shares) becoming securityholders of the Issuer, and the Issuer acquired all of the issued and outstanding share capital of Nexters Global from the holders of Nexters Global’s share capital for a combination of cash and GDEV ordinary shares, such that Nexters Global became a direct wholly owned subsidiary of the Issuer. The Business Combination Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

Deferred Exchange Shares

Pursuant to the Business Combination Agreement, the issuance of an aggregate of 20,000,000 GDEV ordinary shares (valued at approximately $200.0 million) to the former shareholders of Nexters Global has been deferred as follows: (i) the issuance of 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of GDEV ordinary shares is $13.50 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the share acquisition closing (as defined in the Business Combination Agreement); and (ii) the issuance of an additional 10,000,000 ordinary shares, in the aggregate, is deferred until the volume weighted average trading price of GDEV ordinary shares is $17.00 or greater for any 20 trading days within a period of 30 trading days prior to the third anniversary of the share acquisition closing.

Director Appointment Rights

Pursuant to our Amended and Restated Memorandum and Articles of Association, each of (1) Everix Investments Limited (which is wholly owned by Dmitrii Bukhman, a former Company director, and Igor Bukhman, a Company director), and (2) Andrey Fadeev (the Chief Executive Officer and a director of the Company) and Boris Gertsovskiy (a former Company director), acting jointly, have the right to appoint two directors to the board of directors, which number may decrease as those shareholders dispose of their shares in the Company. For further information, see the Company’s Amended and Restated Memorandum and Articles of Association, which is included as an exhibit to this Annual Report.

As of the date of this Annual Report, (1) Everix Investments Limited has exercised its director appointment right in respect of one of our current directors, Igor Bukhman and (2) Andrey Fadeev and Boris Gertsovskiy, acting jointly, have exercised their director appointment right in respect of one of our current directors, Andrey Fadeev.

Indemnification Agreements

Our Amended and Restated Memorandum and Articles of Association provide for certain indemnification rights for our directors and executive officers, and we entered into an indemnification agreement with each of our executive officers and directors providing for procedures for indemnification and advancements by us of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to us or, at our request, service to other entities, as officers or directors to the maximum extent permitted by British Virgin Islands law.

Loan from Shareholders

On May 8, 2021, May 25, 2021 and August 6, 2021, Nexters Global entered into a loan agreement with the Issuer for an aggregate amount of $386,308, comprising a tranche of €153,000 and two tranches of $100,000. The loan was provided interest free. With the consummation of the Transactions, pursuant to which Nexters Global became a consolidated subsidiary of the Issuer, the loan has been eliminated for reporting purposes from the consolidated balance sheet of the Company.

Relationship with Flow Research S. L.

Flow Research S.L. is a Spanish company that is the Company’s wholly-owned subsidiary. Mr. Gertsovskiy, one of the Company’s co-founders and an affiliated shareholder of the Company, has been a director and administrator of Flow Research from 2017 until his resignation, effective as of March 2024. Furthermore, Mr. Gertsovsiky’s spouse, Tatiana Gertsovskaya, is employed by Flow Research S.L. in a non-executive position.

Relationship with Everix Investments Limited

Everix Investments Limited directly held 38% of our outstanding ordinary shares as of February 28, 2022 and is beneficially owned by Igor Bukhman and Dmitrii Bukhman. Igor Bukhman is a Company director.

On January 27, 2022, GDEV entered into an Agreement for the Sale and Purchase of Shares in the Capital of MX Capital Limited with Everix Investments Limited, pursuant to which we acquired shares representing a 48.8% stake in MX Capital Limited held by Everix Investments Limited for initial consideration of $16.6 million plus further earn-out payments of up to $35 million depending on the achievement of certain metrics. The share acquisition was financed by cash on balance

GDEV has agreed with the remaining shareholder of MX Capital Limited, MSRJ LTD, to put and call options allowing GDEV to consolidate 100% in MX Capital Limited in the first half of 2024. The price payable under the put and call options depends on achievement of certain agreed KPI’s by MX Capital Limited. Option arrangements also envisage earn-out payments to the founders based on performance metrics. The share acquisition(s) upon execution of the options will be payable by cash and newly issued equity of GDEV and will be based on a discount to a projected future enterprise valuation of GDEV.

MX Capital is the owner of RJ Games, a veteran game development studio which has vast experience in developing social games in various genres, from casual adventure to strategy games.

Loan to MX Capital Limited

In connection with the acquisition of its 48.8% stake in MX Capital Limited, an equity accounted associate of the Company, on February 4, 2022, the Company entered into a secured loan agreement with MX Capital Limited for up to an aggregate amount of €43.0 million, issuable in tranches, subject to the fulfilment of certain conditions precedent to each issuance. The loan bears an interest rate of 7.0% per annum, and is intended to fund MX Capital Limited’s game development activities. The largest amount outstanding under the loan in the year ended December 31, 2023, as well as the current amount outstanding as of the date of this Annual Report, was approximately €22.9 million. As of December 31, 2023, the Company had recorded expected credit losses in respect of the entirety of the loan receivable from MX Capital Limited. For additional information, see Note 17 (Loans receivable ) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

Loan to Castcrown Limited

In connection with the acquisition of its 49.5% stake in Castcrown Limited, an equity accounted associate of the Company, on March 30, 2022, the Company entered into an unsecured convertible notes agreement with Castcrown Limited for up to an aggregate amount of €16.0 million, issuable in tranches, subject to the fulfilment of certain conditions precedent to each issuance. The notes bear an interest rate of 7.0% per annum, and are intended to fund Castcrown Limited’s game development activities. The largest amount outstanding under the notes in the year ended December 31, 2023 was approximately €8.1 million. As of December 31, 2023, the Company recorded credit losses for the entire amount of the loan outstanding as of that date. The current amount outstanding as of the date of this Annual Report was approximately €9.0 million. For additional information, see Note 17 (Loans receivable ) and Note 33 (Events after the reporting period) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

GDEV Self Tender Offer

On December 19, 2023, the Company launched a tender offer to purchase for cash a minimum of 15,000,000 of its ordinary shares, up to a maximum of 20,000,000 ordinary shares, at a purchase price of $2.00 per share (the “Tender Offer”). The Tender Offer was, in part, made to enable Boris Gertsovskiy, one of the Company’s co-founders and an affiliated shareholder of the Company, to liquidate a substantial number of his GDEV ordinary shares. The Tender Offer expired on January 18, 2024, resulting in the Company’s accepting for purchase 16,554,256 shares, 10,000,000 of which were tendered by Boris Gertsovskiy and 302,166 of which were tendered by Anton Reinhold, the Company’s Chief Operating Officer.

Other Related Party Transactions

For additional information on related party transactions, see Note 27 (Related party transactions) to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

C.	Interests of Experts and Counsel

Not applicable.

ITEM 8.  FINANCIAL INFORMATION

A.	Consolidated Statements and Other Financial Information

Financial Statements

See “Item 18. Financial Statements,” which contains our financial statements prepared in accordance with IFRS.

Legal Proceedings

From time to time, we are subject to various claims, complaints and legal actions in the normal course of business. On the basis of current information, we do not expect that the actual claims, lawsuits and other proceedings to which we are subject, or potential claims, lawsuits and other proceedings relating to matters of which we are aware, will ultimately have a material adverse effect on our results of operations, financial condition or liquidity. However, given the large or indeterminate amounts sought in certain of these actions, and the inherent unpredictability of litigation, it is possible that an adverse outcome in certain matters could, from time to time, have a material adverse effect on our results of operations or cash flows in particular periods.

Dividends and Dividend Policy

The Company has never declared or paid any cash dividends. Our board of directors will consider whether or not to institute a dividend policy. It is presently intended that the Company will retain its earnings for use in business operations and, accordingly, it is not anticipated that our board of directors will declare dividends in the foreseeable future. The Company has not identified a paying agent.

B.	Significant Changes

Not applicable.

ITEM 9.  THE OFFER AND LISTING

A.	Offer and Listing Details

Our ordinary shares commenced trading on Nasdaq on August 27, 2021. Prior to that date, there was no public trading market for our ordinary shares.

On February 28, 2022, Nasdaq imposed a suspension of trading in our ordinary shares and warrants. On March 15, 2023, Nasdaq lifted the suspension and trading of our securities on Nasdaq resumed as of March 16, 2023.

B.	Plan of Distribution

Not applicable.

C.	Markets

Our ordinary shares and warrants are listed on Nasdaq under the symbols “GDEV” and “GDEVW,” respectively.

D.	Selling Shareholders

Not Applicable.

E.	Dilution

Not applicable.

F.	Expenses of the Issue

Not applicable.

ITEM 10.  ADDITIONAL INFORMATION

A.	Share Capital

Not applicable.

B.	Memorandum and Articles of Association

A copy of our Amended and Restated Memorandum and Articles of Association is attached as Exhibit 1.1 to this Annual Report. The information called for by this Item is set forth in Exhibit 2.7 to this Annual Report and is incorporated by reference into this Annual Report.

C.	Material Contracts

We have not entered into any material contracts other than in the ordinary course of business and other than those described in “Item 4. Information on the Company” or “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Certain Relationships and Related Person Transactions” or elsewhere in this Annual Report.

D.	Exchange Controls

There are currently no exchange control regulations in the British Virgin Islands applicable to us or our shareholders.

E.	Taxation

Certain Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the ownership and disposition of GDEV ordinary shares and warrants. This discussion applies only to ordinary shares and warrants, as the case may be, that are held as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

The following does not purport to be a complete analysis of all potential tax considerations arising in connection with the ownership and disposal of ordinary shares and warrants. The effects and considerations of other U.S. federal tax laws, such as estate and gift tax laws, alternative minimum or Medicare contribution tax consequences and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Code, Treasury regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect the tax consequences discussed below. GDEV has not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS will not take or a court will not sustain a contrary position to that discussed below regarding the tax consequences discussed below.

This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

·	banks, insurance companies, and certain other financial institutions;
·	regulated investment companies and real estate investment trusts;
·	brokers, dealers or traders in securities;
·	traders in securities that elect to mark to market;
·	tax-exempt organizations or governmental organizations;
·	U.S. expatriates and former citizens or long-term residents of the United States;
·

persons holding ordinary shares and/or warrants, as the case may be, as part of a hedge, straddle, constructive sale, or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

·

persons subject to special tax accounting rules as a result of any item of gross income with respect to ordinary shares and/or warrants, as the case may be, being taken into account in an applicable financial statement;

·	persons that actually or constructively own 5% or more (by vote or value) of the ordinary shares;
·	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
·	S corporations, partnerships or other entities or arrangements treated as partnerships or other flow-through entities for U.S. federal income tax purposes (and investors therein);
·	U.S. Holders having a functional currency other than the U.S. dollar;
·	persons who hold or received ordinary shares and/or warrants, as the case may be, pursuant to the exercise of any employee stock option or otherwise as compensation; and
·	tax-qualified retirement plans.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of ordinary shares and/or warrants, as the case may be, that is for U.S. federal income tax purposes:

·	an individual who is a citizen or resident of the United States;
·	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

·	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
·

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a “United States person” (within the meaning of Section 7701(a)(30) of the Code) for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ordinary shares and/or warrants, the tax treatment of an owner of such entity will depend on the status of the owners, the activities of the entity or arrangement and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships for U.S. federal income tax purposes and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES APPLICABLE TO HOLDERS OF ORDINARY SHARES AND WARRANTS WILL DEPEND ON EACH HOLDER’S PARTICULAR TAX CIRCUMSTANCES. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, AND LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES TO YOU, IN LIGHT OF YOUR PARTICULAR INVESTMENT OR TAX CIRCUMSTANCES, OF ACQUIRING, HOLDING, AND DISPOSING OF ORDINARY SHARES AND WARRANTS.

U.S. Holders

Distributions on Ordinary Shares

If GDEV makes distributions of cash or property on the ordinary shares, the gross amount of such distributions (including any amount of foreign taxes withheld) will be treated for U.S. federal income tax purposes first as a dividend to the extent of its current and accumulated earnings and profits (as determined for U.S. federal income tax purposes), and then as a tax-free return of capital to the extent of the U.S. Holder’s tax basis, with any excess treated as capital gain from the sale or exchange of the shares. Because GDEV does not expect to provide calculations of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any distribution of property other than cash will be the fair market value of that property on the date of distribution. Any dividend will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from U.S. corporations.

Subject to the discussions below under “—Passive Foreign Investment Company Rules,” dividends received by certain non-corporate U.S. Holders (including individuals) may be “qualified dividend income,” which is taxed at the lower applicable long-term capital gains rate, provided that:

·

either (a) the shares are readily tradable on an established securities market in the United States, or (b) GDEV is eligible for the benefits of the income tax treaty between the United States and Cyprus;

·

GDEV is neither a PFIC (as discussed below under below under “—Passive Foreign Investment Company Rules”) nor treated as such with respect to the U.S. Holder for GDEV in any taxable year in which the dividend is paid or the preceding taxable year;

·	the U.S. Holder satisfies certain holding period requirements; and
·	and certain other requirements are met.

U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for dividends paid with respect to ordinary shares. Subject to certain exceptions, dividends on ordinary shares will constitute foreign source income and generally passive income for foreign tax credit limitation purposes. U.S. Holders should consult their own tax advisors to determine whether and to what extent they will be entitled to foreign tax credits in respect of any dividend income received.

Sale, Exchange, Redemption or Other Taxable Disposition of Ordinary Shares and Warrants

Subject to the discussion below under “—Passive Foreign Investment Company Rules,” a U.S. Holder generally will recognize gain or loss on any sale, exchange, redemption or other taxable disposition of ordinary shares or warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. Holder’s adjusted tax basis in such ordinary shares and/or warrants, as the case may be. A U.S. Holder’s adjusted tax basis in such ordinary shares and/or warrants generally will be such U.S. Holder’s purchase price for the ordinary shares and/or warrants. Any gain or loss recognized by a U.S. Holder on a taxable disposition of ordinary shares or warrants generally will be capital gain or loss. A non-corporate U.S. Holder, including an individual, who has held the ordinary shares and/or warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations.

Any such gain or loss recognized generally will be treated as U.S. source gain or loss. U.S. Holders are urged to consult their own tax advisor regarding the ability to claim a foreign tax credit and the application of the income tax treaty between the United States and Cyprus to such U.S. Holder’s particular circumstances.

Exercise or Lapse of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of an ordinary share on the exercise of a warrant for cash. A U.S. Holder’s tax basis in ordinary shares received upon exercise of the warrant generally should be an amount equal to the sum of the U.S. Holder’s tax basis in the warrant received and the exercise price therefor. The U.S. Holder’s holding period for an ordinary share received upon exercise of the warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the warrant and will not include the period during which the U.S. Holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. Holder that has otherwise received no proceeds with respect to such warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current U.S. federal income tax law. A cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s basis in the ordinary shares received would equal the U.S. Holder’s basis in the warrants exercised therefor. If the cashless exercise is not treated as a realization event, a U.S. Holder’s holding period in the ordinary shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the warrants. If the cashless exercise were treated as a recapitalization, the holding period of the ordinary shares would include the holding period of the warrants exercised therefor.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth above under “—Sale, Exchange, Redemption or Other Taxable Disposition of ordinary shares and warrants.” In such event, a U.S. Holder could be deemed to have surrendered warrants equal to the number of ordinary shares having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount generally equal to the difference between (i) the fair market value of the warrants deemed surrendered and (ii) the U.S. Holder’s tax basis in such warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the ordinary shares received would equal the sum of (i) U.S. Holder’s tax basis in the warrants deemed exercised and (ii) the exercise price of such warrants. A U.S. Holder’s holding period for the ordinary shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their own tax advisors regarding the tax consequences of a cashless exercise of warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of ordinary shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed under Exhibit 2.7 “Warrants—Public Warrants—Anti-dilution Adjustments” to this Annual Report, incorporated by reference herein. An adjustment which has the effect of preventing dilution generally is not taxable. A U.S. Holder of a warrant would, however, be treated as receiving a constructive distribution from GDEV if, for example, the adjustment increases the holder’s proportionate interest in GDEV’s assets or earnings and profits (for instance, through an increase in the number of ordinary shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash or other property such as other securities to the holders of the ordinary shares which is taxable to the holders of such shares as described under “—Distributions on ordinary shares” above. Such constructive distribution would generally be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from GDEV equal to the fair market value of such increased interest. However, it is unclear whether a distribution treated as a dividend deemed paid to a non-corporate U.S. Holder would be eligible for the lower applicable long-term capital gains rates as described above under “—Distributions on Ordinary Shares.”

Passive Foreign Investment Company Rules

The treatment of U.S. Holders of the ordinary shares could be materially different from that described above, if GDEV is treated as a PFIC for U.S. federal income tax purposes. A non-U.S. entity treated as a corporation for U.S. federal income tax purposes generally will be a PFIC for U.S. federal income tax purposes for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income. For this purpose, GDEV will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other entity treated as a corporation for U.S. federal income tax purposes in which GDEV owns, directly or indirectly, 25% or more (by value) of the stock.

Based on the composition of the income, assets and operations of GDEV and its subsidiaries during the relevant period, GDEV does not believe it will be treated as a PFIC for the taxable year ending on December 31, 2023. However, there can be no assurances in this regard, nor can there be any assurances that GDEV will not be treated as a PFIC in any future taxable year. Moreover, the application of the PFIC rules is subject to uncertainty in several respects, and GDEV can make no assurances that the IRS will not take a contrary position or that a court will not sustain such a challenge by the IRS.

Whether GDEV or any of its subsidiaries is treated as a PFIC is determined on an annual basis after the close of each taxable year. The determination of whether GDEV or any of its subsidiaries is a PFIC is a factual determination that depends on, among other things, the composition of the income and assets of GDEV (including goodwill), and the fair market value of its and its subsidiaries’ shares and assets. In this regard, changes in the fair market value of its shares could cause GDEV to become treated as a PFIC because such changes would generally result in changes in the value of goodwill of GDEV for the purposes of determining the PFIC status of GDEV under applicable U.S. federal income tax law. Similarly, changes in the composition of GDEV or any of its subsidiaries’ income or assets may cause GDEV to be or become a PFIC for the current or subsequent taxable years as well. Under the PFIC rules, if GDEV were considered a PFIC at any time that a U.S. Holder owns ordinary shares or warrants, GDEV would continue to be treated as a PFIC with respect to such U.S. Holder’s investment unless (i) it ceased to be a PFIC and (ii) the U.S. Holder made a “deemed sale” election under the PFIC rules. If such election is made, a U.S. Holder will be deemed to have sold its ordinary shares or warrants at their fair market value on the last day of the last taxable year in which GDEV is classified as a PFIC, and any gain from such deemed sale would be subject to the consequences described below. After the deemed sale election, the ordinary shares or warrants with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless GDEV subsequently becomes a PFIC.

For each taxable year that GDEV is treated as a PFIC with respect to a U.S. Holder’s ordinary shares or warrants, the U.S. Holder will be subject to special tax rules with respect to any “excess distribution” (as defined below) received and any gain realized from a sale or disposition (including a pledge) of its ordinary shares or warrants (collectively the “Excess Distribution Rules”), unless the U.S. Holder makes a valid QEF election or mark-to-market election as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions received during the shorter of the three preceding taxable years or the U.S. Holder’s holding period for the ordinary shares will be treated as excess distributions. Under these special tax rules:

·	the excess distribution or gain (including gain on a sale of disposition of warrants) will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;
·

the amount allocated to the current taxable year, and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which GDEV is a PFIC, will be treated as ordinary income; and

·

the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Under the Excess Distribution Rules, the tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses, and gains (but not losses) realized on the sale of the ordinary shares or warrants cannot be treated as capital gains, even though the U.S. Holder holds the ordinary shares or warrants as capital assets.

Certain of the PFIC rules may impact U.S. Holders with respect to equity interests in subsidiaries and other entities which GDEV may hold, directly or indirectly, that are PFICs (collectively, “Lower-Tier PFICs”). There can be no assurance, however, that GDEV does not own, or will not in the future acquire, an interest in a subsidiary or other entity that is or would be treated as a Lower-Tier PFIC. U.S. Holders should consult their own tax advisors regarding the application of the PFIC rules to any of GDEV’s subsidiaries.

If GDEV is a PFIC, a U.S. Holder of ordinary shares (but not warrants) may avoid taxation under the Excess Distribution Rules described above by making a “qualified electing fund” (“QEF”) election. However, a U.S. Holder may make a QEF election with respect to its ordinary shares only if GDEV provides U.S. Holders on an annual basis with certain financial information specified under applicable U.S. Treasury regulations. Because GDEV does not intend to provide such information, however, the QEF election will not be available to U.S. Holders with respect to GDEV ordinary shares and a QEF election is not available with respect to warrants.

Alternatively, a U.S. Holder of “marketable stock” (as defined below) may make a mark-to-market election for its ordinary shares to elect out of the Excess Distribution Rules discussed above if GDEV is treated as a PFIC. If a U.S. Holder makes a mark-to-market election with respect to its ordinary shares, such U.S. Holder will include in income for each year that GDEV is treated as a PFIC with respect to such ordinary shares an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of the U.S. Holder’s taxable year over the adjusted basis in the ordinary shares. A U.S. Holder will be allowed a deduction for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowed only to the extent of any net mark-to-market gains on the ordinary shares included in the U.S. Holder’s income for prior taxable years. Amounts included in income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss realized on the actual sale or disposition of the ordinary shares, to the extent the amount of such loss does not exceed the net mark-to-market gains for such ordinary shares previously included in income. A U.S. Holder’s basis in the ordinary shares will be adjusted to reflect any mark-to-market income or loss. If a U.S. Holder makes a mark-to-market election, any distributions GDEV makes would generally be subject to the rules discussed above under “—Distributions on ordinary shares,” except the lower rates applicable to qualified dividend income would not apply. U.S. Holders of warrants may not be able to make a mark-to-market election with respect to their warrants.

The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury regulations. U.S. Holders should consult their advisors as to whether ordinary shares will be treated as “regularly traded” for purposes of these rules. Because a mark-to-market election cannot be made for equity interests in any Lower-Tier PFICs, a U.S. Holder will continue to be subject to the Excess Distribution Rules with respect to its indirect interest in any Lower-Tier PFICs as described above, even if a mark-to-market election is made for GDEV.

If a U.S. Holder does not make a mark-to-market election (or a QEF election) effective from the first taxable year of a U.S. Holder’s holding period for the ordinary shares in which GDEV is a PFIC, then the U.S. Holder generally will remain subject to the Excess Distribution Rules. A U.S. Holder that first makes a mark-to-market election with respect to the ordinary shares in a later year will continue to be subject to the Excess Distribution Rules during the taxable year for which the mark-to-market election becomes effective, including with respect to any mark-to-market gain recognized at the end of that year. In subsequent years for which a valid mark-to-mark election remains in effect, the Excess Distribution Rules generally will not apply. A U.S. Holder that is eligible to make a mark-to-market with respect to its ordinary shares may do so by providing the appropriate information on IRS Form 8621 and timely filing that form with the U.S. Holder’s tax return for the year in which the election becomes effective. U.S. Holders should consult their own tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any Lower-Tier PFICs.

A U.S. Holder of a PFIC may be required to file an IRS Form 8621 on an annual basis. U.S. Holders should consult their own tax advisors regarding any reporting requirements that may apply to them if GDEV is a PFIC.

U.S. Holders are strongly encouraged to consult their tax advisors regarding the application of the PFIC rules to their particular circumstances.

Non-U.S. Holders

The section applies to Non-U.S. Holders of ordinary shares and warrants. For purposes of this discussion, a Non-U.S. Holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of ordinary shares or warrants that is not a U.S. Holder, including:

·	a nonresident alien individual, other than certain former citizens and residents of the United States;
·	a foreign corporation; or
·	a foreign estate or trust.

U.S. Federal Income Tax Consequences of the Ownership and Disposition of ordinary shares and warrants to Non-U.S. Holders

Any (i) distributions of cash or property paid to a Non-U.S. Holders in respect of ordinary shares or (ii) gain realized upon the sale or other taxable disposition of ordinary shares and/or warrants generally will not be subject to U.S. federal income taxation unless:

·

the gain or distribution is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable); or

·

in the case of any gain, the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain or distributions described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “—U.S. Holders—Exercise or Lapse of a warrant,” above, although to the extent a cashless exercise or lapse results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a Non-U.S. Holder’s gain on the sale or other disposition of the ordinary shares and warrants.

Non-U.S. Holders should consult their own tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting requirements may apply to distributions received by U.S. Holders of ordinary shares, and the proceeds received on sale or other taxable disposition of ordinary shares or warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. Holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. Holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. Holder’s broker) or is otherwise subject to backup withholding. Any distributions with respect to ordinary shares and proceeds from the sale, exchange, redemption or other disposition of ordinary shares or warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. Holders should consult their own tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and Non-U.S. Holders may be subject to backup withholding on amounts received in respect of, a Non-U.S. Holder’s ordinary shares or warrants, unless the Non-U.S. Holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the Non-U.S. Holder otherwise establishes an exemption. Distributions paid with respect to ordinary shares and proceeds from the sale of other disposition of ordinary shares or warrants received in the United States by a Non-U.S. Holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such Non-U.S. Holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding generally may be credited against the taxpayer’s U.S. federal income tax liability, and a taxpayer may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

British Virgin Islands Tax Considerations

Under the Companies Act, GDEV is exempt from all forms of BVI tax; all dividends, interest, royalties and other amounts payable by GDEV, and any gain realized on any shares, debt obligations or other securities of GDEV is exempt from BVI tax; and no BVI estate, inheritance, succession or gift taxes are payable with respect to any shares, debt obligations or other securities of GDEV.

Cyprus Tax Considerations

The following section is a short summary of certain important taxation principles that may be or become relevant with respect to GDEV in Cyprus, though it does not purport to be a complete summary of tax law and practice currently applicable in Cyprus and does not contain any statement with respect to the tax treatment of an investment in any other jurisdiction. Furthermore, this section does not address the taxation of GDEV in any other jurisdiction. Therefore, prospective investors are advised to consult their own professional tax advisers in respect of the possible tax consequences of subscribing for, buying, holding, redeeming, converting or selling shares or warrants under the laws of their country of citizenship, residence, domicile or incorporation.

The following summary is based on laws, regulations and practice currently applicable in Cyprus at the date of this Annual Report and is subject to changes therein.

Tax Residency

In accordance with the Income Tax Law, a company is tax resident in Cyprus if its management and control is exercised in Cyprus. There is no definition in the Cyprus Income Tax law as to what constitutes management and control. However, as a minimum, management and control may be taken to mean the place where the majority of directors reside, where the majority of the board meetings of the Company are held and where the majority of significant decisions are taken.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. In an effort to strengthen the residency rule framework beyond the management and control criterion/concept, effective as from December 31, 2022, the term “Cyprus tax resident company” was expanded to also include a company that was incorporated/registered in Cyprus, but whose management and control is exercised outside Cyprus, as long as the company is not a tax resident in any other state.

Taxation of GDEV

Corporate Income Tax, Capital Gains Tax and Special Contribution for Defence

Corporate income tax for Cyprus resident companies is imposed at the rate of twelve and a half percent (12.5%) for each year of assessment upon the taxable income derived from sources both within and outside Cyprus. The year of assessment starts on the 1st of January and ends on the 31st of December. In arriving at the taxable income, deductions on such income and exemptions are taken into account. All relevant expenses for the production of the taxable income are generally deductible expenses whereas dividends and profits from the sale of securities (including shares and share warrants) constitute income which is exempt from corporate income tax. Expenses that directly or indirectly relate to tax exempt income are generally not tax deductible.

Profits from the sale of “Securities”

According to Article 2 of the Cyprus Income Tax Law “securities” means shares, bonds, debentures, founders’ shares and other securities of companies or other legal persons, incorporated under the law in the Republic or abroad and options thereon.

Based on Circular 2008/13 issued by the Cyprus Tax Authorities, which gives a wider definition of the term “securities”, units in open-end or closed-end collective investment schemes which have been established, registered and operate under the provisions of the law of the country in which they have been established fall under the definition of “securities”.

Profits from the disposal of securities are fully exempt from corporate income tax.

Capital gains tax at the rate of 20% is only payable on gains earned on the disposal of immovable property (land and buildings) situated in Cyprus, including shares of companies not listed on a recognized stock exchange which, directly or indirectly (subject to the below condition for indirect ownership), own such immovable property situated in Cyprus.

On December 17, 2015, the Capital Gains Tax Law was amended extending the definition of “immovable property” so that capital gains tax is also imposed on any gain on disposal of shares of a company which participates in other companies which hold immovable property in Cyprus, when at least 50% of the market value of the shares sold is derived from such immovable property situated in Cyprus. In calculating whether the value of the immovable property represents at least 50% of the market value of the shares, any liabilities are ignored.

Dividend income

Dividends received by a Cyprus tax resident company from companies located in Cyprus or abroad are exempt from corporate income tax.

As from January 1, 2016, the corporate income tax exemption shall not apply to the extent that such dividends are deductible from the taxable income of the dividend paying company. It is explicitly stated that any such dividends that do not qualify for the corporate income tax exemption are not considered as dividends for Special Contribution for Defence (“SCD”) purposes and as such they are subject to 12.5% corporate income tax.

Dividends received by a Cyprus tax resident company from another Cyprus tax resident company are exempt from 17% SCD except for dividends paid out of profits earned more than 4 years from the year of the distribution.

Dividends received by a Cyprus tax resident company from a non-Cyprus tax resident company are exempt from SCD if the non-Cyprus tax resident company paying the dividend:

·	does not carry on, directly or indirectly, more than 50% investment activities which give rise to investment income; or
·

the foreign tax burden on the income of the company paying the dividend is not substantially lower than the tax burden of the company in Cyprus (substantially lower is interpreted as lower than 6.25%).

If there is a group with many layers of subsidiaries, the exemption from SCD will be extended and applied if the group does not carry on more than 50% activities leading to investment income. For the purpose of calculating the 50% threshold, intra-group dividends are ignored.

Investment income is not precisely defined in the Cyprus tax laws. According to Article 2 of the Income Tax Law, investment income “means any income which is not derived or arising from any business, employment, pensions or annuity.” Business is further defined as “commercial or manufacturing business, profession or vocation and includes any other business of a trading nature.”

If the dividends are taxable, any withholding tax paid overseas on the dividends can be relieved against the SCD irrespective of whether a double tax treaty exists or not. Underlying tax may also be given as a credit against the SCD if provided for under a double taxation treaty and/or if the dividend paying company is a tax resident in an EU member state.

Deemed dividend distribution rules

As from the tax year 2003 onwards, companies are deemed to have distributed to their Cyprus tax resident shareholders, 70% of their accounting profits after the deduction of corporation tax at the end of two years from the end of the year in which the profits were earned.

On such a deemed distribution 17% SCD should be withheld and paid over to the Cyprus Tax Authorities. The deemed distribution provisions do apply to Cyprus tax resident corporate shareholders but do not apply to non-Cyprus tax resident shareholders and to Cyprus tax resident but not domiciled individuals.

As from January 1, 2011, the term “corporation tax” has been extended to include the SCD, the capital gains tax and any taxes paid abroad that have not been credited against the corporation tax. These taxes are taken into consideration for the calculation of the company’s accounting profits subject to deemed distribution.

As from September 13, 2011, the Commissioner of Taxation has issued a Circular numbered 2011/10 according to which the exemption with respect to profits attributable to non-resident shareholders has been extended to profits attributable to resident corporate shareholders of a Cypriot resident company to the extent that such profits are indirectly attributable to ultimate shareholders which are non-residents of Cyprus.

Taxation of Investors

Cyprus does not currently levy any withholding tax on dividend payments made to persons not being resident for tax purposes of Cyprus or to individuals who are tax residents of Cyprus but do not have a Cypriot domicile (as defined in the Special Contribution for Defense of the Republic Law).

Dividends paid to Cyprus tax resident and domicile individuals are subject to 17% SCD which will be withheld at source by GDEV.

Cyprus tax resident individuals are also subject to General Healthcare System (“GHS”) contributions on their dividend income, irrespective of whether they are domiciled or non-domiciled in Cyprus. The applicable GHS rate is currently 2.65% and it applies on total annual income of an individual of €180.000. The GHS contributions on dividends paid or deemed (under the deemed dividend distribution rules) to be paid to Cyprus tax resident individuals (irrespective of their domicile status) will be withheld at source by GDEV.

On December 9, 2021, the Cyprus Parliament passed into law a bill that aims to strengthen the Cyprus tax framework for the prevention of tax abuse. Effective as from December 31, 2022, withholding taxes (“WHT”) will be introduced on payments to companies in jurisdictions included in the EU Blacklist of non-cooperative jurisdictions (“EU Blacklist”) as follows:

·	Dividends. WHT at the rate of 17% will apply on dividends paid by a Cyprus tax resident company to companies which are:
o	resident in jurisdictions included in the EU Backlist, or
o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The following conditions apply:

o

The company receiving the dividend holds directly, either alone or jointly with associated companies, over 50% of the capital, voting rights, or is entitled to receive more than 50% of the profits in the company paying the dividends.

o

The associated companies should also be resident in an EU blacklisted jurisdiction or incorporated/ registered in an EU blacklisted jurisdiction and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of dividend payments on shares listed on a recognised stock exchange.

·	Interest. WHT at the rate of 30% (which rate was reduced to 17% effective from January 1, 2024) will apply on interest paid by a Cyprus tax resident company to companies which are:
o	resident in jurisdictions included in the EU Blacklist, or
o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of:

o	Interest payments on securities listed on a recognised stock exchange.
o	Interest payments made by individuals.
·	Royalties. WHT at the rate of 10% will apply on royalties paid by a Cyprus tax resident company to companies which are:
o	resident in jurisdictions included in the EU blacklist, or
o	incorporated/registered in a jurisdiction included in the EU Blacklist and are not tax resident in any other jurisdiction that is not included in the EU Blacklist.

The WHT will not apply in the case of royalty payments made by individuals.

Tax Residency and Domicile for Individuals

An individual is considered to be a tax resident of Cyprus if he or she is physically present in the Republic of Cyprus for an aggregate total of more than 183 days in a tax year.

As of January 1, 2017, an individual is also recognized as a Cypriot tax resident for a tax year if he or she meets all of the following requirements:

(1)	does not spend more than 183 days in total in any state within the tax year;
(2)	is not recognized as a tax resident of another state in the same tax year;
(3)	stays in Cyprus for at least 60 days in the tax year;
(4)	pursues a business or is employed in Cyprus or holds an office with a company that is a Cypriot tax resident at any time during the tax year; and
(5)	maintains a permanent home in Cyprus that is either owned or rented.

If an individual terminates his or her employment/winds up his business or ceases to hold office as per (4) above, he or she cannot be considered a Cypriot tax resident for the respective tax year.

The SCD Law contains the following term and definition:

“Resident in the Republic”, when applied to an individual, means a person who is resident in the Republic of Cyprus as defined in accordance with the provisions of the Income Tax Law, and who also has domicile in the Republic of Cyprus.

For the purposes of this Law, a person has “domicile in the Republic” if he or she has domicile of origin in the Republic of Cyprus based on the provisions of the Wills and Succession Law, except for:

(i)

a person who has acquired and maintains domicile of choice outside the Republic based on the provisions of the Wills and Succession Law, provided that he or she was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for any period of at least twenty (20) consecutive years before the tax year, or

(ii)

a person who was not resident in the Republic as defined in accordance with the provisions of the Income Tax Law for a period of at least twenty (20) consecutive years before the entry into force of the provisions of this Law

It is provided that regardless of the domicile of origin, any person who is resident in the Republic, as defined in accordance with the provisions of the Income Tax Law, for at least seventeen (17) out of the last twenty (20) years before the tax year will be deemed domiciled in the Republic for the purposes of this Law.

Tax Residency for Companies

A company is considered to be tax resident in the Republic of Cyprus if its management and control is exercised in Cyprus. There is no definition in the Cyprus income tax laws as to what constitutes management and control, however in practice it is considered to be exercised where:

(1)	the Majority of the directors are resident;
(2)	the Majority of the Board of Directors meetings are held; and
(3)	the majority of significant decisions are taken.

Profits from the sale of “Securities”

Profits from the disposal of securities are fully exempt from personal income tax.

For information regarding the definition of “securities” under the Cyprus Income Tax Law and the treatment of capital gains tax in Cyprus, see “—Cyprus Tax Considerations—Taxation of GDEV—Profits from the sale of ‘Securities’” above.

F.	Dividends and Paying Agents

Not applicable.

G.	Statement by Experts

Not applicable.

H.	Documents on Display

We are subject to certain of the informational filing requirements of the Exchange Act. Accordingly, we are required to file with the SEC an annual report on Form 20-F containing financial statements audited by an independent accounting firm, as well as reports on Form 6-K. The SEC maintains a website at http://www.sec.gov that contains reports and other information that we file with or furnish electronically to the SEC. Since we are a “foreign private issuer”, we are exempt from the rules and regulations under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions contained in Section 16 of the Exchange Act with respect to their purchase and sale of the Company’s ordinary shares. In addition, we are not required to file reports and financial statements with the SEC as frequently or as promptly as U.S. public companies whose securities are registered under the Exchange Act.

We also maintain an Internet website at https://gdev.inc. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our annual reports on Form 20-F; our reports on Form 6-K; amendments to these documents; and other information as may be required by the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this Annual Report.

I.	Subsidiary Information

Not applicable.

ITEM 11.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to market risks in the ordinary course of our business. These risks primarily include credit risk, liquidity risk, and currency risk as follows:

Credit Risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. Our credit risk arises from trade and other receivables, loans receivable and other investments.

Credit risk related to trade receivables is considered insignificant, since almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay us monthly, based on sales to the end users. Payments are made within three months after the sale to the end customer. The distributors take full responsibility for tracking and accounting of end customer sales and send us monthly reports that show amounts to be paid. We do not have any material overdue or impaired accounts receivable. Credit risk related to other investments is also insignificant due to the fact that they are represented by government bonds and US treasury notes which are rated AAA based on Fitch’s ratings.

For additional information on our credit risk, please see Note 29 (Financial instruments – fair values and risk management—B. Financial risk management—(i) Credit risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. Our objective when managing liquidity is to ensure, as far as possible, that we will have sufficient liquidity to meet our liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to our reputation. We monitor the level of expected cash inflows on trade and other receivables together with expected cash outflows on trade and other payables over the next 90 days. Excess cash is invested only in highly liquid triple A rated securities (mainly US treasury notes, bonds and ETFs).

For additional information on our liquidity risk, please see Note 29 (Financial instruments – fair values and risk management—B. Financial risk management—(ii) Liquidity risk) to our audited consolidated financial statements for the fiscal year ended December 31, 2023, included elsewhere in this Annual Report.

Currency Risk

Currency risk is the risk that the values of and cash flows associated with financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not our functional currency. We are exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro, the Russian Ruble, Armenian Dram, Kazakhstani Tenge and United Arab Emirates Dirham. Our management monitors the exchange rate fluctuations on a continuous basis and acts accordingly.

For the periods presented, our exposure to foreign currency risk, expressed in U.S. dollars, was as follows:

	For the year ended
	December 31, 2023
					United Arab
		Russian	Armenian	Kazakhstani	Emirates
	Euro	Ruble	Dram	Tenge	Dirham

Assets	US$
Loans receivable	129	—	1	16	—
Trade and other receivables	10,001	—	142	15	—
Cash and cash equivalents	12,533	89	55	269	11
	22,663	89	198	300	11

Liabilities
Lease liabilities	(2,234)	—	(207)	—	—
Trade and other payables	(5,325)	—	(922)	(82)	—
	(7,559)	—	(1,129)	(82)	—
Net exposure	15,104	89	(931)	218	11

A reasonably possible 10% strengthening or weakening of the U.S. dollar against the following currencies at December 31, 2023 would have increased (decreased) equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	As of December 31, 2023
	Strengthening of	Weakening of
	USD by 10%	USD by 10%

	US$
Euro	(1,510)	1,510
Russian Ruble	(9)	9
Armenian Dram	93	(93)
Kazakhstani Tenge	(22)	22
	(1,448)	1,448

ITEM 12. DESCRIPTION OF SECURITIES OTHER THAN EQUITY SECURITIES

A.	Debt Securities

Not applicable.

B.	Warrants and Rights

Not applicable.

C.	Other Securities

Not applicable.

D.	American Depositary Shares

Not applicable.

PART II

ITEM 13.  DEFAULTS, DIVIDEND ARREARAGES AND DELINQUENCIES

Not applicable.

ITEM 14.  MATERIAL MODIFICATIONS TO THE RIGHTS OF SECURITY HOLDERS AND USE OF PROCEEDS

Not applicable.

ITEM 15.  CONTROLS AND PROCEDURES

A.	Disclosure Controls and Procedures

We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2023.

Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that the design and operation of our disclosure controls and procedures were effective at the reasonable assurance level as of December 31, 2023.

B.	Management’s Annual Report on Internal Control Over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the Exchange Act.

Our management conducted an assessment of the effectiveness of our internal control over financial reporting based on the criteria set forth in “Internal Control—Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management concluded that, as of December 31, 2023, our internal control over financial reporting was effective.

C.	Attestation Report of Registered Public Accounting Firm

This Annual Report does not include an attestation report of the Company’s registered public accounting firm because we are an emerging growth company under the JOBS Act.

D.	Changes in Internal Control Over Financial Reporting

During the period covered by this Annual Report, we made the following changes in our internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting:

●	Enhanced the controls over the financial reporting closing process including, but not limited to:
o	implementation of the procedure to monitor, assess and determine the accounting treatment of large and unusual transactions;
o	engaging of an external consultant to assist with the preparation of:
●	the impairments test in respect of the carrying amounts of the cash generating units and
●	the determination of the fair value of the carrying amount of equity associates and certain financial instruments associated therewith;
o	engaging of an external consultant to assist with disclosure controls as a whole and completion of the annual IFRS disclosure checklist in particular.

ITEM 16.  [RESERVED]

ITEM 16A.  AUDIT COMMITTEE FINANCIAL EXPERT

Our board of directors has determined that Marie Holive, the chair of our audit and risk committee, is a “financial expert,” as defined in Item 16A of Form 20-F. Ms. Holive is “independent,” as defined in Rule 10A-3 under the Exchange Act. For a description of Ms. Holive’s experience, see “Item 6. Directors, Senior Management and Employees—A. Directors and Senior Management—Directors—Marie Holive.”

ITEM 16B.  CODE OF ETHICS

We have adopted a Code of Conduct and Ethics that applies to all our directors, officers and employees, including our principal executive, principal financial and principal accounting officers. Our Code of Conduct and Ethics addresses, among other things, conflicts of interest, corporate opportunity requirements, confidentiality, competition and fair dealing, financial matters and external reporting, our funds and assets, as well as the process for reporting violations of the Code of Conduct and Ethics and employee misconduct. Our Code of Conduct and Ethics is intended to meet the definition of “code of ethics” under Item 16B of Form 20-F under the Exchange Act.

We intend to disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct and Ethics that applies to our directors or executive officers to the extent required under the rules of the SEC or Nasdaq. Our Code of Conduct and Ethics is available on our website at: https://gdev.inc. The information contained on our website is not incorporated by reference in this Annual Report.

ITEM 16C.  PRINCIPAL ACCOUNTANT FEES AND SERVICES

The consolidated financial statements of GDEV Inc. as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance upon the report of our independent registered public accounting firm, KPMG Certified Auditors S.A., Athens, Greece (“KPMG”), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The Company appointed KPMG as the Company’s independent registered public accounting firm, effective as of January 11, 2023, succeeding JSC “Kept” (formerly JSC “KPMG”), Moscow, Russia, the Company’s former independent registered public accounting firm. KPMG became our principal accountant as of the 2022 fiscal year.

The table below sets out the total amount of fees, as broken down by category of service, for the services rendered by KPMG for the fiscal years ended December 31, 2023 and 2022.

Fees of KPMG

	Year ended December 31,
	2023	2022

	(in thousands of U.S. dollars)
Audit Fees	1,474	1,315
Audit-Related Fees	—	—
Tax Fees	—	22
All Other Fees	—	—
Total	1,474	1,337

Audit Fees

Audit fees for the years ended December 31, 2023 and 2022 were related to the audit of our consolidated financial statements and other audit or interim review services provided in connection with statutory and regulatory filings or engagements.

Tax Fees

Tax fees for the year ended December 31, 2022 were related to ongoing tax advisory, tax compliance and tax planning services.

Audit Committee Pre-Approval Policies and Procedures

Pursuant to our audit and risk committee charter, the audit and risk committee, or the chair of the audit and risk committee, is required to pre-approve all audit services to be provided to the Company, whether provided by the principal auditor or other firms, and all other services (review, attest and non-audit) to be provided to the Company by the independent auditor, unless the engagement is entered into pursuant to appropriate preapproval policies established by the Committee or if such service falls within available exceptions under SEC rules.

All services rendered by our independent auditor since the establishment of our audit and risk committee were pre-approved by either the audit and risk committee or the chair of the audit and risk committee, in accordance with the audit and risk committee’s pre-approval policy.

ITEM 16D.  EXEMPTIONS FROM THE LISTING STANDARDS FOR AUDIT COMMITTEES

Not applicable.

ITEM 16E.  PURCHASES OF EQUITY SECURITIES BY THE ISSUER AND AFFILIATED PURCHASERS

During the year ended December 31, 2023, no purchases of our equity securities were made by or on behalf of us or any affiliated purchaser.

ITEM 16F.  CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective as of January 11, 2023 (the “Succession Date”), the Company appointed KPMG Certified Auditors S.A., Athens, Greece (“KPMG”) as the Company’s independent registered public accounting firm, succeeding JSC “Kept” (formerly JSC “KPMG”), Moscow, Russia (“Kept”), the Company’s former independent registered public accounting firm. The change of the Company’s independent registered public accounting firm was made in light of geopolitical developments driven by the Russian military action in Ukraine, after careful consideration and evaluation process, and was approved by the audit and risk committee of the board of directors of the Company. KPMG is a public accounting firm registered with the Public Company Accounting Oversight Board of the United States (the “PCAOB”). KPMG is subject to the PCAOB’s oversight and will conduct its audit of the Company in accordance with the standards established by the PCAOB.

Kept has served as the Company’s independent registered public accounting firm since its formation on January 27, 2021. On July 6, 2022, the Company notified Kept of its intention to dismiss Kept as the Company’s independent registered public accounting firm. Kept’s audit reports on the Company’s consolidated financial statements as of and for the years ended December 31, 2020 and 2021 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

On the Succession Date, the Company dismissed Kept.

During each of the years ended December 31, 2020 and 2021, and in the subsequent interim period through the Succession Date, there has been (i) no disagreements (as defined in Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto) between the Company and Kept on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Kept, would have caused Kept to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such periods, and (ii) no “reportable events” (as defined in Item 16F(a)(1)(v) of Form 20-F).

During each of the years ended December 31, 2020 and 2021, and in the subsequent interim period prior to the engagement of KPMG on the Succession Date, neither the Company nor anyone acting on its behalf consulted with KPMG regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, and neither a written report nor oral advice was provided to the Company that KPMG concluded was an important factor considered by the Company in reaching a decision as to any accounting, audit or financial reporting issue, (ii) any matter that was the subject of a disagreement pursuant to Item 16F(a)(1)(iv) of Form 20-F and the related instructions thereto, or (iii) any reportable event pursuant to Item 16F(a)(1)(v) of Form 20-F.

The Company provided Kept with a copy of the foregoing disclosures and requested Kept to furnish a letter addressed to the U.S. Securities and Exchange Commission stating whether Kept agrees with the foregoing statements made by the Company and, if not, stating the respects in which it does not agree. A copy of such letter from Kept is provided as Exhibit 15.2 to this Annual Report.

ITEM 16G.  CORPORATE GOVERNANCE

As a British Virgin Islands company listed on the Nasdaq Global Select Market, we are subject to Nasdaq corporate governance listing standards. However, Rule 5615(a)(3) of The Listing Rules of the Nasdaq Stock Market (the “Nasdaq Rules”) permits foreign private issuers like us to follow certain home country corporate governance practices in lieu of certain provisions of the Rule 5600 Series of the Nasdaq Rules. A foreign private issuer that elects to follow a home country practice instead of such provisions, must disclose in its annual reports each requirement that it does not follow and describe the home country practice followed by it.

Our current corporate governance practices differ from Nasdaq corporate governance requirements for U.S. companies in certain respects, as summarized below:

●	Executive Sessions. Rule 5605(b)(2) of Nasdaq Rules generally requires independent directors of a Nasdaq listed company must meet regularly in executive sessions (without members of management present), and such executive sessions should occur at least twice a year. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which practices do not require independent directors to meet regularly in executive sessions separate from the full board of directors.
●	Compensation Committee Charter. Rule 5605(d)(1) of the Nasdaq Rules generally requires a Nasdaq listed company to adopt a formal written compensation committee charter specifying the items enumerated in Rule 5605(d)(1) and that such charter must be reviewed and reassessed annually. In this regard, we have elected to adopt alternative practices in relation to director and officer compensation consistent with or otherwise permitted by British Virgin Islands law.
●	Compensation Committees. Rule 5605(d)(2) of the Nasdaq Rules generally requires a Nasdaq listed company to have a compensation committee composed solely of independent directors to determine or recommend the compensation of the executive officers of the company. The practices of our home country, the British Virgin Islands, do not require that any of the members of a company’s compensation committee be independent directors. While we have elected to have our nomination and compensation committee composed solely of independent directors, we do not have a stand-alone compensation committee, and the members of our nomination and compensation committee are not in general limited to independent directors.
●	Independent Director Oversight of Director Nominations. Rules 5605(e)(1) of the Nasdaq Rules generally requires director nominations of a Nasdaq listed company to be made or recommended solely by independent directors. We follow British Virgin Islands practice which does not require director nominations or recommendations solely by independent directors.
●	Formal Written Charter for Director Nominations. Rule 5605(e)(2) of the Nasdaq Rules generally requires that a Nasdaq listed company must adopt a formal written charter or board resolution, as applicable, addressing the nominations process and such related matters as may be required under U.S. federal securities laws. We follow British Virgin Islands practice which does not require us to have a formal written charter or board resolution addressing the director nominations process.
●	Quorum for Meeting of Shareholders. Rule 5620(c) of the Nasdaq Rules generally requires that the by-laws of a Nasdaq listed company must provide a quorum for shareholder meetings of at least 33⅓% of the outstanding shares of the company’s common voting stock. In this regard, we will prescribe those quorum requirements for meetings as set forth in our Amended and Restated Memorandum and Articles of Association, as permitted under applicable British Virgin Islands law, which provides that a quorum may be that as specifically fixed by the memorandum and articles of association of the company in question.
●	Shareholder Approval of Equity Compensation. Rule 5635(c) of the Nasdaq Rules generally requires shareholder approval prior to the issuance of securities of a Nasdaq listed company when a stock option or purchase plan is to be established or other equity compensation arrangement made, pursuant to which stock may be acquired by officers, directors, employees, or consultants. In this regard we have elected to adopt the practices of our home country, the British Virgin Islands, which does not require such prior shareholder approval of the establishment of stock option or purchase plans, or other equity compensation arrangements.

ITEM 16H.  MINE SAFETY DISCLOSURE

Not applicable.

ITEM 16I.  DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

ITEM 16J.  INSIDER TRADING POLICIES

The Company has adopted an Insider Trading Compliance Policy governing the purchase, sale and other dispositions of the Company’s securities by directors, senior management and employees, which the Company believes is reasonably designed to promote compliance with applicable insider trading laws, rules and regulations, and the Nasdaq listing standards applicable to the Company. The Company’s Insider Trading Compliance Policy is included as an exhibit to this Annual Report.

ITEM 16K.  CYBERSECURITY

Cybersecurity Risk Management and Strategy

We have developed and implemented a cybersecurity risk management program intended to protect the confidentiality, integrity and availability of our critical systems and information. Our cybersecurity risk management program includes a cybersecurity incident response plan.

We design and assess our program based on the cybersecurity frameworks, such as the National Institute of Standards and Technology Cybersecurity Framework (NIST CSF), Open Web Application Security Project Frameworks (OWASP). This does not imply that we meet any particular technical standards, specifications or requirements, only that we use the NIST CSF, OWASP as a guide to help us identify, assess and manage cybersecurity risks relevant to our business.

Our cybersecurity risk management program is a part of our overall enterprise risk management program, which covers legal, compliance, strategic, operational and financial risk areas.

Our cybersecurity risk management program includes:

·	risk assessments designed to help identify material cybersecurity risks to our critical systems, information, products, services and our broader enterprise IT environment;
·	a security team principally responsible for managing (1) our cybersecurity risk assessment processes, (2) our security controls, and (3) our response to cybersecurity incidents;
·	the use of external service providers, where appropriate, to assess, test or otherwise assist with aspects of our security controls;
·	cybersecurity awareness training of our employees, incident response personnel and senior management;
·	a cybersecurity incident response plan that includes procedures for responding to cybersecurity incidents; and
·	a third-party risk management process for key service providers, suppliers and vendors.

We have not identified risks from known cybersecurity threats, including as a result of any prior cybersecurity incidents, that have materially affected or are reasonably likely to materially affect us, including our operations, business strategy, results of operations or financial condition.

Cybersecurity Governance

Our board of directors considers cybersecurity risk as part of its risk oversight function and has delegated to the Company’s audit and risk committee oversight of cybersecurity and other information technology risks. The audit and risk committee oversees management’s implementation of our cybersecurity risk management program.

The audit and risk committee receives periodic reports from management on our cybersecurity risks. In addition, management updates the audit and risk committee, as necessary, regarding any material cybersecurity incidents, as well as any incidents with lesser impact potential.

The audit and risk committee reports to the Company’s full board of directors regarding its activities, including those related to cybersecurity. Board members receive information on cybersecurity topics from our internal security staff or external experts as part of the continuing cybersecurity education.

Our management team, including Head of Information Security and Chief Information Officer, is responsible for assessing and managing our material risks from cybersecurity threats. The team has primary responsibility for our overall cybersecurity risk management program and supervises both our internal cybersecurity personnel and our retained external cybersecurity consultants. Our management team’s experience includes 20 years of experience in cybersecurity – namely application, cloud and infrastructure security, cryptography, risk assessment, audit and compliance – and has obtained the following international certifications: ISACA CISA, ISC2 CISSP.

Our management team supervises efforts to prevent, detect, mitigate and remediate cybersecurity risks and incidents through various means, which may include briefings from internal security personnel; threat intelligence and other information obtained from governmental, public or private sources, including external consultants engaged by us; and alerts and reports produced by security tools deployed in the IT environment.

PART III

ITEM 17. FINANCIAL STATEMENTS

See “Item 18. Financial Statements.”

ITEM 18. FINANCIAL STATEMENTS

The audited consolidated financial statements as required under Item 18 are attached hereto starting on page F-1 of this Annual Report. The audit report of our independent registered public accounting firm, KPMG Certified Auditors S.A., Athens, Greece, Auditor Firm ID: 1084, is included herein preceding the audited consolidated financial statements.

ITEM 19.  EXHIBITS

The following documents are filed as part of this Annual Report or incorporated by reference herein:

Exhibit No.	Description	Incorporation by Reference
		Form	File Number	Exhibit No.	Filing Date
1.1	Amended and Restated Memorandum and Articles of Association of the Company.	20-F	001-40758	1.1	August 27, 2021
2.1	Specimen GDEV ordinary share certificate.	F-4	333-257103	4.1	June 15, 2021
2.2	Specimen GDEV warrant.	F-4	333-257103	4.2	June 15, 2021
2.3	Warrant Agreement, dated as of August 5, 2020, between Kismet and the Continental Stock Transfer & Trust Company.	F-4	333-257103	4.3	June 15, 2021
2.4	Assignment, Assumption and Amendment Agreement for Kismet’s outstanding warrants.	20-F	001-40758	2.4	August 27, 2021
2.5	Form of the existing Option Agreement.	F-4	333-257103	4.5	June 15, 2021
2.6	Form of the Assignment, Assumption and Amendment Agreement for Kismet’s outstanding option agreements.	F-4	333-257103	4.4	June 15, 2021
2.7	Description of Securities.	20-F	001-40758	2.7	April 29, 2022
4.1	Business Combination Agreement, dated as of January 31, 2021, as it may be amended, by and among Kismet, the Sponsor, solely in its capacity as Kismet’s representative, the Issuer, Nexters Global, Fantina Holdings Limited, a private limited liability company domiciled in Cyprus, solely in its capacity as the representative of the Shareholders of Nexters Global and the shareholders of Nexters Global party thereto.	F-4	333-257103	2.1	June 15, 2021
4.2	Amendment No. 1 to Business Combination Agreement, dated as of July 17, 2021, by and among Kismet, the Sponsor, solely in its capacity as Kismet’s representative, the Issuer, Fantina Holdings Limited, solely in its capacity as the representative of the Shareholders of Nexters Global and the shareholders of Nexters Global party thereto.	F-4/A	333-257103	2.2	July 28, 2021
4.3	Amendment No. 2 to Business Combination Agreement, dated as of August 11, 2021, by and among Kismet, the Sponsor, solely in its capacity as Kismet’s representative, the Issuer, Nexters Global, Fantina Holdings Limited, solely in its capacity as the representative of the Shareholders of Nexters Global and the shareholders of Nexters Global party thereto.	20-F	001-40758	4.3	August 27, 2021
4.5	Form of Director and Officer Indemnification Agreement.	20-F	001-40758	4.9	August 27, 2021
4.6	2021 Employee Stock Option Plan.	6-K	001-40758	99.1	November 19, 2021
8.1*	Subsidiaries of GDEV.
11.1*	GDEV Insider Trading Compliance Policy.
12.1*	Certification of Principal Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
12.2*	Certification of Principal Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
13.1*	Certification of Principal Executive Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
13.2*	Certification of Principal Financial Officer pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.
15.1*	Consent of KPMG Certified Auditors S.A.
15.2*	Consent of JSC “Kept”.
15.3	Letter, dated January 17, 2023, from JSC “Kept” to the Securities and Exchange Commission.	6-K	001-40758	99.2	January 17, 2023
97.1*	GDEV Policy for Recovery of Erroneously Awarded Compensation.
101*	Inline XBRL Instance Document-the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document.
101*	Inline XBRL Calculation Linkbase Document.
101*	Inline XBRL Definition Linkbase Document.
101*	Inline XBRL Labels Linkbase Document.
101*	Inline XBRL Presentation Linkbase Document.
104*	The cover page for the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 has been formatted in Inline XBRL

(*)Filed herewith.

SIGNATURES

The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this Annual Report on its behalf.

GDEV INC.
Date: April 29, 2024	By:	/s/Andrey Fadeev
	Name:	Andrey Fadeev
	Title:	Chief Executive Officer

GDEV Inc.

Consolidated Financial Statements

For the years ended December 31, 2023, 2022 and 2021

together with the Report of Independent Registered Public Accounting Firm

GDEV Inc.

GDEV Inc.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors
GDEV Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of GDEV Inc. and subsidiaries (the “Company”) as of December 31, 2023 and 2022, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2023, in conformity with IFRS Accounting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG Certified Auditors S.A.

We have served as the Company’s auditor since 2022.

Athens, Greece
April 29, 2024

JSC “Kept” Naberezhnaya Tower Complex, Block C 10 Presnenskaya Naberezhnaya Moscow, Russia 123112 Telephone+7 (495) 937 4477 Fax+7 (495) 937 4499

Report of Independent Registered Public Accounting firm

To the Shareholders and the Audit committee of

GDEV Inc. (formerly Nexters Inc.):

Opinion on the Consolidated Financial Statements

We have audited the consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows of GDEV Inc. (formerly Nexters Inc.) and subsidiaries (the “Group”) for the year ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of the Group’s operations and its cash flows for the year ended December 31, 2021 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ JSC “Kept”

JSC “Kept” (formerly JSC “KPMG”)

We served as the Group’s auditor from 2021 to 2022.

Moscow, Russia

April 29, 2022

GDEV Inc.

Consolidated Statements of Financial Position

As at December 31, 2023 and 2022

(in thousands of US$)

	Note	December 31, 2023	December 31, 2022
ASSETS
Non-current assets
Property and equipment	14	1,146	786
Right-of-use assets	18	2,920	1,462
Intangible assets	15	8,476	12,977
Goodwill	3,15	1,836	1,836
Investments in equity accounted associates	16	—	—
Long-term deferred platform commission fees	26	73,996	94,682
Deferred tax asset	13	122	108
Other non-current investments	23	18,074	17,903
Other non-current assets	13	107	107
Loans receivable - non-current	17	—	3,317
Total non-current assets		106,677	133,178
Current assets
Indemnification asset	15,16,21	2,443	2,512
Trade receivables and other current assets	19	51,903	45,372
Loans receivable	17	148	517
Other investments	23	84,236	50,365
Prepaid tax	13	3,349	3,326
Cash	24	71,798	86,774
Total current assets		213,877	188,866
Total assets		320,554	322,044

LIABILITIES AND SHAREHOLDERS' EQUITY
Equity
Share capital	25	—	—
Additional paid-in capital	25	25,531	23,685
Share-based payments reserve	25	143,593	144,240
Translation reserve	25	5,143	3,493
Accumulated deficit	25	(274,079)	(320,194)
Equity attributable to equity holders of the Company		(99,812)	(148,776)
Non-controlling interest		—	—
Total equity		(99,812)	(148,776)
Non-current liabilities
Lease liabilities - non-current	18	983	444
Long-term deferred revenue	26	115,344	96,887
Share warrant obligations	22	1,278	13,035
Put option liabilities - non - current	3,15,16	—	27,475
Other non-current liabilities	16	—	577
Total non-current liabilities		117,605	138,418
Current liabilities
Lease liabilities - current	18	1,458	743
Trade and other payables	20	30,303	30,521
Provisions for non-income tax risks	3,21	1,354	1,336
Put option liabilities - current	3,15,16	28,995	—
Tax liability	3,13	6,473	4,250
Deferred revenue	26	234,178	295,552
Total current liabilities		302,761	332,402
Total liabilities		420,366	470,820
Total liabilities and shareholders' equity		320,554	322,044

The accompanying notes are an integral part of these consolidated financial statements.

GDEV Inc.

Consolidated Statements of Profit or Loss and Other Comprehensive Income

For the years ended December 31, 2023, 2022 and 2021

(in thousands of US$)

	Note	2023	2022	2021
Revenue	7	464,549	479,688	434,094
Costs and expenses, excluding depreciation and amortization
Cost of revenue:
Platform commissions	26	(109,020)	(129,623)	(117,229)
Game operation cost	9	(51,669)	(44,036)	(18,945)
Other operating income		2,053	1,327	—
Selling and marketing expenses	10	(225,738)	(152,674)	(270,065)
General and administrative expenses	11	(29,618)	(36,119)	(23,031)
Goodwill and investments in equity accounted associates' impairment	3,16	—	(62,828)	—
Share listing expense	30	—	—	(125,438)
Impairment loss on trade and loan receivables and change in fair value of loans receivable	17,19,29	(5,919)	(29,987)	(102)
Total costs and expenses, excluding depreciation and amortization		(419,911)	(453,940)	(554,810)
Depreciation and amortization	14,15,18	(6,276)	(6,901)	(2,540)
Profit/(loss) from operations		38,362	18,847	(123,256)
Finance income	12	5,248	1,868	79
Finance expenses	12	(4,047)	(2,191)	(3,220)
Change in fair value of share warrant obligation and other financial instruments	22,29	10,946	2,767	10,080
Share of loss of equity-accounted associates	16	(515)	(10,121)	—
Profit/(loss) before income tax		49,994	11,170	(116,317)
Income tax expense	13	(3,879)	(3,760)	(1,127)
Profit/(loss) for the year net of tax		46,115	7,410	(117,444)
Attributable to equity holders of the Company		46,115	7,303	(117,455)
Attributable to non-controlling interest		—	107	11
Other comprehensive income
Items that are or may be reclassified subsequently to profit or loss		1,837	3,338	11
Foreign currency translation difference		1,650	3,456	36
Other		187	(118)	(25)
Total comprehensive income/(loss) for the year, net of tax		47,952	10,748	(117,433)
Attributable to equity holders of the Company		47,952	10,641	(117,444)
Attributable to non-controlling interest		—	107	11

Earnings/(loss) per share:
Earnings/(loss) attributable to ordinary equity holders of the parent, US$ - basic	6	0.23	0.04	(0.64)
Earnings/(loss) attributable to ordinary equity holders of the parent, US$ - diluted	6	0.23	0.04	(0.64)

The accompanying notes are an integral part of these consolidated financial statements.

GDEV Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2023, 2022 and 2021

(in thousands of US$ except number of shares)

								Equity
		Number of			Share-based			attributable to
		shares	Share	Additional	payments	Translation	Accumulated	equity holders	Non-controlling
	Note	outstanding	capital	paid-in capital	reserve	reserve	deficit	of the Company	interest	Total
Balance at January 1, 2021		20,000	27	111	11,972	1	(114,019)	(101,908)	—	(101,908)
Loss for the year		—	—	—	—	—	(117,455)	(117,455)	11	(117,444)
Other comprehensive income		—	—	—	—	36	(25)	11	—	11
Total comprehensive loss for the year		—	—	111	11,972	37	(117,480)	(117,444)	11	(117,433)
Equity contribution from shareholders	3	—	(27)	119,681	—	—	—	119,654	—	119,654
Issuance of shares upon the Transaction	3	196,503,101	—	—	—	—	—	—	—	—
Share-based payments	3.18, 30	—	—	—	128,517	—	2	128,519	—	128,519
Share warrant obligation	22	—	—	(32,109)	—	—	—	(32,109)	—	(32,109)
Acquisition of non-controlling interest		—	—	—	—	—	—	—	33	33
Distribution and dividends	30	—	—	(61,804)	—	—	(96,000)	(157,804)	—	(157,804)
Total transactions with shareholders		196,503,101	(27)	25,768	128,517	—	(95,998)	58,260	33	58,293
Balance at December 31, 2021		196,523,101	—	25,879	140,489	37	(327,497)	(161,092)	44	(161,048)

GDEV Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2023, 2022 and 2021

(in thousands of US$ except number of shares)

								Equity
		Number of		Additional	Share-based			attributable to	Non-
		shares		paid-in	payments	Translation	Accumulated	equity holders	controlling
	Note	outstanding	Share capital	capital	reserve	reserve	deficit	of the Company	interest	Total
Balance at January 1, 2022		196,523,101	—	25,879	140,489	37	(327,497)	(161,092)	44	(161,048)
Profit for the year		—	—	—	—	—	7,303	7,303	107	7,410
Other comprehensive income	25	—	—	(118)	—	3,456	—	3,338	—	3,338
Total comprehensive income for the year		—	—	(118)	—	3,456	7,303	10,641	107	10,748
Issue of ordinary shares related to business combination	15	569,301	—	(2,103)	—	—	—	(2,103)	—	(2,103)
Share-based payments	30	—	—	—	3,751	—	—	3,751	—	3,751
Distribution to shareholders		—	—	27	—	—	—	27	—	27
Elimination of non-controlling interest at disposal of subsidiaries	8	—	—	—	—	—	—	—	(151)	(151)
Total transactions with shareholders		569,301	—	(2,076)	3,751	—	—	1,675	(151)	1,524
Balance at December 31, 2022		197,092,402	—	23,685	144,240	3,493	(320,194)	(148,776)	—	(148,776)

GDEV Inc.

Consolidated Statements of Changes in Equity

For the years ended December 31, 2023, 2022 and 2021

(in thousands of US$ except number of shares)

								Equity
		Number of			Share-based			attributable to
		shares		Additional	payments	Translation	Accumulated	equity holders
	Note	outstanding	Share capital	paid-in capital	reserve	reserve	deficit	of the Company	Total
Balance at January 1, 2023		197,092,402	—	23,685	144,240	3,493	(320,194)	(148,776)	(148,776)
Profit for the year		—	—	—	—	—	46,115	46,115	46,115
Other comprehensive income	25	—	—	187	—	1,650	—	1,837	1,837
Total comprehensive income for the year		—	—	187	—	1,650	46,115	47,952	47,952
Share-based payments and exercise of options	30	549,005	—	1,659	(647)	—	—	1,012	1,012
Total transactions with shareholders		549,005	—	1,659	(647)	—	—	1,012	1,012
Balance at December 31, 2023		197,641,407	—	25,531	143,593	5,143	(274,079)	(99,812)	(99,812)

The accompanying notes are an integral part of these consolidated financial statements.

GDEV Inc.

Consolidated Statements of Cash Flows

For the years ended December 31, 2023, 2022 and 2021

(in thousands of US$)

	Note	2023	2022	2021
Operating activities
Profit/(loss) for the year, net of tax		46,115	7,410	(117,444)
Adjustments for:
Depreciation and amortization	14,15,18	6,276	6,901	2,540
Share-based payments expense	30	2,032	3,751	3,761
Goodwill and Investments in equity accounted associates impairment	15	—	62,828	—
Share listing expense	30	—	—	125,438
Income from share option forfeiture and cancellation	30	(609)	—	—
Share of loss of equity-accounted associates	16	515	10,121	—
Impairment loss on trade and loan receivables and change in fair value of loans receivable	17,19,29	5,919	29,987	102
Property and equipment write-off	14	—	454	—
Impairment of intangible assets	15	—	547	—

Change in fair value of share warrant obligations and other financial instruments	22,29	(10,946)	(2,767)	(10,080)
Change in fair value of other investments	12	115	—	—
Unwinding of discount on the put option liability	12,15	129	366	—
Transaction costs	12	—	104	—
Trade and loan receivables write - off	17,19	119	81	—
Interest income	12	(4,017)	(1,639)	—
Interest expense	12	61	116	91
Lease modification gain/ (loss)	18	33	(11)	—
Gain on acquisition of subsidiaries	8	—	—	(79)
Loss on sale of subsidiaries	8	—	4,969	—
Dividend income	23	(1,231)	(231)	—
Foreign exchange loss	12	3,395	1,020	2,809
Income tax expense	13	3,879	3,760	1,127
		51,785	127,767	8,265
Changes in working capital:
Decrease/(increase) in deferred platform commissions	26	20,686	21,851	(26,946)
(Decrease)/increase in deferred revenue	26	(42,917)	(30,242)	127,899
Increase in trade and other receivables	19	(9,880)	(4,498)	(12,682)
(Decrease)/increase in trade and other payables	20	(632)	2,282	9,600
		(32,743)	(10,607)	97,871
Income tax paid		(1,088)	(1,078)	(617)
Interest received		—	—	7
Net cash flows generated from operating activities		17,954	116,082	105,526

Investing activities
Acquisition of intangible assets	15	(16)	(64)	(338)
Acquisition of property and equipment	14	(739)	(994)	(1,099)
Acquisition of subsidiary net of cash acquired	15	—	(54,113)	(1,159)
Investments in equity accounted associates	16	(515)	(17,970)	—
Loans granted	17	(1,933)	(31,659)	(123)
Proceeds from repayment of loans	17	969	746	—
Acquisition of other investments	23	(107,159)	(67,729)	—
Proceeds from redemption of investments	23	75,484	—	—
Interest received	23	368	—	—
Dividends received	23	1,078	—	—
Net cash flows used in investing activities		(32,463)	(171,783)	(2,719)

Financing activities
Payments of lease liabilities	18	(1,892)	(2,013)	(2,132)
Proceeds from loans receivable	27	—	224	—
Repayment of borrowings		—	—	(49)
Interest on lease	18	(56)	(115)	(90)
Dividends paid and distribution to shareholders	25	—	—	(160,366)
Cash acquired in the Transaction	30	—	—	119,659
Net cash flows used in financing activities		(1,948)	(1,904)	(42,978)
Net (decrease)/increase in cash for the year		(16,457)	(57,605)	59,829
Cash at the beginning of the year		86,774	142,802	84,557
Effect of changes in exchange rates on cash held		1,481	1,577	(1,584)
Cash at the end of the year		71,798	86,774	142,802

The accompanying notes are an integral part of these consolidated financial statements.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

1.   Reporting entity

GDEV Inc. (formerly, Nexters Inc.) (the “Company”) is a company incorporated under the laws of the British Virgin Islands on January 27, 2021, which was formed for the sole purpose of effectuating a merger with Kismet Acquisition One Corp (“Kismet” a Special Purpose Acquisition Company (“SPAC”)).

On August 26, 2021, the Company successfully consummated the merger with Kismet, which was announced on February 1, 2021 (the “Transaction”). The Company treated the merger with Kismet as a transaction equivalent to the issue of shares of the Company in exchange for the net monetary assets of Kismet and its listing status. The merger did not constitute a business combination as defined under IFRS 3 Business Combinations, as Kismet, whom we determined to be the accounting acquiree in the Transaction, was a non-operating entity that does not meet the definition of a business under IFRS 3, given that it consisted predominantly of cash in the Trust Account (see Note 30 for more details). On the same date the Company acquired Nexters Global, the Company that generates most of the Company’s revenues, for a combination of cash and GDEV Inc. ordinary shares.

Prior to the Transaction, the Company had no material assets and did not conduct any material activities other than those incidental to its formation and the matters contemplated by the Business Combination Agreement, such as the making of certain required securities law filings.

The mailing and registered address of GDEV Inc.’s principal executive office is 55, Griva Digeni, 3101, Limassol, Cyprus.

GDEV Inc. is the direct parent of Nexters Global Ltd, which was incorporated in Cyprus on November 2, 2009 as a private limited liability company under the Cyprus Companies Law, Cap. 113. Nexters Global Ltd’s registered office is at Faneromenis 107, 6031, Larnaca, Cyprus. Nexters Global Ltd generates the majority of the Company’s revenues.

The consolidated financial statements comprise the financial statements of the Company and its subsidiaries as at December 31, 2023 and 2022 and for the years ended December 31, 2023, 2022, and 2021.

The principal activities of the Company and its subsidiaries (the “Group”) are the development and publishing of online games for mobile, web and social platforms. The Group also derives revenue from advertising services. Information about the Company’s main subsidiaries is disclosed in Note 28.

The Company’s ordinary shares and warrants are listed on Nasdaq under the symbols GDEV and GDEVW, respectively.

The Group has no ultimate controlling party.

2.   Basis of presentation

2.1.  Statement of compliance

These consolidated financial statements are prepared in accordance with the IFRS Accounting Standards, as issued by the International Accounting Standards Board (IASB)”.

These consolidated financial statements were authorized for issue by the Group’s Board of Directors on April 25, 2024.

2.2.  Going concern

The financial position of the Group, its cash flows and liquidity position are described in the consolidated financials statements and notes to these consolidated financial statements. In addition, Note 29 includes the Group’s policies for managing its liquidity risk.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Year 2022 was the first year over the past decade when the worldwide gaming revenue decreased year-over-year. In 2023, the worldwide gaming market remained at the depressed levels of 2022, with revenues in 2023 increasing only marginally compared to 2022. Correlating with the general negative development in the gaming market, during 2022, the Company’s Bookings declined by 20% compared to 2021, with the significant reduction in the Company’s marketing budget in 2022 contributing to that decline. In 2023, the Company’s Bookings continued to exhibit a downward trend, decreasing by 6% compared to 2022. Further, Company’s core game offering, Hero Wars, continued to generate a substantial portion of its revenue however there can be no assurance as to the continued success of Hero Wars. However, in the year 2023 the Company has limited its reliance on Hero Wars game with revenue generated from this game accounting for 90% of its revenues as compared to 96% in the prior year. In addition, the Company has a loyal base of core players, which supports its ability to sustain a level of revenue adequate to continue its operation. In the year ended December 31, 2023, players from previous periods accounted for approximately 72% of the Company’s bookings for the core product, Hero Wars.

As at December 31, 2023, the Company had a working capital deficit of approximately US$ 88.9 million and a net deficit of approximately US$ 99.8 million. Excluding the current portion of deferred revenue which will not require a cash outflow the Company has a working capital surplus of US$ 145.3 million. Despite the uncertainties related to the current economic volatility and taking into account significant positive cash inflows from operating activities, management’s assessment of revenue trends and principal risks and uncertainties, management has a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future, which is at least 12 months from the date of approval of the financial statements, as it expects that current loyal player basis together with the investments in the acquisition of new players will lead to further future inflows. At the same time the Group has significant balance of cash available as well as highly liquid investments for future spending which could cover approximately two times its annual fixed expenses (i.e. expenses excluding marketing and investments) even in the most adverse scenario of no bookings and revenue. Accordingly, the management is satisfied that the consolidated financial statements should be prepared on a going concern basis. Management believes that there is no material uncertainty that may cast significant doubt regarding the Company’s or the Group’s ability to continue as a going concern, please refer to Notes 29 for further details.

2.3.  Basis of presentation

These consolidated financial statements have been prepared based on historical cost basis unless disclosed otherwise and are presented in United States Dollars ($) which is also the functional currency of GDEV Inc. and Nexters Global Ltd. All amounts are presented in thousands, rounded to the nearest thousand unless indicated otherwise.

2.4.  Basis of consolidation

The Group controls the entity when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee.

Specifically, the Group controls an investee if and only if the Group has:

●	Power over the investee (i.e. existing rights that give it the current ability to direct the relevant activities of the investee),
●	Exposure, or rights, to variable returns from its involvement with the investee, and
●	The ability to use its power over the investee to affect its returns.

When the Group has less than a majority of the voting or similar rights of an investee, where control is exercised through voting rights, the Group considers all relevant facts and circumstances in assessing whether it has power over an investee, including:

●	The contractual arrangement with the other vote holders of the investee,
●	Rights arising from other contractual arrangements,

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

●	The Group’s voting rights and potential voting rights.

The Group re-assesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control. Consolidation of an investee begins when the Group obtains control over the investee and ceases when the Group loses control over the investee. Assets, liabilities, income and expenses of an investee acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date the Group ceases to control the investee. The financial statements of the investees are prepared for the same reporting period as the parent company, using consistent accounting policies.

All intra-group balances, income, expenses and unrealized gains and losses resulting from intra-group transactions are eliminated in full.

2.5.  Changes in accounting policies

During 2023 the Group applied a number of accounting standards effective from January 1, 2023 for the first time, but they do not have a material impact on the Group’s consolidated financial statements.

Standards and interpretations effective for the year ended December 31, 2023

Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2).

The amendments to IAS 1 and IFRS Practice Statement 2 Making Materiality Judgements provide guidance and examples to help entities apply materiality judgements to accounting policy disclosures. The amendments aim to help entities provide accounting policy disclosures that are more useful by replacing the requirement for entities to disclose their ‘significant’ accounting policies with a requirement to disclose their ‘material’ accounting policies and adding guidance on how entities apply the concept of materiality in making decisions about accounting policy disclosures. The amendments neither have had an impact on the Group’s disclosures of accounting policies nor on the measurement, recognition or presentation of any items in the Group’s financial statements.

Definition of Accounting Estimates (Amendments to IAS 8)

Definition of Accounting Estimates - Amendments to IAS 8 clarify the distinction between changes in accounting estimates, changes in accounting policies and the correction of errors. They also clarify how entities use measurement techniques and inputs to develop accounting estimates. The amendments had no impact on the Group’s consolidated financial statements.

Deferred Tax related to Assets and Liabilities arising from a Single Transaction (Amendments to IAS 12)

The amendments to IAS 12 Income Tax narrow the scope of the initial recognition exception, so that it no longer applies to transactions that give rise to equal taxable and deductible temporary differences such as leases and decommissioning liabilities. The amendments had no impact on the Group’s consolidated financial statements.

A number of new standards are effective for annual periods beginning after January 1, 2023 and earlier application is permitted; however, the Group has not earlier adopted the new or amended standards in preparing these consolidated financial statements.

The following amended standards and interpretations are not expected to have a significant impact on the Group’s financial statements.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Standards issued but not yet effective:

Amendments to IFRS 16: Lease Liability in a Sale and Leaseback

In September 2022, the IASB issued amendments to IFRS 16 to specify the requirements that a seller-lessee uses in measuring the lease liability arising in a sale and leaseback transaction, to ensure the seller-lessee does not recognise any amount of the gain or loss that relates to the right of use it retains. The amendments are effective for annual reporting periods beginning on or after 1 January 2024 and must applied retrospectively to sale and leaseback transactions entered into after the date of initial application of IFRS 16. Earlier application is permitted and that fact must be disclosed. The amendments are not expected to have a material impact on the Group’s financial statements.

Classification of liabilities as current or non-current (Amendments to IAS 1)

In January 2020 and October 2022, the IASB issued amendments to paragraphs 69 to 76 of IAS 1 to specify the requirements for classifying liabilities as current or non-current. The amendments clarify:

●	What is meant by a right to defer settlement,
●	That a right to defer must exist at the end of the reporting period,
●	That classification is unaffected by the likelihood that an entity will exercise its deferral right,
●	That only if an embedded derivative in a convertible liability is itself an equity instrument would the terms of a liability not impact its classification.

In addition, a requirement has been introduced to require disclosure when a liability arising from a loan agreement is classified as non-current and the entity’s right to defer settlement is contingent on compliance with future covenants within twelve months. The amendments are effective for annual reporting periods beginning on or after 1 January 2024 and must be applied retrospectively. The Group is currently assessing the impact the amendments have on its financial statements.

Supplier Finance Arrangements (Amendments to IAS 7 and IFRS 7)

In May 2023, the IASB issued amendments to IAS 7 Statement of Cash Flows and IFRS 7 Financial Instruments: Disclosures to clarify the characteristics of supplier finance arrangements and require additional disclosure of such arrangements. The disclosure requirements in the amendments are intended to assist users of financial statements in understanding the effects of supplier finance arrangements on an entity’s liabilities, cash flows and exposure to liquidity risk. The amendments will be effective for annual reporting periods beginning on or after 1 January 2024. Early adoption is permitted, but will need to be disclosed. The amendments are not expected to have a material impact on the Group’s financial statements.

3.   Summary of material accounting policies

Except as described in Note 2.5, the accounting policies have been applied consistently throughout the periods presented in these consolidated financial statements.

The principal accounting policies used to prepare these consolidated financial statements are set out below.

3.1.  Business combinations and goodwill

Business combinations are accounted for using the acquisition method.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The cost of an acquisition is measured as the total of the consideration transferred, measured at acquisition date fair value, and the amount of any non-controlling interest in the acquiree. For each business combination, the acquirer measures the non-controlling interest in the acquiree either at fair value or at the proportionate share of the acquiree’s identifiable net assets. Acquisition costs incurred, such as finder’s fees, legal fees, due diligence fees, and other professional and consulting fees, are expensed and included in general and administrative expenses.

The Group measures goodwill as the fair value of the consideration transferred including the recognized amount of any non-controlling interest in the acquiree, less the net amount (generally fair value) of the identifiable assets acquired and liabilities assumed, all measured as at the acquisition date.

Consideration transferred includes the fair values of the assets transferred, liabilities incurred by the Group to the previous owners of the acquiree, and equity interests issued by the Group. Consideration transferred also includes the fair value of any contingent consideration and share-based payment awards of the acquiree that are replaced mandatorily in the business combination.

If control is achieved in stages, the acquirer’s previously held equity interest in the acquiree is remeasured to fair value as at the acquisition date through profit or loss.

A contingent liability of the acquiree is recognized in a business combination only if such a liability represents a present obligation and arises from a past event, and its fair value can be measured reliably.

Only components of non-controlling interest constituting a present ownership interest that entitles their holder to a proportionate share of the entity’s net assets in the event of liquidation are measured at either fair value or at the present ownership instruments’ proportionate share of the acquiree’s identifiable net assets. All other components are measured at their acquisition date fair value.

The Group accounts for a change in the ownership interest of a subsidiary (without loss of control) as a transaction with owners in their capacity as owners. Therefore, such transactions do not give rise to goodwill, nor do they give rise to a gain or loss and are accounted for as an equity transaction.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is tested annually for impairment. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group's cash generating units that are expected to benefit from the synergies of the combination and/or from the future cash flows provided by the acquired businesses, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Where goodwill forms part of a cash-generating unit (CGU) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained. If the Group reorganizes its reporting structure in a way that changes the composition of one or more cash-generating units to which goodwill has been allocated, the goodwill is reallocated to the units affected. The reallocation is performed using a relative value approach similar to that used in connection with the disposal of an operation within a cash-generating unit, unless some other method better reflects the goodwill associated with the reorganized units.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

3.2.  Foreign currency translation

The consolidated financial statements are presented in US dollars (US$), which is the Group’s presentation currency. Each entity in the Group determines its own functional currency, depending on what the underlying economic environment is, and items included in the financial statements of each entity are measured using that functional currency. Transactions in foreign currencies are initially recorded in the functional currency at the functional currency rate at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are re-measured into the functional currency at the functional currency rate of exchange at the reporting date. All differences are taken to profit or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions.

Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined. The gain or loss arising on retranslation of non-monetary items is treated in line with the recognition of gain or loss on change in fair value of the item (i.e., translation differences on items whose fair value gain or loss is recognized in other comprehensive income or profit or loss is also recognized in other comprehensive income or profit or loss, respectively).

The functional currency of the foreign operations is generally US Dollar or the respective local currency – Euro (€), Russian rouble (RUB), Armenian dram (AMD), Kazakhstani tenge (KZT) or United Arab Emirates Dirham (AED) . As at the reporting date, the assets and liabilities of these operations are translated into the presentation currency of the Group (the US$) at the rate of exchange at the reporting date and their statements of comprehensive income are translated at the average exchange rates for the year or exchange rates prevailing on the date of specific transactions. The exchange differences arising on the translation are recognized in other comprehensive income. On disposal of a foreign entity, the cumulative amount recognized in equity relating to that particular foreign operation is reclassified to the profit or loss.

3.3.  Property and equipment

3.3.1. Cost of property and equipment

Property and equipment are stated at cost less accumulated depreciation and any accumulated impairment loss. Expenditures for continuing repairs and maintenance are charged to the profit or loss as incurred.

Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group.

3.3.2. Depreciation and useful lives

Depreciation is recognized in profit or loss on the straight-line method over the useful lives of each part of an item of property and equipment.

The estimated useful lives of property and equipment for current and comparative periods are as follows:

–Computer hardware 2-5 years

–Furniture, fixtures and office equipment5 years

Useful lives of leasehold improvements of leased office premises are determined at the lower between the useful life of the asset or the lease term. The asset’s residual values, useful lives and depreciation methods are reviewed, and adjusted as appropriate, at each financial year-end.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

3.4.  Intangible assets

3.4.1. Software and other intangible assets

Software and other intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is their fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.

Subsequent expenditure to add to, replace part of, or service an intangible asset is recognized as part of the cost of an intangible asset if we can demonstrate that the item meets the definition of an intangible asset and the general recognition criteria for intangible assets.

3.4.2. Useful life and amortization of intangible assets

The Group assesses whether the useful life of an intangible asset is finite or indefinite and, if finite, the length of that useful life. An intangible asset is regarded by the entity as having an indefinite useful life when, based on an analysis of all of the relevant factors, there is no foreseeable limit to the period over which the asset is expected to generate net cash inflows for the entity. The Group did not have any intangible assets with indefinite useful life as at December 31, 2023 and 2022.

Intangible assets with finite lives are amortized on a straight-line basis over the useful economic lives and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The useful economic life of the Group’s Intellectual property rights, including licenses, as at December 31, 2023 and 2022 is 4 years.

Amortization periods and methods for intangible assets with finite useful lives are reviewed at least at each financial year-end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are accounted for by changing the amortization period or method, as appropriate, and treated as changes in accounting estimates.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the consolidated statement of profit or loss and other comprehensive income when the asset is derecognized.

3.5.  Leases

Right-of-use assets

The Group recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received.

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, unless the lease transfers ownership of the underlying asset to the Group by the end of the lease term or the cost of the right-of-use asset reflects that the Group will exercise a purchase option. In that case the right-of-use asset will be depreciated over the useful life of the underlying asset, which is determined on the same basis as those of property and equipment. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

Short-term leases and leases of low-value assets

The standard includes two recognition exemptions for lessees – leases of ‘low-value’ assets (e.g., personal computers) with a cost of 5 or less and short-term leases (i.e., leases with a lease term of 12 months or less).

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Group does not apply the short-term lease recognition exemption to its short-term leases of office premises (i.e., those leases that have a lease term of 12 months or less from the commencement date and do not contain a purchase option). Lease payments on such short-term leases are recognized as a right-of-use asset and a lease liability at the lease commencement date. Other short-term and low-value leases are expensed as incurred.

Significant judgment in determining the lease term of contracts with renewal options

The Group determines the lease term as the non-cancellable term of the lease, together with any periods covered by an option to extend the lease if it is reasonably certain to be exercised, and/or excluding any periods covered by an option to terminate the lease, if it is reasonably certain that the termination option will be exercised.

The Group has the option, under some of its leases to lease the assets for an additional term. The Group applies judgment in evaluating whether it is reasonably certain to exercise the option to renew. That is, it considers all relevant factors that create an economic incentive for it to exercise the renewal. After the commencement date, the Group reassesses the lease term if there is a significant event or change in circumstances that is within its control and affects its ability to exercise (or not to exercise) the option to renew (e.g., a change in business strategy).

The carrying amounts of the Group’s right-of-use assets and lease liabilities and the movements during the year are disclosed in Note 18.

Lease liabilities

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Group’s incremental borrowing rate. Generally, the Group uses its incremental borrowing rate as the discount rate.

Lessees are also required to remeasure the lease liability upon the occurrence of certain events (e.g., a change in the lease term, a change in future lease payments resulting from a change in an index or rate used to determine those payments). The lessee generally recognizes the amount of the remeasurement of the lease liability as an adjustment to the right-of-use assets.

The Group determines its incremental borrowing rate by obtaining interest rates from various external financing sources and makes certain adjustments to reflect the terms of the lease and type of the asset leased.

3.6.  Impairment of non-financial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired, other than goodwill, intangible assets not yet available for use and intangible assets with indefinite useful life, for which impairment testing is required annually, regardless of whether there is a triggering event. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If this is the case, recoverable amount is determined for the cash-generating unit (CGU) to which the asset belongs.

Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset or CGU is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or CGU.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Impairment losses are recognized in profit or loss.

For all assets an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Group makes an estimate of the recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. If that is the case, the carrying amount of the asset is increased to its recoverable amount. An impairment loss in respect of goodwill is not reversed.

That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss.

3.7.  Financial assets

3.7.1. Initial recognition and measurement

Financial assets are classified, at initial recognition, as subsequently measured at amortized cost, fair value through other comprehensive income (OCI), and fair value through profit or loss.

The classification of financial assets at initial recognition depends on the financial asset’s contractual cash flow characteristics and the Group’s business model for managing them. With the exception of trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient, the Group initially measures a financial asset at its fair value plus, in the case of a financial asset not at fair value through profit or loss, transaction costs. Trade receivables that do not contain a significant financing component or for which the Group has applied the practical expedient are measured at the transaction price determined under IFRS 15.

In order for a financial asset to be classified and measured at amortized cost or fair value through OCI, it needs to give rise to cash flows that are ‘solely payments of principal and interest (SPPI)’ on the principal amount outstanding. This assessment is referred to as the SPPI test and is performed at an instrument level.

The Group’s business model for managing financial assets refers to how it manages its financial assets in order to generate cash flows. The business model determines whether cash flows will result from collecting contractual cash flows, selling the financial assets, or both.

3.7.2. Subsequent measurement

For purposes of subsequent measurement, financial assets are classified in three categories:

●	Financial assets at amortized cost;
●	Financial assets at fair value through OCI (“FVOCI”);
●	Financial assets at fair value through profit or loss ("FVTPL").

Financial assets at amortized cost

The Group measures financial assets at amortized cost if both of the following conditions are met:

●	The financial asset is held within a business model with the objective to hold financial assets in order to collect contractual cash flows, and

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

●	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

Financial assets at amortized cost are subsequently measured using the effective interest rate (EIR) method and are subject to impairment. Gains and losses are recognized in profit or loss when the asset is derecognized, modified or impaired.

The Group’s financial assets at amortized cost includes trade and other receivables, loan receivable from MX Capital Ltd and other current investments.

Financial assets at fair value through OCI (“FVOCI”)

A debt investment is measured at FVOCI if it meets both of the following conditions and is not designated as at FVTPL:

●	it is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and
●	its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

These assets are subsequently measured at fair value. Interest income calculated using the effective interest method, foreign exchange gains and losses and impairment are recognized in profit or loss. Other net gains and losses are recognized in OCI. On derecognition, gains and losses accumulated in OCI are reclassified to profit or loss.

Financial assets at fair value through profit or loss ("FVTPL")

All financial assets not classified as measured at amortized cost or FVOCI as described above are measured at FVTPL. Our loan receivable to Castcrown Ltd has been classified as measured at FVTPL. The undrawn commitment to subscribe for convertible loans is accounted for as a derivative and is measured at FVTPL. On initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost or at FVOCI as at FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Impairment—credit loss allowance for ECL

The Group assesses and recognizes the allowances for expected credit losses (“ECL”) on financial assets measured at amortized cost and debt instruments measured at FVOCI.

The measurement of ECL reflects:

●	an unbiased and probability weighted amount that is determined by evaluating a range of possible outcomes;
●	present value of all cash shortfalls (i.e. the difference between the cash flows due to the entity in accordance with the contract and cash flows the Group expects to receive); and
●	all reasonable and supportable information that is relevant and available without undue cost and effort at the end of each reporting period about past events, current conditions and forecasts of future economic conditions.

Debt instruments measured at amortized cost are presented in the consolidated statement of financial position net of the allowance for ECL.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Group applies a “three stage” model for impairment in accordance with IFRS 9, based on changes in credit quality since initial recognition:

1.A financial instrument that is not credit-impaired on initial recognition is classified in Stage 1. Financial assets in Stage 1 have their ECL measured at an amount equal to the portion of lifetime ECL that results from default events possible within the next 12 months (12-month ECL).
2.If the Group identifies a significant increase in credit risk (“SICR”) since initial recognition, the asset is transferred to Stage 2 and its ECL is measured based on ECL on a lifetime basis (lifetime ECL).
3.If the Group determines that a financial asset is credit-impaired, the asset is transferred to Stage 3 and its ECL is measured as a lifetime ECL.

For financial assets that are credit-impaired on purchase or at origination, as well as for trade receivables without a significant financing component, the ECL is always measured at a lifetime ECL. Notes 4 and 29 include information about inputs, assumptions and estimation techniques used in measuring ECL, including an explanation of how the Group incorporates forward-looking information in the ECL models.

3.7.3. Derecognition

A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

●	The rights to receive cash flows from the asset have expired, or;
●	The Group has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third-party under a ‘pass-through’ arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement and has neither transferred nor retained substantially all of the risks and rewards of the asset nor transferred control thereover, the asset is recognized to the extent of the Group’s continuing involvement in the asset.

In that case, the Group also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Group has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

3.8.  Financial liabilities

3.8.1. Initial recognition and measurement

Financial liabilities are classified, at initial recognition, as financial liabilities at amortized cost or fair value through profit or loss.

The Group’s financial liabilities predominantly include trade and other payables, put option liabilities, share warrant obligation, lease liabilities and contingent consideration.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

3.8.2. Subsequent measurement

The measurement of financial liabilities depends on their classification, as described below:

Financial liabilities at fair value through profit or loss

A financial liability is classified as at FVTPL if it is classified as held-for-trading, it is a derivative or it is designated as such on initial recognition.

Gains or losses on liabilities at fair value through profit or loss are recognized in the statement of profit or loss. Financial liabilities designated upon initial recognition at fair value through profit or loss are designated at the initial date of recognition, and only if the criteria in IFRS 9 are satisfied.

The Group’s financial liabilities at FVTPL are categorized in the fair value hierarchy based on facts and circumstances which affect the valuation of the financial instruments as well as on the valuation method that we adopt at the end of each reporting period.

Financial liabilities at amortized cost

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in profit or loss when the liabilities are derecognized as well as through the EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate (EIR) method. The EIR amortization is included as finance costs in the net finance income/(costs) section of the consolidated statement of profit or loss and other comprehensive income.

3.8.3. Derecognition

A financial liability is derecognized when the obligation under the liability is discharged or cancelled or expires. Where an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability at fair value, and the difference in the respective carrying amounts is recognized in profit or loss.

3.8.4. Offsetting financial assets and liabilities

Financial assets and financial liabilities are offset, and the net amount reported in the consolidated statement of financial position if, and only if:

●	There is a currently enforceable legal right to offset the recognized amounts; and
●	There is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

The right of set-off:

●	Must not be contingent on a future event; and
●	Must be legally enforceable in all of the following circumstances:
(i)	the normal course of business;
(ii)	the event of default; and

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

(iii)	the event of insolvency or bankruptcy of the entity and all of the counterparties

The Group did not offset any financial assets and liabilities as at December 31, 2023 and 2022.

3.9.  Derivative financial instruments

The Company holds various derivative instruments issued as part of the acquisition of its investees (Note 16). Embedded derivatives are separated from the host contract and accounted for separately if the host contract is not a financial asset and certain criteria are met.

Derivatives are initially measured at fair value. Subsequent to initial recognition, derivatives are measured at fair value and changes therein are generally recognized in profit or loss.

The Company has not designated any of its derivatives as hedging instruments.

3.10. Cash and cash equivalents

Cash comprises cash at banks and in hand and short-term deposits with an original maturity of three months or less and are included as a component of cash and cash equivalents for the purpose of the consolidated statement of financial position and consolidated statement of cash flows.

3.11. Employee benefits

Wages and salaries paid to employees are recognized as expenses in the current year. The Group also accrues expenses for future vacation payments and short-term employee bonuses. The Group and its employees also contribute to various social insurance funds and funds of similar nature in the jurisdictions where the Group’s subsidiaries are located based on employees’ salaries.

Share based payment expenses relating to our employees are included in the same categories in the consolidated statement of profit or loss and other comprehensive income where the wages and salaries of corresponding employees are included. Share based payment expenses relating to key employees of the Group’s service providers are included in the same categories where the respective services are included.

3.12. Provisions

Provisions are recognized when the Group has a present legal or constructive obligation as a result of past events, such that it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Group expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

If the effect of discounting is material, provisions are determined by discounting the expected value of future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as an interest expense.

3.13. Income taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the reporting date.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Current income tax relating to items recognized in other comprehensive income is recognized in other comprehensive income.

Deferred income tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognized for the following temporary differences: the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss, and differences relating to investments in subsidiaries to the extent that it is probable that they will not reverse in the foreseeable future. In addition, deferred tax is not recognized for taxable temporary differences arising on the initial recognition of goodwill. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realized simultaneously.

A deferred tax asset is recognized for unused tax losses, tax credits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

3.14. Revenue from contracts with customers

We derive substantially all of our revenue from the sale of virtual items and advertising services associated with our online games in accordance with IFRS 15.

Revenue from contracts with customers is recognized when control of the goods or services is transferred to the customer at an amount that reflects the consideration to which the Group expects to be entitled in exchange for those goods or services. The Group has concluded that it is the principal in its revenue arrangements because it controls the goods and services before transferring them to the customer. Revenues and related expenses from services are recognized in the period when services are rendered, regardless of when payment is made. Contract price is allocated separately to each performance obligation based on observable stand-alone prices. There are generally no variable amounts affecting consideration at the moment such consideration is recognized. Consideration from customers does not have any non-cash component.

Online Games. We operate our games as live services that allow players to play for free. Our identified performance obligation is to display the virtual items within the game over the estimated playing period of the paying player or until it is consumed in game play based upon the nature of the virtual item. Revenue is recognized either at a point in time or over time depending on the nature of virtual item displayed. Payment is required at time of purchase and the purchase price is a fixed amount.

Our games are distributed through third-party platforms, such as the Apple App Store, Facebook, and Google Play (the “platforms”). Players can purchase our virtual items through various widely accepted payment methods offered in the games, including Apple iTunes accounts, Google Play accounts, Huawei and Facebook local currency payments. Payments from players for virtual items are non-refundable and relate to non-cancellable contracts that specify our obligations. Such payments are initially recorded as deferred revenue.

The transaction price which the Group collects from its consumers is equal to the gross amount we request to be charged to our player because we are the principal in the transaction. The related platform and payment processing fees are recorded as expense in the same period when the relevant revenue is recognized while the amount of the platform and payment processing fees, which relate to the deferred revenue, is recognized as deferred platform commission fees. Revenue is recognized net of taxes, such as VAT and sales tax. Taxes are normally withheld by platforms in accordance with local laws in relevant jurisdictions, and where the platform does not serve as a tax agent the Group uses estimates to determine related tax amounts.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Advertising. We have contractual relationships to display advertisements in our games. For all advertising arrangements, we are the principal and our performance obligation is to provide the inventory for advertisements to be displayed in our games.

The pricing and terms for all our advertising arrangements are governed by either a master contract or insertion order and generally stipulate payment terms as a specific number of days subsequent to the end of the month. The transaction price in advertising arrangements is generally the product of the number of advertising units delivered (e.g., impressions, offers completed, videos viewed, etc.) and the contractually agreed upon price per advertising unit.

For in-game display advertisements, in-game offers, engagement advertisements and other advertisements, our performance obligation is satisfied over the life of contract (i.e., over time), with revenue being accounted for using “as invoiced” practical expedient and recognized monthly using end-of-the month recognition approach.

Taxes Collected from Customers. As stated above we present our revenue net of taxes collected from customers and remitted to governmental authorities in our consolidated statement of profit or loss and other comprehensive income.

3.15. Platform commissions

Platforms retain platform commissions and fees on each purchase made by the paying players through the platform. As revenues from sales of virtual items to paying players through the platform are deferred, the related platform commissions and fees are also deferred on the consolidated statement of financial position. Platform commissions represent contract costs an entity incurs to obtain a contract to provide digital goods and services to customers. The entity recognises capitalised contract costs under IFRS 15, presenting them separately from contract assets and contract liabilities in the statement of financial position. Assets arising from costs to obtain a contract similar in nature to intangible assets, thus classified as non - current. The deferred platform commissions are recognized in the consolidated statement of profit or loss and other comprehensive income in the period in which the related sales of virtual items for which revenue have been initially deferred are recognized as revenue.

3.16. Recognition of interest income and interest expense

For all financial instruments measured at amortized cost, interest bearing financial assets classified as available for sale and financial instruments designated at fair value through profit or loss, interest income or expense is recorded using the EIR method. The EIR (and therefore, the amortized cost of the asset) is calculated by taking into account any discount or premium on acquisition, fees and costs that are an integral part of the EIR of the financial instrument.

Interest expense derived from borrowings attracted from various third parties including banks as part of financing arrangements is classified as interest expense. Cash disbursements of interest are included into interest paid in the consolidated statement of cash flows.

3.17. Share-based payments

Employees and contractors of the Group (providing services similar to employees) receive remuneration in the form of equity instruments (equity-settled transactions) in exchange for rendering services.

The cost of equity-settled transactions is recognized, together with a corresponding increase in other reserves in equity, over the period in which the performance and/or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The consolidated statement of profit or loss and other comprehensive income expense or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that period and is recognized in the relevant cost and expense categories.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The cost of cash-settled transactions is measured at fair value at the grant date using a relevant valuation model (for details see Note 30). The fair value is expensed over the period until the vesting date with recognition of a corresponding liability. The liability is remeasured to fair value at each reporting date up to, and including the settlement date.

When the terms of an equity-settled award are modified, the minimum expense recognized is the expense that would have been incurred had the terms not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

When an equity-settled award is cancelled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modification of the original award, as described in previous paragraph.

All of the components of share-based payments with a choice of settlement are treated as compound financial instrument, that includes both a liability and an equity component.

For each component the fair value of cash consideration is estimated first, and the fair value of equity component is estimated consequently.

3.18. Investment in associates

An associate is an entity over which the Group has significant influence and that is neither a subsidiary nor an interest in a joint venture. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

Interests in associates are included in these consolidated financial statements using the equity method of accounting, except when the investment is classified as held for sale, in which case it is accounted for under IFRS 5 Non-current Assets Held for Sale and Discontinued Operations. They are initially recognized at cost which includes transaction costs. Contingent consideration arising from the acquisition of an equity-accounted investee is initially recognized at fair value as part of the cost of acquisition and subsequently accounted for as follows: a) Contingent consideration classified as equity is not remeasured and should accounted for its settlement in equity, b) Contingent consideration classified as an asset or a liability is remeasured to fair value at each reporting date until the contingency is settled, with changes in fair value recognized in profit or loss.

An impairment assessment of investments in associates is performed when there is an indication that the asset has been impaired or the impairment losses recognized in prior years no longer exist.

Subsequent to initial recognition, the consolidated financial statements include the Group’s share of the profit or loss and OCI of equity-accounted investees, until the date on which significant influence ceases.

When the Group’s share of losses exceeds the carrying amount of the investment, the investment is reported at nil value and recognition of losses is discontinued except to the extent of the Group’s commitment.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

3.19. Transactions under common control

A common control transaction is any transfer of net assets or exchange of equity interests between entities or businesses that are under common control by an ultimate parent or controlling shareholder before and after the transaction. Common control transactions may have characteristics that are similar to business combinations but do not meet the requirements to be accounted for as business combinations because, from the perspective of the ultimate parent or controlling shareholder, there has not been a change in control over the acquiree. Due to the fact common control transactions do not result in a change in control at the ultimate parent or controlling shareholder level, the Company does not account for that at fair value. Rather, common control transactions are accounted for at the carrying amount of the net assets or equity interests transferred.

3.20. Share listing expense

In accounting for the SPAC transaction discussed in Note 30 we considered that in accordance with IFRS 2, the difference in the fair value of the consideration for the acquisition of an exchange listed SPAC entity that does not meet the definition of a business under IFRS 3 and the fair value of its identifiable net assets represented a service for listing of the Company and was accounted for as a share-based payment expense. The consideration for the acquisition of SPAC was determined using the fair values of the Company´s ordinary shares and public and private warrants as at the date of the transaction.

The consolidated financial statements reflect the substance of the transaction, which is that GDEV Inc. is the continuing entity. Nexters Global is deemed to have issued shares in exchange for the cash held by SPAC, together with the listing status of SPAC. However, the listing status does not qualify for recognition as an intangible asset, and therefore needs to be expensed in profit or loss.

4.   Accounting judgments, estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS Accounting Standards requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the reporting dates and the reported amounts of revenues and expenses during the reporting periods. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

Key areas of estimation uncertainty and critical judgments

Key judgments and estimates reflected in the Group’s financial statements include:

●	Revenue recognition: categorization of in-game purchases between durable and consumable and determination of their periods of usage.
●	Revenue recognition: estimation of the average playing period of our users and estimation of the remaining lifespan of the games.
●	Measurement of cost associated with share-based payments.
●	Uncertain tax positions - indirect taxes.
●	Classification and measurement of share warrant obligation.
●	Measurement of intangible assets recognized in business combination.
●	Measurement of the financial instruments issued as part of the investment in associates.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

●	Accounting for SPAC transaction.

In the process of applying the Group’s accounting policies, management has made the following judgments, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Revenue recognition

The approach to in-game purchases, consumable and durable items

The satisfaction of our performance obligation is dependent on the nature of the virtual item purchased and as a result, we categorize our virtual items as either consumable or durable.

●	Consumable virtual items represent items that can be consumed by a specific player action. They can, for example, instantly refill certain stats like mana or health points or be used to skip cooldowns. Common characteristics of consumable virtual items are that they are no longer displayed on the player’s game board after a short period of time (usually within few days since the date of purchase), do not provide the player any continuing benefit following consumption (they cannot be used to improve the character), and often enable a player to perform an in-game action immediately. For the sale of consumable virtual items, we recognize revenue at a point in time.
●	Durable virtual items represent items that enhance player’s character or game inventory set over a certain period of time (e.g. that increase player hero’s power in Hero Wars game or enhance an island’s buildings in our Island Experiment game). These items are accessible to the player over an extended period of time or can be exchanged or used for obtaining different items or levels in the games, which in turn are associated with the players character for an extended period of time (e.g. “stars” influencing the specific hero power in the game). Considering the complexity of the gameplay, great variety of in-game items and different behavioural patterns of players on different levels of character development, it is impracticable to estimate the useful life of in-game items. Therefore, we recognize the revenue from the sale of durable virtual items rateably over the average playing period of players for the applicable game (player’s lifespan), which represents our best estimate of the average life of the durable virtual item. We use this approach for substantially all of our revenue.

To separately account for consumable and durable virtual items, the Company specifically identifies each purchase for the majority of virtual items purchased in our games whether it relates to a durable or consumable item. The players may also purchase within the game virtual currencies which they may use in the future. For those purchases, the Company splits the amounts between consumable and durable items proportionately to the majority of distributed items and relying on expertise in resource content analysis of our games.

Estimate of players lifespan

Since January 1, 2020 we determine the estimated weighted average playing period of payers by game on a quarterly basis (on an annual basis in 2019), beginning at the time of a player’s first purchase in the respective game and ending on a date when that paying player is deemed to be no longer playing. To determine when paying players are no longer playing a given game, we analyse the entire population of payers who made in-game payments in the relevant periods and determine whether each payer is an active or inactive player as at the date of our analysis. To determine which payers are inactive, we analyse the dates that each payer last logged into that game. We determine a player to be inactive once they have reached a period of inactivity for which it is probable that they will not return to a specific game. We use judgment to set a minimum period of inactivity to distinguish between active users and those that are deemed inactive at the date of evaluation which is currently determined as 30 days after last login date for the majority of platforms/games. Based on the actual expired lifespans and projection for active players, we then project an average expected lifespan term of the population.

We use a statistical estimation model to arrive at the average playing period of the paying users for each platform. As at December 31, 2023, 2022 and 2021 player lifespan for Hero Wars averages 28, 28 and 25 months respectively.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The estimated player lifespan in our other games as at December 31, 2023, 2022 and 2021 averages 11 months, 14 months and 25 months respectively.

In our core game Hero Wars a significant portion of our revenues is produced by a relatively low percentage of our users, which pay substantially higher dollar amounts for in-game virtual items as compared to the average payment per user and tend to have substantially longer playing periods as compared with average playing periods for the entire population. Moreover, the average playing periods may differ substantially among different platforms, through which we distribute our games. To account for these aspects, we estimate the average playing periods separately for each platform as soon as we have the indicators that the average playing periods for a particular platform may differ from the average periods for other platforms and adjust the average playing periods by assigning greater weight to higher spending payers versus average payers in the population. We use the Kaplan-Meyer survival model to arrive at the average playing period of the paying users for each platform.

Key factors of estimation uncertainty

We expect that in future periods, there may be changes in the mix of consumable and durable virtual items offered and sold, reduced virtual item sales in certain existing games, changes in estimates of the average playing period of players and/or changes in our ability to make such estimates. When such changes occur, and in particular if more of our revenue in any period is derived from durable virtual items or the estimated average playing period of payers increases on average, the amount of revenue that we recognize in a current or future period may be reduced, perhaps significantly. Conversely, if the estimated average playing period of payers decreases on average, the amount of revenue that we recognize in a current or future period may be accelerated, perhaps significantly, and we would disclose the effects of such changes in our consolidated financial statements.

The length of the lifespan depends on the players’ behaviours which vary across different game titles and across different platforms, where lifespans for social and web platforms tend to be longer than for mobile platforms. The length of the lifespans may also depend on the maturity of the game title and our ability to allocate necessary financial and intellectual resources to implement relevant strategies for player attraction and retention.

When a new game is launched and only a limited period of payer data is available for our analysis, then we need to consider other factors to determine the estimated average playing period of payers, such as the estimated average playing period of payers for our other game titles with similar characteristics and review of externally available information, including industry peers.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in proportion between durable and consumable items and to change in estimated player’s lifespan. Below is the analysis of sensitivity to these parameters:

●	While other parameters remain constant, an increase/decrease of the share of durable items in total payments by 10% would decrease/increase reported revenues for 2023 and respectively increase/decrease deferred revenue balance as at December 31, 2023 by 21,483.
●	While other parameters remain constant, an increase/decrease of the share of consumable items in total payments by 10% would increase/decrease reported revenues for 2023 and respectively decrease/increase deferred revenue balance as at December 31, 2023 by 6,258.
●	While other parameters remain constant, an increase in the estimated lifespans applied in 2023 by 10% would decrease reported revenues for 2023 and respectively increase deferred revenue balance as at December 31, 2023 by 31,057.
●	While other parameters remain constant, a decrease in the estimated lifespans applied in 2023 by 10% would increase reported revenues for 2023 and respectively decrease deferred revenue balance as at December 31, 2023 by 33,782.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Measurement of cost associated with share-based payments

Share-based payments included expenses incurred under share options granted in 2021 and earlier. See also Note 30 below for more details.

Management estimates the fair value of certain share options at the date of grant using the Black-Scholes-Merton pricing model. The fair value of complex share options granted in 2019 was calculated as fair value of 100% share capital of Company (Equity Value – “EV”) at grant date adjusted for the discount for lack of marketability (DLOM) and multiplied by the respective share of ownership of the respective tranche. The EV was estimated based on comparable companies’ EV/OCI multiples. Monte-Carlo Simulation method was used to estimate the probability of meeting the non-market performance conditions, which was used for determination of the number of instruments expected to vest.

The amount of expense is sensitive to the number of awards, which are expected to vest, taking into account estimated forfeitures. Below is the discussion of each of these estimates:

Assumptions used in Black-Scholes-Merton model

Expected life

The Company does not have sufficiently long history to determine the time the option holders will hold the options. Therefore, for the options granted in 2019 and earlier the Company used the expected term as the contractual term of each option tranche for stock option plan. For the options granted in 2020 the Company determined the expected term based on the expected dates of certain events, which influence the vesting of the options. For the options granted in 2021 the Company determined the expected term based on the average of vesting and expiration dates.

Expected volatility

Since the Company’s shares have a short trading history, there is no extensive data on the Company’s share price volatility. The volatility for options valuation was defined based on the historical volatility of comparable public companies in a similar industry over a period, which approximates the expected life of option tranches.

Risk-free interest rates

Risk-free interest rates are based on the implied yield available in the US treasury bonds at the date of valuation with a remaining term approximating the expected life of the option award being valued.

Expected dividend yield

The Group set a dividend yield based on historical payout and management’s best expectation for dividends distribution.

Fair value of the underlying shares

The fair value of the underlying shares at the dates before the Transaction was estimated on the basis of valuations of the Company’s peer group multiples and, at the dates close to the Transaction at the anticipated share price in the Transaction, adjusted for the lack of marketability of the Company’s shares if required. The peer group companies were determined based on several factors including, but not limited to industry (primarily gaming companies), similar size and availability of the financial information.

The fair value of the Company’s underlying shares after the Transaction was determined based on their quoted market price at the grant date.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Estimated forfeitures

Management used a forfeiture rate of zero as there is no a low level of attrition among key personnel and management at the dates of share option grants. Subsequently, if the actual forfeiture rate is higher, the actual amount of related expense will be lower.

Assumptions used in Monte-Carlo simulation

Vesting of the complex options granted in 2019 was tied to reaching certain net income targets. Estimated future net income is determined using an expected equity value and Price/Earnings multiple based on peer historical data. Expected equity value is modelled using Monte-Carlo simulation based on the assumptions of price change in line with Geometric Brownian Motion (GBM). The model runs simulations to define the equity value for the given contractual term, based on input parameters (see below). Based on simulation results target net income is defined through a proxy indicator (net income to equity value based on peer historical data). The expected payout is calculated based on results of future net income estimation and performance condition for each simulation separately. The proportionate share of all dividends distributed during the option’s exercise period are included in the total payout calculation. The amount of simulations performed were 10,000.

The assumptions used to setup the model are as follows:

●	The relation of net income to equity value is defined through proxy EV/EBITDA multiple;
●	Dividends accrued and paid are continuous;
●	Risk-free return rate is continuous;
●	Equity value is modelled through GBM and risk-neutral valuation.

Dividend protection feature

The dividend protection feature included into certain option agreements is accrued if it considered likely to be affected based on the management’s best estimate as of the reporting date.

Accounting treatment of share-based payments where the Group has a choice to settle in cash or equity

The Group determines the accounting treatment of the options based on whether the Group has a present obligation to settle in cash or equity.

Modifications may sometimes alter the manner of settlement; as a result, a share-based payment that was classified as equity settled at grant-date may be modified to become cash-settled, or vice versa. The modification-date fair value of the original share-based payment may increase, decrease or remain equal compared with its grant-date fair value. In addition, the terms of the modified share-based payment may grant incremental fair value to its recipient.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Change from cash-settled to equity-settled arising from modification

A change from cash-settled to equity-settled arising from a modification would occur if, for example, a new equity-settled share-based payment arrangement is identified as a replacement of a cash-settled share-based payment arrangement. At the modification date the Group:

– derecognizes the liability for the cash-settled share-based payment;

– measures the equity-settled share-based payment at its fair value as at the modification date and recognizes in equity that fair value to the extent that the services have been rendered up to that date; and

– immediately recognizes in profit or loss the difference between the carrying amount of the liability and the amount recognized in equity.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in volatility. Below is the analysis of sensitivity to this parameter:

●	While other parameters remain constant, an increase of volatility by 10% would increase the fair value of share-based payments reserve as at December 31, 2023 by 137.
●	While other parameters remain constant, a decrease of volatility by 10% would decrease the fair value of share-based payments reserve as at December 31, 2023 by 140.

Another key assumption is a risk-free rate that is derived from the Bloomberg system applied without modifications, below is the analysis of sensitivity to this parameter:

●	While other parameters remain constant, an increase of risk-free rate by 10% would increase the fair value of share-based payments reserve as at December 31, 2023 by 10.
●	While other parameters remain constant, a decrease of risk-free rate by 10% would decrease the fair value of share-based payments reserve as at December 31, 2023 by 10.

Uncertain tax positions - indirect taxes

Accounting for the tax uncertainties involves a significant judgment in respect of both assessment of the likelihood of the realization of the tax uncertainties and estimation uncertainty in their quantification/measurement.

The Group disclosed possible and accrued probable risks in respect of non-income tax uncertain tax positions. Management estimates the amount of risk based on its interpretation of the relevant legislation, in accordance with the current industry practice and in conformity with its assessment of the likelihood, which require considerable judgment (Note 21).

Classification and measurement of share warrant obligation

Upon completion of the Transaction on August 26, 2021, each outstanding warrant to purchase Kismet’s ordinary shares was converted into a warrant to acquire one ordinary share of the Company, at a price of US$ 11.50 per share. A total of 20,250,000 Kismet warrants were converted into 20,249,993 warrants of the Company, 13,499,993 of which are public and 6,750,000 of which are private.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Company accounts for the warrants in its financial statements as a liability in accordance with IAS 32 - Financial Instruments: Presentation and IFRS 9 - Financial Instruments, based on the fact the fixed-for-fixed criteria is not met. This is due to the fact that investors can exercise their warrants on a cashless basis according to make-whole table, where warrants are exchanged into a fractional number of shares depending on the stock price at time of redemption and remaining time to warrant expiration. The warrants are initially recorded at fair value and then remeasured at each reporting date until exercised or expired, with any change in fair value to be recognized in profit or loss within the line Change in fair value of share warrant obligation and other financial instruments.

Management used the Monte Carlo simulations to determine the value of the Private and Public warrants as at December 31, 2022 due to the fact that the trading of the Company’s warrants was suspended as of December 31, 2022 as the market price was not available as at December 31, 2022, while for the purpose of estimating fair value of Private and Public Warrants as at December 31, 2023 management used traded market price observed at NASDAQ as at December 31, 2023 as the trading of the Company’s warrants had resumed on the March 16, 2023 (see Note 22).

The valuation method used as at December 31, 2022 where the Company used Monte-Carlo simulation included the following input parameters:

●	Implied multiples were calculated using the last quoted share price before the trading halt was introduced to estimate a discount/(premium) to median multiples of peer group (30% for EV/Bookings and 2% for EV/EBITDA);
●	Median EV/Bookings and EV/EBITDA multiples of peer group were calculated as at the reporting date;
●	Discounts/(premiums) from the multiples calculated in the first step were applied to estimate our multiples as at the reporting date.

The valuation method used as at December 31, 2023 was based on the quoted market price. Both types of warrants were valued this way due to the reasons discussed below (see Note 22).

Measurement of the financial instruments issued as part of the investments in associates

Significant judgment is required in measurement of the fair value of the financial instruments related to the investments in equity-accounted associates during the current reporting period, which included contingent consideration (sellers and founders earn-outs), call and put options of GDEV Inc. and respective shareholders as per shareholders’ and share purchase agreements and conversion option for the loan issued to Castcrown Ltd.

Fair value of the mentioned financial instruments considers the likelihood of achievement by the associates of performance targets such as those in respect of Net bookings and EBITDA over certain agreed periods of time. In order to estimate achievement of such performance targets management utilized Monte-Carlo simulations over the agreed periods and projected various outcomes for each performance target based on the underlying management assumptions of the investees’ future business growth. Management determined the fair values of the financial instruments based on outputs provided by those Monte-Carlo simulations.

In order to determine the fair value of the financial instruments (see Note 3 and 16) management applied the following assumptions:

●	Target pay back of 365 days on marketing investments in customer acquisition (i.e. the period over which we expect to recover marketing expenses made) applied to the projected periods. This assumption is based on the historical effectiveness of marketing expenses for Hero Wars game and the adjustment applied by management related to uncertainty of the games being new.
●	Discount rate based on risk-free rate of 4.01%.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

●	Valuation of investees as at December 31, 2023 was based on forward multiples of Enterprise Value to Net bookings of 1.18 and Enterprise Value to Investor’s consolidated Segment Management EBITDA of 4.77 based on publicly traded peers from gaming industry, while as at December 31, 2022 the valuation was performed based on historical multiples.
●	Assumption of Standard deviation (Sigma parameter of GBM distribution) of marketing expenditure incurred in order to generate bookings over the projected period of time with bookings benchmarked against historic performance of the same genre games in the gaming industry and implying certain Failure rate for such games.

Due to the fact that stochastic generated marketing costs are mainly dependent from sigma parameter of GBM distribution, sigma was used in sensitivity tests to determine change in fair value of financial instruments with the change of marketing costs.

The analysis of sensitivity to the key parameters of financial models in MX Capital Ltd and Castcrown Ltd listed above shows that there is no reasonably possible change in the key parameters that would materially change the fair value of the relevant financial instruments.

The Group measures financial instruments, such as derivatives at fair value at each reporting date. In addition, fair values of financial instruments measured at amortized cost are disclosed in Note 29.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value measurement is based on the presumption that the transaction to sell the asset or transfer the liability takes place either, a) in the principal market for the asset or the liability or b) in the absence of a principal market, in the most advantageous market for the asset or liability both being accessible by the Group. The fair value of an asset or a liability is measured using the assumptions that the market participants would use when pricing the asset or liability, assuming that the market participants act in their best economic interest. A fair value measurement of a non-financial asset takes into account the market participant’s ability to generate economic benefits by using the asset in its highest and best use or by selling it to another market participant that would use the asset in its highest and best use. The Group uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs.

The Group uses the following hierarchy for determining and disclosing the fair value of assets and liabilities by valuation technique:

●	Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.
●	Level 2: other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly.
●	Level 3: techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by reassessing categorization at the end of each reporting period (Note 29).

Measurement of the intangible assets recognized at acquisition

Management used the relief-from-royalty method under the income approach to measure the fair value of the intangible assets acquired as part of the acquisition of Cubic Games Studio Ltd relating to its game “Pixel Gun 3D”.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The relief-from-royalty method measures the fair value of intangible assets using assumptions about what would it cost for a market participant to use the acquired intangible asset if another entity owned it. This technique is appropriate only if the highest and best use of the asset is to use it actively in the market. As a result of owning the asset, a market participant is relieved from making royalty payments that might otherwise be required. This method includes assumptions about the stream of payments that would be required, usually in the form of royalties, to another party for the right to use the asset. The fair value of the intangible asset is measured as the discounted stream of payments from which the acquiring entity is relieved because it owns the asset.

Management believes that the ‘relief-from-royalty method’ is the most appropriate method for the valuation of the intangible assets, as it minimizes the unobservable inputs. The highest and best use of main game of Cubic Games Studio Ltd is to use it actively in the market and earn revenue from in-app purchases and advertising.

Accounting for the SPAC transaction

Accounting for the SPAC transaction is associated with a number of financial reporting considerations, which require significant management judgment.

Among other things, the determination of the accounting acquirer involves significant judgment and is important, as it has an impact on the accounting and financial statement presentation, which can differ significantly depending on which party is determined to be the accounting acquirer.

For a transaction in which the former shareholders of a non-listed operating entity (the target) become the majority shareholders of the combined entity by exchanging their shares for new shares of a listed non-trading company (the SPAC), it is appropriate to apply the IFRS 3 guidance for reverse acquisitions by analogy. The Transaction is effected partially by transferring cash and partially by exchanging shares. Neither a single shareholder of SPAC nor an organised group of shareholders has obtained unilateral control over the combined group. In addition, the transaction is not effected primarily by transferring cash. Therefore, determination of the acquirer should be made by applying paragraphs B14-B18 of IFRS 3.

Paragraph B15 (a) of IFRS 3 suggests that GDEV Inc. should be determined as the accounting acquirer as the former owners of Nexters Global Ltd, as a group, obtain the largest portion of the voting rights in the combined entity. In addition, paragraphs B15 (c) and (d) of IFRS 3 also indicate that GDEV Inc. should be determined as the accounting acquirer as the former owners of Nexters Global Ltd have the ability to elect, appoint or remove a majority of the members of the governing body of the combined entity and, as a result of the transaction, former management of Nexters Global Ltd dominates the management of the combined entity. Therefore, it is appropriate to identify GDEV Inc. as the accounting acquirer.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

As the target is determined to be the accounting acquirer and the SPAC is not a business under IFRS 3, the transaction is not accounted for as a business combination and the financial statements of the combined entity represent the continuation of the pre-acquisition financial statements of the target. IFRS 3 has no clear guidance on how the transaction is accounted for when the accounting acquiree is not a business. It cannot be accounted for as an acquisition of the target by the SPAC under IFRS 3 as the SPAC has not been identified as the accounting acquirer, based on the guidance in the standard.

Instead, we determined that the Transaction would be most appropriately accounted for as a share-based payment transaction under IFRS 2, whereby GDEV Inc. acquired the SPAC’s net assets together with its listing status in exchange for a deemed issue of its shares. Also, based on that Standard for equity-settled share-based payments, an entity measures the goods or services received, and the corresponding increase in equity, directly at the fair value of the goods or services received. If the entity cannot estimate reliably the fair value of the goods and services received, the entity measures the amounts, indirectly, by reference to the fair value of the equity instruments issued. For transactions with non-employees, IFRS 2 presumes that the fair value of the goods and services received is more readily determinable. This suggests that the increase in equity is based on the fair value of the cash and the fair value of the listing status.

However, as the fair value of the listing status cannot be reliably estimated, the increase in equity is measured by reference to the fair value of the shares that are deemed to have been issued.

As the listed non-trading entity is not a business, the transaction is not a business combination, but a share-based payment transaction which is accounted for in accordance with IFRS 2. Any difference in the fair value of the shares deemed to have been issued by the accounting acquirer and the fair value of the accounting acquiree’s identifiable net assets represents a service received by the accounting acquirer. Regardless of the level of monetary or non-monetary assets owned by the non-listed operating entity, the entire difference should be considered to be payment for the service of obtaining a stock exchange listing for its shares and no amount should be considered a cost of raising capital, i.e. the whole amount was expensed to profit or loss.

Other areas of estimation uncertainty and judgments

Other judgments and estimates reflected in the Group’s financial statements include, but are not limited to:

●	Recoverability of deferred tax assets.
●	ECL measurement.
●	Fair value of loan receivable (refer to Measurement of the financial instruments issued as part of the investments in associates).
●	Software development costs and recognition of internally built software.
●	Impairment of non-financial assets.

In the process of applying the Group’s accounting policies, management has made the following judgments, which have the most significant effect on the amounts recognized in the consolidated financial statements. Actual results could materially differ from those estimates.

Recoverability of deferred tax assets

The utilization of deferred tax assets will depend on whether it is probable to generate sufficient taxable income against which the deductible temporary differences can be utilized. Various factors are used to assess the probability of the future utilization of deferred tax assets, including past operating results, operational plans, expiration of tax losses carried forward, and tax planning strategies.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

ECL measurement

The Group records an allowance for ECLs for all receivables and other debt financial assets not held at fair value through profit or loss (“FVTPL”). The ECL allowance is based on the credit losses expected to arise over the life of the asset (the lifetime expected credit loss or LTECL) for Trade and other receivables. The LTECL is also used for other financial assets, unless there has been no significant increase in credit risk since origination, in which case, the allowance is based on the 12 months’ expected credit loss (12-month ECL). The 12-month ECL is the portion of LTECL that represent the ECLs that result from default events on a financial instrument that are expected within the 12 months after the reporting date. Both LTECL and 12-month ECL are calculated on either an individual basis or a collective basis, depending on the nature of the underlying portfolio of financial instruments.

ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows that the Group expects to receive. The shortfall is then discounted at an approximation to the asset’s original effective interest rate. The mechanics of the ECL’s key elements’ calculations are outlined below:

●	PD: The Probability of Default is an estimate of the likelihood of default over a given time horizon. A default may only happen at a certain time over the assessed period, if the facility has not been previously derecognized and is still in the portfolio.
●	EAD: The Exposure at Default is an estimate of the exposure at a future default date, taking into account expected changes in the exposure after the reporting date, including repayments of principal and interest, whether scheduled by contract or otherwise, expected drawdowns on committed facilities, and accrued interest from missed payments.
●	LGD: The Loss Given Default is an estimate of the loss arising in the case where a default occurs at a given time. It is based on the difference between the contractual cash flows due and those that the lender would expect to receive, including from the realization of any collateral. It is usually expressed as a percentage of the EAD.

The Group has established a policy to perform an assessment, at the end of each reporting period, of whether a financial instrument’s credit risk has increased significantly since initial recognition, by considering the change in the risk of default occurring over the remaining life of the financial instrument.

In all cases, the Group considers that there has been a significant increase in credit risk when contractual payments are more than 30 days past due. The Group considers a financial asset in default when contractual payment are 90 days past due. However, in certain cases, the Group may also consider a financial asset to be in default when internal or external information indicates that the Group is unlikely to receive the outstanding contractual amounts in full before taking into account any credit enhancements held by the Group.

Software development costs

Our development teams, which develop the online games, follow an agile development process, whereas the preliminary project stage remains ongoing until just prior to worldwide launch of the game, at which time final feature selection occurs. As such, the development costs in respect of online games are expensed as incurred in our consolidated statement of profit or loss and other comprehensive income. We did not capitalize any online games development costs during the years ended December 31, 2023, 2022 and 2021, except for those acquired in the business combination.

Development expenditures in respect of the software for the internal use are recognized as an intangible asset when the Group can demonstrate the technical and commercial feasibility of completing the intangible asset so that it will be available for use or sale, its intention to complete and its ability to use or sell the asset, how the asset will generate future economic benefits, the availability of resources to complete the asset and the ability to measure reliably the expenditure during development. We did not capitalize any software development costs during the years ended December 31, 2023, 2022 and 2021.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Impairment on non-financial assets

Impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs of disposal and its value in use. The fair value less costs of disposal calculation is based on available data from binding transactions, conducted at arm’s length, for similar assets or observable market prices less incremental costs of disposing of the asset. The value in use calculation is based on a DCF model. The cash flows are derived from the forecasts for the next five years and do not include restructuring activities that the Group is not yet committed to or significant future investments that will enhance the performance of the assets of the CGU being tested. The recoverable amount is sensitive to the discount rate used for the DCF model as well as the expected future cash-inflows and the growth rate used for extrapolation purposes. These estimates are most relevant to goodwill recognized by the Group. The key assumptions used to determine the recoverable amount for the different CGUs are disclosed and further explained in Note 15.

5.   Segment reporting

A.Basis for segmentation

The Group operates through four operating segments, which are Nexters Global Ltd, Cubic Games Studio Ltd, MX Capital Ltd and Castcrown Ltd, while last three of them are not considered to be reportable segments based on the criteria (quantitative thresholds) of IFRS 8. The financial information reviewed by our Chief Operating Decision Maker, which is our Board of Directors, is included within the operating segments mentioned above for purposes of allocating resources and evaluating financial performance.

The following summary describes the operations of the reportable segment:

Reportable segments	Operations
Nexters Global Ltd	Game development and publishing

B.Information about reportable segments

Information related to the reportable segment is set out below. Segment management EBITDA is used to measure performance because management believes that this information is the most relevant in evaluating the results of the respective segments relative to the segments that operate in the same Group and is regularly reviwed by our Chief Operating Decision Maker.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Company defines Management EBITDA as the net income/loss before income tax as presented in the Group's consolidated financial statements in accordance with IFRS, adjusted to exclude (i) goodwill and investments in equity accounted associates' impairment, (ii) finance income and expenses, (iii) share of loss of equity-accounted associates, (iv) depreciation and amortization, (v) share-based payments expenses, (vi) net effect from recognition of deferred net revenues, (vii) impairment loss on of trade receivables and loan receivables, (viii) change in fair value of share warrant obligations and other financial instruments and (ix) certain non-cash or other special items that we do not consider indicative of our ongoing operating performance.

For the year ended December 31, 2023	Nexters Global Ltd	All other segments	Total
Segment revenue	447,148	17,401	464,549
Segment Management EBITDA	43,975	(15,670)	28,305

For the year ended December 31, 2022	Nexters Global Ltd	All other segments	Total
Segment revenue	432,658	16,788	449,446
Segment Management EBITDA	138,647	(25,504)	113,143

2021	Nexters Global Ltd	All other segments	Total
Segment revenues	434,094	—	434,094
Segment management EBITDA	113,349	—	113,349

C.Reconciliation of information on reportable segment to the amounts reported in the financial statements

	For the year ended	For the year ended	For the year ended
	December 31, 2023	December 31, 2022	December 31, 2021
Profit before income tax
Management EBITDA for reportable segments	43,975	138,647	113,349
Management EBITDA for other segments	(15,670)	(25,504)	—
Net effect from recognition of deferred net revenues	22,231	8,391	(100,953)
Depreciation and amortization	(6,276)	(6,901)	(2,540)
Finance income	5,248	1,868	79
Finance expenses	(4,047)	(2,191)	(3,220)
Share-based payments expense	(2,032)	(3,751)	(3,761)
Share listing expense	—	—	(125,438)
NASDAQ related non-recurring expenses	—	—	(3,811)
Impairment loss on trade receivables and loans receivable	(5,919)	(29,987)	(102)
Change in fair value of share warrant obligation and other financial instruments	10,946	2,767	10,080
Impairment loss on Intangible assets	—	(547)	—
Goodwill and investments in equity accounted associates impairment	—	(62,828)	—
Share of loss of equity-accounted associates	(515)	(10,121)	—
Other operating income	2,053	1,327	—
Consolidated profit/(loss) before income tax	49,994	11,170	(116,317)

We disclose the geographical distribution of our revenue in Note 7. We do not have the ability to track revenue deferral on a by-country basis therefore we applied average deferral rate to in-game purchases disaggregated by geography.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Non-current assets excluding financial instruments and deferred taxes by geography are presented below:

December 31, 2023	Cyprus	Armenia	Kazakhstan	Spain	Total
Property and equipment	991	91	64	—	1,146
Right-of-use assets	2,667	253	—	—	2,920
Intangible assets	8,449	21	6	—	8,476
Goodwill	1,836	—	—	—	1,836
Long-term deferred platform commission fees	73,996	—	—	—	73,996
	87,939	365	70	—	88,374

December 31, 2022	Cyprus	Armenia	Kazakhstan	Spain	Total
Property and equipment	672	67	46	1	786
Right-of-use assets	1,298	164	—	—	1,462
Intangible assets	12,959	17	1	—	12,977
Goodwill	1,836	—	—	—	1,836
Long-term deferred platform commission fees	94,682	—	—	—	94,682
Loans receivable - non-current	3,317	—	—	—	3,317
	114,764	248	47	1	115,060

6.   Earnings/(loss) per share

Basic earnings/(loss) per share amounts are calculated by dividing profit/(loss) for the period net of tax attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period.

Diluted earnings/(loss) per share amounts are calculated by dividing the net profit/(loss) for the period net of tax attributable to ordinary equity holders of the parent by the weighted average number of ordinary shares outstanding during the period plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The following reflects the earnings/(loss) and number of shares used in basic and diluted loss per share computations for the years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Profit/(loss) for the year net of tax attributable to ordinary equity holders of the parent for basic earnings	46,115	7,303	(117,455)

Weighted average number of ordinary shares for basic earnings per share	197,396,864	197,971,371	183,521,938
Weighted average number of ordinary shares for diluted earnings per share	200,312,250	197,971,371	183,521,938

Earnings per share:
Earnings/(loss) attributable to ordinary equity holders of the parent, US$ - basic	0.23	0.04	(0.64)
Earnings/(loss) attributable to ordinary equity holders of the parent, US$ - diluted	0.23	0.04	(0.64)

The Company applies guidance on retrospective adjustments in IAS 33 to reflect the impact of the Transaction on the earnings per share calculation. The number of shares prior to the Transaction was determined as the number of shares of Nexters Global Ltd multiplied by the ratio of the GDEV Inc. shares issued to the Nexters Global Ltd shareholders upon the Transaction to the Nexters Global Ltd shares prior to the Transaction.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Company does not consider the effect of the warrants sold in the Initial Public Offering and private placement in the calculation of diluted loss per share, since they do not have a dilutive effect as at the reporting date as they are out of the money. Deferred exchange shares are also not considered by the Company in calculation of the basic and diluted earnings per share, as the instrument is neither vested at the reporting date nor would have been vested if the reporting date was the end of the contingent period, due to the fact that the vesting conditions in relation to the entire number of 20,000,000 deferred exchange shares were not met at the reporting date.

The reconciliations of the weighted-average numbers of ordinary shares for basic and diluted earnings per share for each of the years ended December 31, 2021, 2022 and 2023 are presented below:

	2023	2022	2021
Weighted-average number of ordinary shares (basic) at 31 December	197,396,864	197,971,371	183,521,938
Effect of issue of ordinary shares related to Cubic Games Ltd put option	878,969	—	—
Effect of share options to be issued	2,036,417	—	—
Weighted-average number of ordinary shares (diluted) at 31 December	200,312,250	197,971,371	183,521,938

7.   Revenue

The following table summarizes revenue from contracts with customers for the years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
In-game purchases	434,326	459,660	406,594
Advertising	30,223	20,028	27,500
Total	464,549	479,688	434,094

The following table sets forth revenue disaggregated based on geographical location of our payers:

	2023	2022	2021
US	163,818	160,314	136,570
Europe	117,183	101,320	93,620
Asia	111,123	124,322	106,404
Other	72,425	93,732	97,500
Total	464,549	479,688	434,094

90% of the Group’s total revenues for the year December 31, 2023 was generated by Hero Wars game title (96% - for the year ended December 31, 2022 and 99% for the year ended December 31, 2021). Of our total revenues, 348,032 (Note 26) is revenue recognized over a period of time and remaining revenue concerns revenue recognized at a point in time. During the years ended December 31, 2023, 2022 and 2021 no individual end customer accounted for more than 10% of our revenues.

8.   Acquisition and disposal of subsidiaries in Russia

On February 3, 2021, Nexters Global Ltd acquired 100% of the voting shares in Nexters Online LLC and Nexters Studio LLC, two Russian game development studios, for the total consideration of 1,247 (RUB 93 million). The consideration was fully paid in cash. The Company’s management considers the acquisition of the product development team as a primary business purpose of the transactions. The acquisitions have been accounted for using the acquisition method. The consolidated financial statements include the results of the companies for the eleven-month period from the acquisition date in 2021 and the nine-month period until the disposal in 2022.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

On December 9, 2021, Nexters Global Ltd acquired 70% of the voting shares in Game Positive LLC, a company registered in accordance with the laws of the Russian Federation, for the total consideration of 1. The consideration was fully paid in cash. The Company’s management considers the acquisition of the product development team as a primary business purpose of the deal. The acquisition has been accounted for using the acquisition method. The consolidated financial statements include the results of the company for the period from the acquisition date.

The fair values of the identifiable assets and liabilities of all the acquired companies as at the date of acquisition were:

				Fair value recognized
	Fair value recognized on	Fair value recognized on	Fair value recognized on	on acquisition,
	acquisition, February 3, 2021,	acquisition, February 3,	acquisition, April 5, 2021,	December 9, 2021,
	Nexters Studio LLC	2021, Nexters Online LLC	NHW Ltd	Game Positive LLC
Assets
Property and equipment	390	85	—	71
Intangible assets	38	14	—	—
Right-of-use assets	1,164	395	—	—
Trade and other receivables	656	80	15	48
Other assets	91	27	—	59
Cash and cash equivalents	26	4	1	82
Prepaid tax	28	—	—	12
	2,393	605	16	272
Liabilities
Deferred tax liability	(4)	(16)	—	—
Lease liabilities - current	(1,164)	(395)	—	—
Trade and other payables	(1,415)	(218)	—	(159)
Tax liability	—	(4)	—	—
	(2,583)	(633)	—	(159)
Total identifiable net assets at fair value	(190)	(28)	16	113
Goodwill gain on bargain purchase	1,274	191	8	(79)
NCI	—	—	—	(33)
Purchase consideration transferred	1,084	163	24	1

Goodwill recognized in the amount of 1,501 (1,473 goodwill as at the dates of acquisitions and 28 of translation reserve as at December 31, 2021) is attributable primarily to the expected synergies and was assigned to the CGU Nexters Global, which was the only CGU at the time of the acquisition. The acquisition of Game Positive LLC resulted in a gain on bargain purchase as the fair value of assets acquired and liabilities assumed exceeded the total of fair value of consideration paid and the proportionate value of non-controlling interest by 79. The Group recognized the amount as a gain which was reflected in Other income within Net finance income. None of the goodwill is deductible for the income tax purposes. The Company did not recognize separately from the acquisitions any acquisition related costs.

Property and equipment of Nexters Studio LLC, Nexters Online LLC and Game Positive LLC (“Russian companies”) consist of office equipment purchased during 2020, so its fair value approximates its carrying amount.

At the date of the acquisition, the fair value of the trade and other receivables of Russian companies approximates its carrying amount due to the fact they are represented by short-term accounts receivable.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The companies’ trade and other payables amount mainly represent gross contractual amounts of the trade payables.

Nexters Global Ltd and Russian companies were parties to a pre-existing relationship, which should be accounted for separately from the business combination. No additional adjustment was made for the amount by which the contract is favorable or unfavorable from the perspective of the acquirer when compared with terms of current market transactions for the same or similar items, as the transactions comprising pre-existing relationship were executed on the market terms.

From the date of acquisition, Nexters Studio LLC, Nexters Online LLC, NHW Ltd and Game Positive LLC have contributed no revenue as prior to the acquisitions all revenues generated by the acquired businesses were from the provision of services to Nexters Global Ltd and they were eliminated on consolidation, and contributed 16,563, 2,219, 13 and 134 respectively to the net loss before tax from the continuing operations of the Group during 2021.

If the acquisition had taken place at the beginning of the year, consolidated revenue would have been unchanged for the reason described above at 434,094 and net loss from continuing operations for the year would have been 118,576 in 2021.

On July 12, 2022, the Company’s Board of Directors resolved to sell all its Russian subsidiaries to local management as part of the Group’s strategy to eliminate to a maximum extent possible the risks related to the Russian Federation.

Therefore the Group sold 100% shares in the charter capitals of the wholly owned subsidiaries Nexters Studio LLC, Nexters Online LLC and Lightmap LLC (see Note 15) and 70% shares in the charter capital of Game Positive LLC for the amounts not less than 200 thousand Russian rubles, 100 thousand Russian rubles, 100 thousand Russian rubles and 100 thousand Russian rubles, respectively.

The sale of Nexters Studio LLC, Nexters Online LLC and Game Positive LLC was completed on August 18, 2022 and the sale of Lightmap LLC on August 31, 2022 with the respective loss of 4,969.

No goodwill resulted from the acquisitions of the Russian subsidiaries was written-off a result of the sale as the Company expects to continue to benefit from the acquisition synergies, being the ability to use their workforce which was substantially relocated to the Group’s other companies.

9.   Game operation cost

Game operation cost consists of employee benefits expenses and technical support services. The following table summarizes game operation cost for the years ended December 31, 2023, 2022 and 2021.

	2023	2022	2021
Employee benefits expenses	(39,155)	(35,282)	(13,985)
Technical support services	(12,514)	(8,754)	(4,960)
	(51,669)	(44,036)	(18,945)

Technical support services mainly relate to maintenance and upgrades of the Group’s software applications provided by a third party and costs associated with hosting services.

10.  Selling and marketing expenses

The following table summarizes selling and marketing expenses for years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Advertising costs	(218,351)	(146,449)	(266,804)
Employee benefits expenses	(7,387)	(6,225)	(3,261)
	(225,738)	(152,674)	(270,065)

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

11.  General and administrative expenses

The following table summarizes general and administrative expenses for years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Employee benefits expenses	(16,763)	(16,815)	(10,497)
Professional fees	(6,171)	(5,777)	(7,457)
Loss on sale of subsidiaries	—	(4,969)	—
Insurance liability expense	(1,473)	(1,522)	(513)
Impairment of Intangible assets	—	(547)	—
Other operating expenses	(5,211)	(6,489)	(4,564)
	(29,618)	(36,119)	(23,031)

12.  Finance income and finance expenses

The following table summarizes financial income and expenses for years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Interest income under the effective interest method on:
- Debt securities - at amortised cost	2,536	222	—
- Debt securities - at FVOCI	68	13	—
- Loans receivable	1,403	1,404	—
- Bank deposits	10	—
Total interest income arising from financial assets	4,017	1,639	—
Dividend income:
- Equity securities at FVTPL	1,231	231	—
Financial assets at FVTPL - net change in fair value:
- Mandatorily measured at FVTPL - held for trading	—	17	—
Other income	—	(19)	79
Finance income - other	1,231	229	79
Financial assets at FVTPL - net change in fair value:
- Mandatorily measured at FVTPL - held for trading	(115)	—	—
Interest expense	(61)	(116)	(91)
Bank charges	(347)	(585)	(320)
Transaction cost	—	(104)	—
Unwinding of discount on the put option liability	(129)	(366)	—
Net foreign exchange loss	(3,395)	(1,020)	(2,809)
Finance expenses	(4,047)	(2,191)	(3,220)
Net finance expense	1,201	(323)	(3,141)

13.  Taxation

For the years ended December 31, 2023, 2022 and 2021 the Group recognized income tax expense in the amount of 3,879, 3,760 and 1,127 respectively.

The applicable tax rate used for reconciliation of the effective tax rate, below, is 12.5%, which is the tax rate enacted in Cyprus, the place where our revenue is mainly generated, at the end of the reporting period. The holding company is established in British Virgin Islands which have a zero-rated income tax regime.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

(a)Cyprus IP box regime

In 2012, the government of Cyprus introduced a regime applicable to Intellectual Property (IP) (the ‘Old IP Regime’). The provisions of the Old IP regime allow for an 80% deemed deduction on royalty income and capital gains upon disposal of IP, owned by Cypriot resident companies (net of any direct expenses and amortization amounts over a 5- year period), bringing the effective tax rate on eligible IP income down to 2.5%.

In 2016, the House of Representatives passed amendments to the Income Tax Law (the ‘New IP Regime’) in order to align the current Cyprus IP tax legislation with the provisions of Action 5 of the OECD’s Base Erosion and Profit Shifting (BEPS) project. The amendments apply retroactively, from July 1, 2016, but according to transitional arrangements, companies benefiting from the Old IP Regime could continue to apply its provisions until June 30, 2021, as long as the IP assets either generated income or their development was completed as at June 30, 2016. Therefore, the Group continued to benefit from the Old IP Regime up to June 30, 2021.

Starting from July 1, 2021, the Group applies the provisions of the New IP Regime, which are based on the nexus approach. According to the nexus approach, for an intangible asset to qualify for the benefits of the regime, there needs to be a direct link between the qualifying income and the qualifying expenses contributing to that income. An amount equal to 80% of the qualifying profits earned from qualifying intangible assets are excluded from the taxable profit and  and, as a result, the effective tax rate on eligible IP income can be as low as 2.5%.

Under both the Old and the New IP Regimes, in case a loss arises instead of profit, the amount of loss that can be set off is limited to 20%. The respective tax loss can be carried forward and utilized for the period of 5 years. Ending of the Old IP Box regime on June 30, 2021 and transition to the New IP Regime does not affect the amount of income tax recognized at December 31, 2023, nor is it expected to increase the Group’s future current tax charge significantly.

(b)Reconciliation of the effective tax rate

The reconciliation of the effective tax rate to a statutory tax rate is presented in a table below:

	2023	2022	2021
Profit/(loss) before income tax	49,994	11,170	(116,317)
Tax calculated at the applicable tax rate	(6,251)	(1,396)	14,545
Effect of different tax rates in other countries	(226)	146	82
Tax effect of expenses not deductible for tax purposes and non-taxable income	(1,356)	(15,004)	(14,665)
Tax effect of deductions under special tax regimes	5,472	11,620	169
Tax effect of tax losses brought forward	620	2,011	395
Tax effect of not recognised deferred tax asset regarding the loss carryforward	(620)	(372)	(637)
Overseas tax in excess of credit claim used during the period	(1,515)	(786)	(1,016)
Underprovision of prior year tax liability	(20)	—	—
Tax credits used	21	23	—
Special contribution for the defence fund	(4)	(2)	—
Income tax expense	(3,879)	(3,760)	(1,127)

Income tax liability as at the balance sheet date is 6,473 (4,250: as at December 31, 2022) and includes an amount of 677 recognized for certain tax uncertainties and risks regarding the determination of taxable income resulting from the acquisition of Cubic Games Studio Ltd.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

(c)Uncertainty over the income tax treatment and unrecognized deferred tax asset

Starting from January 1, 2019 the Group has changed its tax reporting principles, judgments and estimates in a few areas including, among others, revenue recognition for in-game purchases and software development costs, which resulted in a substantial amount of revenues related to in-game purchases made by Group’s consumers in 2019 being deferred to 2020 and beyond (see Note 26 for details), as well as software development costs being expensed as incurred. As a consequence, the Company’s major operating subsidiary has booked substantial tax losses in 2019, 2020 and 2021.

Tax losses may be carried forward for five years. Group companies may deduct losses against profits arising during the same tax year. As at December 31, 2023 the Group did not recognize a deferred tax asset of 25 resulting from the tax losses reported in 2021, because of the uncertainties regarding the Group’s ability to use the losses carried forward against the taxable profits in the future (as at December 31, 2022: 41, as at December 31, 2021: 1,527). Tax losses for which no deferred tax asset was recognized mainly expire in 2025 and 2026.

(d)Prepaid tax

Prepaid tax amount is represented by the overpaid corporate income tax by Nexters Global Ltd. As at December 31, 2023, the tax authorities were still examining the Company's tax accounts. On February 16, 2024, the tax examination was finalised and the refund was approved and used to offset the tax liability for the years 2022 and 2023.

14.  Property and equipment

	Computer	Furniture, fixtures
	hardware	and office equipment	Total
Cost
Balance at January 1, 2022	1,277	570	1,847
Additions	875	119	994
Acquisitions through business combinations	64	4	68
Disposals	(661)	(204)	(865)
Disposals through the sale of subsidiaries	(939)	(208)	(1,147)
Effect of foreign exchange rates	186	43	229
Balance at December 31, 2022	802	324	1,126

Depreciation
Balance at January 1, 2022	343	152	495
Depreciation for the period	424	99	523
Disposals	(318)	(92)	(410)
Disposals through the sale of subsidiaries	(303)	(41)	(344)
Effect of foreign exchange rates	68	8	76
Balance at December 31, 2022	214	126	340

Carrying amounts
Balance at December 31, 2022	588	197	786

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

	Computer	Furniture, fixtures
	hardware	and office equipment	Total
Cost
Balance at January 1, 2023	802	324	1,126
Additions	376	363	739
Disposals	(62)	(48)	(110)
Effect of foreign exchange rates	—	(1)	(1)
Balance at December 31, 2023	1,116	638	1,754

Depreciation
Balance at January 1, 2023	214	126	340
Depreciation for the year	239	72	311
Disposals	(28)	(15)	(43)
Balance at December 31, 2023	425	183	608

Carrying amounts
Balance at December 31, 2023	691	455	1,146

The amount of amortization is mostly attributable to the Game operation cost.

15.  Intangible assets and goodwill

Intangible assets

Reconciliation of carrying amount of Intangible assets is presented below:

	Computer	Licenses and
	software	IP rights	Total
Cost
Balance at January 1, 2022	775	386	1,161
Additions	17	47	64
Acquisitions through business combinations	26	17,638	17,664
Disposals through the sale	(26)	(449)	(475)
Effect of foreign exchange rates	3	15	18
Balance at December 31, 2022	795	17,637	18,432

Amortization
Balance at January 1, 2022	750	145	895
Amortization for the year	22	4,372	4,394
Impairment loss	—	547	547
Disposals through the sale	(10)	(355)	(365)
Effect of foreign exchange rates	—	(16)	(16)
Balance at December 31, 2022	762	4,693	5,455

Carrying amounts
Balance at December 31, 2022	33	12,944	12,977

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

	Computer	Licenses and
	software	IP rights	Total
Cost
Balance at January 1, 2023	795	17,637	18,432
Additions	14	2	16
Disposals	(5)	(1)	(6)
Effect of foreign exchange rates	(3)	2	(1)
Balance at December 31, 2023	801	17,640	18,441

Amortization
Balance at January 1, 2023	762	4,693	5,455
Amortization for the year	21	4,494	4,515
Effect of foreign exchange rates	(5)	—	(5)
Balance at December 31, 2023	778	9,187	9,965

Carrying amounts
Balance at December 31, 2023	23	8,453	8,476

Acquisition of intangibles in 2022 consists of the intangible assets acquired as part of the acquisition of Cubic Games Studio Ltd. The intangible assets acquired mainly include the assets related to its game “Pixel Gun” and were evaluated as discussed in Note 4 above. The respective intangible assets are amortized over a period of four years. The impairment attributable to intangible assets is accrued based on the CGU valuation as discussed below.

The amount of amortization is mostly attributable to the Game operation cost.

Business combinations and goodwill

A.Acquisition of game development studios

On January 25, 2022, Company’s Board of directors approved the acquisition of interest in three game development studios, aiming at accelerating the Group’s product growth strategy and enlarging its player base.

The Company acquired 100%, 100%, 48.8% and 49.5% of the issued share capital of Gracevale Ltd, Lightmap LLC, MX Capital Ltd, and Castcrown Ltd, respectively.

On January 27, 2022, the Company entered into a share purchase agreement to acquire 100% of the issued share capital of Gracevale Ltd, developer and publisher of PixelGun 3D mobile shooter title, for a total consideration of up to 70,000. The deal included a cash consideration of 55,517, consideration in the form of the Company’s equity of 3,158, and a deferred share consideration of 8,237. In parallel with the acquisition of Gracevale Ltd, the Company also acquired 100% of Lightmap LLC for an amount of 150, which was taking part in the maintenance and support of Pixel Gun 3D. The two transactions were fully executed on January 31, 2022. The deal is accounted for as business combinations based on the provisions of IFRS 3. Gracevale Ltd was renamed to Cubic Games Studio Ltd on March 30, 2022.

Based on the Share Purchase Agreement at the date of acquisition the sellers received the option to require GDEV Inc. to acquire back the Company’s shares issued or to be issued to the seller as part of the acquisition for a price of US$ 10.00 per share. There are two scenarios when the option becomes exercisable:

- the first scenario is when the shares are ineligible for sale on Nasdaq in one year from the date of allotment of such shares;

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

- the second scenario represents a general right of the sellers to sell their outstanding consideration shares to GDEV Inc. no later than two years from the acquisition date.

The option is recognized on the acquisition date in the amount of 13,499 in the line Put option liability in this consolidated statement of financial position calculated as the present value of the redemption amount of the share consideration discounted using the Company’s incremental borrowing rate of 3%. The unwinding of the discount from the acquisition date until December 31, 2022 amounted to 366. Additional discount was accrued during the 2023 in amount of 129.

Acquisitions completed in 2021 are described in Note 8.

B.Consideration transferred

The following table summarises the acquisition-date fair value of each major class of consideration transferred.

Consideration transferred
Cash	55,667
Share consideration	3,158
Deferred share consideration	8,237
Total fair value of consideration	67,062

Cubic Games Studio Ltd and Lightmap LLC were treated as one integrated business under common control for the acquisition made as in substance they represent a unique business chain. Lightmap LLC was liquidated.

Share consideration and deferred share consideration fair value were determined using the number of the shares stated in the share purchase agreement multiplied by the share price of GDEV Inc. as at the date of acquisition, which is US$ 7.97.

The difference between the fair values of share consideration and put option of the sellers of Cubic Games Studio Ltd of 2,103 is reflected in the consolidated statement of changes in equity in the line “Issue of ordinary shares related to business combination”.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

C.Fair value of the assets acquired and liabilities assumed

The fair values of the identifiable assets and liabilities of Cubic Games Studio Ltd (Lightmap LLC did not have any material assets or liabilities) as at the date of acquisition were:

Fair value recognized on acquisition,
January 31, 2022, Cubic Games Studio Ltd
Assets
Property and equipment	68
Intangible assets (Note 4)	17,664
Right-of-use assets	230
Indemnification asset	3,159
Trade and other receivables	2,668
Cash and cash equivalents	1,555
Prepaid tax	260
25,604
Liabilities
Lease liabilities	(230)
Trade and other payables	(2,160)
Provisions for non-income tax risks (Note 21)	(1,381)
Tax liability (Note 21)	(1,721)
(5,492)
Total identifiable net assets at fair value	20,112
Goodwill arising on acquisition	46,950
NCI	—
Purchase consideration transferred	67,062

The Group recognized certain tax uncertainties and risks regarding the determination of taxable income, tax positions, and the calculation of tax liabilities resulting from the acquisition of Cubic Games Studio Ltd. The Group considered a range of possible outcomes and probability-weighted amounts associated with the tax risks to determine the expected value of the recognized tax risks in the amount of 1,662.

The Group also recognized a liability in respect of Cubic Games Studio Ltd of 1,497 in relation to indirect taxes (VAT and withholding/sale taxes), as it considered that there is a present obligation as a result of past events with the probable outflow of resources. The Company recognized the indemnification asset in the amount equal the total liability of the mentioned risks, as such indemnification was provided in the share purchase agreement.

As at December 31, 2022 the amount of the mentioned liability was decreased by 810 with the respective decrease of the indemnification asset accrued mostly due to the disposal of Lightmap LLC. As at December 31, 2023 the amount of the mentioned liability was decreased by 68 with the respective decrease of the indemnification asset accrued mostly due to the disposal of Lightmap LLC.

D.Goodwill

Goodwill recognized in the amount of 46,950 is attributable primarily to the expected future cash flows to be produced by the acquired business and was assigned to the separate CGU Cubic Games Studio Ltd. None of the goodwill is expected to be deductible for income tax purposes. The Company recognized separately from the acquisition the cost of the due diligence of 51 as acquisition-related costs that were expensed in the current period within General and administrative expenses.

Cubic Games Studio Ltd’s property and equipment consist of office equipment purchased within the last three years, its fair value approximates its carrying amount.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

At the date of the acquisition, the fair value of the trade and other payables of Cubic Games Studio Ltd approximates their carrying amount due to the fact they are represented by short-term advances received and VAT payable.

The Group measured the acquired lease liabilities using the present value of the remaining lease payments at the date of acquisition. The right-of-use assets were measured at an amount equal to the lease liabilities.

The Group’s trade and other receivables amount represents gross contractual amounts for the acquired receivables, its fair value approximates its carrying amount as they are predominantly short-term.

Cubic Games Group (i.e. Cubic Games Studio Ltd and its subsidiaries) as one CGU was tested for impairment as at December 31, 2022 and 2023.

From the date of acquisition Cubic Games Studio Ltd has contributed revenue of 7,294 and net loss before tax of 6,312 to the operations of the Group for the year when acquisition took place.

If the acquisition had taken place at the beginning of the year, consolidated revenue of the Group would have been 480,247 and profit before tax from for the period would have been 10,627.

For the details of measurement of the intangible assets recognized as at acquisition date see Note 4.

E.Reconciliation of carrying amount of goodwill

Cost

Balance at January 1, 2022	1,501
Acquisition through business combination	46,950
Goodwill impairment	(46,947)
Translation reserve	332
Balance at December 31, 2022	1,836
Change	—
Balance at December 31, 2023	1,836

The Group performed its annual impairment test as at December 31, 2022 and 2023.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The recoverable amount of the CGU of 9,606 as at December 31, 2022 was determined based on a fair value less cost of disposal using public peer group multiples, which was higher than value in use. Value in use was determined through a discounted cash flow method (DCF). For the DCF model the cash flow projections over the three-year period approved by the senior management of the CGU were used and the discount rate of 17.3% being equal to the WACC was applied to the projected cash flows. Fair value less cost of disposal was determined in the following way: for the public peer group analysis, a list of peer companies was compiled, which closely resembled the Group's business model; the most appropriate multiples to estimate the value of the gaming company were identified as EV/EBITDA of 8.03 and 6.86 as forward multiples of 2023 and 2024, respectively, and the cost of disposal was estimated to be insignificant. As a result of this analysis, management has recognized an impairment charge of 47,494 related to the CGU Cubic Games Studio Ltd in the year ended December 31,2022, which was allocated to the goodwill attributed to this CGU in the amount of 46,947 and the remaining 547 was allocated to the Intangible asset. The impairment was the result of the overall decline in the gaming industry around the world, as well as the ongoing economic uncertainty, which led to a decrease in bookings in CGU Cubic Games Studio Ltd. Goodwill impairment charge is included in the line Goodwill and investment impairment in the consolidated statement of profit or loss and other comprehensive income, the impairment charge related to Intangible asset is included in the line General and administrative expenses in the consolidated statement of profit or loss and other comprehensive income.

The impairment process includes assumptions of significant importance, such as а EV/Bookings multiples, long-term growth rate over the forecasted period of 3%, the discount rate as a post-tax weighted average cost of capital (WACC), the list of peer companies etc.. The assumptions used are based on management's best judgment and were made using Level 2 inputs.

16.  Investments in equity accounted associates

MX Capital Ltd

On January 27, 2022, the Company entered into a share purchase agreement to acquire 48.8% of the issued share capital of MX Capital Ltd, a company with headquarters in Limassol, Cyprus, from Everix Investments Ltd, a Company’s shareholder, for consideration of 15,000. MX Capital Ltd stands behind the RJ Games studio, developer of Puzzle Breakers, a new mobile midcore game that is associated with both puzzle and RPG genres. The transaction was fully executed on February 4, 2022.

Further earn-out payments of up to 35,000 may increase the consideration depending on achievement of certain agreed metrics by MX Capital Ltd (the “sellers earn-outs”). The fair value of such contingent consideration at acquisition was estimated at 2,297, based on Monte-Carlo simulations of monthly marketing expenses of the group’s financial model leading to expected pay-outs of earnouts (see Note 4 for the details).

On the same date, the Company entered into a shareholders’ agreement with the remaining shareholder of MX Capital Ltd, which provided for a put and call options allowing the Company to obtain control over 100% of the issued share capital of MX Capital Ltd in the first half of 2024 (the option shares). The price payable under the put and call options depends on achievement of certain agreed KPIs by MX Capital Ltd. The fair value of such symmetric option at acquisition is 2,623 being an asset and 9,810 being liability arising from it based on the Monte-Carlo simulations of monthly marketing expenses of the group’s financial model leading to expected buy-out of remaining shares (see Note 4 for the details). The fair value of such symmetric option as at the December 31, 2023 is 0 for the asset and 15,002 for the liability. Also, depending on the achievement of another set of KPIs by MX Capital Ltd, the Company must pay the remaining shareholders an amount not exceeding 100,000 as further consideration for the sale of the option shares (the “Founders earn-outs”).The fair value of Founders earn-outs at acquisition is 258 based on Monte-Carlo simulations of monthly marketing expenses of the group’s financial model leading to expected pay-outs of earnouts (see Note 4 for the details).

The sellers earn-outs (contingent consideration) meet the definition of financial liabilities on the basis that they shall be settled in variable amounts of shares and/or cash depending on the achievement of certain targets by the relevant associates and are recognized within the line Other non-current liabilities in this consolidated statement of financial position.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The MX Capital group’s loss net of tax for the year ended December 31, 2023 amounted to 17,246, GDEV Inc.’s share of these losses was 8,416, but it was not reflected in the consolidated statement of profit or loss, as the Group recognizes only the amount of losses until the moment carrying amount of the investment becomes zero.

Castcrown Ltd

On January 27, 2022, the Company entered into a share purchase agreement to acquire approximately 49.5% of the issued share capital of Castcrown Ltd for a total consideration of 2,970. Castcrown Ltd stands behind Royal Ark, a game studio responsible for two survival RPG titles – Dawn of Zombies and Shelter Wars. On the same date, the Company entered into a shareholders’ agreement with the remaining shareholders of Castcrown Ltd, which provided for a put and call option agreement allowing the Company to obtain control over 100% of the issued share capital of Castcrown Ltd. The call option may be exercised no later than April 1, 2027. The put option may be exercised from April 1, 2027 to July 1, 2027. The price payable under the put and call options depends on achievement of certain agreed metrics by Castcrown Ltd and is based on a discount to a projected future enterprise valuation of the Company. In consideration for being granted this call option, the Company agreed to pay to the remaining shareholders an option premium of 1,200 (subject to the adjustment associated with the completion accounts, which related to the performance of Castcrown Ltd prior to the transaction). Following the finalization of the completion accounts, the option premium was adjusted to 515 and was paid to the remaining shareholders in February 2023. This was measured through FVTPL.

The transaction was fully executed on March 30, 2022. The fair value of the call option at acquisition is 1,799 based on the Monte-Carlo simulations of monthly marketing expenses of the group’s financial model (see Note 4 for the details).

The Castcrown group’s loss net of tax for the year ended December 31, 2023 amounted to 1,695. GDEV Inc.’s share of these losses was reflected in the amount of 515 in the consolidated statement of profit or loss, as the Group recognizes only the amount of losses until the moment carrying amount of the investment becomes zero.

LEVELAPP Ltd

On October 23, 2023, the Company entered into the share purchase agreement with Applife Limited to acquire 1 ordinary share for the consideration of 1 EUR. The seller has a right to repurchase the mentioned share for the same consideration provided all the outstanding amounts due are fully paid to the Company.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Carrying amounts of investments in equity accounted associates

The carrying amount of investments in our consolidated statement of financial position as at December 31, 2022 being equal to 0 represents the initial values of the investment in MX Capital Ltd and Castcrown Ltd less share of loss of a respective associate and impairment loss (where applicable) as follows:

	MX Capital Ltd	Castcrown Ltd
Investment in associates at acquisition	15,000	2,970
Indemnification asset	(119)	(105)
Legal expenses capitalized	148	—
Contingent consideration - sellers earn-outs	2,297	—
Contingent consideration - founders earn-outs	258	—
Liability arising from symmetric put option	9,810	—
Asset arising from symmetric call option	(2,623)	—
Derivative asset arising from call option	—	(1,799)
Initial cost at acquisition	24,771	1,066
Share of loss of equity-accounted associates	(8,994)	(1,066)
Share of OCI of equity-accounted associates	104	—
Carrying amount of investment at December 31, 2022 before impairment	15,881	—

Investment impairment	(15,881)	—

Carrying amount of investment as at December 31, 2022	—	—

The impairment occurred as a result of the overall decline in the gaming industry around the world, as well as the ongoing economic uncertainty.

The carrying amount of investments in our consolidated statement of financial position as at December 31, 2023 being equal to 0 represents the initial values of the investment in MX Capital Ltd and Castcrown Ltd less share of loss of a respective associate and impairment loss (where applicable) as follows:

	MX Capital Ltd	Castcrown Ltd
Carrying amount of investment as at December 31, 2022	—	—
Additional investment in associate	—	515
Share of loss of equity-accounted associates	—	(515)
Carrying amount of investment as at December 31, 2023	—	—

The recoverable amount of the MX Capital Ltd CGU was 0 as at December 31, 2022. Both fair value less cost of disposal using public peer group multiples and the value in use indicated a negative value. Value in use was determined through a discounted cash flow method (DCF). For the DCF model the cash flow projections over the three-year period approved by the senior management of the CGU were used and the discount rate of 19.3% being equal to the WACC was applied to the projected cash flows. Fair value less cost of disposal was determined in the following way: for the public peer group analysis, a list of peer companies was compiled, which closely resembled the Group's business model; the most appropriate multiples to estimate the value of the gaming company were identified as EV/Bookings of 1.2 and EV/EBITDA of 8.6 and the cost of disposal was estimated to be insignificant. As a result of this analysis, management recognized an impairment charge of 15,881 related to the CGU MX Capital Ltd in the year ended December 31, 2022.

The impairment process includes assumptions of significant importance, such as growth of revenues and free cash flows, the discount rate as a pre-tax weighted average cost of capital (WACC), the exit EV/EBITDA and EV/ Bookings multiple, the list of peer companies, and the discount to the peer multiples. The assumptions used are based on management's best judgment and were made using Level 2 inputs.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

No additional impairment was charged during the year ended December 31, 2023.

Sensitivity to input parameters

Our estimates are sensitive to input parameters, particularly to change in the multiples stated above (EV/EBITDA and EV/Bookings). Below is the analysis of sensitivity to this parameter:

●	While other parameters remain constant, an increase/decrease of the EV/EBITDA multiple by 10% would not change the recoverable amount based on fair value less cost of disposal as at December 31, 2023.
●	While other parameters remain constant, an increase/decrease of the EV/Bookings multiple by 10% would not change the recoverable amount based on fair value less cost of disposal as at December 31, 2023.

17.  Loans receivable

Loan provided to MX Capital Ltd.

As part of the share purchase agreement with MX Capital Ltd, the Company entered into a loan agreement with the associate for a total amount of up to 43,000 plus the amount of debt owed by MX Capital Group to an affiliate of a previous shareholder in the total amount of 1,888. The first tranche of the loan for an amount of 8,000 was paid on February 4, 2022 upon the consummation of the acquisition of interest in MX Capital Ltd. On the same date, an additional 1,888 was granted to MX Capital Ltd, being the total debt owed to the affiliate of the former shareholder.

The second tranche of the loan for an amount of 13,000 was paid on July 6, 2022 based on the fact that certain conditions were satisfied. Tranches of 16,000 and 6,000 which should have been available for drawing after February 1, 2023 and September 1, 2023, respectively, have not been granted as certain conditions were not met. The loan bears interest of 7% per annum and is secured by a pledge of shares in MX Capital Ltd. All amounts granted are due on April 1, 2027.

Loan provided to Castcrown Ltd.

As part of the share purchase agreement with Castcrown Ltd, the Company entered into an unsecured convertible notes agreement on March 30, 2022 for the amount of up to 16,000 at an interest on 7% p.a. with the due date on March 31, 2025. The first tranche of the notes amounting to 1,500 was acquired on April 1, 2022 and the second tranche in the amount of 6,000 was acquired on May 31, 2022. Based on the new agreement concluded on August 31, 2023 the Company acquired additional tranche of 600 at an interest of 7% p.a. Additional notes amounting to 8,500 depending on the achievement by Castcrown Ltd of certain performance targets by December 31, 2024 were not issued as at the date of these consolidated financial statements. The Company can convert the notes no earlier than December 31, 2024, unless Castcrown Ltd has met the performance targets earlier than that.

The fair value of conversion feature amounted to 0 as at December 31, 2022 and December 31, 2023. The loan is accounted at fair value through profit or loss as the criteria for "the contractual terms of the financial asset give rise to cash flows that are solely payments of principal, and interest on the principal amount outstanding” isn’t met as the interest rate on convertible bonds is lower than market rate because the holder of the bond gets the benefit of choosing to take redemption in the form of cash or shares. The contractual cash flows are therefore not solely payments of principal and interest on the principal amount outstanding.

Management has evaluated the remaining undrawn commitments under the loans to Castcrown Ltd and MX Capital Ltd and given that the conditions of the remaining tranches were not expected to be met by the borrowers, the respective traches have not been recognized given that their fair value is nil.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Loan provided to LEVELAPP Ltd.

On June 20, 2023, the Company entered into the loan agreement with LEVELAPP Ltd for 260. On June 20, 2023, the Guarantor, Applife Limited, and the Lender entered into the Deed of Shares Pledge and Assignment.

As part of the share purchase agreement with LEVELAPP Ltd, the Company entered into a secured convertible notes agreement on October 23, 2023. The first tranche of the notes amounting to 678 was acquired on October 26, 2023, 260 of which was repaid by the end of the reporting period. The Company shall acquire additional notes amounting to 312 pending achievement by LEVELAPP Ltd of certain performance targets by January 20, 2024.

Carrying amount of Loans receivable

	December 31, 2023	December 31, 2022
Balance at January 1	3,834	123
New loans granted	1,933	31,659
Repayments of principal	(969)	(746)
Interest charged	1,403	1,404
Interest received	—	—
Foreign exchange (gain) / loss	(18)	40
Expected credit losses/change in fair value	(6,000)	(28,475)
Write-off of loans receivable	(35)	(171)
Balance at December 31	148	3,834

For the year ended December 31, 2023 expected credit losses for loans receivable consist of 4,516 of ECL on the loan receivable to MX Capital Ltd (20,650 for the year ended December 31, 2022) and 685 of ECL on the loan receivable to LEVELAPP Ltd (0 for the year ended December 31, 2022). Change in fair value of loan receivable relates to 799 (7,825 for the year ended December 31, 2022) from the change in the fair value of the loan receivable to Castcrown Ltd.

The change in fair value on the loan receivable to Castcrown Ltd was estimated based on provisions of IFRS 9 on an individual basis as 100% of the total amount as this is the percentage of cases in which the borrower will be in default based on Monte-Carlo simulation used by management to determine fair value of relevant financial instruments.

The amount of ECL on the loan receivable to MX Capital Ltd was accrued based on provisions of IFRS 9 on an individual basis as 100% of the total amount as this is the percentage of cases in which the borrower will be in default based on Monte-Carlo simulation used by management to determine fair value of relevant financial instruments. The management also considers that the fair value of the shares pledged equals to 0 in the calculation of ECL.

The amount of ECL on the loan receivable to LEVELAPP Ltd was accrued based on provisions of IFRS 9 on an individual basis as 100% of the total amount as this is the percentage of cases in which the borrower will be in default based on the performance indicators of the company. The management also considers that the fair value of the shares pledged equals to 0 in the calculation of ECL.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

18.  Leases

	Right-of-use assets	Lease liabilities
Balance at January 1, 2022	2,050	1,934
Additions	1,533	1,533
Acquisitions through business combinations	61	61
Gain on modification	11	—
Depreciation	(1,985)	—
Interest expense	—	115
Payments	—	(2,128)
Derecognition of right-of-use assets/lease liabilities due to sale of subsidiaries	(195)	(186)
Effect of foreign exchange rates	(13)	(142)
Balance at December 31, 2022	1,462	1,187

Lease liabilities - current		743
Lease liabilities - non-current		444

	Right-of-use assets	Lease liabilities
Balance at January 1, 2023	1,462	1,187
Additions	3,641	3,641
Disposals	(175)	(175)
Loss on modification	(461)	(428)
Depreciation	(1,450)	—
Interest expense	—	56
Payments	—	(1,948)
Effect of foreign exchange rates	(97)	108
Balance at December 31, 2023	2,920	2,441

Lease liabilities - current		1,458
Lease liabilities - non-current		983

The amounts reflected in the line General and administrative expenses of this consolidated statement of profit or loss and other comprehensive income other than depreciation in relation to leases are presented in the table below:

	2023	2022	2021
Expense relating to short-term and low-value leases	246	292	86
Interest expense on lease liabilities	56	115	90
	302	407	176

On June 1, 2019 Nexters Global Ltd entered into a new lease agreement for the office spaces with a new owner in Larnaca, Cyprus. On June 1, 2021, the lease was renewed for another two years with an option of renewal after that date subject to the adjustment of the lease payments to the market conditions. As the market conditions at the lease expiration date cannot be reliably estimated as at the reporting date management decided not to account for the lease renewal option while determining the amount of right-of-use assets and lease liabilities.

On March 24, 2020 Nexters Global Ltd entered into a new lease agreement over the office spaces in Limassol, Cyprus with a new owner. The lease runs for 5 years, with an option of obtaining a discount while paying the annual lease in advance. As the Group made such payments and received the discount for the first year, and plans to do so in the future management decided to account for this option while determining the amount of right-of-use assets and lease liabilities.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

On February 3, 2021 Nexters Global Ltd acquired two Russian game development studios which had several lease agreements for the office space in Moscow. As these contracts were entered into at nearly the same time with the same counterparty, the contracts are combined as a single contract. The Company determines the commencement date as February 3, 2021, which is considered to be the acquisition date.

On October 4, 2021 GDEV Inc. entered into a new lease agreement over the office spaces in Limassol, Cyprus. The lease runs for 3 years with an early termination option. Management decided not to account for this option while determining the amount of right-of-use assets and lease liabilities due to the fact that its exercise is not reasonably certain.

On December 1, 2021 and October 4, 2022 Nexters Global Ltd entered into new lease agreements for vehicles. As the terms of the contracts were the same and were entered into at the same time with the same counterparty, the contracts were accounted for as a single contract. The lease runs for 3 years with an early termination option. Management decided to account for this option while determining the amount of right-of-use assets and lease liabilities due to the fact its exercise is reasonably certain.

On January 31, 2022 GDEV Inc. acquired Cubic Games Studio Ltd group, including Lightmap LLC, which had a lease agreement for the office building in Rostov-on-Don. Lightmap LLC was subsequently sold, therefore the respective right-of-use assets and lease liabilities were derecognized, as well as the right-of-use assets and lease liabilities associated with the Russian subsidiaries were also derecognized following the disposal of all Russian subsidiaries in August of 2022 (refer to Note 8).

On August 9, 2022 Nexters Studio Armenia LLC entered into a new lease agreement over the co-working spaces in Yerevan, Armenia, the lease runs for 2 years. It was terminated at November 6, 2023. On December 1, 2023 Nexters Studio Armenia LLC entered into a sub-lease agreement for the same premises, but with a new lessor.

On March 1, 2023 Nexters Studio Armenia LLC entered into a new sub-lease agreement over the office spaces in Yerevan, Armenia, the lease runs for 1 year. Additionally one more sub-lease agreement over the office spaces for 1 year was concluded on the May 5, 2023.

On June 22, 2023 Nexters Studio Armenia LLC entered into a new lease agreement over the warehouse spaces in Yerevan, Armenia, the lease runs for 1 year.

On July 7, 2023 Nexters Global Ltd entered into a new lease agreement over the office spaces in Limassol, Cyprus with a new owner. The lease runs for 3 years. In accordance with the lease agreement the annual lease shall be prepaid in advance.

The Group measures the lease liability at the present value of the remaining lease payments as if the acquired lease were a new lease at the acquisition date. The Group measures the right-of-use asset at the same amount as the lease liability.

Other than the office and car leases discussed above the Company has no other material leases.

Total cash outflow for leases recognized in the consolidated statement of cash flow is presented below:

	2023	2022	2021
Cash outflow for leases	1,892	2,013	2,132
Cash outflow for short-term and low-value leases	246	115	90
Total cash outflow for leases	2,138	2,128	2,222

All lease obligations of Cypriot companies are denominated in €. The rate of 3% per annum was used as the incremental borrowing rate.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

19.  Trade and other receivables

	December 31, 2023	December 31, 2022
Trade receivables	45,442	41,874
Deposits and prepayments	3,250	2,987
VAT refundable	3,192	460
Other receivables	19	51
Total	51,903	45,372

The Group does not hold any collateral over the trade receivables balances, nor is there any related financing component.

The fair values of trade and other receivables approximate to their carrying amounts as presented above as they are mostly of a short-term nature.

The exposure of the Group to credit risk and impairment losses in relation to trade and other receivables is reported in Note 29 to these consolidated financial statements.

The amount of ECL in respect of trade and other receivables is 1,431 as at December 31, 2023 and is 1,512 as at December 31, 2022.

20.  Trade and other payables

	December 31, 2023	December 31, 2022
Trade payables	21,709	22,295
Accrued salaries, bonuses, vacation pay and related taxes	3,599	2,969
Provision for indirect taxes	2,242	2,234
Accrued professional services	1,407	1,526
VAT payable	283	191
Indirect taxes payables	163	1,007
Other payables and advances received	900	299
Total	30,303	30,521

The Group recognized a liability in respect of Cubic Games Studio Ltd of 1,497 and Nexters Global Ltd of 908 in relation to indirect taxes (VAT and withholding/sale taxes), as it considered that there is a present obligation as a result of past events with the probable outflow of resources.The exposure of the Group to liquidity risk in relation to financial instruments is reported in Note 29 to the consolidated financial statements.

21.  Provisions for non-income tax risks

The provisions consist of probable tax risks of Cubic Games Studio Ltd of 1,354 as at December 31, 2023 and of 1,336 as at December 31, 2022. The Group recognizes the indemnification asset in the same amount in its consolidated statement of financial position.

It is mainly related to the acquired company’s indirect taxes risks together with the interest and penalties accrued which could be claimed by the relevant tax authorities.

22.  Share warrant obligation

Upon completion of the Transaction on August 26, 2021, each outstanding warrant to purchase Kismet’s ordinary shares was converted into a warrant to acquire one ordinary share of the Company, at a price of US$11.50 per share. A total of 20,250,000 Kismet warrants were converted into 20,249,993 warrants of the Company, 13,499,993 of which are public and 6,750,000 of which are private.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The fair value of Private and Public Warrants as at December 31, 2023 is determined using Level 1 inputs and is measured using the quoted market price, while as at December 31, 2022 the fair value was determined using Level 3 inputs within the fair value hierarchy and is measured using Monte-Carlo simulation method.

Key assumptions of the Monte-Carlo model:

	December 31, 2023	December 31, 2022
Risk free rate	n/a	forward USD overnight index swap (OIS) rates (curve 42)
Volatility	n/a	forward implied volatility rates based on volatilities of publicly traded peers
Starting share price	n/a	4.63
Expected warrant life (years)	n/a	3.7

Key input parameter of the model is starting share price. As the trading of the Company’s shares was halted as at December 31, 2022, the Company used Multiples of the Enterprise value (EV) to Bookings and EV to EBITDA based on valuation of our publicly traded peers to estimate the enterprise value and accordingly the starting share price by dividing enterprise value with the number of shares outstanding as follows:

-	Implied multiples were calculated using the last quoted share price before the trading halt was introduced to estimate a discount/(premium) to median multiples of peer group (30% for EV/Bookings and 2% for EV/EBITDA);
-	Median EV/Bookings and EV/EBITDA multiples of peer group were calculated as at the reporting date;
-	Discounts/(premiums) from the multiples calculated in the first step were applied to estimate our multiples as at the reporting date.
-	Based on the above multiples and our actual number of our earnings and EBITDA during the year we estimated our enterprise value and, based on the number of outstanding shares as at the reporting date, the starting price of our shares.

These methods provided as at December 31, 2022 the range of the starting share price from US$ 3.58 based on EV/Bookings multiple to US$ 5.68 based on EV/EBITDA multiple.

An average of prices determined by multiples above was used as a starting share price for the warrants model.

As at December 31, 2023 Warrants’ price was taken from the market as trading halt was already released. The terms of the Private Warrants are identical to the Public Warrants with the exception that they are not redeemable under the Barrier Call provision, where the Company can call the Public Warrants if the traded Common Stock price equals or exceeds $18.00 per share for at least 20 of the last 30 trading days.

Given the similar terms of the Public Warrants and the Private Placement Warrants, the value of the Public warrants is a adequate point of reference for valuing the Private Placement Warrants and also represent a minimum value of the Private Placement Warrants. Moreover, the Private Placement Warrants actually become

Public Warrants, if the Private Placement Warrants are transferred to certain parties who are not designated approved transferees, under the warrant agreement language.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The Company has recognized the following warrant obligation:

		Private
	Public Warrants	Warrants	Total
Balance at January 1, 2022	10,372	11,657	22,029
Fair value adjustment	(2,797)	(6,197)	(8,994)
Balance at December 31, 2022	7,575	5,460	13,035

		Private
	Public Warrants	Warrants	Total
Balance at January 1, 2023	7,575	5,460	13,035
Fair value adjustment	(6,723)	(5,034)	(11,757)
Balance at December 31, 2023	852	426	1,278

The change in fair value of share warrant obligation is included in the line Change in fair value of share warrant obligation and other financial instruments in the consolidated statement of profit or loss and other comprehensive income.

23.  Other investments

Other investments consist of the following:

	December 31, 2023	December 31, 2022
Other investments - current
1-3 Month T-Bill ETF (BIL) - at fair value through profit or loss	14,809	14,818
1.5% US treasury notes - at amortised cost	—	35,547
0% US treasury bills - at amortised cost	54,419	—
0.875% US treasury bills - at amortised cost	15,008	—
	84,236	50,365
Other investments - non-current
1.7% federal bonds German Government - at fair value through other comprehensive income	3,242	2,969
iShares 20+ Year Treasury Bond ETF (TLT) - at fair value through profit or loss	14,832	14,934
	18,074	17,903

Debt securities classified as fair value through other comprehensive income, denominated in EUR, have an interest rate of 1.7% and mature in 9 years.

Debt securities classified as amortized cost investments are zero-coupon treasury notes or have a coupon rate of 0.875% and mature in one to ten months.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

24.  Cash

	December 31, 2023	December 31, 2022
Current accounts	71,783	86,759
Bank deposits	15	15
Cash	71,798	86,774

Currency	December 31, 2023	December 31, 2022
United States Dollars	58,840	68,517
Euro	12,533	17,057
Russian Ruble	89	1,078
Armenian Dram	55	26
Kazakhstani Tenge	269	96
United Arab Emirates Dirham	12	—
Total	71,798	86,774

Impairment on cash and cash equivalents has been measured on a 12-month expected loss basis and reflects the short maturities of the exposures. The Group considers that its cash and cash equivalents have low credit risk based on the external credit ratings of the counterparties. Therefore, no impairment allowance was recognized as at December 31, 2023 and 2022.

25.  Share capital and reserves

Nature and purpose of reserves

Additional paid-in capital

The additional paid-in capital is used to recognize equity contributions from shareholders due to Transaction and Cubic Games Studio Ltd put option, see Note 15 for further details.

Share-based payments

The share-based payments reserve is used to recognize the cost of equity-settled share-based payments provided to employees, including key management personnel and one service provider performing similar functions, as part of their remuneration, see Note 30 for further details.

Translation reserve

The translation reserve comprises all foreign currency differences arising from the translation of the financial statements of foreign operations into the presentation currency of these consolidated financial statement as well as revaluation of goodwill as at the reporting date, see consolidated statement of changes in equity.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Share capital

Share capital as at December 31, 2023 and 2022 consisted from the following:

	2022	2022
	Number of shares	US$

Ordinary shares of $0 each	197,092,402	—
	197,092,402	—
Issued and fully paid
Balance at January 1, 2022	196,523,101	—
Issue of ordinary shares related to business combination	569,301	—
Balance at December 31, 2022	197,092,402	—

	2023	2023
	Number of shares	US$

Ordinary shares of $0 each	197,641,407	—
	197,641,407	—
Issued and fully paid
Balance at January 1, 2023	197,092,402	—
Issue of shares resulting from options exercise	549,005	—
Balance at December 31, 2023	197,641,407	—

Dividends

The following dividends were declared and paid by Nexters Global Ltd prior to the Transaction:

	2023	2022	2021
Dividends unpaid as at January 1	—	—	2,592
Dividends declared for year, per share US$ 4,800 (2021: 2,681)	—	—	96,000
Dividends paid	—	—	(98,562)
Effect of foreign exchange rates	—	—	(30)
Dividends unpaid as at December 31	—	—	—

The Cypriot law requires companies established under the laws of Cyprus to pay dividends out of available distributable profits. Profits in the legal sense are construed on principles different from IFRS. Management of Nexters Global Ltd determined the amount of the distributable profits of Nexters Global Ltd as at the dates of dividends declaration in accordance with the applicable law, ensuring the availability of funds for covering all potential and contingent liabilities and taking into account that deferred revenue, appearing on the balance sheet as a liability does not constitute liability in the legal sense but it is in essence a postponement in the recognition of revenue.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

26.  Deferred revenue and deferred platform commission fees

Deferred revenue is associated with the portion of in-game purchases revenue that is recognized over time and is expected to be recognized over an estimated average playing period of the paying users.

The tables below summarize the change in deferred revenue and platform commission fees for the years ended December 31, 2023 and 2022:

2022
Liabilities (Deferred Revenue)
January 1,2022	422,681

Deferred during the year	330,805
Released to profit or loss	(361,047)

December 31,2022	392,439

Current portion	295,552
Non-current portion	96,887

Assets (Deferred platform commission fees)
January 1, 2022	116,533

Deferred during the year	87,860
Released to profit or loss	(109,711)

December 31, 2022	94,682

2023
Liabilities (Deferred Revenue)
January 1, 2023	392,439
Deferred during the year	305,115
Released to profit or loss	(348,032)
December 31, 2023	349,522
Current portion	234,178
Non-current portion	115,344
Assets (Deferred platform commission fees)
January 1, 2023	94,682
Deferred during the year	74,250
Released to profit or loss	(94,936)
December 31, 2023	73,996

The amount of revenue from in-game purchases recognized at a point in time was 86,294 for the year ended December 31, 2023 and 98,613 for the year ended December 31, 2022. The amount of related platform commissions expenses recognized was 14,084 for the year ended December 31, 2023 and 19,912 for the year ended December 31, 2022.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

27.  Related party transactions

As at December 31, 2023 the Company’s key shareholders are Andrey Fadeev and Boris Gertsovsky, each owning 20.1%, and Dmitrii Bukhman and Igor Bukhman, each owning 18.8% of the Company’s issued shares.

The transactions and balances with related parties are as follows:

(i)Directors and key management’s remuneration

The remuneration of Directors and other members of key management was as follows:

	2023	2022	2021
Directors' remuneration	1,803	1,153	902
-short-term employee benefits	1,538	944	870
-share-based payments	265	209	32
Other members of key management’s remuneration	1,867	2,080	2,834
-short-term employee benefits	802	817	1,395
-share-based payments	1,065	1,263	1,439
Total	3,670	3,233	3,736

(ii)Other operating income

Other operating income is presented below:

	2023	2022	2021
Income from technical support services from Cubic Games Studio Ltd to Castcrown Ltd	2	314	—
Income from technical support services from Nexters Armenia LLC to Castcrown Ltd	—	519	—
	2	833	—

(iii)Interest income

	2023	2022	2021
Castcrown Ltd	198	325	—
MX Capital Ltd	1,198	1,079	—
	1,396	1,404	—

(iv)Trade and other receivables

	December 31,	December 31,
	2023	2022
Receivable from Castcrown Ltd to Cubic Games Studio Ltd	—	123
Receivable from Castcrown Ltd to Nexters Armenia LLC	—	134
	—	257

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

(v)   Loan receivable

	December 31,	December 31,
	2023	2022
Loan to Castcrown Ltd - net (Note 17)	—	—
Loan to MX Capital Ltd - net (Note 17)	—	3,317
	—	3,317

The amount of ECL in respect of loans receivable from related parties is 25,166 and the amount related to the change in fair value is 8,624 as at December 31, 2023 and is 20,650 and 7,825 accordingly as at December 31, 2022.

In 2022 the Company acquired from Everix Investments Ltd jointly controlled by Dmitrii Bukhman and Igor Bukhman the 48.8% of the issued share capital of MX Capital Ltd – refer to Note 16 for further details.

28.  List of subsidiaries

Set out below is a list of subsidiaries of the Group. Ownership interest corresponds to voting rights.

	Ownership	Ownership
	Interest	Interest
	December 31,	December 31,
	2023	2022
Name	%	%
Flow Research S.L.	100	100
NHW Ltd	100	100
Nexters Global Ltd	100	100
Dragon Machines Ltd	100	100
Cubic Games Studio Ltd	100	100
Nexters Studio Armenia LLC	100	100
Nexters Studio Kazakhstan Ltd	100	100
Nexters Studio Portugal, Unipessoal LDA	100	—
Nexters Midasian FZ LLC	100	—
Nexters Finance Ltd	100	—
Nexters Lithuania UAB	100	—
GDEV Investments Ltd	100	—

Flow Research S.L.

Flow Research S.L. was incorporated in Barcelona, Spain, on November 10, 2017. The registered office of the company is at CL Fontanella 4, Orihuela Alicante, 03189 Spain. The company’s principal activities are creative design of online games.

NHW Ltd

On April 5, 2021, Nexters Global Ltd acquired 100% of the voting shares in NHW Ltd, a company registered in accordance with the laws of the Republic of Cyprus, for the total consideration of 24 (€20,000). The consideration was fully paid in cash. The acquisition has been accounted for using the acquisition method.

NHW Ltd was incorporated in Larnaca, Republic of Cyprus on March 9, 2020. The registered office of the company is Faneromenis, 107, P.C. 6031, Larnaca, Cyprus. The company’s principal activities are publication and testing of program applications.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Nexters Global Ltd

Nexters Global Ltd was incorporated in Larnaca, Republic of Cyprus on November 2, 2009. The registered office of the Company is at Faneromenis 107, 6031, Larnaca, Cyprus. The company’s principal activities are game development and publishing.

Dragon Machines Ltd (previously SGBOOST Limited)

Synergame Investment Ltd was incorporated in Limassol, Republic of Cyprus on September 1, 2021. The registered office of the company is Griva Digeni, 55, P.C. 3101, Limassol, Cyprus. The company’s principal activity are game development as well as the provision of independent developers with expertise and funds needed to launch their games and build successful international businesses. The company was renamed on May 12, 2022 to SGBOOST Limited and to Dragon Machines Ltd on July 18, 2023.

Cubic Games Studio Ltd (previously Lightmap Ltd)

The group encompasses five legal entities, four of which – Lightmap Ltd, Cubic Games Ltd, Kadexo Ltd, Fellaway Ltd – are incorporated in Cyprus, while the fifth Lightmap LLC is incorporated in Russia, which is liquidated as at the date of these financial statements. Lightmap Ltd is the owner of intellectual property (IP) rights. Cubic Games Ltd and Kadexo Ltd are the publishers of the games Pixel Gun 3D (“PG3D”) and Block City Wars (“BCW”), respectively. The publishers pay 97% of their revenue in license fees to Lightmap Ltd. Fellaway Ltd is dormant and is in the process of liquidation. Lightmap Ltd has an investment in another subsidiary entity, Britglow Ltd, which is also liquidated. The Group was renamed on July 18, 2023 to Cubic Games Studio Ltd.

Nexters Studio Armenia LLC

Nexters Studio Armenia LLC was incorporated in Yerevan, Armenia on April 8, 2022. The registered office of the company is Arabkir 23, Yerevan. The company’s principal activities are game development and support.

Nexters Studio Kazakhstan Ltd

Nexters Studio Kazakhstan Ltd was incorporated in Astana, Republic of Kazakhstan on May 5, 2022. The registered office of the company is Dinmuhamed Konaev Street, 14, Astana. The company’s principal activities are game development and support.

Nexters Studio Portugal, Unipessoal LDA

Nexters Studio Portugal, Unipessoal LDA was incorporated in Lisboa, Portugal on February 2, 2023. The registered office of the company is Avenidas Novas 1050 046 Lisboa.

Nexters Finance Ltd

Nexters Finance Ltd was incorporated in Limassol, Republic of Cyprus on April 7, 2023. The registered office of the Company is at 28 Oktovriou 313, 3105, Limassol, Cyprus. The company's principal activities are financial activities such as provision of intra-group loans.

Nexters Midasian FZ LLC

Nexters Midasian FZ LLC was incorporated in Ras Al Khaimah Economic Zone in UAE on January 24, 2023. As of the date of these financial statements the company has not yet started its active operations.

Nexters Lithuania UAB

Nexters Lithuania UAB was incorporated in Vilnus, Lithuania on June 27, 2023. The registered office of the company is Didžioji, 18, Vilnius. As of the date of these financial statements the company has not yet started its active operations.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

GDEV Investments Ltd (previously Tourish Limited)

Tourish Limited was acquired in Nicosia, Cyprus on May 29, 2023. The registered office of the company is Georgiou Griva Digeni, 113, Astromeritis, 2722, Nicosia, Cyprus. As of the date of these financial statements the company has not yet started its active operations. The company was renamed Nexters Investments Ltd on October 26, 2023.

29.  Financial instruments - fair values and risk management

A.	Accounting classifications

The following table shows the carrying amounts of financial assets and financial liabilities as at December 31, 2023 and December 31, 2022.

The Company’s trade and other receivables, prepaid tax, indemnification asset and related tax liabilities, cash and cash equivalents, treasury notes recorded at amortized cost and trade and other payables approximate their fair value due their short-term nature. Company’s investments, current and non-current (other than the treasury notes) are accounted at fair value (either through profit and loss or through OCI). Loans receivable current and non-current are a reasonable approximation of their fair value as they have been impaired to their expected return.

Financial assets are as follows:

	December 31,	December 31,
	2023	2022
Financial assets at amortized cost
Trade receivables	45,442	41,874
Cash	71,798	86,774
Loans receivable	148	3,834
Other investments - current	69,427	35,547
Total	186,815	168,029

	December 31,	December 31,
	2023	2022
Financial assets measured at fair value
Other investments - current - fair value through profit or loss - Level 1	14,809	14,818
Other investments - non-current - fair value through other comprehensive income - Level 1	3,242	2,969
Other investments - non-current - fair value through profit or loss - Level 1	14,832	14,934
Total	32,883	32,721

Financial liabilities are as follows:

	December 31,	December 31,
	2023	2022
Financial liabilities not measured at fair value
Trade and other payables -Level 1	30,303	30,521
Total	30,303	30,521

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

	December 31,	December 31,
	2023	2022
Financial liabilities measured at fair value
Put option liability - Level 3	28,995	27,475
Share warrant obligations - Level 1	1,278	13,035
Other non-current liabilities - Level 3	—	577
Total	30,273	41,087

B.	Capital management

The Group's policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The major components of the Group’s deployed capital are current assets excluding investments into liquid securities less current liabilities. The Group primarily invests capital into the new users through its marketing activities. Management monitors the return on capital targeting it to be in excess of the Group’s weighted average cost of capital in the long term, though the return on capital can substantially fluctuate from year to year depending on one Group’s ability to efficiently invest substantial capital into new users in lieu of the fact that the pay-off periods of these investments may be several months long. The Group achieved the return on capital of 39.7% and 13.5% for the years ended December 31, 2023 and 2022 respectively. The estimated weighted average cost of capital of the Group was 12.9% and 12.6% as at the December 31, 2023 and 2022 respectively.

The Group maintains no debt due to the substantial Group’s net cash flows from operating activities generated over the past few years which provided sufficient capital for its operations.

In January 2024 the Group acquired 16,554,256 of its shares through the tender offer at a price of $2.00 per share, for an aggregate cost of approximately 33,109, excluding the fees relating to the tender offer with the goal to reintroduce all or a portion of the shares acquired in the tender offer into the securities markets with the aim to bolster the trading liquidity of the shares by increasing its public float (refer to Note 33 for details).

C.	Financial risk management

The Company’s Board of Directors has overall responsibility for the establishment and oversight of the Group’s risk management framework.

The Group’s risk management policies are established to identify and analyse the risks faced by the Group, to set appropriate risk limits and controls, and monitor risks and adherence to limits. Risk management policies and systems are reviewed regularly to reflect changes in market conditions and in the Group’s activities.

The Group has exposure to the following risk arising from financial instruments:

(i)	Credit risk

Credit risk arises when a failure by counterparties to discharge their obligations could reduce the amount of future cash inflows from financial assets on hand at the reporting date. The Group’s credit risk arises from Trade and other receivables, Loans receivable and Other investments. As at December 31, 2023 and December 31, 2022 the largest debtor of the Group constituted 37% and 41% of the Group’s Trade and other receivables, respectively, and the 3 largest debtors of the Group constituted 74% and 72% of the Group’s Trade and other receivables respectively.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Credit risk related to trade receivables is considered insignificant, since almost all sales are generated through major companies, with consistently high credit ratings. These distributors pay the Group monthly, based on sales to the end users. Payments are made within 3 months after the sale to the end customer. The distributors take full responsibility for tracking and accounting of end customer sales and send to the Group monthly reports that show amounts to be paid. The Group does not have any material overdue or impaired accounts receivable.

Credit risk related to Other investments is also insignificant due to the fact that they are represented by government bonds and US treasury notes which are rated AAA based on Fitch’s ratings.

The carrying amount of financial assets represents the maximum credit exposure. The maximum exposure to credit risk at the reporting date was:

	December 31,	December 31,
	2023	2022
Loans receivables	148	3,834
Trade receivables	45,442	41,874
Cash	71,798	86,774
Other investments - current	84,236	50,365
Other investments - non-current	18,074	17,903

Expected credit loss assessment for corporate customers as at December 31, 2023 and December 31, 2022

The Group allocates each exposure a credit risk grade based on data that is determined to be predictive of the risk of loss (including but not limited to external ratings, audited financial statements, management accounts, and cash flows projections) and applying experienced credit judgment.

Loan receivables

Loan receivables are provided to associates and the Company’s employees. The Group considers that both of its loans provided to associates have increased credit risk based on the weak recent performance of associates due to general market conditions. As a result, the specific provisions for ECL were booked in respect of the loans to both associates. The ECL and change in fair value in respect of Loan receivables is 34,475 as at December 31, 2023 and 28,475 as at December 31, 2022. See Note 17 for the description of the methods used to estimate them.

Trade and other receivables

The ECL allowance in respect of Trade and other receivables is determined on the basis of the lifetime expected credit losses (“LTECL”). The Group uses the credit rating for each of the large debtors where available or makes its own judgment as to the credit quality of its debtors based on their most recent financial reporting or the rating assigned to their country of incorporation. After assigning the credit rating to each of the debtors the Group determines the probability of default (“PD”) and loss given default (“LGD”) based on the data published by the internationally recognized rating agencies. The determined amounts of allowances for ECL for each of the debtors are then adjusted for the forecasted macroeconomic factors, which include the forecasted unemployment rate in each of the countries where the debtors are incorporated and forecasted growth rate of the global gaming market from publicly available sources. The amount of ECL in respect of trade and other receivables is 1,431 as at December 31, 2023 and is 1,512 as at December 31, 2022.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The following table provides information about the exposure to credit risk and ECL for trade receivables:

		Weighted	Gross
	Equivalent to external	average loss	carrying	Impairment loss	Credit
December 31, 2023	credit rating	rate	amount	allowance	Impaired
Low risk	Aaa – A3	0.02%	41,558	(9)	No
Loss	Ca-C – Aa2	100%	1,422	(1,422)	Yes
			42,980	(1,431)

Cash and cash equivalents

The cash are held with financial institutions, which are rated BB- to A+ based on Fitch’s ratings.

(ii)	Liquidity risk

Liquidity risk is the risk that the Group will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Group’s objective when managing liquidity is to ensure, as far as possible, that it will have sufficient liquidity to meet its liabilities when they are due, under both normal and stressed conditions without incurring unacceptable losses or risking damage to the Group’s reputation.

The Group monitors the level of expected cash inflows on trade and other receivables together with expected cash outflows on trade and other payables over the next 90 days.

Excess cash is invested only in highly liquid triple A rated securities (mainly US treasury notes, bonds and ETFs).

The following are the contractual maturities of financial liabilities at the reporting date. The amounts are gross and undiscounted and include contractual interest payments.

	Carrying	Contractual	3 months	Between	Between
December 31, 2023	amounts	cash flows	or less	3–12 months	1–5 years
Non-derivative financial liabilities
Lease liabilities	2,441	2,519	322	1,198	999
Trade and other payables	30,303	30,303	30,303	—	—
	32,744	32,822	30,625	1,198	999

	Carrying	Contractual	3 months	Between 3‑12	Between 1‑5
December 31, 2023	amounts	cash flows	or less	months	years
Derivative financial liabilities
Share warrant obligation	1,278	1,278	—	—	1,278
Put option liability	28,995	28,995	7,349	21,646	—
	30,273	30,273	7,349	21,646	1,278

	Carrying	Contractual	3 months	Between	Between
December 31, 2022	amounts	cash flows	or less	3–12 months	1–5 years
Non-derivative financial liabilities
Lease liabilities	1,187	1,183	309	437	437
Trade and other payables	30,521	30,521	30,521	—	—
	31,708	31,704	30,830	437	437

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

	Carrying	Contractual	3 months	Between 3‑12	Between 1‑5
December 31, 2022	amounts	cash flows	or less	months	years
Derivative financial liabilities
Share warrant obligation	13,035	—	—	—	13,035
Put option liability	27,475	—	—	—	27,475
	40,510	—	—	—	40,510

(iii)   Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rates, interest rates and/or equity prices will affect the Group's income or the value of its financial instruments. The Company is not exposed to any equity risk.

The objective of the market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

a.	Currency risk

Currency risk is the risk that the values of and cash flows associated with financial instruments will fluctuate due to changes in foreign exchange rates. Currency risk arises when future commercial transactions and recognized assets and liabilities are denominated in a currency that is not the Company's functional currency. The Group is exposed to foreign exchange risk arising from various currency exposures primarily with respect to the Euro, the Russian Ruble, Armenian Dram, Kazakhstani Tenge and United Arab Emirates Dirham. The Group's management monitors the exchange rate fluctuations on a continuous basis and acts respectively.

The Group’s exposure to foreign currency risk was as follows:

December 31, 2023	Euro	Russian Ruble	Armenian Dram	Kazakhstani Tenge	United Arab Emirates dirham
Assets
Loans receivable	129	—	1	16	—
Trade and other receivables	10,001	—	142	15	—
Cash	12,533	89	55	269	11
	22,663	89	198	300	11
Liabilities
Lease liabilities	(2,234)	—	(207)	—	—
Trade and other payables	(5,325)	—	(922)	(82)	—
	(7,559)	—	(1,129)	(82)	—
Net exposure	15,104	89	(931)	218	11

December 31, 2022	Euro	Russian Ruble	Armenian Dram	Kazakhstani Tenge
Assets
Loans receivable	476	—	39	—
Trade and other receivables	9,411	—	—	—
Cash	17,057	1,078	26	95
	26,944	1,078	65	95
Liabilities
Lease liabilities	(1,053)	—	(134)	—
Trade and other payables	(8,017)	—	(614)	(33)
	(9,070)	—	(748)	(33)
Net exposure	17,874	1,078	(683)	62

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Sensitivity analysis

A reasonably possible 10% strengthening or weakening of the United States Dollar against the following currencies as at December 31, 2023 and December 31, 2022 would have (decreased)/increased equity and profit or loss by the amounts shown below. This analysis assumes that all other variables, in particular interest rates, remain constant.

	Strengthening of US$	Weakening of US$ by
December 31, 2023	by 10%	10%
Euro	(1,510)	1,510
Russian Ruble	(9)	9
Armenian Dram	93	(93)
Kazakhstani Tenge	(22)	22
	(1,448)	1,448

	Strengthening of US$	Weakening of US$
December 31, 2022	by 10%	by 10%
Euro	(1,787)	1,787
Russian Ruble	(108)	108
Armenian Dram	68	(68)
Kazakhstani Tenge	(6)	6
	(1,833)	1,833

b.	Interest risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates is minimal as it does not have long-term debt obligations with floating interest rates or material fixed-rate debt instruments carried at fair value.

D.Measurement of fair values

The transfer from Level 3 to Level 1 occurred in 2023 for the valuation of Public and Private warrants which were valued using Level 3 inputs (while from Level 1 to Level 3 in 2022). Due to the fact that the Company’s securities were suspended for trading as ot December 31, 2022 and therefore the observable market price was not available, while as at December 31, 2023 management used market price following the resumption of trading of the Company's securities on March 16, 2023.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The following table shows a reconciliation from the opening balances to the closing balances for financial liabilities based on Level 3 fair values, except for share warrant liability, which fair valuation was calculated based on Level 3 inputs as at opening balance of year 2023.

	Share warrant	Put option	Other non-
	obligation	liability	current
	(Note 4)	(Note 4)	liabilities
Balance at January 1, 2022	22,029	—	—
Initial recognition	—	23,309	2,555
Net change in fair value	(8,994)	4,166	(1,978)
Balance at December 31, 2022	13,035	27,475	577

	Share warrant	Put option	Other non-
	obligation	liability	current
	(Note 4)	(Note 4)	liabilities
Balance at January 1, 2023	13,035	27,475	577
Net change in fair value	(11,757)	1,520	(577)
Balance at December 31, 2023	1,278	28,995	—

The following table shows a reconciliation from the opening balances to the closing balances for financial assets based on Level 3 fair values.

Other
non-current
assets
Balance at January 1, 2022
Purchases	4,422
Net change in fair value	(4,422)
Balance at December 31, 2022	—

As at December 31, 2023 and during the year 2023 there were no financial assets with fair value of Level 3.

30.  Share-based payments

In 2016 the Company adopted a Long-Term Incentive Plan (“LTIP”). Under the LTIP key employees and deemed employees (individuals providing similar personal services) rendered services to the Group in exchange for share options (further referred to as “options”). Within the LTIP several tranches of share options for Nexters Global’s Class A shares and Class B shares were issued as stated below.

In addition to the LTIP, in November 2021 the Company approved its 2021 Employee Stock Option Plan (the “ESOP”). Under the ESOP, key staff employed by the Group and our independent non-executive directors have rendered services in exchange for equity instruments.

The Company granted a number of stock options under the ESOP, including:

●	Newly granted stock options;
●	Stock options, which represent modification of the outstanding options (see Modified complex options further below).

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The common condition for both of these stock option types is that they have service condition. The Group’s management believes that all employees, which received share-based compensation will continue to contribute to the Group’s projects and/or be employed by the Group during the respective vesting periods. Below is the descriptions of the options granted:

		No. of options	Vesting	Vesting
Type of options	Grant Date	outstanding	period	conditions
ESOP options	November 2021, depending on the employee	1,976,364*	2021 – 2026	Service condition
LTIP - Modified Class B complex vesting options	January 1, 2019	1,250,805*	2022-2026	Service condition, non-market performance condition
LTIP - Modified complex conditional upon listing	November 18, 2020	0*	2021	Service condition, non-market performance condition
Total share options granted as at December 31, 2023		3,227,169	—	—

*	Options granted refer to GDEV Inc. shares

We classified these share-based payment transactions as equity-settled whereby the Group receives services in exchange for its own equity instruments. We recorded share-based payments expense in general and administrative expenses, game operation cost and selling and marketing expenses of our consolidated statement of profit or loss and other comprehensive income.

The table below summarizes the share-based payments expense for years ended December 31, 2023, 2022 and 2021:

	2023	2022	2021
Class B complex vesting	313	702	216
Complex conditional upon listing	—	—	930
Employee stock option plan	1,719	3,049	2,615
Total recorded expenses	2,032	3,751	3,761
therein recognized:
within Game operation cost	57	121	234
within Selling and marketing expenses	115	242	467
within General and administrative expenses	1,860	3,388	3,060

In relation to the share-based payment expense for the year ended December 31, 2021 we recognized the increase in Other reserves of 3,079 as it corresponds to the equity settled portion of the share options and the increase of 682 in liabilities as it corresponds to non-share-based cash alternative of the share options.

In relation to the share-based payment expense for the year ended December 31, 2022 we recognized the increase in Other reserves of 3,751 as it corresponds to the equity settled portion of the share options.

In relation to the share-based payment expense for the year ended December 31, 2023 we recognized the increase in Other reserves of 2,032 as it corresponds to the equity settled portion of the share options.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The table below summarizes the number of outstanding share options at the beginning and the end of 2022 and 2023:

			Class B	Complex
	Employee	Class B complex	complex	conditional upon
	stock	vesting - related to	vesting - related to	listing - related to
	option	Nexters Global Ltd	GDEV Inc.	GDEV Inc.
	plan	shares	shares	shares
Outstanding at the beginning of 2021 (units)	—	500	—	100,000
Granted during the period (units)	2,330,000	—	—	—
Modification of options (units)	—	(500)	4,414,608	—
Exercised and forfeited during the period (units)	—	—	—	(80,000)
Outstanding at the end of 2021 (units)	2,330,000	—	4,414,608	20,000
Forfeited	—	—	(294,308)	—
Outstanding at the end of 2022 (units)	2,330,000	—	4,120,300	20,000

During 2022 294,308 Modified Class B complex vesting options (units) were forfeited.

			Complex
	Employee	Class B complex	conditional upon
	stock option	vesting -related to	listing - related to
	plan	GDEV Inc shares	GDEV Inc shares
Outstanding at the beginning of the period 2023 (units)	2,330,000	4,120,300	20,000
Granted during the period (units)	45,455	—	—
Modification of options (units)	—	—	—
Exercised during the period (units)	(199,091)	(441,462)	(20,000)
Forfeited	(200,000)	(1,839,419)	—
Cancelled	—	(1,324,381)	—
Outstanding at the end of the period 2023 (units)	1,976,364	515,038	—

During 2023 1,839,419 Modified Class B complex vesting options (units) and 200,000 options (units) of employee stock option plan were forfeited.

Stock options granted in 2021 (ESOP options)

The ESOP stock options have only the service condition.

We have estimated the fair value of granted awards using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted.

The following table presents fair value per one option and related assumptions used to estimate the fair value at the grant date:

Evaluation date (grant date)	November 16-30, 2021
Vesting period	60-90 months, depending on the employee
Share market price, US$	From 7.86 to 8.71
Strike (exercise) price, US$	0 or 10 depending on the grant
Expected volatility	36.15-37.88%
Dividend yield	0.0%
Risk-free interest rate	1.18-1.27%
Average grant-date FV of one option, US$	3.57

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

As at December 31, 2023 11 of the Group’s employees exercised first tranche of their ESOP option plan and one director all of his options, in total 199,091 options. Two of Group’s employees left the company, so the total balance of 200,000 of the options granted to the respective employees were forfeited, as none had been exercised by the time they left the Company. The amount of income reflected in the consolidated statement of profit or loss is 77.

On August 25, 2023 as a part of ESOP Group’s independent directors were granted 9,091 shares each, 45,455 in total, which vested immediately as at the date of grant. The fair value of such options was calculated based on the market price of GDEV shares as at the date of grant, i.e. 5.835.

Modified complex options

Under the LTIP adopted in 2016, the Company granted Class B share options on January 1, 2019 with a service condition and a performance-based non-market vesting condition (net income thresholds per management accounts). The contractual term of the options was ten years. The fair value of granted awards was calculated as fair value of 100% share capital of the Company (Equity Value – “EV”) at the grant date adjusted for the discount for lack of marketability (DLOM) and multiplied by the respective share of ownership of the respective tranche. The EV was estimated based on comparable companies’ EV/OCI multiples. Monte-Carlo Simulation method was used for the probability determination, based on which the judgment about the recognition was made.

For the purposes of the valuation each performance condition threshold was treated as a separate option with a separate valuation of the vesting period.

The following table presents fair value of options and related parameters used to estimate the fair value of our options at the grant date and probability of vesting:

Evaluation date (grant date)	January 1, 2019
Equity value, US$ mln	132
Expected volatility	41.00%
Dividend yield	6.80%
Proxy net income indicator	0.041201
Discount for Lack of Marketability*	8.40%
Total FV for 1,300 complex options**	7,856.12

*- applied to the result of fair value estimation.

**- total FV of 1,300 complex options related to Nexters Global shares that in November of 2021 were modified into 4,414,608 complex options related to the shares in GDEV Inc.

Strike price for the above-mentioned option at the beginning of 2021 was US$ 0.00

As part of the new ESOP, the Company modified the complex options in November 2021. Under the modified program for a portion of the options the non-market performance condition was eliminated and they include only the service condition. For the remaining options the performance conditions were modified such that only the non-market performance targets were modified. The Company considered the modification to be beneficial to the recipients.

As at December 31, 2022 and December 31, 2023 management reviewed the assessment of future achievement of non-market performance targets and the remaining grant-date fair value was applied to the revised number of share options.

As at December, 2023 one of the Group's employees exercised two tranches of 220,731 of his modified complex options. After the exercise the employee left the company and, therefore, the remaining 1,839,419 options forfeited as neither were exercised nor vested. Another employee included in the option plan is still employed by the Company and he exercised the same two tranches of 220,731 of his modified complex options, but as the management changed the plan related to the performance-based options, his 588,614 options were cancelled. The amount of income reflected in this consolidated statement of profit or loss is 530.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Complex conditional upon listing

Under the LTIP share options in the entity surviving the Transaction were granted to one employee on November 18, 2020 with a service condition and a series of performance-based non-market vesting conditions related to the listing. The contractual term of the options is 2 years. Since the agreement contains a clause that grants an employee the discretion of receiving cash consideration or options we treat the following agreement as a compound financial instrument that includes both a liability and an equity component.

We estimate the fair value of cash consideration first and estimate the fair value of the equity component consequently. The fair value of cash consideration is estimated as nominal value of related cash payments at assumed vesting date. We estimate the fair value of granted awards using Black-Scholes-Merton pricing model taking into account the terms and conditions on which the options were granted.

The following table presents fair value per one option and related assumptions used to estimate the fair value of equity component of our options at the grant date:

	November 18,	November 18,
Evaluation date (grant date)	2020	2020
Vesting period	12 months	8 months
Market price, US$	9.91	9.91
Strike price, US$	10.00	10.00
Expected volatility	34.8%	34.8%
Dividend yield	0.0%	0.0%
Risk-free interest rate	0.11%	0.11%
Discount for Lack of Marketability	not applicable	not applicable
FV of option, US$	1.34	1.11

For the purposes of the valuation each performance condition threshold is treated as three separate sub-options with separate valuation of vesting periods.

The first two sub-options were exercised during 2021. The outstanding sub-option was modified on November 30, 2021, leading to the change in classification of the sub-option to equity-settled. Strike price for the above stated option at the beginning of 2021 was US$ 10.00 before the modification and US$ 0.00 after it.

The table below summarizes the expenses recognized in relation to the above-mentioned options:

	2023	2022	2021
Expenses in relation to fulfilled condition	—	—	930
Total recorded expenses	—	—	930

As at December 31, 2023 one of the Group's employees exercised last tranche of his option plan of 20,000 shares.

Share listing expense

Merger of Nexters Global Ltd, GDEV Inc. and Kismet Acquisition One Corp

On August 26, 2021 the Company successfully consummated the merger with Kismet Acquisition One Corp. (“Kismet”, a Special Purpose Acquisition Company (“SPAC”)), which was announced on February 1, 2021. The Company treated the Transaction as a capital transaction equivalent to the issue of shares of the Company in exchange for the net monetary assets of Kismet and its listing status. The Transaction did not constitute a business combination as defined under IFRS 3 Business Combinations, as Kismet was a non-operating entity that does not meet the definition of a business under IFRS 3, given that it consisted predominantly of cash in the Trust Account.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

As at the Closing Date, the following transactions occurred pursuant to the terms of the Business Combination Agreement (the “Transaction”):

●	the merger of Kismet into GDEV Inc., with GDEV Inc. surviving the merger and the security holders of Kismet (other than security holders of Kismet who elected to redeem their Kismet ordinary shares) becoming security holders of GDEV Inc. (the “Merger”),
●	the acquisition, in a common control transaction by GDEV Inc., of all the issued and outstanding share capital of Nexters Global. from the holders of Nexters Global’s share capital for a combination of cash and GDEV Inc. ordinary shares, such that Nexters Global became a direct wholly owned subsidiary of GDEV Inc. (the “Share Acquisition”).

Prior to the Merger, a total of 21,811,242 Kismet ordinary shares were redeemed for a value of 218,190, resulting in a total of 3,188,758 Kismet’s public ordinary shares remaining issued and outstanding as at the time of the Merger.

Under the Business Combination Agreement, in consideration for the purchase of Nexters Global’s share capital in the Share Acquisition, GDEV Inc.:

●	paid to the shareholders of Nexters Global cash in an aggregate amount of 61,804, which consisted of 57,122 paid upon consummation of the Transaction and 4,682 paid in December 2021 in accordance with Section 2.3(a)(ii) “Determination of the Initial Cash Consideration” of the Business Combination Agreement filed with SEC as a part of a registration statement on Form F-4;
●	issued to the shareholders of Nexters Global a total of 176,584,343 GDEV Inc. ordinary shares; and
●	will issue to the former shareholders of Nexters Global 20,000,000 Deferred Exchange Shares, subject to certain conditions being met.

The cash acquired by the Group in the Transaction (after all transaction related expenses) amounted to 119,659.

On January 31, 2021, Kismet, GDEV Inc. and Kismet Sponsor Limited, a British Virgin Islands business company (the “Sponsor”) entered into an amended and restated Forward Purchase Agreement (the “A&R Forward Purchase Agreement”). The A&R Forward Purchase Agreement amended the Forward Purchase Agreement, dated August 5, 2020, between Kismet and the Sponsor by, among other things, increasing the Sponsor’s purchase commitment thereunder from US$ 20 million to US$ 50 million and replacing the Sponsor’s commitment to acquire Kismet’s units with a commitment to acquire 5,000,000 GDEV Inc. ordinary shares and 1,000,000 GDEV Inc. public warrants in a private placement which occurred after the Merger and prior to the Share Acquisition.

On July 16, 2021, Kismet, Nexters Global Ltd and the Sponsor entered into separate subscription agreements (each as amended, restated or supplemented from time to time, a “PIPE Subscription Agreement”) with certain institutional investors that are not “U.S. persons” as defined in Regulation S under the Securities Act and with whom the Sponsor had prior business relationships (each, a “PIPE Investor”), pursuant to which the PIPE Investors agreed to subscribe for and purchase an aggregate of 5,000,000 GDEV Inc. ordinary shares for a purchase price of US$ 10.00 per share for an aggregate commitment of US$ 50 million in a private placements outside the United States in reliance on Regulation S under the Securities Act (the “PIPE”). The PIPE was consummated concurrently with the closing of the Transaction.

As at the Closing Date, immediately subsequent to the consummation of the Transaction, there were 196,523,101 GDEV Inc. ordinary shares outstanding. Additionally, there were 20,250,000 GDEV Inc. warrants outstanding, each of which entitle the holder to purchase one GDEV Inc. ordinary share at an exercise price of US$ 11.50 per share. Furthermore, options to purchase 120,000 GDEV Inc. ordinary shares at an exercise price of US$ 10.00 per share were held by three of Kismet’s independent directors, which options vested upon the consummation of the Transaction.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

The following table sets forth information regarding the shareholdings of GDEV Inc. ordinary shares as at the Closing Date immediately subsequent to the consummation of the Transaction, based on the actual number of shares held and outstanding.

	Number of	Percentage of
	Ordinary Shares	Ordinary Shares
Kismet’s public shareholders	3,188,758	1.6%
Sponsor	11,750,000	6.0%
Nexters Global shareholders	176,584,343	89.9%
PIPE investors	5,000,000	2.5%
Total	196,523,101	100%

The consideration for the acquisition of Kismet was determined using the fair values of the Company´s ordinary shares and public and private warrants as at August 27, 2021. The net assets of Kismet had a fair value upon closing of 87,277. The excess of the fair value of the equity instruments issued over the fair value of the identified net assets of Kismet acquired in the Transaction in the amount of 125,438, represents a non-recurring non-cash expense in accordance with IFRS 2. It is recognized as Share listing expense presented as part of the financial result within the consolidated statement of profit or loss and other comprehensive income. The difference of 3,079 between the amount of Share listing expense and the amount of 128,517 presented in the consolidated statement of changes in equity corresponds to the equity settled portion of the share options (see Note 30 above).

Details of the calculation of the Share listing expense are as follows:

	Number of Shares	Amount
Kismet's existing public shareholders	3,188,758
Sponsor	11,750,000
PIPE investors	5,000,000
Total GDEV Inc. Shares issued to Kismet shareholders	19,938,758
Market value per share at August 27, 2021	US$ 10.6684
Fair value of shares issued		212,715
Net assets of Kismet at August 27, 2021		111,286
Effect of accounting for fair value of warrants		(24,009)
Net assets of Kismet at August 27, 2021 including effect of fair value of warrants[1]		87,277
Difference - being IFRS 2 charge for listing services		125,438

1 Includes the effects of i) US GAAP to IFRS conversion adjustment and ii) effect of difference in fair values between Kismet warrants and GDEV Inc. warrants

Effect of accounting for fair value of warrants represents the difference in fair values between Kismet warrants as at the date of the Transaction of 8,100 and GDEV Inc. warrants at the same date of 32,109.

31.  Commitments and contingencies

Arbitration with MX Capital

On June 30, 2023 MX Capital Ltd together with one of its subsidiaries (“the Claimants”) filed with the London Court of International Arbitration the request for arbitration against the Company. In the request of arbitration the Claimants claim that the Company has breached certain clauses of the shareholder agreement between the Company and the shareholders of MX Capital Ltd. Around the same date MX Capital Ltd served with the District Court of Limassol (Cyprus) a legal claim with the content substantially similar to the request for arbitration. As of the date of these financial statements both legal actions referred to above are in the nascent phase and their effects and outcomes cannot be reliably estimated, though the Company intends to rigorously defend its interest.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Taxation

Although we generally are not responsible for indirect taxes (VAT and withholding sales taxes) generated on games accessed and operated through third-party platforms, we are responsible for collecting and remitting applicable sales, value added, use or similar taxes for revenue generated on games accessed and operated on our own platforms and/or in countries where the law requires the game publishers to pay such taxes even if games are made available for users through third-party platforms. Furthermore, an increasing number of U.S. states have considered or adopted laws that attempt to impose tax collection obligations on out-of-state companies. This is also the case in respect of the European Union, where value added taxes or digital services taxes were or may be imposed on companies making digital sales to consumers within the European Union. In addition, as taxation of IT industries is rapidly developing there is a risk that various tax authorities may interpret certain agreements or tax payment arrangements differently than the Company (including identification of the taxpayer and determination of the tax residency).

We believe that these consolidated financial statements reflect our best estimate of tax liabilities and uncertain tax positions, which are appropriately accounted for and/or disclosed in these consolidated financial statements. In respect of the above risks, we consider them to be reasonably possible of being materialised, however, the potential financial effects thereof cannot be presently reliably estimated.

32.   Russian Geopolitical and Economic Risks

As a result of the military actions in Ukraine, a number of governments, including those of the United States, United Kingdom and European Union, imposed unprecedented sanctions on specified persons and entities in Russia. While the situation remains highly fluid and additional sanctions are possible, neither we, nor any of our subsidiaries are currently subject to any sanctions that have been imposed. Nevertheless, as result of the ongoing conflict in Ukraine, many U.S. and other multi-national businesses across a variety of industries, including consumer goods and retail, food, energy, finance, media and entertainment, tech, travel and logistics, manufacturing and others, have indefinitely suspended their operations and paused all commercial activities in Russia and Belarus. For example, Apple and Google, two of the primary platforms that distribute our games, have suspended their respective digital wallet and mobile payment services, Apple Pay and Google Pay, in relation to credit cards issued by Russian financial institutions that are the subject of sanctions. Players who access our games via these platforms in Russia may therefore be disconnected from the primary means to make in-game purchases. Based on our current geographical distribution of Bookings, management believes that the latest geopolitical developments will have certain residual negative effects on GDEV Inc.’s future financial performance, limited to the share of Bookings deriving from the markets of the former Soviet Union (FSU), which stood at 8% of our total Bookings for 2023 and which, as a percentage of our total Bookings, has been declining over the past few years. The exact effects cannot currently be reliably estimated due to the constantly changing environment.

Our board of directors determined that it is in the best interests of the Company, our player community and our investors to eliminate – to the maximum extent possible within the Company’s control – our exposure to country risks related to Russia. To this end, in 2022 we disposed of our Russian subsidiaries, relocated or laid-off all employees in Russia, and moved all our former Russian business operations to other countries and discontinued offering of our games through Russian social networks however players form Russia continue accessing our games through other platforms.

We do not expect these measures to have a material impact on the Company, as none of the divested subsidiaries represented a material revenue-generating asset. The divestment has no effect on the Company’s ability to continue to offer its full suite of games through its primary third-party platforms which are not based in Russia: Apple, Facebook, Google, Xsolla and Huawei. We have recorded losses on disposal in respect of our divestment of our (former) Russian based subsidiaries in the amount of 4,969. For further details please refer to Note 8.

GDEV Inc.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of US$ unless stated otherwise)

Additionally, the Company has incurred additional expenses as a consequence of the Russian military conflict in Ukraine. For example, we have incurred costs related to the relocation of critical personnel from Russia, Ukraine and Belarus to Cyprus, Armenia, Kazakhstan and certain other “safe-harbor” countries. Furthermore, prior to the disposition of our Russian-based subsidiaries, we supplemented the compensation paid to our employees located in Russia with additional amounts designed to safeguard these employees against the devaluation of the Russian Ruble and high inflation of consumer prices in Russia that was seen since March of 2022. As of the date of these financial statements, we have largely completed the relocation program and therefore do not expect any impact of the relocation expenses in 2024 and beyond, though we expect a certain increase in labor costs per employee starting from 2022 and going forward resulting from our policy of providing salary increases and various compensations on an ongoing basis to our employees to support them during the relocation process and to assist them with settling in their new locations.

33.  Events after the reporting period

Shut down of the subsidiaries

As at the date of issue of these consolidated financial statements GDEV Inc. the sole Member of Dragon Machines Ltd has an intention to close all the projects currently being developed by the Company and proceed with the shut down of the Company in 2024. The management is also planning to shut down Nexters Studio Portugal, Unipersonal LDA and Flow Research S.L. in 2024. The management has assessed the effect of shutting down the mentioned subsidiaries as not material for the Group.

New loans to Castcrown Ltd and Levelapp Ltd

Based on the new convertible note agreement signed on February 15, 2024 the Group acquired additional tranche of the Castcrown Ltd's convertible notes in the amount of 900 at an interest of 7% p.a. with the due date on May 31, 2025. On the same date deed of amendment was concluded for the previously issued convertible notes where the deadline for meeting the performance targets was changed to May 31, 2025. On February 16, 2024 the Group acquired additional notes of LEVELAPP Ltd amounting to 312 based on convertible loan agreement.

Tender offer

On December 19, 2023 GDEV Inc announced the commencement of a tender offer by the Company to purchase for cash a minimum of 15,000,000 of its ordinary shares, no par value per ordinary share (the “Minimum Tender Condition”), up to a maximum of 20,000,000 shares, at a purchase price of $2.00 per share, net to the seller in cash, without interest, less any applicable withholding taxes, using funds available from cash and cash equivalents. The tender offer, proration period and withdrawal rights expired on January 18, 2024.

Shares acquired pursuant to the tender offer will be held by the Company as treasury shares, and will remain available for the Company to issue in the future. In particular, subsequent to the completion of the tender offer, the Company intends to reintroduce all or a portion of the shares tendered in the tender offer into the securities markets with the aim to bolster the trading liquidity of the shares by increasing its public float.

In accordance with the terms and conditions of the tender offer listed above, and based on the final results reported by the Depositary, the Company has accepted for purchase 16,554,256 shares through the tender offer at a price of $2.00 per share, for an aggregate cost of approximately 33,109, excluding fees relating to the tender offer.

Cubic Games Ltd's sellers put option exercise notice

In February, 2024 certain sellers of Cubic Games Ltd, i.e. Fat Slice Ltd, True Solutions Investments Ltd and Orly Holdings Ltd issued repurchase notices as per SPA for the total number of shares 1,016,008 for 10$ per share. Based on these notices the Group repurchased the shares in February of 2024.